Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ONE LAMBDA, INC.,

THERMO FISHER SCIENTIFIC INC.,

DKC ACQUISITION CORP.

and

EMIKO TERASAKI, M.D., as the Transaction Representative

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4.13	Contracts	27
4.14	Status of Contracts	28
4.15	Employee Benefits	29
4.16	Environmental Compliance	30
4.17	Employee Relations and Agreements	31
4.18	Litigation	32
4.19	Insurance	32
4.20	Product Liability and Recalls	32
4.21	Properties	32
4.22	Bank Accounts	32
4.23	Related Party Transactions	33
4.24	No Brokers	33
4.25	Powers of Attorney	33

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		33

5.1	Organization of Buyer and Buyer Sub	33
5.2	Authority of Buyer and Buyer Sub	33
5.3	No Violation of Law and Agreements	34
5.4	No Litigation or Regulatory Action	34
5.5	Financial Ability	34
5.6	Ownership and Activities of Buyer Sub	34
5.7	Independent Analysis	34
5.8	Investment Intention	35
5.9	No Brokers	35

ARTICLE VI PRE-CLOSING COVENANTS		36

6.1	Access to Information	36
6.2	Consents of Third Parties; Governmental Approvals	36
6.3	Operations Prior to the Closing Date	39
6.4	Reasonable Efforts	40
6.5	Confidentiality	40
6.6	Notification of Certain Matters	41
6.7	No Solicitation of Competing Transactions	41
6.8	Shareholder Approval	41
6.9	Employee Stock Option Plan	42
6.10	Profit Sharing and 401(k) Plan	42
6.11	FIRPTA	42

ARTICLE VII POST-CLOSING AGREEMENTS		43

7.1	Company Agents Indemnification and Insurance	43
7.2	Tax Matters	43
7.3	Retention Bonus Plan; Keegan Bonus Agreement	47
7.4	Benefit Plan Coverage	47
7.5	Section 338(h)(10) Election	48

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7.6	SEU Payments	49

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		50

8.1	No Misrepresentation or Breach of Covenants and Warranties	50
8.2	No Court Order or Litigation	50
8.3	Shareholder Consent	50
8.4	Antitrust Laws	50
8.5	Additional Documents	51
8.6	Section 338(h)(10) Election	51
8.7	Consents	51
8.8	Closing Under Real Property Purchase Agreements	51
8.9	Resignations	51

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY		52

9.1	No Misrepresentation or Breach of Covenants and Warranties	52
9.2	No Court Order or Litigation	52
9.3	Antitrust Laws	52
9.4	Additional Documents	52
9.5	Shareholder Consent	53

ARTICLE X INDEMNIFICATION		53

10.1	Survival of Covenants, Representations and Warranties	53
10.2	Indemnification by the Shareholders and the SEU Holders	54
10.3	Indemnification by Buyer	56
10.4	Notice of Claims	57
10.5	Third Person Claims	57
10.6	Limitations	59
10.7	Mitigation	60
10.8	Subrogation	60

ARTICLE XI TERMINATION		61

11.1	Termination	61
11.2	Procedure and Effect of Termination	62

ARTICLE XII GENERAL PROVISIONS		62

12.1	Transaction Representative	62
12.2	SEU Payments	63
12.3	No Public Announcement	64
12.4	Notices	64
12.5	Successors and Assigns	65
12.6	Further Assurances	66
12.7	Access to Records and Employees after Closing	66
12.8	Entire Agreement	66

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12.9	Interpretation	66
12.10	Amendments and Waivers	67
12.11	Expenses	67
12.12	Partial Invalidity	68
12.13	Execution	68
12.14	Governing Law	68
12.15	Dispute Resolution	68
12.16	Attorneys’ Fees	71
12.17	Time of Essence	71
12.18	References to U.S. Dollars	71
12.19	No Offset	71
12.20	No Rescission	71
12.21	Certain Matters Regarding Representation of the Company	71

ARTICLE XIII DEFINITIONS		72

13.1	Definitions	72
13.2	Index of Defined Terms	77

EXHIBITS

Exhibit A	Agreement of Merger
Exhibit B	Letter of Transmittal
Exhibit C	Escrow Agreement
Exhibit D-1	Real Property Purchase Agreement (Independence)
Exhibit D-2	Real Property Purchase Agreement (Kittridge)
Exhibit D-3	Real Property Purchase Agreement (Oxnard)

SCHEDULES

Schedule 2.1(vi)	Company Debt
Schedule 2.4(f)	Sample Payment Schedule
Schedule 3.1	Current Assets and Current Liabilities
Schedule 6.2(e)	Certain Required Disclosures
Schedule 6.3(b)	Operations Prior to the Closing Date
Schedule 7.1	Indemnification Agreements
Schedule 7.3	Allocation of Bonus Payments Under Retention Bonus Plan and Keegan Bonus Agreement
Schedule 7.4	Company Benefit Plans
Schedule 8.4	Required Antitrust Approvals
Schedule 8.7(a)	Required Third Party Consents
Schedule 8.7(b)	Non-required Third Party Consents
Schedule 10.5(f)	Additional Procedures
Schedule 13.1	Permitted Encumbrances

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DISCLOSURE LETTER

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of July 15, 2012, by and among One Lambda, Inc., a California corporation (the “Company”), Thermo Fisher Scientific Inc., a Delaware corporation (“Buyer”), and DKC Acquisition Corp., a California corporation and a wholly owned subsidiary of Buyer (“Buyer Sub”), and, for the limited purposes provided herein, the Transaction Representative (as defined below). Buyer, Buyer Sub, the Company and, where applicable, the Transaction Representative, are sometimes individually referred to as a “Party” and collectively as the “Parties.”

RECITALS

A. Each Party’s Board of Directors has determined that it is advisable and in the best interests of such Party’s equity holders to consummate, and has approved, the business combination transactions provided for herein in which Buyer Sub would merge with and into the Company, the Company would become a wholly owned subsidiary of Buyer, and the current shareholders of the Company would receive the consideration provided herein in cancellation of their ownership interests in the Company.

B. The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger (as defined below) and also to prescribe various conditions to the merger.

C. Concurrently herewith, (i) certain principal shareholders of the Company are entering into voting agreements with the Company and Buyer, pursuant to which, among other matters, such shareholders are agreeing to vote in favor of the Merger, to be bound by certain provisions of this Agreement (including, where relevant, in their capacities as SEU Holders (as defined below)) and (but only in the case of certain of such principal shareholders) refrain from competing with the Company, all on the terms and subject to the conditions set forth therein, and (ii) the other shareholders, and the optionholders, of the Company are entering into joinder agreements with the Company and Buyer, pursuant to which, among other matters, such securityholders are agreeing to be bound by certain provisions of this Agreement, all on the terms and subject to the conditions set forth therein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows (Section 13.1 contains definitions of certain terms used in this Agreement, and Section 13.2 contains an index of other terms defined elsewhere in this Agreement):

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the California General Corporation Law (the “CGCL”), at the Effective Time, Buyer Sub shall be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Buyer Sub shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Buyer Sub in accordance with the CGCL.

1.2 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall be consummated on the third (3rd) Business Day after the conditions set forth in Article 8 and Article 9 have been satisfied or waived (excluding the delivery at the Closing of any of the documents set forth in Article 8 or Article 9, but subject to the delivery thereof at the Closing), at the offices of Sheppard, Mullin, Richter & Hampton LLP, 1901 Avenue of the Stars, Suite 1600, Los Angeles, CA 90067, or at such other place and time as shall be agreed upon by Buyer and the Company. The date on which the Closing is actually held is referred to herein as the “Closing Date.”

1.3 Effective Time. At the Closing, Buyer, Buyer Sub and the Company shall cause the Merger to be consummated by duly filing a properly executed Agreement of Merger in the form attached hereto as Exhibit A with the Secretary of State of the State of California, in accordance with the relevant provisions of the CGCL (the time such filing is accepted by the California Secretary of State being the “Effective Time”). In the event of any conflict between the provisions of this Agreement and the provisions of such Agreement of Merger, the provisions of this Agreement shall control.

1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 1107 of the CGCL. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Buyer Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Buyer Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Articles of Incorporation and Bylaws. From and after the Effective Time, the Articles of Incorporation of Buyer Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the CGCL and such Articles of Incorporation, except that such Articles of Incorporation shall be amended to (a) change the name of the corporation to the name of the Company and (b) delete the identity of the incorporator. From and after the Effective Time, the Bylaws of Buyer Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the CGCL and such Bylaws except that the name of the corporation set forth therein shall be changed to the name of the Company.

1.6 Directors and Officers. The directors of Buyer Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of Buyer Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

1.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Buyer Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Buyer Sub, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of each of such corporation, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

2.1 Definitions. As used herein:

(i) “Adjusted Merger Consideration” means the Merger Consideration minus the Aggregate SEU Payments.

(ii) “Aggregate SEU Payments” means the amount obtained by multiplying the Merger Consideration by a fraction, the numerator of which is the number of Outstanding Stock Equivalent Units and the denominator of which is the number of Outstanding Shares.

(iii) “Capital Lease” means any lease of property (whether real, personal or mixed) by the Company as lessee that is or is required to be recorded as a capital lease on the Company’s balance sheet in accordance with GAAP as in effect on the date of this Agreement. To the extent the Company’s accounting methods, policies, practices and procedures used in the recordation of Capital Leases are in accordance with GAAP, such accounting methods, policies, practices and procedures shall be applied in the determination of which leases constitute Capital Leases.

(iv) “Cash on Hand” as of any time means the aggregate cash balance of the Company as of such time, including all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, and all other cash equivalents in its accounts, and third Person checks deposited or held in its accounts that have not yet cleared, all as determined in accordance with GAAP; provided, however, that Cash on Hand shall be reduced by the amount of all outstanding checks on draft of the Company that are issued or outstanding at such time.

(v) “Common Stock” means common stock of the Company.

(vi) “Company Debt” means the following (without duplication): (A) all indebtedness (as defined by GAAP) of the Company for borrowed money; (B) any obligation incurred for all or any part of the purchase price of real property or other capital assets or for the cost of real property or other capital assets constructed or of improvements thereto, other than accounts payable included in current liabilities and other than for the items, and in the amounts and subject to the limitations, set forth in Schedule 2.1(vi); (C) the face amount of all letters of credit (other than undrawn standby letters of credit) issued for the account of the Company; (D) all guarantees of indebtedness and other obligations of a type listed in clauses (A), (B), (C), (F), and (G) through (J) of this definition; (E) obligations (whether or not the Company has assumed or become liable for the payment of such obligation) secured by Encumbrances (other than Encumbrances that constitute Permitted Encumbrances pursuant to clauses (a)-(d), (g), (h), (i) or (j) of the definition of such term); (F) Capital Lease obligations; (G) unfunded obligations for pension or retirement benefits for any officer, director or employee of such Person and all severance benefits triggered by a change of control for any such persons, including all amounts payable under the Keegan Bonus Agreement; (H) all bankers acceptances and overdrafts; (I) all amounts accrued and payable to Shareholders in their capacity as shareholders of the Company; and (J) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness. For the avoidance of doubt, Company Debt does not include Transaction Costs, the SEU Payments to be made to the SEU Holders in accordance with the provisions of this Agreement (other than the Company’s portion of any Taxes payable with respect thereto) or the amounts payable under the Retention Bonus Plan.

(vii) “Escrowed Funds” means an amount equal to (A) $67,500,000, plus (B) any additional amounts deposited in escrow pursuant to Section 2.5(b) and Section 2.5(d), plus (C) any interest earned on such amounts deposited under clauses (A) and (B) in accordance with the provisions of the Escrow Agreement.

(viii) “Estimated Shareholder State Tax Withholding” means, with respect to a Shareholder, an estimate of Shareholder State Tax Withholding with respect to such Shareholder prepared by the Company and delivered to Buyer at least three (3) Business Days prior to the Closing Date.

(ix) “Merger Consideration” means the Unadjusted Merger Consideration plus Cash on Hand as of 12:01 a.m. on the Closing Date, minus the sum of the Company Debt existing as of 12:01 a.m. on the Closing Date, minus the amount of the estimated Transaction Costs set forth on the statement to be provided by the Company pursuant to Section 3.1, minus the amount of the Estimated Pre-Closing Company Taxes set forth on the statement to be provided by the Company pursuant to Section 3.4 and plus or minus, as applicable, the Estimated Closing Working Capital Surplus or Estimated Closing Working Capital Deficiency.

(x) “Outstanding Shares” means the shares of Common Stock outstanding immediately prior to the Effective Time.

(xi) “Outstanding Stock Equivalent Units” means all of the Stock Equivalent Units held by the SEU Holders immediately prior to the Effective Time.

(xii) “Per Share Adjusted Merger Consideration” means the Adjusted Merger Consideration divided by the number of Outstanding Shares.

(xiii) “Pro Rata Share” of (i) a SEU Holder means the percentage of the Outstanding Stock Equivalent Units that such SEU Holder’s Stock Equivalent Units represent,

rounded to the nearest one-hundredth of a percent and (ii) a Shareholder means the percentage of the Outstanding Shares that such Shareholder’s shares of Common Stock represent, rounded to the nearest one-hundredth of a percent.

(xiv) “Proportionate Share” of (i) a SEU Holder means the percentage of the Merger Consideration that such SEU Holder’s Pro Rata Share of the Aggregate SEU Payments represents, rounded to the nearest one-hundredth of a percent, and (ii) a Shareholder means the percentage of the Merger Consideration that such Shareholder’s Pro Rata Share of the Adjusted Merger Consideration represents, rounded to the nearest one-hundredth of a percent.

(xv) “SEU Holders” means the holders of the Stock Equivalent Units immediately prior to the Effective Time.

(xvi) “SEU Payments” means the amounts payable by the Company under the terms of the Stock Equivalent Units issued by the Company.

(xvii) “SEU Plan” means the One Lambda, Inc. 2001 Stock Equivalent Unit Plan, as amended.

(xviii) “Shareholder State Tax Withholding” means, with respect to a Shareholder, the amount of state and local Tax withholdings of state and local Taxes imposed on such Shareholder (rather than on the Company) and required to be withheld by the Company in connection with the filing of state or local Tax Returns of the Company (including composite, group, consolidated or similar Tax Returns) filed by the Company after the Closing with respect to a taxable period ending on or before or that includes the Closing Date.

(xix) “Shareholders” means the record holders of the Outstanding Shares immediately prior to the Effective Time.

(xx) “Stock Equivalent Units” means each outstanding stock equivalent unit, which has the equivalent of certain economic benefits of stock ownership in the Company as provided in the SEU Plan.

(xxi) “Unadjusted Merger Consideration” means Eight Hundred Fifty-Nine Million One Hundred Fifty-Eight Thousand Dollars ($859,158,000).

2.2 Effect on Capital Stock of Buyer Sub. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock of the Company, Buyer or Buyer Sub, each share of common stock of Buyer Sub that is issued and outstanding immediately prior to the Effective Time shall be converted, as of the Effective Time, into one fully paid and non-assessable share of common stock of the Surviving Corporation.

2.3 Effect on Capital Stock of Company. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock of the Company, Buyer or Buyer Sub, but subject to Section 2.7, each Outstanding Share shall be converted, as of the Effective Time, into the right to receive the Per Share Adjusted Merger Consideration (subject to the deductions therefrom as provided in Section 2.4(a)) and a portion of the Earn-Out Consideration, if any, payable in accordance with he provisions of Section 2.5.

2.4 Payment of Merger Consideration and Other Amounts.

(a) Subject to Section 2.6(a), Section 2.7 and Section 2.8, Buyer shall, in accordance with Section 2.6(a), cause to be paid to each Shareholder an amount in cash equal to such Shareholder’s Pro Rata Share of the Adjusted Merger Consideration less the sum of (x) such Shareholder’s Proportionate Share of the (i) the Escrowed Funds and (ii) the Transaction Representative Funds plus (y) such Shareholder’s Estimated Shareholder State Tax Withholding. At the Closing, Buyer shall deliver such net aggregate amount to a paying agent, with instructions to pay such amount to the Shareholders in accordance with the foregoing and the other provisions of this Article 2.

(b) At the Closing, Buyer shall deliver to the Company, by wire transfer of immediately available funds to an account designated by the Company in a writing delivered to Buyer no less than two (2) Business Days prior to the Closing, the aggregate payments to be made to the SEU Holders pursuant to this Section 2.4(b). Promptly after the Closing (and in any event, no later than three (3) Business Days thereafter), and subject to Section 12.2, including with respect to any applicable withholding taxes, Buyer shall cause the Surviving Corporation to deliver to each SEU Holder such SEU Holder’s Pro Rata Share of the Aggregate SEU Payments less such SEU Holder’s Proportionate Share of (i) the Escrowed Funds and (ii) the Transaction Representative Funds.

(c) At the Closing, Buyer shall wire the Escrowed Funds to U.S. Bank, National Association (the “Escrow Agent”), to be held and disbursed by the Escrow Agent in accordance with an escrow agreement in the form of Exhibit C to be executed at the Closing by Buyer, the Transaction Representative and the Escrow Agent. The Escrowed Funds, less the amount of any indemnification claims that are pending or have been resolved in favor of Buyer, on the eighteen (18) month anniversary of the Closing Date (the “Escrow Termination Date”), and on the terms and subject to the conditions of the Escrow Agreement, shall be paid to each Shareholder and, subject to Section 12.2, each SEU Holder in an amount equal to such Shareholder’s or SEU Holder’s Proportionate Share of such amount.

(d) At the Closing, Buyer shall deliver One Million Dollars ($1,000,000) (the “Transaction Representative Funds”) by wire transfer of immediately available funds to an account designated by the Transaction Representative in a writing delivered to Buyer no less than two (2) Business Days prior to the Closing, to be held and disbursed as provided in Section 12.1(f).

(e) At the Closing, Buyer shall pay the Transaction Costs set forth on the statement to be provided by the Company pursuant to Section 3.1 by wire transfer of immediately available funds in accordance with instructions provided by the Company to Buyer no less than two (2) Business Days prior to the Closing.

(f) Attached hereto as Schedule 2.4(f) is an example of how the payments due under this Section 2.4 would be allocated based on the assumptions contained on such schedule. At least three (3) Business Days prior to the Closing, the Company shall deliver to Buyer for Buyer’s review and approval (not to be unreasonably withheld) a certificate (the “Allocation Schedule”), executed by an authorized officer of the Company, certifying (i) the amounts payable at the Closing by Buyer to each Shareholder pursuant to Section 2.4(a) and to each SEU Holder pursuant to Section 2.4(b) and (ii) each Shareholder’s and SEU Holder’s Proportionate Share.

2.5 Earn-out Consideration. The Shareholders and SEU Holders shall be entitled to additional consideration as follows:

(a) If the Company Business Unit Revenue for the Earn-Out Period (the “Earn-out Period Revenue”) is more than five percent (5%) greater than the Company Business Unit Revenue for the prior one (1) year period (the “Base Period Revenue”), then each Shareholder and SEU Holder shall be entitled to receive his or her Proportionate Share of $833,333.33 for every one tenth of one percent (.1%) by which the Earn-out Period Revenue exceeds the Base Period Revenue. In no event shall the consideration payable pursuant to the preceding sentence exceed an aggregate of Twenty-Five Million Dollars ($25,000,000). The consideration, if any, payable pursuant to this Section 2.5 is referred to as the “Earn-out Consideration.”

(b) As soon as practicable after completion of the Earn-out Period, and in any event no later than ninety (90) days thereafter, Buyer shall prepare (or cause to be prepared) and deliver to the Transaction Representative (i) a calculation of the Earn-Out Period Revenue, (ii) a calculation of the Base Period Revenue, (iii) relevant backup schedules reasonably sufficient to allow review of Buyer’s calculation of the Earn-out Period Revenue and the Base Period Revenue, and (iv) a statement of the amount, if any, of the Earn-out Consideration to be delivered to the Shareholders and the SEU Holders; and concurrent with such deliveries, Buyer shall (A) pay ninety-two and one half percent (92.5%) of the Earn-out Consideration, if any, as shown on such statement to Buyer’s paying agent, with instructions to pay such amount to the Shareholders and the SEU Holders in accordance with their respective Proportionate Shares, and (B) deposit seven and one half percent (7.5%) of the Earn-out Consideration, if any, as shown on such statement with the Escrow Agent pursuant to the Escrow Agreement. Unless the Transaction Representative shall, in accordance with the provisions of subsection (c) below, challenge Buyer’s determination of the Earn-out Period Revenue, the Base Period Revenue and/or the Earn-out Consideration within 30 days after the delivery of Buyer’s calculation thereof, Buyer’s determination shall be binding upon the Shareholders, the SEU Holders and the Transaction Representative. The Transaction Representative shall be granted reasonable access during business hours to the books, records and accounting work papers of the Company to conduct its review of such the Earn-out Period Revenue and the Base Period Revenue. Such access shall be at such times and in such a manner as shall not unreasonably interfere with Buyer’s operation of the Company’s business.

(c) In the event that the Transaction Representative disputes the calculation of the Earn-out Period Revenue, the Base Period Revenue and/or the Earn-out Consideration, the Transaction Representative shall notify Buyer in writing by delivery of a notice (an “Earn-out Dispute Notice”) within 30 calendar days after delivery of Buyer’s calculation of the Earn-out Period Revenue, the Base Period Revenue and/or the Earn-out Consideration, which Earn-out Dispute Notice shall set forth in reasonable detail the basis for such dispute. In the event of such a dispute, Buyer and the Transaction Representative shall act in good faith to reach agreement on the disputed items or amounts in order to determine the Earn-out Consideration. If Buyer and the Transaction Representative are unable to resolve the dispute within 30 calendar days after delivery of the Earn-out Dispute Notice, then any remaining items in dispute shall be submitted to the Accounting Arbitrator for final and binding resolution in accordance with the procedures set forth in Section 3.3(b), mutatis mutandis. For avoidance of doubt, any dispute as to Section 2.5(e) shall be resolved in accordance with Section 12.15.

(d) Within 14 days of the resolution of any dispute or the Transaction Representative’s failure to deliver an Earn-out Dispute Notice on a timely basis, Buyer shall (i) pay ninety-two and one half percent (92.5%) of the Earn-out Consideration, if any, to Buyer’s paying agent (to the extent in excess of the amount, if any, paid pursuant to Section 2.5(b)), with instructions to pay such amount to the Shareholders and the SEU Holders in accordance with their respective Proportionate Shares, and (ii) deposit seven and one half percent (7.5%) of the Earn-out Consideration, if any, with the Escrow Agent (to the extent in excess of the amount, if any, paid pursuant to Section 2.5(b)) pursuant to the Escrow Agreement.

(e) By their adoption of this Agreement, the Shareholders and the SEU Holders agree and acknowledge that Buyer may make from time to time such business decisions as it deems appropriate, in its sole discretion, in the conduct of the business of the Company following Closing. The Shareholders and the SEU Holders will have no right to claim any lost earn-out or other damages as a result of such decisions so long as the actions were not taken by Buyer for the principal purpose of decreasing the amounts payable under this Section 2.5. From the Closing Date until the conclusion of the Earn-out Period, Buyer shall not (and, where applicable, shall cause the Company not to) sell or liquidate or otherwise dispose of (i) the Company or (ii) all or substantially all of the Company’s assets (including any then held outside the Company within the Company Business Unit), in each case to an unaffiliated third party, unless Buyer arranges for the successor, transferee or assignee, if any, to agree to be bound by the provisions of this Section 2.5 as if it were Buyer.

(f) Notwithstanding any other provision in this Section 2.5, if at the time any Earn-out Consideration would otherwise be payable to the Shareholders and the SEU Holders Buyer has made any claim for indemnification (i) under Section 10.2(b) through (h), (ii) under Section 10.2(a) based upon a breach of any Company Fundamental Representation or (iii) based upon a claim of fraud, which claim has not previously been satisfied (an “Unsatisfied Claim”), then, if the sum of (A) the amount of such Unsatisfied Claim plus (without duplication) (B) the aggregate amount of Losses claimed by Buyer with respect to any pending claims under Article 10 (the aggregate amount of the claims under clauses (A) and (B) are hereinafter referred to as the “Total Pending Claims”) would reduce the aggregate amount of the Escrow Funds, if any, to zero ($0), then Buyer may offset that portion of the Earn-out Consideration otherwise payable by Buyer by the amount by which that portion of the Total Pending Claims attributable to the Unsatisfied Claim that would reduce the Escrow Funds to an amount of less than zero ($0) (or, if the actual amount of the Unsatisfied Claim has been determined under Article 10, the actual Losses with respect to such claim as so determined). One hundred percent (100%) of any remaining balance of the Earn-out Consideration remaining after such offset shall be paid to Buyer’s paying agent, with instructions to pay such amounts to each Shareholder and SEU Holder in accordance with their respective Proportionate Shares. If, after the final resolution of any such Unsatisfied Claim, the amount of Losses to which Buyer is entitled to indemnification from such offset Earn-out Consideration is less than the amount of such offset, such excess portion of the previously offset Earn-out Consideration, together with interest thereon from the date of such offset until the date of such excess is paid to the paying agent at the rate in effect from time to time under the Escrow Agreement with respect to the Escrowed Funds, shall be paid to Buyer’s paying agent, with instructions to pay such amounts to each Shareholder and SEU Holder in accordance with their respective Proportionate Shares.

2.6 Surrender of Share Certificates.

(a) As soon as reasonably practicable after the date of this Agreement (but in no event prior to receiving from Buyer the information necessary to finalize the form of the letter of transmittal referenced below), the Company shall mail to each holder of record of a certificate or certificates (the “Certificates”) that, immediately prior to the Effective Time, represent outstanding shares of Common Stock, whose shares will be converted into the right to receive such holder’s Pro Rata Share of the Adjusted Merger Consideration and, if applicable, such holder’s Proportionate Share of the Earn-out Consideration, a letter of transmittal in substantially the form attached hereto as Exhibit B. Upon the later of (i) the Closing and (ii) such date subsequent to the Closing as a Certificate (or a Lost Instrument Affidavit in respect of such Certificate, pursuant to Section 2.6(d)) is delivered for cancellation to Buyer or to such agents as may be appointed by Buyer, together with such letter of transmittal, duly completed and executed, and all other documents and actions required by the instructions thereto, the holder of such shares of Common Stock shall be entitled to receive in exchange therefor, and Buyer’s paying agent shall promptly distribute to such holder by wire transfer of immediately available funds to an account designated by such Shareholder in a writing delivered to Buyer no less than two (2) Business Days prior to the Closing, the Pro Rata Share of the Adjusted Merger Consideration to which such holder is entitled pursuant to Section 2.4(a), and such Certificate so surrendered shall forthwith be cancelled. Following the Effective Time and until surrendered as contemplated by this Section 2.6(a), each Certificate shall be deemed to represent only the right to receive (A) upon such surrender the Adjusted Merger Consideration into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.3 and (B) the portion of the Earn-out Consideration, if any, payable in accordance with the provisions of Section 2.5.

(b) All Adjusted Merger Consideration and, if applicable, Earn-out Consideration, paid or payable upon the surrender of Certificates in accordance with the terms of Section 2.4 and this Section 2.6 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Buyer for any reason, they shall be cancelled and exchanged as provided in this Article 2.

(c) None of Buyer, Buyer Sub or the Company shall be liable to any Person in respect of any Adjusted Merger Consideration or Earn-out Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered (or a Lost Instrument Affidavit in respect of such Certificate has not been supplied pursuant to Section 2.3(d)) prior to one (1) year after the

Effective Time (or immediately prior to such earlier date on which any Adjusted Merger Consideration would otherwise escheat to or become the property of any Governmental Authority), such Adjusted Merger Consideration and Earn-out Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (a “Lost Instrument Affidavit”) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the making of an indemnity and the posting of a bond against any claim that may be made against it with respect to such Certificate, Buyer will, in accordance with the terms and conditions of Section 2.6(a), pay to the holder of such lost, stolen or destroyed Certificate, such holder’s Pro Rata Share of (i) the Adjusted Merger Consideration to which such holder is entitled pursuant to Section 2.4(a) and (ii) the Earn-out Consideration, if any, to which such holder is entitled pursuant to Section 2.5.

2.7 Dissenting Shares.

(a) Notwithstanding any provision of this Article 2, Outstanding Shares held by a Shareholder who has not voted in favor of the Merger, or consented to the Merger in writing, and who has dissented in accordance with Chapter 13 of the CGCL (“Dissenting Shares”), shall not be converted into a right to receive consideration hereunder, unless and until such Shareholder fails to perfect or withdraws or otherwise loses such Shareholder’s dissenters’ rights and such Dissenting Shares shall be entitled to only such rights as may be granted to such holder under the CGCL. If after the Effective Time such Shareholder fails to perfect or withdraws or loses such Shareholder’s dissenters’ rights, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the consideration in accordance with the terms of this Agreement.

(b) The Company shall give Buyer (i) prompt notice of any demands for appraisal of any Outstanding Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the CGCL. Prior to the Closing, the Company shall not, except with the prior written consent of Buyer, not to be unreasonably withheld or delayed, make any payment with respect to any demands for appraisal of Outstanding Shares or offer to settle or settle any such demands. From and after the Closing, the Transaction Representative shall have the right to direct and make all decisions with respect to all such proceedings and demands, subject to the procedures and limitations set forth in Section 10.5 hereof.

2.8 Withholding. Buyer or any of its designees shall be entitled to deduct and withhold from any payment payable by Buyer to any Shareholder pursuant to this Agreement such amounts as Buyer or its designee reasonably determines it is required to deduct and withhold with respect to the making of such payment under the Code or any applicable Law (including Shareholder State Tax Withholding). To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder in respect of whom such deduction or withholding was made. In the event that Shareholder State Tax Withholding with respect to a Shareholder is larger than the

Estimated Shareholder State Tax Withholding deducted from payment to such Shareholder pursuant to Section 2.4(a), then Buyer shall be entitled to indemnification for such excess pursuant to Article 10. In the event that Shareholder State Tax Withholding with respect to a Shareholder is less than the Estimated State Tax Withholding deducted from payment to such Shareholder pursuant to Section 2.4(a), then Buyer shall pay the difference to such Shareholder within ten (10) days after filing the Tax Return or Tax Returns with respect to which Shareholder State Tax Withholding was required with respect to such Shareholder. The Parties are not aware that any such withholding (other than with respect to amounts payable to the SEU Holders and any Shareholder State Tax Withholding) is required as a result of the consummation of the transactions contemplated by this Agreement.

ARTICLE III

PURCHASE PRICE ADJUSTMENT

3.1 Estimated Adjustments. At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer for its approval (not to be unreasonably withheld) (a) an estimated balance sheet as of as of 12:01 a.m. on the Closing Date for the Company (the “Estimated Closing Balance Sheet”), (b) a statement of the current assets of the categories set forth on Schedule 3.1 (but in no event Cash on Hand or Tax assets, even if otherwise included in such categories), less the current liabilities of the categories set forth on Schedule 3.1 (but in no event Transaction Costs, the SEU Payments, other obligations to the extent included in the calculation of Company Debt or the amounts payable under the Retention Bonus Plan (or the Company’s portion of any Taxes payable with respect to the amounts payable under such plan or under the Keegan Bonus Agreement)) (the “Working Capital”), as reflected on the face of the Estimated Closing Balance Sheet (the “Estimated Closing Working Capital”) and (c) a statement of the Cash on Hand and Company Debt, in each case estimated to be existing as of 12:01 a.m. on the Closing Date, and the estimated Transaction Costs. The Estimated Closing Balance Sheet will be prepared in accordance with GAAP. To the extent the Company’s accounting methods, policies, practices and procedures used in the preparation of the Target Working Capital are in accordance with GAAP, the Estimated Closing Balance Sheet shall be prepared using such accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies as were used in the preparation of the Target Working Capital in accordance with Schedule 3.1, and will not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from, or resulting as a consequence of, the transactions contemplated hereby. The amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital is referred to herein as the “Estimated Closing Working Capital Surplus”. The amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital is referred to herein as the “Estimated Closing Working Capital Deficiency”.

3.2 Closing Adjustment Statement. Within the sixty (60) day period following the Closing Date, Buyer shall prepare, or cause the Company to prepare, and deliver to the Transaction Representative a balance sheet of the Company as of 12:01 a.m. on the Closing Date (the “Closing Balance Sheet”) and a statement (the “Closing Adjustment Statement”) of (a) the Working Capital as reflected on the face of the Closing Balance Sheet (the “Closing Working Capital”) and (b) the Cash on Hand and Company Debt existing as of 12:01 a.m. on the Closing Date and the Transaction Costs. The Closing Balance Sheet will be prepared in accordance with

GAAP. To the extent the Company’s accounting methods, policies, practices and procedures used in the preparation of the Target Working Capital are in accordance with GAAP, the Closing Balance Sheet shall be prepared using such accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies as were used in the preparation of the Target Working Capital in accordance with Schedule 3.1, and will not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from, or resulting as a consequence of, the transactions contemplated hereby.

3.3 Disagreement and Resolution.

(a) During the forty-five (45) day period following delivery of the Closing Adjustment Statement to the Transaction Representative, Buyer shall provide the Transaction Representative with reasonable access to such books and records and personnel of the Company as may be reasonably necessary to enable the Transaction Representative to evaluate the accuracy of the Closing Adjustment Statement. Such access shall be at such times and in such a manner as shall not unreasonably interfere with Buyer’s operation of the Company’s business. If the Transaction Representative disagrees with the determination of the Closing Working Capital, Cash on Hand, Company Debt or Transaction Costs as shown on the Closing Adjustment Statement, then the Transaction Representative shall notify Buyer in writing of such disagreement within forty-five (45) days after delivery of the Closing Adjustment Statement, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement. After the end of such forty-five (45) day period, neither Buyer nor the Transaction Representative may introduce additional disagreements with respect to any item in the Closing Adjustment Statement or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by the Parties and will be final and binding.

(b) If Buyer and the Transaction Representative are unable to resolve all disagreements properly identified by the Transaction Representative pursuant to Section 3.3(a) within thirty (30) days after delivery to Buyer of written notice of such disagreements, then such disagreements shall be submitted for final and binding resolution to a Neutral Accounting Firm to resolve such disagreements (the “Accounting Arbitrator”). The Accounting Arbitrator shall be KPMG LLP, or, in the event that it is not available or is not a Neutral Accounting Firm, a Neutral Accounting Firm selected by mutual agreement of Buyer and the Transaction Representative; provided, that, (i) if, within fifteen (15) days after the Transaction Representative has delivered its notice of disagreement to Buyer pursuant to Section 3.3(a), the parties are unable to agree on a Neutral Accounting Firm to act as Accounting Arbitrator, then each party shall select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting Firm to act as the Accounting Arbitrator, and (ii) if any party does not select a Neutral Accounting Firm within ten (10) days of written demand therefor by the other party, then the Neutral Accounting Firm selected by the other party shall act as the Accounting Arbitrator. Each party shall be permitted to present a supporting brief to the Accounting Arbitrator (which supporting brief shall also be concurrently provided to the other party) within twenty (20) days of the appointment of the Accounting Arbitrator. Within twenty (20) days of receipt of a supporting brief, the receiving party may present a responsive brief to the Accounting Arbitrator (which responsive brief shall also be concurrently provided to the other party). Each party may make an oral presentation to the Accounting Arbitrator, in which case, such presenting party shall notify the other party of such presentation, and the other party shall have the right to be present at such presentation, within fifty (50) days of the appointment of the Accounting Arbitrator. The Accounting Arbitrator shall only consider the briefs and oral presentations of the parties, and shall not conduct any independent review, in determining those items and amounts disputed by the parties. The Accounting Arbitrator shall select either the position of Buyer or the Transaction Representative as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed and must resolve the matter in accordance with the terms and provisions of this Agreement. The Accounting Arbitrator shall deliver to Buyer and the Transaction Representative, as promptly as practicable and in any event within ninety (90) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The determination of the Accounting Arbitrator shall be final and binding in the absence of manifest computational error. The fees of the Accounting Arbitrator shall be borne by Buyer, on the one hand, and the Shareholders and the SEU Holders, severally and not jointly, on the other hand, in such amount(s) as shall be determined by the Accounting Arbitrator based on the proportion that the aggregate amount of disputed items submitted to the Accounting Arbitrator that is unsuccessfully disputed by Buyer, on the one hand, or the Shareholders and the SEU Holders, on the other hand, as determined by the Accounting Arbitrator, bears to the total amount of such disputed items so referred to the Accounting Arbitrator for resolution.

3.4 Estimated Pre-Closing Company Taxes. At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer for its approval (not to be unreasonably withheld) an estimate of the (a) Taxes due and payable on any Pre-Closing Return (as described in Section 7.2(a) hereof), (b) Taxes due and payable on any Tax Return, other than a Pre-Closing Return, for periods ending prior to or on the Closing Date which are to be filed after the Closing Date (as described in Section 7.2(b) hereof), (c) Pre-Closing Straddle Period Taxes (as described in Section 7.2(d) hereof), (d) any Taxes imposed on the Company by reason of the 338(h)(10) Election (as described in Section 7.5(e) hereof), and (e) estimated taxes and tax deposits that have been paid or deposited to the extent they relate to periods for which Tax Returns are to be filed after the Closing Date. Together, the Taxes described in clauses (a), (b), (c) and (d) of this Section 3.4, net of the amounts described in clause (e) of this Section 3.4, are the “Pre-Closing Company Taxes”. The estimated Pre-Closing Company Taxes are the “Estimated Pre-Closing Company Taxes”. For the avoidance of doubt and notwithstanding this Section 3.4 or any other provision hereof, in no event will the Shareholders bear the Company’s portion of any Taxes payable with respect to the amounts payable under the Retention Bonus Plan or the Keegan Bonus Agreement.

3.5 Final Pre-Closing Company Taxes. Within the 120 day period following the Closing Date, Buyer shall prepare, or cause the Company to prepare, and deliver to the Transaction Representative a statement disclosing the amount of the Pre-Closing Company Taxes as finally determined pursuant to Sections 7.2 and 7.5 (the “Final Pre-Closing Company Taxes”). The amount, if any, by which the Final Pre-Closing Company Taxes exceeds the Estimated Pre-Closing Company Taxes is referred to herein as the “Final Pre-Closing Company Taxes Surplus”. The amount, if any, by which the Final Pre-Closing Company Taxes is less than the Estimated Pre-Closing Company Taxes is referred to herein as the “Final Pre-Closing Company Taxes Deficiency”.

3.6 Adjustment to Merger Consideration.

(a) If (i) the Closing Working Capital is less than the Estimated Closing Working Capital, (ii) the Cash on Hand as of 12:01 a.m. on the Closing Date is less than the amount included in the calculation of the Merger Consideration, (iii) the Company Debt existing as of 12:01 a.m. on the Closing Date is more than the amount included in the calculation of the Merger Consideration and/or (iv) the Transaction Costs are more than the amount included in the calculation of the Merger Consideration, in each case, as finally determined in accordance with this Article 3, then Buyer shall be entitled to collect from the Escrowed Funds an amount equal to each such difference. If there is a Final Pre-Closing Company Taxes Deficiency, then Buyer shall be entitled to indemnification for the amount of the deficiency pursuant to Section 10.2(d) hereof.

(b) If (i) the Closing Working Capital is more than the Estimated Closing Working Capital, (ii) the Cash on Hand as of 12:01 a.m. on the Closing Date is more than the amount included in the calculation of the Merger Consideration, (iii) the Company Debt existing as of 12:01 a.m. on the Closing Date is less than the amount included in the calculation of the Merger Consideration, (iv) the Transaction Costs are less than the amount included in the calculation of the Merger Consideration and/or (v) there is a Final Pre-Closing Company Taxes Surplus, in each case, as finally determined in accordance with this Article 3, then Buyer shall pay or cause to be paid each such excess to each Shareholder and, subject to Section 12.2, each SEU Holder in an amount equal to such Shareholder’s or SEU Holder’s Proportionate Share of such excess.

(c) Any amounts required to be paid under Section 3.6(a) or 3.6(b) shall be paid within three (3) Business Days after the final determination of the Closing Working Capital or, with respect to Pre-Closing Company Taxes, within three (3) Business Days of the final determination of the Final Pre-Closing Company Taxes. All amounts to be paid and/or received under this Section 3.6 (other than with respect to Pre-Closing Company Taxes) shall be netted so that a single payment is made to or from Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Buyer as set forth in this Article 4 (except as set forth in the corresponding Section of the Disclosure Letter or in any other Section of the Disclosure Letter if the application of the disclosure to the first Section is readily apparent on its face).

4.1 Organization and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. The Company has the corporate power and corporate authority to own or lease the assets it purports to own or lease and to carry on its business in substantially the same manner as currently conducted.

(b) The Company is licensed or qualified to conduct its business and is in good standing in every jurisdiction where it is required to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, be material to the Company.

(c) The Company has made available to Buyer complete and accurate copies of its Articles of Incorporation and Bylaws, each as amended to date. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.

(d) The minute books and other similar records of the Company contain complete and accurate records of all material actions taken at any meetings of the Company’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.

4.2 Authority and Enforceability. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject only to obtaining the Requisite Shareholder Consent, which is the only approval required from the Shareholders. The board of directors of the Company has (i) deemed the Merger advisable and in the best interests of the Company and the Shareholders, (ii) approved this Agreement and the Merger in accordance with the CGCL upon the terms and subject to the conditions set forth herein and (iii) recommended the approval of this Agreement by the Shareholders. This Agreement has been duly authorized, executed and delivered by the Company, and (assuming the due authorization, execution and delivery by Buyer and Buyer Sub) this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

4.3 Conflicts. The execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder, and the consummation of the transactions contemplated hereby do not and will not:

(a) violate, conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of the Company;

(b) (i) violate, conflict with or result in any breach of any provision of Law relating to or applicable to the Company, or (ii) except for filing the Agreement of Merger with the Secretary of State of the State of California and except for filing and obtaining any requisite consents or approvals (or the expiration or termination of any applicable waiting period) as required under the HSR Act or other Antitrust Laws, require a registration, filing, application, notice, consent, approval, order, qualification, or waiver with, to or from any Governmental Authority, except for any such violations, conflicts, breaches, registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers that would not, individually or in the aggregate, be reasonably likely to be material to the Company; or

(c) (i) require a consent, approval or waiver from, or notice to, any party to a Business Agreement, or (ii) result in a breach of, cause a default under any provision of a Business Agreement, or give any third party the right to modify, terminate, cancel or accelerate any obligation under any Business Agreement or result in the creation or imposition of any Encumbrance upon any asset of the Company, except for any violations, breaches, defaults or failures to comply that would not, individually or in the aggregate, be reasonably likely to be material to the Company.

4.4 Capitalization.

(a) The total authorized capital stock of the Company consists of 100,000 shares of Common Stock, of which 98,000 shares are issued and outstanding. All issued and outstanding shares of Common Stock are validly issued, fully paid, nonassessable and free of all preemptive rights. There are not outstanding any of the following issued by the Company or, to the Knowledge of the Company, any other Person: (i) securities convertible into or exchangeable for any capital stock of the Company; (ii) options, warrants or other rights to purchase or subscribe to capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company; or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities, any such options, warrants or right or any stock appreciation, phantom stock, profit participation or similar rights. The issued and outstanding shares of Common Stock are held of record as set forth on Section 4.4(a) of the Disclosure Letter. All of the issued and outstanding shares of Common Stock have been offered, issued and sold by the Company in compliance with all applicable federal and state securities Laws.

(b) Section 4.4(b) of the Disclosure Letter sets forth a complete and accurate list of (i) all Company stock option plans, indicating for each such plan the number of shares of Common Stock subject to outstanding options under such plan and the number of shares of Common Stock reserved for future issuance under such plan, (ii) all holders of outstanding Stock Options, indicating with respect to each Stock Option, the number of shares of Common Stock subject to such Stock Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto) and (iii) all holders of outstanding Stock Equivalent Units, indicating with respect to each Stock Equivalent Unit, the number of Stock Equivalent Units granted to such holder. The Company has made available to Buyer complete and accurate copies of all such Company stock plans and forms of all stock option agreements evidencing Stock Options or Stock Equivalent Units. All of the shares of capital stock of the Company subject to Stock Options will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

(c) The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in, any Person.

4.5 Financial Statements. The Company has delivered to Buyer: (a) true and complete copies of the Company’s audited balance sheets dated December 31, 2010 and December 31, 2011, including the notes thereto, and the related audited statements of income and retained earnings and cash flow for the fiscal years then ended (collectively, the “Year-End Financial Statements”); and (b) true and complete copies of the Company’s unaudited most recent balance sheet (the “Most Recent Balance Sheet”) dated April 30, 2012 (the “Most Recent Balance Sheet Date”) and the related unaudited statements of income and retained earnings for the four (4) month period ended on the Most Recent Balance Sheet Date (collectively, the “Most Recent Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”). The Financial Statements are in accordance with the Company’s books and records in all material respects, present fairly, in all material respects, the financial position of the Company as at and for the respective periods then ended, and have been prepared in accordance with GAAP, except that the Most Recent Financial Statements contain estimates of certain accruals, lack footnotes and other presentation items, and are subject to normal year-end adjustments required by GAAP (which shall not be material individually or in the aggregate). The unpaid Taxes of the Company for Tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing difference between book and Tax income) set forth on the Most Recent Balance Sheet.

4.6 No Undisclosed Liabilities. The Company does not have any liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) except for (a) liabilities disclosed on the face of the Most Recent Balance Sheet, (b) liabilities incurred since the Most Recent Balance Sheet Date in the ordinary course of business, (c) liabilities and obligations disclosed in Section 4.6 of the Disclosure Letter, (d) liabilities and obligations for Transaction Costs incurred in connection with this Agreement and the transactions contemplated hereby, (e) contractual liabilities (other than any such liabilities arising from breach or default) under (i) the Business Agreements listed in Sections 4.10(b), 4.11(a), 4.13 and 4.17(a) of the Disclosure Letter, (ii) Contracts that, individually or in the aggregate, are not material to the Company, (iii) the agreements with customers the Company enters into in the ordinary course of business in which the Company offers products at a discount under the terms and conditions therein provided on terms that are consistent with the Company’s past practices and (iv) reagent rental agreements the Company enters into in the ordinary course of business under the terms and conditions therein provided on terms that are consistent with the Company’s past practices and (f) liabilities aggregating to no more than Five Hundred Thousand Dollars ($500,000). No representation and warranty is made pursuant to Section 4.6 with respect to any subject matter that is qualified by knowledge in Section 4.11(b) and the second sentence of Section 4.11(d).

4.7 Operations Since the Most Recent Balance Sheet Date.

(a) Since the Most Recent Balance Sheet Date, (i) the Company has conducted its business, in all material respects, in the ordinary course and (ii) there has occurred no Change which, individually or in the aggregate, has had, or would reasonably be expected to result in, a Material Adverse Effect.

(b) Between the Most Recent Balance Sheet Date and the date hereof, the Company has not:

(i) sold, pledged, assigned, leased (as lessor or lessee), licensed, transferred, abandoned or otherwise disposed of any of its material assets, tangible or intangible (other than the sale of products or the sale or rental of equipment, in each case in the ordinary course of business);

(ii) (A) acquired any material assets, other than purchases of inventory and raw materials in the ordinary course of business, or (B) made or committed to make any material capital expenditures;

(iii) made, granted or instituted any bonus, wage or salary increase or committed, orally or in writing, to any such increase to any employee or group of employees, or made, granted or instituted any increase or committed, orally or in writing, to any such increase in any existing Benefit Plan, amended or terminated any Benefit Plan or adopted any new Benefit Plan;

(iv) suffered any material damage, destruction or casualty with respect to any property (whether or not covered by insurance);

(v) authorized for issuance, issued, sold, delivered, granted any options, warrants, calls, subscriptions or other rights for, or entered into any other agreement or commitment to issue, sell, deliver or grant, any Common Stock or any securities convertible or exchangeable or exercisable into Common Stock or split, combined or reclassified any shares of its capital stock or declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(vi) incurred any Company Debt or assumed or guaranteed any obligations of any other Person or made any loans, advances or capital contributions to, or investments in, any Person;

(vii) mortgaged, pledged or suffered to be encumbered any of its properties or assets or subjected them to any Encumbrance, except Permitted Encumbrances;

(viii) made any change in its cash management practices or in any method of accounting or accounting policies or made any material write off of any accounts receivable;

(ix) amended its Articles of Incorporation or Bylaws;

(x) been involved in any labor dispute, other than non-material grievances in the ordinary course of business, or experienced any activity, union organizing or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(xi) entered into any new line of business;

(xii) disposed of (whether by sale, assignment, license, forfeiture, abandonment or otherwise), encumbered or failed to keep in effect or maintain, or taken any action, or failed take any action, that could reasonably be expected to result in the loss, lapse, abandonment, invalidity or unenforceability of, any right in, to or for the use of or any issued or pending patent or registration or application for, any of the Company Intellectual Property that is material to the business of the Company as currently conducted;

(xiii) entered into any acquisition or agreement to acquire by merger, consolidation or otherwise, or agreement to acquire a substantial portion of the assets of, or in any other manner, any business of any other Person;

(xiv) entered into any settlement, conciliation or similar agreement;

(xv) hired any new officers or (except in the ordinary course of business) any new employees or consultants;

(xvi) changed its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(xvii) made or changed any Tax election, changed an annual accounting period, filed any amended Tax Return, entered into any closing agreement, waived or extended any statute of limitation with respect to Taxes, settled or compromised any Tax liability, claim or assessment, surrendered any right to claim a refund of Taxes or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax; or

(xviii) agreed, whether orally or in writing, to do any of the foregoing.

4.8 Taxes.

(a) The Company has filed all material Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects. The Company has timely paid all material amounts of Taxes required to be paid by it, except any Taxes being contested in good faith and by appropriate proceedings. No unresolved issue has been raised in writing by any Governmental Authority with respect to material Taxes for which the Company would be held liable.

(b) Except for Taxes incurred as a result of the transactions contemplated by this Agreement, all unpaid Taxes of the Company for all Tax periods commencing after the Most Recent Balance Sheet Date arose in the ordinary course of business and are of a type and amount commensurate with Taxes attributable to prior similar periods.

(c) There are no material Tax Encumbrances on any of the assets of the Company, except for Encumbrances for any Taxes not yet due and payable and any Taxes being contested in good faith and by appropriate proceedings.

(d) All Taxes that the Company is or was required to withhold or collect have been duly withheld or collected in all material respects and, to the extent withheld or collected, have been properly paid to the appropriate Governmental Authority, and in all material respects the Company has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(e) The Company has never been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary or similar income Tax Return.

(f) The Company is not a party to or is bound by any agreement the principal purpose of which is to allocate or share liability for Taxes between or among the Company and other Persons.

(g) The Company has made available to Buyer (i) complete and correct copies of all material Tax Returns of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all material private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Authority relating to Tax incentives of the Company.

(h) The Company has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority which is still in effect. No examination or audit of any Tax Return of the Company by any Governmental Authority is currently in progress or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, the Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed or is subject to tax in such jurisdiction.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law), (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law), (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(j) None of the Outstanding Shares is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(k) The Company has not engaged in any “listed transaction” or any other “reportable transaction” for purposes of Treasury Regulation Sections 1.6011-4(b) or Code Section 6111 or any analogous provision of state or local law for which reporting to the Internal

Revenue Service or other tax authority is required (taking into account published guidance thereunder).

(l) The Company became a validly electing S corporation within the meaning of Code Sections 1361 and 1362 effective March 1, 1986 and has retained such status since then, and the Company has been a validly electing S corporation within the meaning of comparable state and local income tax provisions which provide for state and local tax treatment of S corporations or a reasonable equivalent thereof in all states and localities where the Company is subject to income Taxes. Each Shareholder, including, for the avoidance of doubt, each holder of options to purchase shares of Common Stock who may become a Shareholder at any time from the date hereof to immediately prior to the Effective Time, is a qualified S corporation shareholder within the meaning of Section 1361(b)(1) and upon exercise of all options to purchase shares of the Common Stock of the Company the total number of shareholders of the Company will be no more than 100.

(m) The Company and Shareholders are eligible to make a Section 338(h)(10) Election with respect to the purchase and sale of the Outstanding Shares.

(n) The Company has no potential liability for any Tax under Section 1374 of the Code (or comparable provisions of state Law) in connection with the sale or deemed sale of the assets of the Company. The Company has never (i) acquired assets from another corporation in a transaction in which the Company’s tax basis for the acquired assets was determined, in whole or part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is or has been a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B).

(o) The Company has made available to Buyer, to the Knowledge of the Company, true and correct copies of such documents as are reasonably necessary to establish the eligibility to be a shareholder of an S corporation of each of the Company’s Shareholders which is a trust.

(p) All options to acquire stock of the Company pursuant to the Company’s Employee Stock Option Plan or otherwise have at all times since their dates of grant been “nontransferable” within the meaning of Treasury Regulation Section 1.83-3(d) and did not constitute a second class of stock for purposes of Treasury Regulation Section 1.1361-1(l).

None of the representations and warranties contained elsewhere in this Agreement, except any representations and warranties contained in Section 4.15 with respect to Taxes and except with respect to the last sentence of Section 4.5, shall be applied construed, deemed or interpreted to relate to Tax matters (and the representations set forth in those sections shall be the exclusive representations as to such matters).

4.9 Permits. The Company holds all permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority (“Permits”) necessary for the operation of the Company’s business as currently conducted, except where the absence of such permits, franchises, approvals, authorizations, consents or orders of, or filings would not, individually or in the aggregate, reasonably be expected to be material to the Company. All material Permits held by the Company are listed in Section 4.9 of the Disclosure Letter. No written notices have been received by the Company alleging the failure to hold any material Permit. The Company is in compliance in all material respects with all terms and conditions of all material Permits which it holds.

4.10 Real Property.

(a) The Company does not own, and has never owned, any real property.

(b) Section 4.10(b) of the Disclosure Letter contains a list of the following:

(i) All leases and subleases of real property (and all amendments, extensions and modifications thereto) (the “Leases”) and interests in real property and the buildings, structures and improvements thereon pursuant to which the Company is the lessee (the “Facilities”);

(ii) All contracts or options (and all amendments, extensions and modifications thereto) held by the Company or contractual obligations (and all amendments, extensions and modifications thereto) on the part of the Company to purchase or acquire any interest in real property; and

(iii) All contracts or options (and all amendments, extensions and modifications thereto) granted by the Company or contractual obligations (and all amendments, extensions and modifications thereto) on the part of the Company to sell or dispose of any interest in real property.

(c) The Company has the right under valid and existing leases or other agreements to occupy and use the Facilities. The Facilities have received all required approvals of Governmental Authorities (including Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof. The improvements constructed on the Facilities, including all leasehold improvements, owned or leased by the Company at the Facilities, are (i) in satisfactory operating condition, subject to ordinary wear and tear, (ii) sufficient for the operation of the Company’s business substantially in the same manner as currently conducted and (iii) in conformity with applicable Law.

(d) The Company has not received any written notice that it is in violation of any zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other Law relating to the Facilities, including the Americans With Disabilities Act and Environmental Laws.

(e) In the past five years, the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease and no mortgage, deed of trust or encumbrance (other than a Permitted Encumbrance) is outstanding with respect to any such Lease.

4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Letter contains a complete and accurate list of all of the following that are owned by the Company, alone or jointly with others: (i) patented or registered Intellectual Property, (ii) pending patent applications or other applications for registration of Intellectual Property and (iii) trade or corporate names, Internet domain names and material unregistered trademarks, service marks, logos, slogans and other indicia of origin, in each case for clauses (i)-(iii), listing the filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and the names of all current applicant(s) or registered owner(s), as applicable. Section 4.11(a) of the Disclosure Letter contains a complete and accurate list of all material Contracts in effect as of the date of this Agreement: (x) pursuant to which the Company grants or obtains any license or other rights with respect to any Intellectual Property (other than confidentiality agreements, non-exclusive end-user license agreements granted by the Company in the ordinary course of business, inventor or employee assignments of Intellectual Property, implied licenses, and/or licenses to the Company for mass marketed Software) or (y) pursuant to which the Company is prevented from using or practicing any rights under any Intellectual Property (including settlement and co-existence agreements, but excluding Contracts for mass marketed Software and licenses granted to the Company pursuant to which the Company expressly or implicitly agrees not to practice any rights under the licensed Intellectual Property other than in accordance with the license), and, in each case of clauses (x) and (y) where Company obtains a license to Patents or Software material to the operation of the business of the Company as currently conducted, identifying this subject Intellectual Property conveyed thereby, and in case of clause (y) identifying any other subject Intellectual Property subject to such Contract where not so provided in (x).

(b) The Company owns (either itself, or if so indicated on Section 4.11(a) (i) - (iii) of the Disclosure Letter, jointly with others) the Intellectual Property set forth on Section 4.11(a) (i) - (iii) of the Disclosure Letter. The operation of the business of the Company as currently conducted does not infringe or misappropriate any Intellectual Property of any other Person except where such infringement would not, individually or in the aggregate, reasonably be expected to be material to the Company; provided, however, that the foregoing does not apply to Redistribution and, to the actual knowledge of those Persons listed in the definition of the “Knowledge of the Company” after due inquiry of their direct reports, but without any further duty of inquiry, Redistribution does not infringe or misappropriate any Intellectual Property of any other Person except where such infringement would not, individually or in the aggregate, reasonably be expected to be material to the Company. For the purposes of this Section 4.11 “products (and/or) processes of third parties” means products and/or processes developed and sold by third parties and purchased by or licensed to the Company from such third party or an agent or reseller of such third party, and “Redistribution” means the distribution of products and processes of third parties by the Company or the use, resale, offer for resale, reproduction, distribution, performance, exploitation or incorporation of Intellectual Property of third parties into products or processes developed and distributed by the Company; provided, however, that “Redistribution” does not include modification of products or processes of third parties by the Company or modification of Intellectual Property of third parties by the Company, other than modification of Intellectual Property, products and processes of third parties by the Company as necessary to incorporate such Intellectual Property, products and processes of third parties into products and processes distributed by the Company.

(c) The Company has not received in the last five (5) years written notice or threat of any complaint or claim that the operation of the business of the Company as currently conducted infringes or misappropriates any Intellectual Property of any other Person. There are no Encumbrances on any Company Intellectual Property owned by the Company or on the Company’s rights in other Company Intellectual Property (other than Permitted Encumbrances, Contracts for mass marketed Software, licenses granted to the Company pursuant to which the Company expressly or implicitly agrees not to practice any rights under the licensed Intellectual Property other than in accordance with the license, non-exclusive end-user licenses granted by the Company in the ordinary course of business, implied licenses, licenses to the Company for mass marketed Software and Encumbrances arising under (i) Contracts listed in Section 4.11(a)(x) or (y) of the Disclosure Letter, (ii) non-material Contracts and (iii) confidentiality agreements) that would reasonably be expected to be material to the Company.

(d) The Company owns or has the right to use pursuant to a Contract set forth on Section 4.11(a) of the Disclosure Letter, all Intellectual Property necessary or used for the operation of the business of the Company (i) as currently conducted or (ii) as currently proposed to be conducted with respect to the use of the Company’s current products for post transplant monitoring to detect proteins currently being detected by such products of the Company (all the foregoing Intellectual Property together with all Intellectual Property owned by the Company, collectively, the “Company Intellectual Property”), except (A) where the absence of such rights, title and interest would not, individually or in the aggregate, reasonably be expected to be material to the Company, and/or (B) where the third party permitting the Company to conduct Redistribution fails to have all Intellectual Property necessary to permit the Company to conduct Redistribution. To the actual knowledge of those Persons listed in the definition of the “Knowledge of the Company” after due inquiry of their direct reports, but without any further duty of inquiry, each third party permitting the Company to conduct Redistribution owns, or otherwise has the right to license to the Company, rights under the Intellectual Property necessary for the Company to conduct Redistribution. All of the Company Intellectual Property listed in Section 4.11(a) (i)-(iii) of the Disclosure Letter is, to the Knowledge of the Company, valid, enforceable, subsisting, and in full force and effect. No loss or expiration, other than in the ordinary course of business, of any of the Company Intellectual Property listed in Section 4.11(a) (i) - (ii), or domain names listed in Section 4.11(a)(iii), of the Disclosure Letter is pending or, to the Knowledge of the Company, threatened that, individually or in the aggregate, would reasonably be expected to be material to the Company. No loss or diminution of any of the Company’s rights in any Company Intellectual Property will occur as a consequence of the consummation of the transactions contemplated hereby.

(e) (i) No Actions filed against or written notices (including any written notice alleging infringement) delivered to the Company during the previous five (5) years contest the validity, use, ownership or enforceability of the Company Intellectual Property and, to the Knowledge of the Company, no such Action or written notice is threatened, and (ii) to the Knowledge of the Company, no third party has infringed or misappropriated any of the Company Intellectual Property.

(f) No current or former employee or consultant of the Company is, to the Knowledge of the Company, in violation of his/her obligation to assign to Company any Intellectual Property that should have been owned by Company pursuant to his/her written Contract with the Company therefor and as a result of such failure to assign owns in his/her own name, has assigned or transferred to a third party any right, title or interest in or to, or has any other right, title or interest in or to, any such Intellectual Property. All current and former employees and consultants of the Company employed by the Company at any time during the previous five (5) years have entered into valid and binding written agreements pursuant to which (i) such employees and consultants agree to maintain and protect the confidential information of the Company and (ii) such employees or consultants expected to create Intellectual Property are obligated to presently assign to the Company all right, title or interest in or to, the Intellectual Property defined therein as it is created.

(g) All Systems, other than Software, used in the business of the Company are owned and operated by and are under the control of the Company and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Company.

(h) No Software products created by Company, or Software created by Company included in any products, distributed currently by the Company and material to the Company’s business contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that permits unauthorized access to, hamper, delete or damage any System. No Software products created by Company, or Software created by Company included in any products, distributed currently by the Company are subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license, including the GNU Public License, Lesser GNU Public License or Mozilla Public License) that requires, or conditions the use or distribution of such Software by Company on, the disclosure, licensing or distribution of any source code for any such subject Software.

(i) No non-profit institution or Governmental Authority has sponsored any research or development conducted by the Company or has any claim of right to, ownership of or other Encumbrance on any Company Intellectual Property.

(j) The Company is not a member of or party to any patent pool, industry standards body, trade association or other trade organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

4.12 Compliance with Laws.

(a) The Company is, and since January 1, 2009 has been, in material compliance with all applicable Law. The Company has not offered, paid or accepted any remuneration in violation of any Law, including under the United States Foreign Corrupt Practices Act of 1977. The Company has not received any written notice to the effect that it is not in material compliance with any Law.

(b) Neither the Company nor any director, officer or, to the Knowledge of the Company, employee of the Company has, in violation of any Health Care Law or any other Law,

(i) made, or agreed to make, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other similar payment to any Person, including (x) to obtain favorable treatment in securing business, (y) to pay for favorable treatment for business secured, or (z) to obtain special concessions or pay for special concessions already obtained, or (ii) established or maintained any fund or asset that has not been recorded in the Company’s books and records.

(c) Neither the Company nor any director or officer of the Company (i) has been convicted of or charged with any violation of any Health Care Law; (ii) has been convicted of or charged with any violation of any Health Care Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or (iii) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any program of any Governmental Authority. No employee of the Company (x) has been convicted of or, to the Knowledge of the Company, charged with any violation of any Health Care Law; (y) has been convicted of or, to the Knowledge of the Company, charged with any violation of any Health Care Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or (z) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any program of any Governmental Authority.

(d) The Company’s business has been conducted in compliance in all material respects with the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 321 et seq., and all regulations promulgated thereunder (the “FDCA”), and all U.S. Food and Drug Administration (“FDA”) Laws, including FDA regulations on clinical trials, establishment registration and device listing, medical device reporting, correction and removal reporting, good manufacturing practices, 510(k) pre-market notification, product approvals and device labeling, as well as comparable applicable foreign Laws, including Directive 98/79/EC of the European Parliament and of the Council of 27 October 1998 on in vitro diagnostic medical devices.

(e) There are no products that have been commercially distributed by the Company which would require the CE marking of conformity or any approval or premarket clearance by the FDA or any comparable foreign Governmental Authority, including any notified body pursuant to Article 15 of Directive 98/79/EC, for the purpose for which they currently are being manufactured or sold (i) for which such CE marking of conformity, approval or premarket clearance has not been obtained, or (ii) for which such CE marking of conformity, approval or premarket clearance has been withdrawn, revoked or cancelled or is no longer in full force and effect or is otherwise wrongly affixed to such products.

(f) The Company has not received written notice of any, and to the Knowledge of the Company there is no material action by the FDA or any comparable foreign Governmental Authority (including seizure, injunction, civil penalties, warning letters, recall procedures or market withdrawals) pending or threatened against the Company alleging that products of the Company, or the manufacturing, marketing, advertising, promotion, labeling, distribution, or sale thereof, are in violation in any material respect of the FDCA or comparable applicable foreign Laws.

4.13 Contracts. Section 4.13 of the Disclosure Letter sets forth a list of the following Contracts to which the Company is a party or by which the Company or any of its assets are bound (and under which the Company has any remaining right or obligation) as of the date of this Agreement:

(a) Any Contract (or series of related Contracts) involving the purchase by the Company of products or services pursuant to which the aggregate amount of payments to become due from the Company is reasonably expected to equal or exceed Five Hundred Thousand Dollars ($500,000) and which is not terminable by the Company on sixty (60) days’ or less notice without any payment obligation or other material obligation arising as a result of such termination;

(b) Any Contract (or series of related Contracts) involving the sale by the Company of products or services pursuant to which the aggregate amount of payments to become due to the Company is reasonably expected to equal or exceed One Million Dollars ($1,000,000);

(c) (i) Any advertising, agency, dealer, sales agency, lobbying, manufacturer’s representative, franchise or similar Contract (A) which is exclusive or (B) pursuant to which the aggregate amount of payments to become due from the Company is reasonably expected to equal or exceed Five Hundred Thousand Dollars ($500,000) and (ii) any distributor or consultant agreement;

(d) Any commitment of the Company to make a capital expenditure or to purchase a capital asset not contemplated by the capital expenditure budget of the Company made available to Buyer, other than capital expenditures or purchases made in the ordinary course of business of less than Two Hundred Fifty Thousand Dollars ($250,000);

(e) Any Contract that prohibits or would reasonably be expected to restrict the Company or any of its Affiliates (including Buyer) from conducting its business or engaging in competition;

(f) Any lease or similar agreement (excluding reagent rental agreements) under which (i) the Company is the lessee of, or holds or uses, any machinery, equipment, vehicles or other tangible personal property owned by any third Person for an annual rent in excess Two Hundred Fifty Thousand Dollars ($250,000) or (ii) the Company is the lessor of, or makes available for use by any third Person, any tangible personal property owned by it for an annual rent in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(g) Any Contract with a Governmental Authority;

(h) Any Contract relating to borrowed money or the mortgaging, pledging or otherwise placing an Encumbrance on any material asset or material group of assets of the Company or any letter of credit arrangements, or any guarantee therefor;

(i) Any Contract (or series of related Contracts) under which the Company would reasonably be expected to make payments in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate over the term of the Contract;

(j) Any Contract (or series of related Contracts) under which another Person would reasonably be expected to make payments to the Company in excess of One Million Dollars ($1,000,000) in the aggregate over the term of the Contract;

(k) Any Contract in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(l) Any Contract concerning the establishment or operation of a partnership, joint venture or limited liability company;

(m) Any Contract concerning noncompetition or non-solicitation and any contract that obligates the Company to keep information confidential (other than confidentiality agreements entered into in the ordinary course of business);

(n) Any Contract requiring the grant of any license or other interest in the Intellectual Property of the Company or any of its Affiliates (including Buyer) as a result of the consummation of the transactions contemplated by this Agreement;

(o) Any settlement Contract or settlement-related Contract (including any Contract in connection with which any employment-related claim is settled);

(p) Any Contract with or involving any current or former employee, officer, director or stockholder of the Company, or any Affiliate or Family Member of any such Person, other than any such Contract set forth in the Company’s then standard form of offer letter, assignment of inventions agreement or confidentiality agreement, copies of which have been made available to Buyer;

(q) Any Contract relating to securitization transactions or “off-balance sheet arrangements” (as defined in Item 303 (a)(4) of Regulation S-K of the SEC) effected by the Company;

(r) Any Contract not otherwise listed in Sections 4.10(b), 4.11(a), 4.13 or 4.17(a) of the Disclosure Letter which contains any provisions requiring the Company to indemnify or hold harmless any other Person (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the ordinary course of business); and

(s) Any other Contract (or group of related Contracts) involving more than Two Hundred Fifty Thousand Dollars ($250,000) and not entered into in the ordinary course of business.

4.14 Status of Contracts. Each of the Contracts set forth on Sections 4.10(b), 4.11(a), 4.13 and 4.17(a) of the Disclosure Letter (such Contracts, together with any other Contracts required to be disclosed in such Sections of the Disclosure Letter, collectively, the “Business Agreements”) is in full force and effect in all material respects. The Company has made available to Buyer true and correct copies of the Business Agreements, as amended to date. Each Business Agreement is legal, valid, binding and enforceable and in full force and effect against the Company and, to the Knowledge of the Company, against each other party thereto and will continue to be legal, valid, binding and enforceable and in full force and effect against the Company and, to the Knowledge of the Company, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, in each case, as it relates to enforceability, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles. The Company is not in, or, to the Knowledge of the Company, alleged to be in, material breach under any of the Business Agreements. To the Knowledge of the Company, no other party to a Business Agreement is in material breach thereunder.

4.15 Employee Benefits.

(a) A complete and correct list of each Benefit Plan is set forth on Section 4.15(a) of the Disclosure Letter. The Company has made available to Buyer with respect to each Benefit Plan, to the extent applicable: (i) a true and complete copy of each Benefit Plan which is documented (including all amendments thereto) and a written description of each Benefit Plan that is not documented, including any trust agreements, insurance contracts, and other funding arrangements related thereto; (ii) a copy of the most recent summary plan description and any summaries of material modifications thereto with respect to any Benefit Plan for which a summary plan description is required; (iii) the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”) with respect to any Benefit Plan intended to meet the requirements of Section 401(a) of the Code; (iv) a copy of the most recently filed Form 5500 annual report (with all applicable schedules) with respect to any Benefit Plan that is subject to the annual reporting requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and (v) any communication from or to a Governmental Authority relating to a Benefit Plan, including any voluntary correction submissions with the U.S. Department of Labor or the IRS. There are no non-U.S. benefit plans covering or for the benefit of any employee.

(b) Each Benefit Plan has been maintained in all material respects in accordance with its terms, and its administration is in compliance in all material respects with applicable Law. With respect to each Benefit Plan, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The assets of each Benefit Plan which is funded are reported at their fair market value on the books and records of each such Benefit Plan.

(c) Section 4.15(c) of the Disclosure Letter identifies each Benefit Plan that is intended to be qualified under Section 401(a) of the Code. Each such Benefit Plan has obtained a favorable determination letter from the IRS, or is relying on a favorable opinion letter issued with respect to a prototype plan upon which each such Benefit Plan is based. No Benefit Plan has at any time had assets that include securities issued by the Company.

(d) No action, suit, proceeding, hearing, or investigation with respect to any Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened or anticipated and, to the Knowledge of the Company, there are no circumstances giving rise to any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect any Benefit Plan.

(e) The Company does not maintain, sponsor or contribute to and has never maintained, sponsored or contributed to any “defined benefit plan” (as defined in Section 3(35) of ERISA) and neither the Company nor any entity or trade or business that is, or has been treated as a single employer with the Company pursuant to Sections 414(b), (c), (m), or (o) of the Code or Section 4001(b)(1) of ERISA has incurred any current or potential liability under Title IV of ERISA, including with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(f) No Benefit Plan provides health or life insurance benefits (whether or not insured) with respect to current or former employees or directors of the Company beyond their retirement or other termination of service, other than coverage mandated by applicable Law and, except as may otherwise be required under applicable Law, at the expense of the employee or former employee.

(g) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in reasonable good faith compliance with then applicable guidance under Code Section 409A and has been in documentary compliance since January 1, 2009. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83.

(h) Each individual performing services for the Company has been properly classified as an employee or independent contractor for purposes of Taxes and the administration of each Benefit Plan.

(i) The representations and warranties set forth in this Section 4.15 and in Section 4.8 are the Company’s sole and exclusive representations and warranties regarding employee benefit matters.

4.16 Environmental Compliance.

(a) The Company is, and since January 1, 2009 has been, in compliance with applicable Environmental Laws in all material respects. The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Authority entered into in connection with any legal obligation or liability arising under any Environmental Law.

(b) The Company possesses all material Permits required under Environmental Laws for operation of the Company as currently conducted.

(c) There has been no release of any Hazardous Substance by the Company at any of the Facilities that is in material violation of any Environmental Law.

(d) The Company has not received any written notice of violation, nor is any Action pending or, to the Knowledge of the Company, threatened, asserting actual or potential liability under any Environmental Law in respect to the Company.

(e) Since January 1, 2009, the Company has not transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Substance to any off-site location.

(f) All material environmental studies and audits conducted in relation to the Facilities by or on behalf of the Company since January 1, 2009 have been made available to Buyer.

4.17 Employee Relations and Agreements.

(a) Section 4.17(a) of the Disclosure Letter contains a list of (i) all employment agreements and other agreements setting forth terms and conditions of employment to which the Company is a party as of the date of this Agreement, other than employment agreements terminable by either party at-will and without any severance or other financial obligation on the part of the Company, (ii) all other agreements that entitle any employee to compensation or other consideration as a result of the acquisition by any Person of control of the Company and (iii) all employees of the Company, along with the position, date of hire, annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation of each such person and employment status of each such person (including whether the person is on leave of absence and the dates of such leave).

(b) The Company is not a party to any collective bargaining agreement or other labor contract. The Company is not subject to any (i) unfair labor practice complaint pending before the National Labor Relations Board or any other federal, state, local or foreign agency, (ii) pending or, to the Knowledge of the Company, threatened labor strike, slowdown, work stoppage, lockout, or other organized labor disturbance, (iii) pending grievance proceeding, (iv) pending representation question, or (v) to the Knowledge of the Company, attempt by any union to represent employees as a collective bargaining agent.

(c) Except as set forth in Section 4.17(c) of the Disclosure Letter, all persons employed by the Company in the United States are citizens or lawful permanent residents of the United States. Section 4.17(c) of the Disclosure Letter indicates the immigration status and the date work authorization is scheduled to expire with respect to any person who is not a United States citizen or lawful permanent resident. To the Knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company. The Company is in material compliance with all applicable Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, including Laws respecting employment discrimination, employee classification, workers’ compensation, the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act, and occupational safety and health requirements, and has complied in all material respects with all employment agreements and other forms of agreements setting forth terms and conditions of employment.

(d) Section 4.17(d) of the Disclosure Letter contains a list of all consultants and independent contractors who have been engaged by the Company for one (1) year or more as of the date of this Agreement, along with the position, date of retention and rate of remuneration for each such Person. Except for confidentiality agreements for the benefit of the Company, none of such consultants or independent contractors is a party to a written Contract with the Company.

4.18 Litigation. There is no Action pending against the Company or, to the Knowledge of the Company, threatened against the Company. The Company is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, nor is it a party or, to the Knowledge of the Company, threatened to be made a party to any such injunction, judgment, order, decree, ruling or charge.

4.19 Insurance. All policies or binders of fire, liability, product liability, worker’s compensation, vehicular and other insurance held by the Company are listed and described on Section 4.19 of the Disclosure Letter. There are currently no unpaid premiums due on any such policies, and the Company has complied in all material respects with all conditions of such policies. There is no claim pending under any such policy as to which the Company has received written notice that coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid and the Company is not liable for retroactive premiums or similar payments. The Company has no Knowledge of any threatened termination of any such policy and the Company has not received any written notice of any premium increase outside of the ordinary course of business with respect thereto.

4.20 Product Liability and Recalls. There is no Action pending or, to the Knowledge of the Company, threatened against or involving the Company, and the Company has received no written notice of any claim, relating to any product alleged to have been designed, manufactured or sold by the Company and alleged to have been defective or improperly designed or manufactured. There has been no recall or investigation or, to the Knowledge of the Company, threatened or contemplated recall or investigation, of any product designed, manufactured or sold by the Company.

4.21 Properties. The Company has good and marketable legal title to all of the properties and assets it purports to own, whether real, personal, tangible or intangible, free and clear of all Encumbrances (except Permitted Encumbrances) and such properties and assets, together with the properties and assets the Company has leased, licensed or acquired or that may be acquired from vendors in the ordinary course of business, are sufficient in all material respects for the operation of the Company’s business as currently conducted. All material items of machinery, equipment, and other tangible assets of the Company are in operational condition, normal wear and tear excepted, have been regularly and properly serviced and maintained in a manner that would not void or limit the coverage of any warranty thereon, other than items currently under, or scheduled for, repair or construction, and are adequate and fit to be used for the purposes for which they are currently used in the manner they are currently used. The representations and warranties contained in this Section 4.21 shall not be deemed to cover any Intellectual Property.

4.22 Bank Accounts. Section 4.22 of the Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

4.23 Related Party Transactions. Section 4.23 of the Disclosure Letter sets forth a list of all business relationships (other than employment) between the Company, on the one hand, and any of the Affiliates, officers, directors or shareholders thereof or any of such Affiliate’s, officer’s, director’s, or shareholder’s Family Group members under which the Company has any remaining rights or obligations. The Company is not indebted or otherwise obligated to any such Person, except for salary or reimbursement of ordinary business expenses and no such Person (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, (c) owes any money to the Company, or (d) is a party to any Contract with the Company.

4.24 No Brokers. Except for Perella Weinberg Partners LP, neither the Company nor any Shareholder has become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

4.25 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Company, the Shareholders and the SEU Holders as set forth in this Article 5:

5.1 Organization of Buyer and Buyer Sub. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Buyer has the corporate power and corporate authority to own or lease its assets and to carry on its businesses in substantially the same manner as currently conducted. Buyer Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. Buyer Sub has the corporate power and corporate authority to own or lease its assets and to carry on its businesses in substantially the same manner as currently conducted.

5.2 Authority of Buyer and Buyer Sub. Buyer and Buyer Sub each has the corporate power, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each of Buyer and Buyer Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) is the legal, valid and binding agreement of Buyer and Buyer Sub, enforceable against Buyer and Buyer Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

5.3 No Violation of Law and Agreements. The execution and delivery by Buyer and Buyer Sub of this Agreement, the performance by each of its obligations hereunder, and the consummation of the transactions contemplated hereby, does not and will not:

(a) violate, conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Buyer or Buyer Sub;

(b) violate, conflict with or result in any breach of any provision of applicable Law relating to or applicable to Buyer or Buyer Sub;

(c) except for filing the Agreement of Merger with the Secretary of State of the State of California and except for filing and obtaining any requisite consents or approvals (or the expiration or termination of any applicable waiting period) as required under the HSR Act or other Antitrust Laws, require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Authority except, in each case, as would not have any material impact on Buyer’s or Buyer Sub’s ability to perform its obligations under this Agreement; or

(d) (i) require a consent, approval or waiver from, or notice to, any party to any contract to which Buyer or Buyer Sub is a party, or (ii) result in a breach of, constitute a default under, or result in the acceleration of material obligations, loss of material benefit or increase in any material liabilities or fees under, or create in any party the right to terminate, cancel or modify, any contract to which Buyer or Buyer Sub is a party, except, in each case, as would not have any material impact on Buyer’s or Buyer Sub’s ability to perform its obligations under this Agreement.

5.4 No Litigation or Regulatory Action. There is no Action pending or, to the knowledge of Buyer, threatened, against Buyer or any of its subsidiaries which would reasonably be expected to prevent, hinder or delay in any material respect the consummation of any of the transactions contemplated hereby. There is no Action against Buyer pending or, to the knowledge of Buyer, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement.

5.5 Financial Ability. Buyer has, and will have on the Closing Date, and thereafter as needed, sufficient cash on hand from Buyer’s immediately available internal organization funds or available under a currently established committed credit facility or unutilized lines of credit with financial institutions, to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

5.6 Ownership and Activities of Buyer Sub. Buyer Sub is wholly owned by Buyer and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Buyer Sub does not have any obligations or liabilities, has not engaged in any business activities of any type or kind whatsoever and has not entered into any agreements or arrangements with any Person.

5.7 Independent Analysis.

(a) Buyer acknowledges that it has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of such investigation and the express representations and warranties of the Company set forth herein. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company to Buyer in connection with the transactions contemplated hereby, and Buyer acknowledges and agrees that the Company is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement.

(b) Without limiting the foregoing, Buyer acknowledges that neither the Company nor any of the Shareholders or SEU Holders, nor anyone acting on behalf of any such Persons, has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, presentations or schedules heretofore made available by the Company to Buyer or any other information which is not included in this Agreement. Buyer further acknowledges and agrees that any cost estimates, forecasts, projections or other predictions or forward-looking information, relating to the Company, the industry in which the Company operates or the economy generally, that may have been provided to Buyer were prepared for internal planning purposes only and are not representations or warranties of the Company, and no assurances can be given that any estimated, forecasted, projected or predicted results will be achieved.

(c) Notwithstanding the foregoing, nothing in this Section 5.7 shall, in any way, limit Buyer’s rights pursuant to this Agreement or in any action with respect to a claim for fraud.

5.8 Investment Intention. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Company through operation of the Merger. Buyer confirms that the Company has made available to Buyer the opportunity to ask questions of the officers and management of the Company and to acquire additional information about the business, assets and financial condition of the Company. Buyer will acquire its interest in the Company for investment only, and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling any interest therein. Buyer understands that the transactions contemplated hereby have not been, and will not be registered or qualified under the Securities Act of 1933, as amended, nor any state or any other applicable securities Law, by reason of a specific exemption from the registration or qualification provisions of those Laws, based in part upon Buyer’s representations in this Agreement. Buyer understands that no Common Stock which Buyer acquires may be resold unless such resale is registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state securities Laws or an exemption from such registration and qualification is available. The foregoing shall have no effect on the representations and warranties of the Company set forth in this Agreement.

5.9 No Brokers. Except for J.P. Morgan Securities, LLC, the fees and expenses of which shall be paid by Buyer, neither Buyer nor any Person acting on Buyer’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE VI

PRE-CLOSING COVENANTS

6.1 Access to Information.

(a) The Company shall (i) afford to Buyer and its Representatives reasonable access, during normal business hours, upon reasonable advance notice to George M. Ayoub, James Keegan or Don G. Arii (collectively, the “Company Representatives”), to the offices, properties, employees and business, tax, accounting and other records and files (including computer files, retrieval programs and similar documentation) of the Company to the extent reasonably necessary for the Closing and/or for planning for the post-Closing integration of the Company into Buyer’s business operations and (ii) furnish to Buyer such additional information concerning the Company and its business as may be reasonably requested. Notwithstanding the foregoing, the Company shall not be required to disclose any information to Buyer to the extent such disclosure would (x) reasonably be expected to result in the loss of attorney client privilege or any attorney work product or other legally recognized privileges or immunity from disclosure (which loss may not be avoided by the entry into a joint defense or similar agreement between the Company and Buyer) or (y) contravene any applicable Law or binding agreement entered into prior to the date of this Agreement. All information provided by the Company pursuant to this Section 6.1(a) shall be held by Buyer subject to the terms and conditions of the Confidentiality Agreement.

(b) Buyer agrees that its investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company. Buyer shall direct all inquiries in the course of its investigation to the Company Representatives. Buyer shall not contact or speak to any of the customers, distributors or suppliers of the Company without the prior written consent of one of the Company Representatives, such consent not to be unreasonably withheld or delayed. The Company shall be provided with reasonable prior notice of, and a designated representative of the Company shall be invited to be present during, any such communications.

6.2 Consents of Third Parties; Governmental Approvals.

(a) Buyer and the Company shall take, or cause to be taken by others, all commercially reasonable steps to obtain and satisfy, at the earliest practicable date, all consents, approvals, waivers and notices that are listed in Section 4.3 of the Disclosure Letter; provided, however, that neither the Company nor Buyer shall be required to (i) threaten to, commence or prosecute any Action, (ii) waive any rights to which it is entitled or (iii) incur any material financial or other obligation in connection therewith.

(b) (i) In addition to and without limiting Section 6.2(a) each of Buyer and the Company undertakes and agrees to file, or, in the case of the Company, cause any required Shareholder to file, as soon as practicable, and in any event prior to ten (10) Business Days after the date hereof, a Notification and Report Form and documentary materials in respect of the transactions contemplated by this Agreement that substantially comply with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules thereunder, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file or, in the case of the Company, cause any required Shareholder to file, as soon as practicable any form or report required by any other Governmental Authority relating to any Antitrust Laws) if such filing is required. Each of Buyer and the Company shall, and the Company shall cause any such Shareholder to (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation (each such request, a “Second Request”), (ii) not extend any waiting period under the HSR Act or other Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, (iii) use reasonable commercial efforts to obtain an early termination of the applicable waiting period under the HSR Act or any other Antitrust Laws, (iv) make any further filings or information submissions pursuant thereto that may be reasonably necessary or advisable and (v) promptly make any filings or submissions required under any applicable Antitrust Laws. Each of Buyer and the Company shall, and the Company shall cause any such Shareholder to, use reasonable commercial efforts to obtain any clearance under the HSR Act or other Antitrust Laws or to resolve any objections that may be asserted by the applicable Governmental Authority, in each case as promptly as practicable. In the event such objections cannot be resolved and a Governmental Authority files suit to enjoin the Merger, Buyer and the Company shall, and the Company shall cause any such Shareholder to, use commercially reasonable efforts up to the Outside Date to contest, resist and defend such litigation through all appeals or to have vacated, lifted, reversed, or overturned any Court Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated hereby, including by using commercially reasonable efforts up to the Outside Date to pursue all available avenues of administrative and judicial appeal, and if required, to submit to judicial or administrative orders to hold separate any business or assets of Buyer or its subsidiaries. Each of Buyer and the Company shall, and the Company shall cause any such Shareholder to, (A) promptly notify the other party of any written communication to that party from any Governmental Authority, (B) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat, and (C) to the extent permitted under applicable Law, furnish the other party with copies of all correspondence, filings, and written communications between such party and its representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the transactions contemplated hereby (unless the furnishing of such information would (1) violate the provisions of any applicable Law or any confidentiality agreement or (2) cause the loss of the attorney-client privilege with respect thereto; provided, that, each such party shall use its reasonable commercial efforts to promptly communicate to the other party the substance of any such communication, whether by redacting parts of such material communication or otherwise, so that such communication would not violate applicable Law or cause the loss of the attorney-client privilege with respect thereto).

(i) Without limiting Section 6.2(b)(i), Buyer shall take such actions as may be reasonably necessary to avoid or eliminate each and every impediment under any Antitrust Laws so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date) by (i) proposing negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of the Company that would not, in the aggregate, be material to the Company’s business, and (ii) otherwise taking or committing to take actions that after the Closing Date would limit Buyer’s or its subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of the Company that would not, in the aggregate, be material to the Company’s business, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction, in any Action under any Antitrust Laws, which would otherwise have the effect of preventing the Closing, and in that regard Buyer shall agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or Buyer’s or its subsidiaries’ ability to retain, any of the businesses, product lines or assets of the Company that would not, in the aggregate, be material to the Company’s business.

(ii) Buyer and the Company may, as each reasonably deems necessary, designate any competitively sensitive material provided to the other under this Section 6.2(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer or the Company, as the case may be) or its legal counsel; provided, however, that materials provided pursuant to this Section 6.2(b) may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements in effect on the date of this Agreement, and (iii) as necessary to address reasonable privilege concerns. To the extent that transfers of any permits issued by any Governmental Authority are required as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, the parties hereto shall use reasonable best efforts to effect such transfers.

(c) Buyer agrees to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Authority or other third party whose consent or approval is sought in connection with the transactions contemplated hereby. Whether or not the transactions contemplated hereby are consummated, (i) Buyer shall be responsible for all filing fees payable by Buyer to any Governmental Authority in order to obtain any consents, approvals or waivers under the HSR Act or other Antitrust Laws and (ii) the Company shall be responsible for all filing fees payable by the Company to any Governmental Authority in order to obtain any consents, approvals or waivers under the HSR Act or other Antitrust Laws.

(d) Except as otherwise provided herein, the obligations of the Parties under this Section 6.2 shall not include any requirement of the Parties or any of their Affiliates to expend any material amount of money (other than normal legal and professional fees or filing fees and amounts owed under obligations existing on the date of this Agreement), commence or participate in any litigation or offer or grant any material accommodation (financial or otherwise) to any third Person.

(e) Promptly (and in any event within ten (10) days) after the date of this Agreement the Company shall make all disclosures set forth on Schedule 6.2(e) with respect to the matter described in item 4 of Section 4.12 of the Disclosure Letter. The Company shall, not less than five (5) Business Days prior to making such disclosures, provide Buyer with a complete draft of such submission for its approval (not to be unreasonably withheld).

6.3 Operations Prior to the Closing Date.

(a) Between the date hereof and the Closing Date, but except as otherwise expressly provided herein, the Company shall operate and carry on its business in the ordinary course and in substantially the same manner as currently operated. Consistent with the foregoing but except as otherwise expressly provided herein, the Company shall use its commercially reasonable efforts, consistent with good business practice, to preserve the goodwill of the suppliers, contractors, licensors, employees and others having relations with the Company. It is specifically agreed that the Company may distribute all Cash on Hand to the Shareholders and the SEU Holders prior to the Closing except to the extent such distribution would violate any Law or any obligation under any Contract to which the Company is a party or by which it is bound.

(b) Without limiting the provisions of Section 6.3(a), except (x) as otherwise expressly provided in this Agreement, (y) as set forth in the corresponding subsection of Schedule 6.3(b), or (z) with the written approval of Buyer (which Buyer agrees shall not be unreasonably withheld or delayed), between the date hereof and the Closing Date, the Company shall not do any of the following:

(i) Make any single capital expenditure or enter into any contract or commitment therefor in excess of Five Hundred Thousand Dollars ($500,000) in any one instance, or otherwise in an amount which is greater than the capital expenditures made by the Company for similar time periods in the ordinary course of business;

(ii) Enter into any contract for the purchase or lease (as lessor or lessee) of real property or exercise any option to extend a Lease;

(iii) Sell, lease (as lessor), transfer or otherwise dispose of, license, mortgage or pledge, or impose any Encumbrance (except Permitted Encumbrances) on, any of its assets, in whole or in part, other than sales of inventory in the ordinary course of business and personal property sold or otherwise disposed of in the ordinary course of business;

(iv) Institute any increase in, enter into, terminate, amend or adopt any Benefit Plan, other than as required by any such existing plan, or by any employment agreement in effect as of the date of this Agreement or by Law;

(v) Make any change in the compensation of employees of the Company, including the terms of, adding participants under, and any bonus amounts payable under, the Retention Bonus Plan or the Keegan Bonus Agreement, other than changes required by employment agreements in effect as of the date of this Agreement or by any Law;

(vi) Make any change in the accounting principles, methods, practices or policies applied in the preparation of the Financial Statements, unless such change is required by applicable Law;

(vii) Institute any Action other than collection Actions commenced in the ordinary course of business or settle any Actions that involves any admission by the Company or requires any agreement or undertaking by the Company other than the payment prior to the Closing Date of money in an amount that would not have a Material Adverse Effect;

(viii) Other than with respect to any Contract set forth in Schedule 6.3(b)(viii), enter into any Contract which would be included in the definition of Business Agreement or make any material modification to any existing Business Agreement;

(ix) Hire any new employees, agents or consultants except to replace existing non-officer employees, agents or consultants at similar compensation levels and except for any new employees having annual compensation of less than $150,000 hired in the ordinary course of business;

(x) Acquire or purchase any properties or assets (other than purchases in the ordinary course of business), merge or consolidate with, or acquire all or substantially all of the assets of, or otherwise acquire, any Person, or make any material investment in any Person;

(xi) Issue or sell any new shares of any class of capital stock of the Company or redeem or repurchase any outstanding shares of any class of capital stock of the Company;

(xii) Take any action or fail to take any action that would require disclosure under Section 4.7 of the Disclosure Letter if such action had been taken prior to the date of this Agreement;

(xiii) Fail to take any action necessary to renew any expiring insurance policy with substantially the same coverage in effect as of the date of this Agreement;

(xiv) Fail to take any action necessary to preserve the validity of any Company Intellectual Property;

(xv) Recognize a transfer of Common Stock in violation of the terms of any voting agreement or joinder agreement delivered to Buyer prior to the date hereof by the Shareholders; or

(xvi) Agree in writing or otherwise to take any of the foregoing actions.

6.4 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party will use all commercially reasonable efforts to cause the Closing to occur.

6.5 Confidentiality. The terms of the Confidentiality Agreement dated February 7, 2012 between Buyer and the Company or Perella Weinberg Partners, on behalf of the Company (the “Confidentiality Agreement”), are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations of Buyer under this Section 6.5 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

6.6 Notification of Certain Matters. Prior to the Closing Date, the Company shall notify Buyer promptly after obtaining Knowledge of any inaccuracy in any representation or breach of any warranty or covenant of the Company by providing an update to the Disclosure Letter. No such update to the Disclosure Letter shall be deemed to cure any inaccuracy or breach for purposes of Section 8.1, Section 10.2 or any other provision of this Agreement and, to the extent such inaccuracy or breach is not cured by the Company on or prior to the Closing Date, Buyer may terminate this Agreement to the extent Buyer is entitled to do so pursuant to Section 11.1. However, if the inaccuracy or breach provided in such Disclosure Letter update relates to the occurrence of any event, circumstance or condition arising after the date of this Agreement (without breach of Section 6.3) and is of a nature that would entitle Buyer to terminate this Agreement pursuant to Section 11.1, then, notwithstanding anything in this Agreement to the contrary, if Buyer proceeds to consummate the Closing, Buyer shall be deemed to have waived any and all rights, remedies or other recourse against the Company, the Shareholders and the SEU Holders relating to such inaccuracy or breach to which Buyer might otherwise be entitled, including any rights or remedies under Article 10.

6.7 No Solicitation of Competing Transactions.

(a) Between the date hereof and the Closing, neither the Company nor any of its Representatives shall (whether directly or indirectly through any officer, director, employee, agent, advisor, partner, representative, Affiliate, or otherwise) (i) enter into any agreement, agreement in principle or other commitment relating to any business combination with, recapitalization of, or acquisition of all or a significant portion of the assets of, or any material equity interest in, the Company or any portion thereof or relating to any other similar transaction (each a “Competing Transaction”), (ii) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any Competing Transaction, or (iii) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to effect a Competing Transaction.

(b) The Company shall promptly (and in any event within two (2) days) notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations and shall request the immediate return or destruction of all confidential information provided by the Company to such party. If the Company receives any proposal or offer of the nature described in paragraph (a) above, the Company shall, within one (1) Business Day after such receipt, notify Buyer of such proposal or offer, including the identity of the other party and the terms of such proposal or offer.

6.8 Shareholder Approval. As promptly as practicable following the date of this Agreement, the Company shall solicit the consent of shareholders who own no less than a majority of the issued and outstanding Common Stock to approve this Agreement and the transactions contemplated hereby (the “Requisite Shareholder Consent”), and shall use its reasonable best efforts to obtain the Requisite Shareholder Consent as promptly as reasonably practicable, and in any event within one (1) day following the date of this Agreement.

6.9 Employee Stock Option Plan.

(a) As soon as practicable following the Company mailing the letter of transmittal as provided in Section 2.6(a) (and in any event within five (5) Business Days after the date of this Agreement), the Company shall cause Paul I. Terasaki to provide written notice to each Stock Option holder notifying them of the execution of this Agreement and instructions on how to exercise their respective Stock Options. Such notice shall further notify each Stock Option holder that, as of the Effective Time, all unexercised Stock Options shall no longer be outstanding and shall automatically cease to exist, and each Stock Option holder shall cease to have any rights with respect thereto. Buyer acknowledges and agrees that any deduction with respect to exercise of Stock Options shall be claimed solely on a Pre-Closing Return.

(b) The Company, Buyer, the Escrow Agent and their agents shall be entitled to deduct and withhold from the Adjusted Merger Consideration and any Earn-out Consideration payable pursuant to this Agreement to any holder of a Stock Option (or any holder of Outstanding Shares acquired upon exercise of a Stock Option) such Taxes and other amounts as are required under applicable Law to be deducted or withheld by the Company or any other Person as employer or withholding agent in connection with the exercise of such Stock Option. All such amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Stock Options (or holder of Outstanding Shares acquired upon exercise of a Stock Option) in respect of whom such deduction or withholding was made.

6.10 Profit Sharing and 401(k) Plan. Effective no later than the day immediately prior to the Closing Date, the Company shall amend and terminate the One Lambda, Inc. Profit Sharing and Employees’ 401(k) Savings Plan (the “Profit Sharing and 401(k) Plan”) pursuant to a written instrument adopted by resolution of the Company’s Board of Directors. Such action shall provide for the full vesting of the Non-Safe Harbor Non-Elective Contribution Account (as defined in the Profit Sharing and 401(k) Plan) of each employee of the Company who has such an account, to be effective upon and contingent on the Closing. Buyer acknowledges and agrees that (i) the resolution to terminate the Profit Sharing and 401(k) Plan shall not require such plan to immediately distribute account balances to participants and (ii) the Company may adopt and seek IRS approval for any amendments that are necessary to preserve or obtain a favorable determination letter from the IRS with respect to the plan’s tax-qualified status on its termination.

6.11 FIRPTA. Prior to the Closing, the Company shall deliver to Buyer and to the IRS a notice, in form and substance reasonably satisfactory to Buyer, certifying that the shares of Common Stock are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code. If Buyer does not receive the notice described above on or before the Closing Date, Buyer shall be permitted to withhold from the payments to be made pursuant to this Agreement any withholding Tax it reasonably determines is required under Section 1445 of the Code.

ARTICLE VII

POST-CLOSING AGREEMENTS

7.1 Company Agents Indemnification and Insurance.

(a) Buyer agrees that all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors and officers of the Company (the “Company Agents”) as provided in the Articles of Incorporation or Bylaws of the Company or any indemnification agreement between the Company and/or any Company Agent on the date hereof, as set forth in Schedule 7.1, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Company Agent, unless an alteration or modification of such document is required by Law or the Company Agent affected thereby otherwise consents in writing thereto.

(b) Buyer shall cause the Surviving Corporation to either: (i) cause to be obtained and have in effect at the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with respect to officers’ and directors’ and employment practices liability insurance for acts or omissions occurring prior to the Effective Time (“D&O Insurance”) covering the persons who are currently covered by the Company’s current D&O Insurance on terms (as to coverage and amount) no less advantageous in the aggregate to such persons than under such current D&O Insurance; or (ii) provide and maintain, for a period of six (6) years from and after the Effective Time, D&O Insurance covering such persons on terms (as to coverage and amount) no less advantageous in the aggregate to such persons than under such current D&O Insurance. In no event shall Buyer or the Surviving Corporation be required to pay any premium for the D&O Insurance in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement and, if the premium for the D&O Insurance required hereunder would exceed such limitation, Buyer shall cause the Surviving Corporation to obtain as much directors’ and officers’ liability insurance as can be obtained for a premium not in excess of such amount.

(c) In the event that Buyer, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, Buyer shall ensure that such Person assumes the obligations set forth in this Section 7.1.

7.2 Tax Matters.

(a) The Transaction Representative shall prepare or cause to be prepared all income Tax Returns required or permitted to be filed by the Company for taxable periods ending prior to or on the Closing Date which are to be filed after the Closing Date (the “Pre-Closing Returns”) in a manner consistent with the Company’s past practice, except as otherwise required by applicable Law, and in accordance with the provisions of this Agreement. The Transaction Representative shall provide Buyer with a copy of each such Tax Return for review and comment at least forty-five (45) days prior to the filing of such Tax Return and shall make any changes thereto reasonably requested by Buyer. Buyer shall cause the Company to execute and file the Pre-Closing Returns as so prepared. For the avoidance of doubt, the Pre-Closing Returns shall not include any personal Tax Return of any Shareholder. The Transaction Representative shall pay for the costs and expenses of preparing and filing all Pre-Closing Returns. Buyer shall, or shall cause Company to, pay any and all Taxes reflected as due and payable on all such Pre-Closing Returns, subject to Article 3 and the indemnification provisions of this Agreement. The Shareholders shall also include any income, gain, loss, deduction or other Tax items for such periods on their Tax Returns in a manner consistent with the Company’s Schedule K-1’s for such periods (including any income, gain, loss deduction or other Tax items resulting from the 338(h)(10) Election contemplated hereunder) and (subject to the provisions of this Agreement regarding Shareholder State Tax Withholding) pay all Taxes imposed on the Shareholders individually as S corporation shareholders pursuant to Section 1366 of the Code and any analogous provision of state or local Law. The Parties shall make available to each other (and to their respective accountants and attorneys) any and all books and records and other documents and information in its possession or control relating to the Company reasonably requested by such Persons in order to prepare or review such Pre-Closing Returns.

(b) Except for the Pre-Closing Returns, Buyer shall prepare or cause to be prepared and shall cause the Company to file all Tax Returns for periods ending prior to or on the Closing Date which are to be filed after the Closing Date (provided that no amendment of any such Tax Return shall be made without prior written consent of the Transaction Representative) in a manner consistent with the Company’s past practice, except as otherwise required by applicable Law or to the extent Buyer makes a good faith determination that a position or other method of reporting in such Tax Return is not more likely than not to be sustained upon audit, and in accordance with the provisions of this Agreement. Buyer shall, or shall cause Company to, pay any and all Taxes reflected as due and payable on all such Tax Returns subject to Article 3 and the indemnification provisions of this Agreement. Buyer shall permit the Transaction Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing, and shall make any changes thereto reasonably requested by the Transaction Representative.

(c) Buyer shall prepare and file or cause to be prepared and filed when due all Tax Returns for the Company required to be filed for all periods beginning on or after the Closing Date. Buyer shall pay and be liable for (or shall cause the Company to pay) all Taxes of the Company with respect to such periods or which arise in respect of any event, action, or transaction which occurred during such periods.

(d) Buyer shall prepare and file or cause to be prepared and filed when due any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date (each such period, a “Straddle Period”) in a manner consistent with the Company’s past practice, except as otherwise required by applicable Law or to the extent Buyer makes a good faith determination that a position or other method of reporting in such Tax Return is not more likely than not to be sustained upon audit, and in accordance with the provisions of this Agreement. Buyer shall, or shall cause the Company to, pay all Taxes reflected as due and payable on all such Tax Returns subject to Article 3 and the indemnification provisions of this Agreement. Buyer shall permit the Transaction Representative to review and comment on each such Tax Return described in this Section 7.2(d) prior to filing, and shall make any changes thereto reasonably requested by the Transaction Representative prior to filing. For purposes of this Section 7.2(d), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date (the “Pre-Closing Straddle Period Taxes”) shall (i) in the case of ad valorem and any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period (adjusted for any acquisitions or dispositions of property after the Closing Date) multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date; provided, that, any brackets, thresholds, exclusion amounts or other similar computational adjustments that relate to full taxable years shall be apportioned to the portion of the Straddle Period ending on the Closing Date in accordance with the fraction determined in accordance with clause (i) of this sentence.

(e) Buyer and the Shareholders agree that if the Company is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, Buyer and the Shareholders shall treat such day as the last day of a taxable period; provided, that, in determining Taxes for such taxable period there shall not be taken into account any item of income or expense not incurred in the ordinary course of business of the Company that accrues for tax purposes after the Effective Time.

(f) Buyer and the Shareholders shall each be responsible for fifty percent (50%) of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income and non-franchise Tax and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”). Buyer and Shareholders shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the Parties will join in the execution of any such Tax Returns and other documentation. The Parties acknowledge that they are not aware that any Transfer Taxes will be incurred as a result of the consummation of the transactions contemplated by this Agreement.

(g) Any credits, refunds and other recoveries of Pre-Closing Straddle Period Taxes, or any Taxes with respect to periods ending prior to or on the Closing Date (including the Taxes contemplated by Section 7.5(e)), shall belong to the Persons entitled to the Merger Consideration and be paid to them (pro rata in proportion to their respective shares of the Merger Consideration as determined in accordance with this Agreement) promptly upon any credit thereof to, or receipt or recovery thereof by, Buyer, the Company or any of their Affiliates (and such payment may be carried out by deposit of the amount of any such credit, refund or other recovery with the Escrow Agent solely as paying agent to disburse such amounts to such Persons in such proportions). Any credits, refunds or recoveries of Taxes for a Straddle Period (other than Pre-Closing Straddle Period Taxes) shall belong to the Company and be paid to Buyer promptly upon any credit thereof to, or receipt or recovery thereof by, any Shareholder or other Person entitled to Merger Consideration. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(h) Buyer shall promptly notify the Transaction Representative following receipt of any notice of audit or other proceeding relating to any Pre-Closing Return or any other federal or state Tax Return filed on or before the Closing Date (together with all Pre-Closing Returns, the “Prior Period Returns”). Notwithstanding any other provision herein, the Transaction Representative shall control any and all audits or other proceedings and litigation relating to any Prior Period Return, including the filing of an amended Tax Return. Buyer shall have control of any and all audits or other proceedings and litigation relating to Tax Returns, including the filing of amended Tax Returns, for all other taxable periods, including Straddle Periods; provided, that, with respect to any item of adjustment which may cause the Shareholders and/or SEU Holders to become obligated to make any payment pursuant to any provision of this Agreement (including but not limited to Section 10.2), then (i) at the expense of the Shareholders, the Transaction Representative and representatives appointed by the Transaction Representative shall have the right to participate in such audit or other proceeding or litigation and all conference calls, meetings and appearances with or before the applicable Governmental Authority or tribunal, (ii) Buyer shall promptly provide to the Transaction Representative or representatives appointed by the Transaction Representative copies of all written communications received from the applicable Governmental Authority or tribunal and shall keep the Transaction Representative or such representatives reasonably informed regarding the audit, proceeding or litigation, and (iii) Buyer shall consult with the Transaction Representative regarding the resolution of any issue that would affect the Shareholders and/or SEU Holders and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of the Transaction Representative, which consent shall not be unreasonably withheld or delayed.

(i) The Parties shall cooperate (and cause their respective Affiliates to cooperate) fully, as and to the extent reasonably requested by the other Parties, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.2 and any Tax audit, litigation or other proceeding with respect to Taxes and payments in respect thereof. Such cooperation shall include the retention and (upon the other Parties’ request) the provision of records and information which are reasonably relevant to any such Tax audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Company shall retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority. Each of the Parties shall furnish the other Parties with copies of all relevant correspondence received from any Governmental Authority in connection with any Tax audit or information request with respect to any Taxes for which any other Party may have an indemnification obligation under this Agreement. Buyer and the Transaction Representative agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Sections 6043 and 6043A of the Code and all Treasury Regulations promulgated thereunder.

(j) If the Company has never been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 (or an analogous provision of state or local Law in the states and localities where the Company has been subject to income Taxes), or such status was terminated at any time prior to the Effective Time, the Shareholders shall cooperate (and cause their respective Affiliates to cooperate) fully and without delay in any remedial action determined by Buyer to be necessary under Code Section 1362(f) or any analogous provision, if any, of state or local Law for the Company to qualify as an S corporation (or to have analogous status under applicable state or local Laws) for such pre-closing periods as Buyer determines to be relevant.

(k) For all Tax purposes, to the extent permitted by applicable law, each of Buyer and the Shareholders agrees to treat any indemnity or hold harmless payment under this Agreement as an adjustment to the purchase price received by the Shareholders for the transactions contemplated by this Agreement. Any dispute regarding such treatment, as well as any dispute regarding Pre-Closing Company Taxes, shall be submitted to the Accounting Arbitrator for final and binding resolution in accordance with the procedures set forth in Section 3.3(b), mutatis mutandis.

7.3 Retention Bonus Plan; Keegan Bonus Agreement. Buyer shall cause the Company to (a) make all payments required to be made under the Retention Bonus Plan and the Keegan Bonus Agreement in accordance with the allocation schedule set forth in Schedule 7.3 and (b) satisfy all other obligations in connection therewith, in each case, as in effect on the date hereof and solely to the extent set forth in Schedule 7.3. If any participant under the Retention Bonus Plan or the Keegan Bonus Agreement loses eligibility to receive a bonus payment under such plan or agreement, or any such bonus payment is not paid for any other reason, Buyer shall cause the Company to pay or cause to be paid, promptly after the final payments have been made to all eligible participants under each such plan, each Shareholder and, subject to Section 12.2, each SEU Holder an amount equal to such Shareholder’s or SEU Holder’s Proportionate Share of the maximum amount that each such participant could have thereafter received under such plan or agreement had such participant under the Retention Bonus Plan or the Keegan Bonus Agreement not become ineligible or such bonus payment had otherwise not been paid.

7.4 Benefit Plan Coverage.

(a) In the event Buyer does not continue the Benefit Plans set forth on Schedule 7.4, Buyer shall take commercially reasonable efforts to cause the employees of the Surviving Corporation (the “Continuing Employees”) to be eligible for employee benefit plans that are substantially similar in the aggregate to the benefits provided to similarly situated employees of Buyer and its Affiliates. To the extent Buyer elects to have Continuing Employees, and their eligible dependents where applicable, participate in Buyer’s employee benefit plans, programs or policies following the Closing Date, (i) Buyer will allow such Continuing Employees, and their eligible dependents where applicable, to participate in such plans, programs and policies on terms substantially similar to those provided to similarly situated employees of Buyer and its Affiliates, (ii) each such Continuing Employee will receive credit for purposes of eligibility to participate, vesting, and years of seniority under such plans, programs and policies for years of service with the Company prior to the Closing Date to the same extent that such Continuing Employee would have received credit for service under such plans, programs and policies if the Continuing Employee’s service had been rendered to Buyer, and (iii) Buyer will use commercially reasonable efforts to give credit for any co-payments or deductibles paid by the Continuing Employees during the year in which the Closing Date occurs to the extent that that the Company timely provides to Buyer, in a commercially reasonable format, the requisite data concerning such expenditures by the Continuing Employees through the Closing Date and will to the extent practicable cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Buyer and its Affiliates in which such Continuing Employees and their eligible dependents will participate to be waived.

(b) Buyer acknowledges that the Closing Working Capital will contain an accrual for amounts to be contributed to the Profit Sharing and 401(k) Plan. Buyer shall cause a contribution in the amount of such accrual to be made, for the benefit of the Continuing Employees, to the profit sharing plan for the year ending December 31, 2012 that the Continuing Employees participate in following the Closing.

(c) The Parties acknowledge and agree that all provisions contained in this Section 7.4 with respect to employees are included for the sole benefit of the respective Parties and shall not be deemed to be an amendment to any employee benefit plan and shall not create any right in any other Person, including any employees, former employees, participants in any Benefit Plan or any beneficiary thereof.

7.5 Section 338(h)(10) Election.

(a) At the request of Buyer, the Company and each of the Shareholders, in accordance with Treasury Regulation Section 1.1362-6(b)(3)(i), will join with Buyer in making the elections (collectively, the “338(h)(10) Election”) with respect to the purchase of the Shares under (i) Section 338(h)(10) of the Code and (ii) any analogous provision of state, local or foreign income Tax Law, to the extent that such election is separately available, in each state, local and foreign jurisdiction where the Company currently files income Tax Returns. At the Closing, the Shareholders will deliver to Buyer two (2) completed and properly executed (by each Shareholder) original copies of (i) IRS Form 8023 and required schedules thereto and (ii) to the extent required, two (2) completed and properly executed originals of any similar forms with respect to state, local or foreign income Taxes. Prior to the Closing Date, Buyer will provide the Shareholders with the information regarding Buyer necessary to enable the Shareholders to complete the forms described in this Section 7.5(a). The IRS Forms 8023 that each Shareholder delivers to Buyer at the Closing will be complete in all respects.

(b) Buyer shall be responsible for filing the Form 8023. The Company and the Shareholders will provide Buyer with any information regarding the Company as is necessary for Buyer to complete IRS Form 8883 and any supplements thereto. Buyer shall complete IRS Form 8883 taking into account the allocation of the Tax Purchase Price in accordance with Section 7.5(d). Buyer shall provide a copy of the completed Form 8883 to the Company and the Shareholders. Each of the Company, the Shareholders and Buyer shall be responsible for filing the Form 8883 with the appropriate Tax Returns.

(c) Each of the Shareholders and Buyer shall file all Tax Returns in a manner consistent with the Section 338(h)(10) Election unless otherwise required by applicable Law and the allocation of the Tax Purchase Price determined in accordance with Section 7.5(d), and will not take any position contrary thereto. The Shareholders shall include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Law.

(d) Buyer and the Shareholders agree that, except as Buyer and the Transaction Representative may otherwise agree in writing or as may be required otherwise pursuant to a final determination within the meaning of Section 1313(a) of the Code or corresponding provision of state, local or foreign income Tax Law, for United States federal income Tax purposes, the amount of the adjusted deemed sale price (as determined pursuant to Treasury Regulations §1.338-4) for the assets of the Company (collectively, the “Tax Purchase Price”) deemed acquired pursuant to the 338(h)(10) Election shall be allocated in accordance with Treasury Regulations §§1.338-6 and 1.338-7 as determined in accordance with an allocation of Tax Purchase Price (“Tax Purchase Price Allocation”) prepared and determined in accordance with this Section 7.5(d). Buyer shall engage, at its expense, a Valuation Firm to provide a proposed Tax Purchase Price Allocation within one hundred twenty (120) days after the Effective Time which Buyer shall deliver to the Transaction Representative for comment. Buyer will consider in good faith any comments of the Transaction Representative with respect to such proposed Tax Purchase Price Allocation that are furnished to Buyer within thirty (30) days after such allocation is so provided to the Transaction Representative. If Buyer and the Transaction Representative fail to agree in all respects upon a Tax Purchase Price Allocation within thirty (30) days after the proposed Tax Purchase Price Allocation is so provided to the Transaction Representative, then any aspects of such proposal not agreed by them shall be submitted to a Valuation Firm mutually agreed upon by Buyer and the Transaction Representative for final and binding resolution in accordance with the procedures set forth in Section 3.3(b), but with the Valuation Firm taking the role of the Accounting Arbitrator referenced in such Section 3.3(b).

(e) Notwithstanding anything herein to the contrary, and in accordance with Article 3 and the indemnification provisions hereunder, the Shareholders and SEU Holders shall bear the burden for the payment of any Taxes imposed on the Company by reason of the 338(h)(10) Election (including (i) any Tax imposed under Section 1374 of the Code, (ii) any Tax imposed under Treasury Regulation § 1.338(h)(10)-1, and (iii) any state, local or foreign Tax imposed on the Company’s gain).

(f) The Parties acknowledge that certain principal Shareholders are entering into certain noncompetition agreements with Buyer and the Company on the date hereof that will become effective upon the Closing and that such Shareholders will be compensated in connection therewith as set forth in such noncompetition agreements. For the avoidance of doubt, the Parties acknowledge and agree that for Tax purposes, no amount of the Merger Consideration or Tax Purchase Price shall be allocated to any of such noncompetition agreements, it being agreed that Buyer would not enter into this Agreement but for the restrictions set forth in such agreements and therefore the amount of Losses Buyer may suffer under such agreements as a result of a breach of thereof would not be limited to the amount of compensation set forth therein.

7.6 SEU Payments. The Parties acknowledge and agree that if the 338(h)(10) Election is made, the SEU Payments due at the Closing will be included in the Tax Purchase Price and that any deduction (other than amortization deductions) with respect thereto will be claimed solely on a Pre-Closing Return (and that any SEU Payments due and payable after the

Closing are, to the extent actually paid to the SEU Holders, includible in the Tax Purchase Price at the time of payment, and that any deduction with respect thereto will be claimed solely on or as though reflected on an S corporation Tax Return of the Company and passed through to the Shareholders in accordance with Subchapter S of the Code).

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the Merger shall, at the option of Buyer, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

8.1 No Misrepresentation or Breach of Covenants and Warranties. The representations and warranties of the Company made in this Agreement (without regard to any materiality or Material Adverse Effect qualifications contained therein), other than the representations set forth in Sections 4.1(a) (Organization and Power), 4.2 (Authority and Enforceability), 4.4(a) and (b) (Capitalization), Section 4.7(a)(ii) (Operations Since the Most Recent Balance Sheet Date), 4.8(l) and (m) (Taxes) and Section 4.11(b) (Intellectual Property), shall be true and correct in all respects (a) as of the date hereof; and (b) on and as of the Closing Date, as though made on such date, except (in each case of (a) and (b)) (i) for those representations and warranties which refer to facts existing at a specific date (which shall be true and correct only as of such date) and (ii) to the extent any breaches of such representations and warranties would not individually or in the aggregate have a Material Adverse Effect; the representations set forth in Sections 4.1(a) (Organization and Power), 4.2 (Authority and Enforceability), 4.4(a) and (b) (Capitalization), 4.8(l) and (m) (Taxes) and Section 4.11(b) (Intellectual Property) shall be true and correct in all material respects (x) as of the date hereof and (y) on and as of the Closing Date, as though made on such date, except (in each of clause (x) and (y)) for those representations and warranties which refer to facts existing at a specific date (which shall be true and correct in all material respects only as of such date); and the representations and warranties set forth in Section 4.7(a)(ii) (Operations Since the Most Recent Balance Sheet Date) shall be true and correct in all respects as of the date hereof and on and as of the Closing Date, as though made on such date. The Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company on or before the Closing Date.

8.2 No Court Order or Litigation. There shall not be in effect on the Closing Date any Court Order restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement. No Action shall be pending against the Company, Buyer or the Company’s board of directors by which it is sought to restrain, prohibit or rescind or to obtain material damages or other material relief in connection with the transactions contemplated hereby.

8.3 Shareholder Consent. The Requisite Shareholder Consent shall have been obtained.

8.4 Antitrust Laws. All waiting periods (and any extensions thereof) under the HSR Act and the Antitrust Laws of those jurisdictions set forth on Schedule 8.4 shall have expired or been terminated.

8.5 Additional Documents. The Company shall have delivered to Buyer all of the following documents:

(a) A certificate of the Company, dated the Closing Date, signed by the chief executive officer and the chief financial officer of the Company (i) certifying the incumbency and genuineness of the signatures of each officer of the Company executing this Agreement and such other documents relating to the transactions contemplated by this Agreement and (ii) stating that the conditions specified in Section 8.1 have been fully satisfied;

(b) A copy of the Company’s Articles of Incorporation certified by the Secretary of State of the State of California within ten (10) days prior to the Closing Date;

(c) A good standing certificate of the Company from the state of California, dated within ten (10) days prior to the Closing Date;

(d) A termination of the lease listed as item 1 of Section 4.10(b) of the Disclosure Letter; and

(e) Such other documents in connection with the closing of the transactions contemplated by this Agreement as Buyer may reasonably request.

8.6 Section 338(h)(10) Election. Each Shareholder shall have delivered to Buyer the consent to the Section 338(h)(10) Election and executed Forms 8023 as contemplated by Section 7.5, and Buyer shall not have determined, in its reasonable discretion, based on any action taken after the date of this Agreement, or any fact or condition that has arisen, or has first become known to Buyer, after the date of this Agreement, that the Company is ineligible to make a Section 338(h)(10) election with respect to the Merger.

8.7 Consents. The Company shall have obtained at its own expense (and shall have provided copies thereof to Buyer) (a) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, set forth on Schedule 8.7(a) and (b) all other waivers, permits, consents, approvals, authorizations, registrations, filings and notices which are necessary for the consummation of the transactions contemplated by this Agreement or that are material to the operation of the Company’s business as currently conducted, it being agreed that the waivers, permits, consents, approvals, authorizations, registrations, filings and notices set forth on Schedule 8.7(b) are not necessary for the consummation of the transactions contemplated by the Agreement and are not material to the operation of the Company’s business as currently conducted.

8.8 Closing Under Real Property Purchase Agreements. The closing under each Real Property Purchase Agreement shall occur simultaneously with the Closing under this Agreement or Buyer shall have terminated such Real Property Purchase Agreement (other than as a result of a breach or default by the sellers thereunder).

8.9 Resignations. Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company.

Notwithstanding the failure of any one or more of the foregoing conditions in this Article 8, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY

The obligations of the Company to consummate the Merger shall, at the option of the Company, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

9.1 No Misrepresentation or Breach of Covenants and Warranties. The representations and warranties of Buyer made in this Agreement (without regard to any materiality qualifications contained therein) other than the Buyer Fundamental Representations shall be true and correct in all respects (a) as of the date hereof; and (b) on and as of the Closing Date, as though made on such date, except (in each case of (a) and (b)), (i) for those representations and warranties which refer to facts existing at a specific date (which shall be true and correct only as of such date) and (ii) to the extent any breaches of such representations and warranties would not individually or in the aggregate have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement; and the Buyer Fundamental Representations shall be true and correct in all material respects (x) as of the date hereof and (y) on and as of the Closing Date, as though made on such date, except (in each of clause (x) and (y)) for those representations and warranties which refer to facts existing at a specific date (which shall be true and correct in all material respects only as of such date). Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer on or before the Closing Date.

9.2 No Court Order or Litigation. There shall not be in effect on the Closing Date any Court Order restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

9.3 Antitrust Laws. All waiting periods (and any extensions thereof) under the HSR Act and the Antitrust Laws of those jurisdictions set forth on Schedule 8.4 shall have expired or been terminated.

9.4 Additional Documents. Buyer shall have delivered to the Transaction Representative all of the following documents:

(a) A certificate of Buyer, dated the Closing Date, signed by an officer of Buyer (i) certifying the incumbency and genuineness of the signatures of each officer of Buyer and Buyer Sub executing this Agreement and such other documents relating to the transactions contemplated by this Agreement and (ii) stating that the conditions specified in Section 9.1 have been fully satisfied;

(b) A copy of each of Buyer’s and Buyer Sub’s Articles of Incorporation certified by the Secretary of the state of its incorporation within ten (10) days prior to the Closing Date formation;

(c) A good standing certificate of each of Buyer and Buyer Sub from the state of its incorporation, dated within ten (10) days prior to the Closing Date; and

(d) Such other documents in connection with the closing of the transactions contemplated by this Agreement as the Transaction Representative may reasonably request.

9.5 Shareholder Consent. The Requisite Shareholder Consent shall have been obtained.

Notwithstanding the failure of any one or more of the foregoing conditions in this Article 9, the Company may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

ARTICLE X

INDEMNIFICATION

10.1 Survival of Covenants, Representations and Warranties. No claim may be made for a breach of a covenant or agreement contained herein to be performed prior to the Closing Date after the expiration of the Survival Period. Any covenant and agreement to be performed after the Closing Date shall survive the Closing indefinitely, except as otherwise provided herein. Except as expressly provided otherwise herein, each representation and warranty contained herein shall survive the Closing until, and will expire and be of no force and effect, upon (except with respect to claims for breaches theretofore asserted in the manner provided for herein by the Transaction Representative, on behalf of the Shareholders and the SEU Holders, to Buyer or by Buyer to the Transaction Representative, on behalf of the Shareholders and the SEU Holders, as the case may be, on or before) the Escrow Termination Date, except that (a) the representations and warranties of the Company set forth in Sections 4.1(a) (Organization and Power), 4.2 (Authority and Enforceability) and 4.4(a) and (b) (Capitalization) and any claim based upon fraud in connection with the transactions contemplated hereby shall survive the Closing indefinitely, (b) the representations and warranties of the Company set forth in Sections 4.8 (Taxes), 4.15 (Employee Benefits) (to the extent related to Taxes) and 4.24 (No Brokers) shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations, (c) the representations and warranties of the Company set forth in Sections 4.11 (Intellectual Property) shall survive the Closing for three (3) years (such representations and warranties set forth in clauses (a), (b) and (c) hereof, the “Company Fundamental Representations”), (d) the representations and warranties of Buyer set forth in Sections 5.1 (Organization of Buyer and Buyer Sub) and 5.2 (Authority of Buyer and Buyer Sub) shall survive the Closing indefinitely and (e) the representations and warranties of Buyer set forth in Section 5.9 (No Brokers) shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations (such representations and warranties set forth in clauses (d) and (e) hereof, the “Buyer Fundamental Representations”). The period from the Closing Date until the Escrow Termination Date is referred to herein as the “Survival Period.” The Parties specifically and unambiguously intend that, except for claims relating to fraud in connection with the transactions contemplated hereby or a breach of, or inaccuracy in, the Company Fundamental Representations or the Buyer Fundamental Representations (for which the longer survival periods described above shall apply), the Survival Period shall replace any statute of limitations for the representations or warranties or pre-Closing covenants or agreements that would otherwise be applicable. Except for claims relating to a breach of, or inaccuracy in, the Company Fundamental Representations or the Buyer Fundamental Representations, no Party shall be entitled to make any claim in respect of any representation or warranty or pre-Closing covenant or agreement after the expiration of the Survival Period. If an Indemnified Party delivers to an Indemnitor, before expiration of a representation, warranty, covenant or agreement, notice of such claim in accordance with the provisions of this Article 10 based upon a breach of, or inaccuracy in, such representation, warranty, covenant or agreement then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the final resolution of the matter covered by such notice (including the final determination and/or payment of any Losses which any Indemnified Party may incur at any future date to the extent of the matter covered by such notice or otherwise arising out of the matter covered by such notice). Except as otherwise provided in Section 6.6, the rights to indemnification and to be held harmless set forth in this Article 10 shall not be affected by (i) any investigation conducted by or on behalf of Buyer or any knowledge acquired (or capable of being acquired) by Buyer, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or (ii) any waiver by Buyer of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

10.2 Indemnification by the Shareholders and the SEU Holders. After the Closing Date and subject to the limitations set forth herein, including those set forth in Section 10.2(g)(iv) below, each Shareholder and SEU Holder, on a basis providing for equal responsibility for purposes of determining an obligation to indemnify and hold harmless, shall indemnify and hold harmless Buyer and its Affiliates (including, after the Closing, the Company) for such Shareholder’s or SEU Holder’s Proportionate Share of any and all losses, claims, damages, penalties, liabilities and expenses (including reasonable attorneys’ and accountants’ fees) (“Losses”) incurred or suffered by the Company, the Surviving Corporation, Buyer or any Affiliate thereof resulting from, arising from or constituting:

(a) any breach of any warranty or the inaccuracy of any representation of the Company contained in this Agreement as of the date hereof or as of the Closing Date (in each case, as such representation or warranty (other than the representations and warranties in Section 4.6(e), Section 4.7(a), Section 4.7(b)(i), Section 4.7(b)(ii)(A), Section 4.11(a), Section 4.11(c)(ii) and Section 4.13) would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect”, were deleted therefrom), regardless (for the avoidance of doubt) of whether such Shareholder or SEU Holder had any knowledge of such breach or inaccuracy;

(b) any failure to perform prior to the Effective Time any covenant or agreement of the Company contained in this Agreement or in any other agreement or instrument furnished by the Company pursuant to this Agreement;

(c) any Company Debt existing as of 12:01 a.m. on the Closing Date, to the extent not deducted from the Merger Consideration at the Closing;

(d) any Pre-Closing Taxes to the extent not included in the calculation of the Estimated Pre-Closing Company Taxes or Company Debt;

(e) any amounts paid or owed by the Surviving Corporation to any Shareholder with respect to any Dissenting Shares to the extent that the aggregate amount of such payments, together with the aggregate amount of all Losses with respect thereto, exceeds the consideration that otherwise would have been payable to such Shareholder pursuant to this Agreement if such Shareholder had not exercised his, her or its appraisal rights pursuant to Chapter 13 of the CGCL;

(f) any claim by a Shareholder, SEU Holder or any other Person seeking to assert, or based upon any rights to receive any Merger Consideration or other payment in connection with the transactions contemplated by this Agreement in excess of the amount payable to such Shareholder, SEU Holder or any other Person as set forth on the Allocation Schedule;

(g) the matter described in item 4 of Section 4.12 of the Disclosure Letter; and

(h) the matter described in item 1 of Section 4.18 of the Disclosure Letter, but only to the extent that such Losses exceed Seven Million Five Hundred Thousand Dollars ($7,500,000); provided, however, that:

(i) Except in the case of a claim for a breach of, or inaccuracy in, the Company Fundamental Representations (other than the representations and warranties of the Company set forth in Section 4.11 (Intellectual Property)) or fraud in connection with the transactions contemplated hereby, the indemnity and hold harmless obligations under clause (a) of this Section 10.2 shall apply only to the extent that (A) the amount of the Losses related to each individual claim (or series of related claims) exceeds Thirty Thousand Dollars ($30,000), which shall not be applied against the Basket Amount; and (B) the aggregate amount of such Losses exceeds Seven Million Dollars ($7,000,000) (the “Basket Amount”), and then only in respect of such excess;

(i) Except in the case of a claim for a breach of, or inaccuracy in, the Company Fundamental Representations or fraud in connection with the transactions contemplated hereby, Buyer shall be entitled to recover on the indemnity and hold harmless obligations under clause (a) of this Section 10.2 only from the Escrowed Funds (to the extent thereof) and not directly against any Shareholder or SEU Holder. For the avoidance of doubt, except in the case of a claim for a breach of, or inaccuracy in, the Company Fundamental Representations or fraud in connection with the transactions contemplated hereby, in the event Buyer is entitled to indemnification and to be held harmless for Losses hereunder from the Shareholders and the SEU Holders under clause (a) of this Section 10.2, Buyer shall only be able to recover for such Losses from the Escrowed Funds (to the extent thereof);

(ii) In the case of any claims (the “Intellectual Property Claims”) for any breach of, or any inaccuracy in, the representations and warranties of the Company set forth in Section 4.11 (the “Intellectual Property Representation”), Buyer acknowledges and agrees that in no event shall any Shareholder or SEU Holder have any liability hereunder in an aggregate amount in excess of the lesser of (x) twenty-five percent (25%) of the portion of the Merger Consideration paid or payable to such Shareholder or SEU Holder and (y) twenty-five percent (25%) of such Person’s Proportionate Share of any Losses related thereto; provided, that, in the case of any Intellectual Property Claims made on or prior to the first (1st) anniversary of the Closing Date or any intentional breaches of, or intentional inaccuracies in, the Intellectual Property Representation, the foregoing limitation shall not apply, and in such case, Buyer acknowledges and agrees that in no event shall any Shareholder or SEU Holder have any liability hereunder in an aggregate amount in excess of the lesser of (x) the portion of the Merger Consideration paid or payable to such Shareholder or SEU Holder and (y) such Person’s Proportionate Share of any Losses related thereto.

(iii) Notwithstanding the statement in the first sentence of Section 10.2 as to the equal responsibility of the Shareholders and the SEU Holders or any other provision herein, and for the avoidance of doubt (but without limiting Section 10.2(g)), in no event shall any Shareholder or SEU Holder have any liability hereunder (including for fraud in connection with the transactions contemplated hereby) in an aggregate amount in excess of the lesser of (A) the portion of the Merger Consideration paid or payable to such Shareholder or SEU Holder and (B) such Person’s Proportionate Share of any Losses; provided, however, that the foregoing limitation shall not be applicable, in the case of fraud in connection with the transactions contemplated hereby, to any Shareholder or SEU Holder who shall have committed such fraud.

Notwithstanding the foregoing or any other provision of this Agreement, Buyer shall not attempt to collect any Losses or other amounts for which the Shareholders and SEU holders have liability under this Agreement directly from any Shareholder or SEU Holder unless and to the extent there are insufficient unclaimed Escrowed Funds remaining to satisfy such Losses pursuant to the Escrow Agreement (and then only if and to the extent the Shareholders and SEU Holders have liability under this Agreement in excess of the Escrowed Funds). No Shareholder or SEU Holder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of, or any inaccuracies in, any of its representations, warranties, covenants or agreements.

10.3 Indemnification by Buyer. After the Closing Date and subject to the limitations set forth herein, Buyer shall indemnify and hold harmless the Shareholders and SEU Holders and hold the Shareholders and SEU Holders harmless for any and all Losses incurred or suffered by the Shareholders or SEU Holders resulting from, relating to or constituting:

(a) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement as of the date hereof or as of the Closing Date (in each case, as such representation or warranty would read if all qualifications as to materiality were deleted therefrom); and

(b) any failure to perform any covenant or agreement of Buyer or post-Closing covenant or agreement of the Company contained in this Agreement or any other agreement or instrument furnished by Buyer pursuant to this Agreement.

10.4 Notice of Claims.

(a) Any Party seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail, to the extent then known, (i) the facts giving rise to the claim for indemnification hereunder, (ii) the amount or the method of computation of the amount of such claim, and (iii) a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based. For purposes of this Section 10.4 and 10.5, (i) if the Shareholders and the SEU Holders comprise the Indemnitor, any references to the Indemnitor (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Transaction Representative, and (ii) if the Shareholders and the SEU Holders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Transaction Representative. The failure to give a Claim Notice shall not waive an Indemnified Party’s right to indemnification except to the extent of any damage, liability or prejudice caused by or arising out of such failure.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article 10 shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final and binding decision of the Arbitrator or the Appellate Arbitrators in accordance with Section 10.4(b); or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree in writing. The decision of the Arbitrator shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken, and the decision of the Appellate Arbitrators shall be deemed final when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it. All amounts due to the Indemnified Party as so finally determined shall be paid by wire transfer within ten (10) days after such final determination; provided, that, if the Indemnitor is a Shareholder or SEU Holder, and such amounts are to be paid solely from the Escrowed Funds in accordance with the provisions of Section 10.2, such amounts due shall be disbursed from the Escrowed Funds (to the extent thereof), and none of the Shareholders or the SEU Holders shall have any additional liability or obligation to the Indemnified Party.

10.5 Third Person Claims.

(a) In order for a Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail (to the extent then known), of the third Person claim promptly after receipt by such Indemnified Party of written notice of the third Person claim; provided, however, that the failure to give notice shall not waive an Indemnified Party’s right to indemnification except to the extent of any damage, liability or prejudice caused by or arising out of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all material notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim.

(b) In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the right, exercisable during the twenty (20) Business Day period following its receipt of notice, at its option and at its own expense, to control and defend against any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder with counsel reasonably satisfactory to the Indemnified Party; provided; however, that (i) the Indemnitor may only continue to retain control of such defense (A) following the 140th day after Buyer’s delivery of the Claims Notice to the Indemnitor if the Indemnitor by such date acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such third Person claim constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Article 10 (but subject to the limitations contained herein) and (B) if the maximum amount of Losses for which it may reasonably be expected to be liable under this Agreement (including, where applicable, any limitations resulting from the then current unreserved balance of the Escrowed Funds) with respect to such third Person Claim (assuming for this purpose that the third Person will be successful on the merits of such third Person claim), when added to the estimated costs of defense thereof and the maximum amount of Losses for which it may reasonably be expected to be liable under this Agreement for all unresolved claims for indemnification then pending is more than half of the maximum amount claimed with respect to such third Person claim and all of such other unresolved claims, including the estimated costs of the defense of all such claims, and (ii) the Indemnitor may not assume control of the defense of any such third Person claim involving criminal liability or in which material equitable relief is sought against the Indemnified Party or any of its subsidiaries. If the Indemnitor does not, or is not permitted under the terms hereof to, so assume control of the defense of any such third Person claim, the Indemnified Party shall control such defense and the Indemnitor may participate in any such proceeding with counsel of its choice and at its expense. The assumption of the defense of a third Party claim during the 140 day period referred to above shall not be an admission as to the liability of the Indemnitor in respect of such third Party claim or be deemed an acceptance or acknowledgment of the Indemnitor’s obligation to indemnify and hold harmless the Indemnified Party in respect of such third Party claim. The party controlling the defense of such third Person claim (the “Controlling Party”) shall keep the non-Controlling Party advised of the status of such third Person claim and the defense thereof and shall consider in good faith the recommendations made by the non-Controlling Party with respect thereto. If the Indemnitor has the right to, and timely elects to, assume control of the defense of a third Person claim, any fees and expenses of legal counsel employed by the Indemnified Party with respect to such third Person claim shall not be considered Losses for which the Indemnified Party may be entitled to indemnification under this Article 10 unless the Indemnified Party reasonably concludes that the Indemnitor and the Indemnified Party have a conflict of interests or materially different defenses available with respect to such third Person claim. Neither the Indemnitor nor the Indemnified Party may settle or compromise any such proceeding without the written consent of the other party, such consent not to be unreasonably withheld or delayed; provided, that, the consent of the Indemnified Party shall not be required if the Indemnitor agrees in writing to pay (and pays) any amounts payable pursuant to such settlement or compromise and such settlement or compromise includes a complete written release of the Indemnified Party (and its Affiliates) from further liability, does not contain an admission of liability and does not impose any injunctive relief, any operational restrictions or any other obligations on the Indemnified Party or any of its Affiliates.

(c) The parties agree to cooperate reasonably with each other in connection with the defense, negotiation or settlement of any such third Person claim. Such cooperation shall include the retention and the provision of records and information which is reasonably relevant to such third Person claim, and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) With respect to any third Person claim subject to indemnification under this Article 10, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges of the other Party. In connection therewith, each Party agrees that: (i) it will use its commercially reasonable efforts, in respect of any third Party claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with Law and rules of procedure); and (ii) all communications between any Party and counsel responsible for or participating in the defense of any third Party claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege. For the avoidance of doubt, nothing in this Section 10.5(d) shall require a Party to share information with any other Party if the sharing of such information would result in the loss of any applicable attorney-client, work-product or similar privilege.

(e) In the event that any provision of this Section 10.5 is inconsistent with the provisions of Section 7.2, the provisions in Section 7.2 shall control.

(f) The defense of the matters which are indemnifiable under Section 10.2(g) and Section 10.2(h) hereof shall be subject to the additional procedures set forth in Schedule 10.5(f).

10.6 Limitations.

(a) For purposes of determining the amount of any Losses, such amount shall be reduced by the amount of any insurance benefits and proceeds (collectively, “Insurance Benefits”) actually recovered by Buyer or the Company under applicable insurance policies and, upon the written request of the Transaction Representative, Buyer agrees to use commercially reasonable efforts to collect such Insurance Benefits, it being agreed that (i) Buyer shall not be required to commence a lawsuit against any insurer and (ii) all reasonable out-of-pocket expenses, and any increase in insurance premiums, incurred by Buyer in connection with or as a result of such collection efforts shall constitute Losses for which Buyer is entitled to indemnification under this Agreement, whether or not Buyer is successful in collecting such Insurance Benefits. If Buyer or the Company receives any Insurance Benefits subsequent to an indemnification payment by the Indemnitors, and provided Buyer has collected all sums due from the Indemnitors, then the amount of Losses to be recovered by Buyer shall be recalculated, taking into account the limitations of this Article 10, as if such Insurance Benefits had been received prior to the collection of any Losses under this Agreement and any excess Losses previously collected after such recalculation shall be repaid to the Escrowed Funds (if applicable), or after the release of the Escrowed Funds, such amount shall be paid the Indemnitors.

(b) In calculating any Losses, there shall be deducted (i) any indemnification, contribution or other similar payment actually recovered by the Indemnified Party thereof from any third Person with respect thereto; and (ii) any Tax benefit or refund to which the applicable Indemnified Party is actually entitled as a result of such Losses, which Tax benefit in the case of income Taxes shall be calculated based on the actual combined federal and state income Tax rate applicable to such Indemnified Party. Any such amounts or benefits received by an Indemnified Party with respect to any indemnity and hold harmless claim after it has received an indemnity or hold harmless payment hereunder shall be promptly paid over to the Indemnitor; provided, that, the Indemnified Party shall not be obligated to pay over any such amount or benefit in excess of the amount paid by the Indemnitor to the Indemnified Party with respect to such claim.

(c) If the amount to be netted hereunder from any indemnification payment required hereunder is determined after payment by any Shareholder or SEU Holder of any amount otherwise required to be paid as indemnification pursuant hereto, Buyer shall repay, promptly after such determination, any amount that any Shareholder or SEU Holder would not have had to pay pursuant hereto had such determination been made at the time of such payment.

(d) Except for claims for fraud in connection with the transactions contemplated hereby and remedies that cannot be waived as a matter of Law and injunctive and provisional relief, if the Closing occurs, this Article 10 shall be the sole and exclusive remedy and recourse for breach of, or inaccuracy in, any representation, warranty, or covenant contained herein, or otherwise in respect of the transactions contemplated hereby.

(e) No Party shall have any liability for any punitive or special damages or Losses, it being agreed that any such amounts payable to any third Person pursuant to an indemnifiable third Person claim shall constitute Losses which may be recovered by the applicable Indemnified Party.

(f) No Shareholder or SEU Holder shall have any liability for any Loss to the extent that the Loss sustained or incurred by the Indemnified Party was accrued for on the Closing Balance Sheet.

10.7 Mitigation. Each of the Parties agrees to take commercially reasonable steps to mitigate their respective Losses under this Article 10 upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

10.8 Subrogation. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article 10 (or the deemed making of a payment by the Shareholders and the SEU Holders through the disbursements of Escrowed Funds to Buyer), the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall, to the extent permitted by Law and the provisions of any applicable Contract, assign any such rights to the Indemnitor. Notwithstanding the foregoing, in no event shall the Shareholders or SEU Holders be permitted to bring any such subrogation claim against any Person that has been a customer of the Company within the year prior to such claim without Buyer’s prior written consent, not to be unreasonably withheld or delayed. In no event shall Buyer or the Company be required to commence any action or be the named plaintiff in any such subrogation claim.

ARTICLE XI

TERMINATION

11.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

(a) by either the Company or Buyer by giving written notice to the other Party:

(i) if the Closing shall not have occurred on or prior to October 31, 2012 (the “Outside Date”); provided, that, the right to terminate this Agreement under this Section 11.1(a)(i) shall not be available to the Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(ii) if any court or Governmental Authority issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Court Order or other action shall have become final and not subject to any further appeal; provided, that, the Party seeking to terminate this Agreement shall have used its commercially reasonable efforts to remove or lift such Court Order or other action;

(b) by the Company, by giving written notice to Buyer in the event Buyer is in breach of, or inaccuracy in, any representation, warranty or covenant contained in this Agreement, and such breach or inaccuracy, individually or in combination with any other such breach or inaccuracy, (i) would cause the conditions set forth in Section 9.1 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Company to Buyer of written notice of such breach;

(c) by Buyer, by giving written notice to the Company in the event the Company is in breach of, or inaccuracy in, any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach or inaccuracy, (i) would cause the conditions set forth in Section 8.1 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by Buyer to the Company of written notice of such breach or inaccuracy; provided, however, that in the case of any termination as a result of any breach of, or inaccuracy in, any representation or warranty set forth in Section 4.8(l) or (m), the cure period set forth in clause (ii) hereof shall be extended to the Outside Date;

(d) by Buyer, by giving written notice to the Company (i) at any time after the stockholders of the Company have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Shareholder Consent and (ii) if the Requisite Shareholder Consent has not been obtained within one (1) day after the date of this Agreement; or

(e) by mutual written agreement of the Company and Buyer.

11.2 Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.1, no Party shall have any liability or further obligation to any other Party, and no Party shall be entitled to any monetary damages as a result of such termination, or any indemnification under Article 10; provided, however, that in no event shall any termination of this Agreement limit or restrict the rights and remedies of any Party against any other Party which has intentionally and willfully breached any of the agreements or other provisions of this Agreement prior to the termination hereof; and provided, further, that the provisions of Section 6.5 (Confidentiality), and Article 12 (General Provisions) shall remain in full force and effect following the termination of this Agreement.

ARTICLE XII

GENERAL PROVISIONS

12.1 Transaction Representative.

(a) Emiko Terasaki, M.D. has been designated, by vote of Shareholders who held a majority of the outstanding Common Stock on the date of this Agreement, as the Shareholders’ and the SEU Holders’ exclusive representative (such person, or any successor so appointed by the Shareholders and the SEU Holders, is referred to herein as the “Transaction Representative”) from and after the Closing Date with respect to the matters set forth in this Agreement, including full power and authority on the Shareholders’ and the SEU Holders’ behalf (i) to take all actions which the Transaction Representative considers necessary or desirable in connection with the defense, pursuit or settlement of any determinations relating to any claims for indemnification hereunder, including determinations to sue, defend, negotiate, settle and compromise any such claims for indemnification made by or against, and other disputes with, Buyer pursuant to this Agreement or any of the agreements or transactions contemplated hereby, (ii) to engage and employ agents and to incur such other expenses as the Transaction Representative shall deem necessary or prudent in connection with the administration of the foregoing, (iii) to accept and receive notices to the Shareholders and the SEU Holders pursuant to this Agreement, and (iv) to take all other actions and exercise all other rights which the Transaction Representative considers necessary or appropriate in connection with this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Transaction Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Shareholder or SEU Holder shall otherwise exist against the Transaction Representative.

(b) Buyer shall be entitled to rely on any and all actions taken by the Transaction Representative without any liability to, or obligation to inquire of, any Shareholder or SEU Holder even if Buyer shall be aware of any actual or potential dispute or disagreement among the Shareholders and/or SEU Holders. Buyer is expressly authorized to rely on the genuineness of the signature of the Transaction Representative and, upon receipt of any writing which reasonably appears to have been signed by the Transaction Representative, Buyer may act upon the same without any further duty of inquiry as to the genuineness of the writing.

(c) The Transaction Representative shall promptly deliver to a Shareholder or SEU Holder any notice received by the Transaction Representative on behalf of such Shareholder or SEU Holder.

(d) From and after the Closing, the Company shall not be permitted to make amendments to, or waive any provision of, this Agreement or grant any consent under this Agreement, without the prior written consent of the Transaction Representative.

(e) Neither the Transaction Representative nor any agent employed by the Transaction Representative shall be liable to any Shareholder or SEU Holder relating to the performance of such Transaction Representative’s duties under this Agreement for any errors in judgment, negligence (including gross negligence), oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Transaction Representative constituted fraud or were taken or not taken in bad faith.

(f) The Transaction Representative shall hold and be entitled to use the Transaction Representative Funds for the purposes of paying for, or reimbursing Transaction Representative for, any and all costs and expenses (including counsel and legal fees and expenses) incurred by the Transaction Representative in connection with the protection, defense, enforcement or other exercise or fulfillment of any rights or obligations under this Agreement or the Escrow Agreement (collectively, the “Transaction Representative Expenses”). To the extent that the Transaction Representative Funds are insufficient to cover the Transaction Representative Expenses, each Shareholder and SEU Holder, promptly upon request by the Transaction Representative and in any event within ten (10) days of such request, shall reimburse the Transaction Representative for such Shareholder’s or SEU Holder’s Proportionate Share of such Transaction Representative Expenses. The Transaction Representative shall hold the Transaction Representative Funds in a segregated bank account and shall not comingle it with any other funds. At such time as the Transaction Representative deems appropriate, the Transaction Representative shall distribute to each Shareholder and, subject to Section 12.2, each SEU Holder an amount equal to such Shareholder’s or SEU Holder’s Proportionate Share of any remaining Transaction Representative Funds.

12.2 SEU Payments. All SEU Payments shall be made in accordance with the terms and conditions of the SEU Plan. The Company, Buyer and the Escrow Agent and their agents, as directed by Buyer, shall deduct and withhold from the SEU Payments and the payments of Earn-out Consideration to such SEU Holders such Taxes and other amounts as are required under applicable Law to be deducted or withheld by the Company or any other Person as employer or withholding agent in connection with such SEU Payments and Earn-out Consideration (including, for the avoidance of doubt, the Company’s portion of any Taxes payable to the extent not previously included in the computation of Company Debt) (collectively, the “SEU Withholdings”). The SEU Withholdings shall be treated for all purposes of this Agreement as having been paid to each SEU Holder in respect of whom such deduction or withholding was made. The Escrow Agreement shall make similar provision for the SEU Payments and the associated required income and employment Tax required to be withheld solely by reason of such payments with respect to each subsequent distribution of the Escrowed Funds.

12.3 No Public Announcement. From the date of this Agreement through the Effective Time, no Party shall (nor shall Buyer permit its subsidiaries to nor shall the Company permit its Affiliates to), without the written approval of the other (it being agreed that after the Closing, the Transaction Representative shall have the right to grant consents on behalf of the Shareholders and the SEU Holders), make any press release or other public announcement concerning the transactions contemplated by this Agreement or any of the other transaction documents contemplated hereby, except as and to the extent that any such Party shall be so obligated by applicable Law or stock exchange requirement, in which case such Party shall, to the extent practicable, allow the other Party reasonable time to comment on such release or announcement and shall incorporate such comments if reasonable and the Parties otherwise shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures by a Party necessary to implement the provisions of this Agreement.

12.4 Notices. All notices, consents or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, against written receipt, (b) if sent by registered or certified mail, return receipt requested, postage prepaid, when received, (c) when received by facsimile or e-mail transmission, and (d) when delivered by a nationally recognized overnight courier service, prepaid, and shall be addressed as follows:

If to the Company, MARKED PERSONAL AND CONFIDENTIAL, to:

One Lambda, Inc.

21001 Kittridge Street

Canoga Park, CA 91303

Attention: Chief Executive Officer

Facsimile: (818) 702-6904

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

1901 Avenue of the Stars, 16th Floor

Los Angeles, CA 90067

Attention: Jon W. Newby, Esq.

Facsimile: (310) 228-3737 and

Kopple & Klinger, LLP

10866 Wilshire Blvd., Suite 1500

Los Angeles, CA 90024-4357

Attention: Robert C. Kopple, Esq.

Facsimile: (310) 475-2459

If to the Transaction Representative, to:

Emiko Terasaki, M.D.

134 S. Anita Avenue

Los Angeles, CA 90049

E-mail: emikoterasaki@hotmail.com

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

1901 Avenue of the Stars, 16th Floor

Los Angeles, CA 90067

Attention: Jon W. Newby, Esq.

Facsimile: (310) 228-3701 and

Kopple & Klinger, LLP

10866 Wilshire Blvd., Suite 1500

Los Angeles, CA 90024-4357

Attention: Robert C. Kopple, Esq.

Facsimile: (310) 475-2459

If to Buyer or Buyer Sub, to:

Thermo Fisher Scientific Inc.

81 Wyman Street

Waltham, MA 02454-9046

Attention: General Counsel

Facsimile: (781) 622-1283

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Hal J. Leibowitz, Esq.

Facsimile: (617) 526-5000

or to such other address as such Party may indicate by a written notice delivered to the other Parties.

12.5 Successors and Assigns. The rights of a Party under this Agreement shall not be assignable by such Party without the written consent of the other Parties, except that Buyer or Buyer Sub may transfer or assign its rights and obligations under this Agreement to one or more of their Affiliates; provided that such transfer or assignment shall not relieve Buyer or Buyer Sub of its primary liability for its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties any right, remedy or claim under or by reason of this Agreement, other than (a) following the Closing, the rights of the Shareholders and the SEU Holders to the receive the payments of the Merger Consideration in accordance with the provisions of this Agreement and (b) for purposes of Section 7.1, the Company Agents.

12.6 Further Assurances. Each Party shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

12.7 Access to Records and Employees after Closing.

(a) For a period of seven (7) years after the Closing Date, (i) the Transaction Representative (on behalf of the Shareholders and SEU Holders), acting directly or through Representatives of the Shareholders and SEU Holders (provided that in the case of a matter that effects two or more Shareholders and/or SEU Holders, only one Representative shall be granted access) shall have reasonable access to all of the books and records of the Company relating to Taxes and Tax Returns of the Company, to the extent that such access may reasonably be required by a Shareholder or SEU Holder in connection the preparation of the Shareholder’s or SEU Holder’s Tax Returns or in connection with any Tax audits and (ii) the Transaction Representative, on behalf of the Shareholders and SEU holders, to the extent that such access may reasonably be required by a Shareholder or SEU Holder in connection with the defense of a third Person claim or the prosecution against a third Person of a claim to which the Shareholders and SEU Holders have been subrogated pursuant to Section 10.8. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours and in such a manner as not to unreasonably interfere with the operation of the Company’s business. The Shareholder of SEU Holder seeking access shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 12.7(a). If Buyer or the Company shall desire to dispose of any of such books or records prior to the expiration of such seven (7) year period, Buyer shall, prior to such disposition, give the Transaction Representative, on behalf of the Shareholders and SEU Holders, a reasonable opportunity, at the Transaction Representative’s expense, to segregate and remove such books and records as the Transaction Representative may select.

(b) Buyer shall provide to any Shareholder or SEU Holder so requesting, reasonable assistance, at such Shareholder’s or SEU Holder’s expense, by providing employees of the Company to act as witnesses in support of the activities described in Section 12.7(a)(ii).

12.8 Entire Agreement. This Agreement, the Disclosure Letter and the Exhibits referred to herein, and the agreements and instruments delivered by any Party at the Closing pursuant hereto and the Confidentiality Agreement contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings, term sheets, or letters of intent between or among any of the Parties.

12.9 Interpretation.

(a) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural.

(b) The words “include,” “includes” and “including” when used herein shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references herein to articles, sections and exhibits shall be deemed references to articles and sections of, and exhibits to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular article, Section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.” Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. All references in this Agreement to “dollars” or “$” means United States dollars.

(c) With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

(d) The terms “made available” and “provided to” when used in reference to one Person having made or making items or information available to, or to having provided information to, another, shall mean that such items or information were made available by the Company or its Representatives no later than one day prior to the date of this Agreement via the posting of such items or information to the electronic data site maintained by Merrill Corporation under the data rooms entitled “Odyssey 2012” including the secured folders located therein or, but only in the case of the documents referenced in Section 4.9(o), the provision of hard copies of such items or information to Buyer or its outside counsel.

(e) The Disclosure Letter shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; provided, that each numbered Section in the Disclosure Letter shall be deemed to qualify only the corresponding Section in Article 4 of this Agreement and any other Section to which such disclosure is readily apparent.

12.10 Amendments and Waivers. Subject to Section 12.1(d) and applicable Law, any term or provision of this Agreement may be amended or waived, or the time for its performance may be extended, in writing by the Party or Parties entitled to the benefit thereof. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.11 Expenses. Except as otherwise provided herein, each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, advisors and consultants.

12.12 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

12.13 Execution. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission or via email with scan or email attachment, and any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes.

12.14 Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware; provided that, to the extent required by the CGCL, matters relating to the Merger and the fiduciary duties of the Company’s board of directors shall be governed by and construed in accordance with the Laws of the State of California.

12.15 Dispute Resolution. All claims, controversies or disputes arising out of or in connection with this Agreement, whether sounding in contract, tort or otherwise, including arbitrability and any claim that this Agreement was induced by fraud (“Covered Claims”), shall be resolved by binding arbitration (i) in Wilmington, Delaware, in the case of any pre-Closing claim (except as provided in clause (ii)), (ii) in Los Angeles, California, in the case of any (A) pre-Closing claim made by Buyer against the Company for any breach by the Company of any covenants contained in Section 6.3 or (B) post-Closing claim made by Buyer (and, for the avoidance of doubt, any defense thereof by the Transaction Representative) or (iii) in Boston, Massachusetts, in the case of a post-Closing claim made by the Company or the Transaction Representative, in each case in accordance with the following terms and conditions:

(a) Administrator. The arbitration of all Covered Claims will be administered by the Wilmington, Los Angeles or Boston offices, as the case may be, of JAMS (the “Arbitration Administrator”).

(b) Procedural Law. Except as otherwise provided herein, the arbitration of all Covered Claims will be governed by the procedural Law of the state in which the arbitration is taking place (including the Code of Civil Procedure, Civil Code, Evidence Code and Rules of Court (excluding local rules and the procedural references contained with such state’s arbitration statute)) as if the Covered Claims had been brought in a trial court of general jurisdiction of such state; provided, however, that (i) the parties waive any right to jury; (ii) there shall be no interlocutory appellate relief (such as writs) available; and (iii) discovery will be limited to matters which are directly relevant to the issues in the arbitration.

(c) Arbitrator. The arbitration shall be conducted by a single, neutral arbitrator (“Arbitrator”), who shall be a retired judge in the Wilmington, Los Angeles or Boston office, as the case may be, of the Judicial Arbitration and Mediation Service (“JAMS”), to be selected as follows: Within seven (7) Business Days from service of an arbitration complaint, the Parties will either agree upon an Arbitrator or, failing such agreement, shall exchange lists containing the names of five (5) such candidates proposed by each party to serve in such capacity. No later than the third Business Day thereafter, the parties will serve each other with a combined list (i.e., the Parties’ ten (10) proposed candidates) ranking each candidate in order of preference (one (1) being the most preferred and ten (10) being the least preferred) (the “Combined List”). If any proposed candidate shall be common to both lists, that person shall serve as the Arbitrator (with the person whose last name comes first alphabetically being chosen in case more than one person is common to both lists). Otherwise the candidate with the lowest aggregate ranking shall serve as the Arbitrator (with the person whose last name comes first alphabetically being chosen in case of a tie). If any person selected in accordance with the procedures provided in this Section is unable or unwilling to act as the Arbitrator, the person whose ranking is next lowest shall be approached until an Arbitrator is selected. If none of the candidates on the Combined List is capable or willing to serve as the Arbitrator, the parties may either agree to repeat the process until an Arbitrator is selected or, at the election of either party, proceed in accordance with the then prevailing rules of the Arbitration Administrator regarding arbitrator selection. If, at any time following the selection of an Arbitrator, the Arbitrator is unable or unwilling to continue serving, the candidate on the Combined List with the next lowest ranking shall be approached until a replacement Arbitrator is selected in accordance with the procedure set forth in this Section.

(d) Reserved.

(e) Excluded Claims. “Covered Claims” as used in this Agreement does not include compulsory or permissive cross-claims between or among the parties that arise in a legal action brought by or against a non-signatory hereto (“Non-Signatory Action”). However, a Party that has the right to assert a permissive cross-claim against another Party in a Non-Signatory Action may choose to treat that claim as a Covered Claim and assert it in accordance with the terms of this Agreement. In addition, “Covered Claims” do not include claims that are subject to resolution by the Accounting Arbitrator as provided in Article 3 and Section 7.5 or claims for injunctive relief, including specific performance.

(f) Record and Proceedings. A full stenographic or electronic record of all proceedings in the arbitration shall be maintained, and the Arbitrator shall issue rulings, a statement of decisions and a judgment as if the Arbitrator were a sitting Judge of the Superior Court of the State of Delaware, with all of the powers (including with respect to remedies) vested in such a judge.

(g) Appeal.

(i) To appeal the judgment of an Arbitrator, a party must follow all of the prerequisites for appealing a judgment in a state trial court of general jurisdiction in the state in which the arbitration was held, directing all such prerequisites to the Arbitration Administrator in lieu of the clerk. Without limitation of the foregoing, the Arbitration Administrator shall be directed by the parties to transfer all relevant documents to the Appellate Arbitrators.

(ii) All appeals will be made to three (3) neutral arbitrators (“Appellate Arbitrators”), each of whom shall be a retired judge in the Wilmington, Los Angeles or Boston office, as the case may be, of the JAMS, selected in accordance with the procedures set forth in Section 12.15(c); provided, however, that within seven (7) days of service of the Arbitrator’s judgment, the Parties shall seek to agree upon the Appellate Arbitrators and, failing such agreement, shall exchange new lists of proposed arbitrators (which may but need not contain any of the names on the Combined List).

(iii) The Appellate Arbitrators will conduct a hearing, review the judgment of the Arbitrator, and issue an appellate decision applying the same standards of review (and all of the same presumptions) as if the Appellate Arbitrators were judges of the appellate court to which a trial judgment rendered in the state where the arbitration was held may be appealed in the first instance. The Appellate Arbitrators will be vested with the same powers as such trial court (including the power to remand a matter to an Arbitrator).

(iv) The Appellate Arbitrators’ decision will be final and binding (unless remanded to the Arbitrator) as to all matters of substance and procedure and may not be vacated by any court.

(h) Res Judicata, Collateral Estoppel and Law of the Case. A decision of the Arbitrator and Appellate Arbitrators shall have the same force and effect with respect to collateral estoppel, res judicata and Law of the case that such decision would have been entitled to if decided in a court of law, but in no event shall such a decision be used by or against a Party to this Agreement in a Non-Signatory Action.

(i) Jurisdiction/Venue/Enforcement of Award. The Parties consent and submit to the exclusive personal jurisdiction and venue of (i) the Chancery Court of the State of Delaware or the United States District Court for the District of Delaware, in the case of a pre-Closing claim (except as provided in clause (ii)), (ii) the Superior Court of California for the County of Los Angeles or the United States District Court for the Central District of California, located in Los Angeles, California, in the case of a post-Closing claim by Buyer or a pre-Closing claim made by Buyer against the Company for any breach by the Company of any covenants contained in Section 6.3, and (iii) the Superior Court of Massachusetts for Middlesex County or the United States District Court for the District of Massachusetts, in the case of a post-Closing claim by the Company or the Transaction Representative, in each case to compel arbitration of Covered Claims in accordance with this Agreement, to enforce any arbitration award granted pursuant to this Agreement, including, but not limited to, any award granting equitable relief, and to otherwise enforce this Agreement and carry out the intentions of the Parties to resolve all Covered Claims through arbitration.

(j) Confidentiality. All arbitration proceedings, including, but not limited to any appellate proceedings, will be closed to the public and confidential, and all records relating thereto will be permanently sealed, except as necessary to obtain court confirmation of the judgment of the Arbitrator or the decision of the Appellate Arbitrators, as applicable, and except as necessary to give effect to res judicata and collateral estoppel (e.g., in a dispute between the Parties that is not a Covered Claim), in which case all filings with any court shall be sealed to the extent permissible by the court. A Party (including such Party’s counsel or other representatives) may disclose to the media only the fact and generic nature of a Covered Claim that is being, or has been, arbitrated pursuant to this Agreement. Nothing in this Section 12.15 is intended to, or shall, preclude a Party from communicating with, or making disclosures to, its lawyers, tax advisors, auditors and insurers, as necessary and appropriate or from making such other disclosures as may be required by any stock exchange requirements or Law.

(k) Fees and Costs. The Parties shall share equally the fees of the Arbitrator and Appellate Arbitrators and the administrative costs of the arbitration; provided, however, that the prevailing party in the arbitration as determined by the Arbitrator or the Appellate Arbitrators, as applicable, shall be awarded its portion of such fees and costs as costs in the arbitration.

12.16 Attorneys’ Fees. Without limiting Section 12.15, if any Action is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party as determined by the Arbitrator or the Appellate Arbitrators, as applicable, shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that proceeding, in addition to any other relief to which it may be entitled.

12.17 Time of Essence. Time is of the essence for each and every provision of this Agreement.

12.18 References to U.S. Dollars. All references in this Agreement to amounts of money expressed in dollars are references to United States dollars, unless otherwise indicated.

12.19 No Offset. Except as otherwise provided in Section 3.6, the amount payable to any Party under this Agreement shall not be subject to offset or deduction, except as provided in the Escrow Agreement.

12.20 No Rescission. Following the Effective Time, no Party shall be entitled to rescind the transactions contemplated hereby by virtue of any failure of any Party’s representations and warranties herein to have been true or any failure by any Party to perform its obligations hereunder.

12.21 Certain Matters Regarding Representation of the Company. Sheppard, Mullin, Richter & Hampton LLP (“SMRH”) has acted as counsel for the Company in connection with this Agreement (the “Acquisition Engagement”) and in that connection not as counsel for any other Person, including the Shareholders, the SEU Holders and Buyer. SMRH has also represented on or prior to the Closing, and may also thereafter represent, the Company in respect of other matters (the “Company Engagements”).

(a) Acquisition Engagement. Only the Company shall be considered a client of SMRH in the Acquisition Engagement. All attorney-client communications between the Company and SMRH in the course of, but only to the extent related to, the Acquisition Engagement shall be deemed to be attorney-client confidences that belong solely to the

Company prior to the Closing and shall belong solely to the Transaction Representative (on behalf of the Shareholders and the SEU Holders) on and after the Closing and not the Company. Upon and after the Closing, (i) the Transaction Representative and SMRH shall be the sole holders of the attorney-client privilege to the extent relating to the Acquisition Engagement, and neither the Company nor Buyer shall be a holder thereof, (ii) to the extent that files of SMRH relate to the Acquisition Engagement are subject to the attorney-client privilege, and constitute property of the client, only the Transaction Representative shall hold such property rights, and (iii) SMRH shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files with respect to the Acquisition Engagement to the Company or Buyer by reason of any attorney-client relationship between SMRH and the Company or otherwise.

(b) Post-Closing Representation of the Shareholders and the SEU Holders, Including Matters Relating to the Acquisition. If the Shareholders and/or the SEU Holders so desire, and without the need for any consent or waiver by the Company or Buyer, SMRH shall be permitted to represent the Shareholders and/or the SEU Holders after the Closing in connection with any matter to the extent related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, SMRH shall be permitted to represent the Shareholders and/or the SEU Holders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration, mediation, negotiation or other adversary proceeding) with Buyer, the Company or any of their agents or Affiliates to the extent related to this Agreement or the transactions contemplated by this Agreement (such as claims for indemnification and disputes involving employment or other agreements entered into in connection with this Agreement).

(c) Consent and Waiver of Conflicts of Interest. The Company, Buyer and the Transaction Representative consent to the arrangements in this Section and waive any actual or potential conflict of interest that may be involved in connection with any representation by SMRH permitted under this Section 12.21.

ARTICLE XIII

DEFINITIONS

13.1 Definitions. In this Agreement, the following terms have the meanings specified in this Section 13.1. “Action” means any lawsuit, legal proceeding, hearing, investigation or arbitration.

“Affiliate” means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such Person.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504, any group of corporations filing a combined report for purposes of California corporate franchise or corporate income tax, and any similar group defined under a similar provision of state, local or foreign Law.

“Antitrust Laws” means, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations,

orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other policy, program or arrangement providing for compensation or benefits, including bonuses, stock options, equity or incentive compensation, phantom equity, profit-sharing, deferred compensation, life insurance, pension, retirement, expense reimbursements, medical, hospital, disability, welfare or fringe benefits, change of control (including amounts to be paid upon or following a change of control), severance, or vacation pay, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company or are for the benefit of any current or former employee, officer or director of the Company.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Los Angeles, California are authorized or obligated to close.

“Change” means any change, event, circumstance or development.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Business Unit” means that portion of the business and operations of the branch, division or operating unit of Buyer or any direct or indirect subsidiary thereof (including the Company) that conducts all or any portion of the business (including, for avoidance of doubt, post-transplant monitoring) and/or operations of the Company as conducted prior to the Closing.

“Company Business Unit Revenue” means the revenue recognized by the Company Business Unit (following the Closing) or the Company (prior to the Closing) in accordance with GAAP applied consistently with the Company’s past practices (to the extent such past practices are consistent with GAAP).

“Contract” means any contract, agreement, license (other than a license implied by Law), lease, guaranty, indenture, sales or purchase order, or other commitment in the nature of a contract that is intended by the Company to be binding.

“Copyrights” means all registered and unregistered U.S. and foreign works of authorship and all applications to register and renewals of any of the foregoing.

“Court Order” means any judgment, order, writ, decision, injunction, award or decree of any foreign, federal, state, local or other court or tribunal and any ruling or award in any binding arbitration proceeding.

“Disclosure Letter” means that certain Disclosure Letter, dated as of the date hereof, delivered by the Company to Buyer in connection with the execution of this Agreement and identified as the Disclosure Letter, as the same may be modified in accordance with the terms of, and only under the circumstances set forth in, the third sentence of Section 6.6. Unless otherwise specified, each reference in this Agreement to any numbered Section of the Disclosure Letter is a reference to the corresponding numbered Section included in the Disclosure Letter.

“Earn-out Period” means the one (1) year period commencing on the first calendar day of the first month after the Closing Date.

“Encumbrance” means any lien, encumbrance, claim, charge, security interest, mortgage, deed of trust, pledge, easement, license, conditional sale or other title retention agreement, defect in title or other restriction of a similar kind.

“Environmental Laws” means, with respect to a Person, all federal, state, local or foreign Laws, statutes, ordinances, regulations and rules applicable to such Person that (a) regulate the protection or clean-up of the environment, the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances or asbestos or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; (b) regulate community or worker right-to-know disclosures with respect to Hazardous Substances; (c) regulate storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles that contain or are needed to store Hazardous Substances; (d) regulate the health and safety of employees and other Persons; or (e) impose liability with respect to any of the foregoing.

“Family Group” means for any individual, such individual’s current or former spouse, their respective parents and descendants of such parents (whether natural or adopted), and any trust, limited partnership or limited liability company established solely for the benefit of such individual or such individual’s current or former spouse, their respective parents or descendants of such parents.

“fraud” means common law fraud.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substances” means any quantity of asbestos in friable form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other hazardous substance, material or waste (as defined in, or for purposes of, any Environmental Law), whether solid, liquid or gas.

“Health Care Approval” means any health care, including both human and animal health care, permit, license, certificate, approval, consent, permission, clearance, exemption, registration, qualification, accreditation or authorization issued, granted or given by any Governmental Authority.

“Health Care Law” means any Law relating to health care, including both human and animal health care, regulatory matters, including, (a) 42 U.S.C. 1320a-7, 7a and 7b, which are commonly referred to as the “Federal Fraud Statutes,” (b) applicable state anti-kickback laws, (c) federal, state, provincial or other applicable information privacy and security laws and (d) any federal, state, provincial or other applicable Laws regulating health care compliance in countries where the Company is active.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) inventions (whether or not patentable or reduced to practice), improvements, and Patents, (b) Marks, (c) Copyrights, (d) trade secrets and confidential business information (including all ideas, research and development information, know how, formulas, compositions, manufacturing and production information and other processes and techniques, technical and other data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (e) all other proprietary and intellectual property rights.

“Keegan Bonus Agreement” means the Amended and Restated Bonus Compensation Agreement, dated July 12, 2012, between the Company and James Keegan.

“Knowledge of the Company” or any variant thereof, means as to a particular matter, the knowledge any of the following persons actually has or would obtain (a) pursuant to the reasonable exercise of his duties or (b) after inquiry of their respective direct reports: Paul I. Terasaki, George M. Ayoub, James Keegan, Jar-How Lee, Paul Tausch, Christopher Bussineau, Emiko Terasaki, M.D. and Don Arii.

“Law” means any law, statute, rule, regulation, ordinance, order, decree, consent decree or similar instrument or determination or award of a court or any other Governmental Authority.

“Marks” means all registered and unregistered U.S. and foreign trade names, trademarks, trade dress, service marks and domain names, together with any applications related thereto.

“Material Adverse Effect” means any Change that has a material adverse effect on the business, financial condition or results of operations of the Company; provided, however, that Material Adverse Effect shall exclude any adverse Changes to the extent that such Change arises after the date of this Agreement and relates to or result from (a) the announcement of the transactions contemplated by this Agreement (including any action or inaction by the Company’s employees, customers and vendors), (b) any change in accounting requirements applicable to the Company required by GAAP, (c) any Change in general economic conditions or other conditions generally affecting the industry in which the Company competes, (d) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (e) changes to financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (f) changes in GAAP after the date hereof, or (g) conditions caused by any natural or man-made disaster or acts of God, which, in the cases of the foregoing clauses (b) through (g), does not have a materially disproportionate impact on the Company compared to similarly situated companies in the Company’s industry.

“Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering material services to any Party, any subsidiary of Buyer or any Affiliate of the Company, and has not done so within the two (2) year period prior thereto.

“ordinary course of business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Patents” means all issued U.S. and foreign patents and pending patent applications.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable or which are being contested in good faith, (c) other liens or imperfections on tangible property which are not, individually or in the aggregate, material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfections, (d) liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements, (e) purchase money liens on personal property acquired in the ordinary course of business, (f) liens specifically identified in the Financial Statements, (g) liens securing executory obligations under any lease that constitutes a “capital lease” under generally accepted accounting principles, (h) in the case of real property, any utility company rights, easements and franchises, (i) those items set forth on Schedule 13.1 or (j) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pre-Closing Taxes” means (a) any Taxes for any Taxable period ending (or deemed pursuant to Section 7.2(d) to end) on or before the Closing Date due and payable by the Company; (b) any Taxes for which the Company has any liability as a transferee or successor, pursuant to any contractual obligation or otherwise, which Tax is related to the operations of the Company on or prior to the Closing Date or an event or transaction occurring before the Closing; and (c) any Transfer Taxes to the extent provided in Section 7.2(f).

“Real Property Purchase Agreements” means (a) that certain Purchase and Sale Agreement between the Company and Lambda Properties, LLC for the real property located at 6709 Independence Avenue, Canoga Park, California 91303 in the form attached hereto as Exhibit D-1, (b) that certain Purchase and Sale Agreement between the Company and Lambda Properties, LLC for the real property located at 21001 Kittridge Street, Canoga Park, California 91303 in the form attached hereto as Exhibit D-2 and (c) that certain Purchase and Sale Agreement between the Company and Lambda Properties II, LLC for the real property located at 21200 Oxnard Street, Woodland Hills, California 91367 in the form attached hereto as Exhibit D-3.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Retention Bonus Plan” means the One Lambda Inc. Bonus Plan, adopted on May 9, 2012.

“Software” means computer software, firmware and related documentation.

“Stock Option” means each outstanding option to purchase shares of Common Stock under the One Lambda, Inc. Employee Stock Option Plan.

“Systems” means the computer systems, including Software, hardware and networks.

“Target Working Capital” means Forty Million Dollars ($40,000,000).

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, excise or other tax of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority.

“Tax Return” means any return, report or similar statement or filing required to be filed or supplied to any Governmental Authority with respect to any Tax (including any attached schedules or attachments thereto), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.

“Transaction Costs” means all out-of-pocket costs, fees and expenses incurred but unpaid by the Company, including those for which the Company has agreed to pay on behalf of any Shareholder or SEU Holder or any of their Affiliates or Family Members, in each case that arise from the negotiation of this Agreement and the other transaction documents entered into in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby, including any brokerage fees, commissions, finders’ fees or financial advisory fees and any fees and expenses of counsel or accountants payable by the Company. For the avoidance of doubt, Transaction Costs shall not include any such costs, fees and expenses that have been paid prior to 12:01 a.m. on the Closing Date.

“Valuation Firm” a valuation firm that is a “qualified appraiser” for purposes of Section 170(f)(11)(E) of the Code and that is engaged by Buyer for purposes of allocating the aggregate costs of acquiring the Company for use by Buyer in connection with preparing its audited financial statements.

13.2 Index of Defined Terms. Solely for convenience purposes, the following is a list of terms that are defined in this Agreement and the Section number where such definition is contained:

TERM:	SECTION:
338(h)(10) Election	Section 7.5(a)
Accounting Arbitrator	Section 3.3(b)

TERM:	SECTION:
Acquisition Engagement	Section 12.21
Action	Section 13.1
Adjusted Merger Consideration	Section 2.1(i)
Affiliate	Section 13.1
Affiliated Group	Section 13.1
Aggregate SEU Payments	Section 2.1(ii)
Agreement	Preface
Allocation Schedule	Section 2.4(f)
Antitrust Laws	Section 13.1
Appellate Arbitrators	Section 12.15(g)(i)
Arbitration Administrator	Section 12.15(a)
Arbitrator	Section 12.15(c)
Base Period Revenue	Section 2.5(a)
Basket Amount	Section 10.2
Benefit Plan	Section 13.1
Business Agreements	Section 4.14
Business Day	Section 13.1
Buyer	Preface
Buyer Fundamental Representations	Section 10.1
Buyer Sub	Preface
Capital Lease	Section 2.1(iii)
Cash on Hand	Section 2.1(iv)
Certificates	Section 2.6(a)
CGCL	Section 1.1
Change	Section 13.1
Claim Notice	Section 10.4(a)
Closing	Section 1.2
Closing Adjustment Statement	Section 3.2
Closing Balance Sheet	Section 3.2
Closing Date	Section 1.2
Closing Working Capital	Section 3.2
Code	Section 13.1
Combined List	Section 12.15(c)
Common Stock	Section 2.1(v)
Company	Preface
Company Agents	Section 7.1(a)
Company Debt	Section 2.1(vi)
Company Engagements	Section 12.21
Company Fundamental Representations	Section 10.1
Company Intellectual Property	Section 4.11(d)
Company Representatives	Section 6.1(a)
Competing Transaction	Section 6.7(a)
Confidentiality Agreement	Section 6.5
Continuing Employees	Section 7.4(a)
Contract	Section 13.1

TERM:	SECTION:
Controlling Party	Section 10.5(b)
Copyrights	Section 13.1
Court Order	Section 13.1
Covered Claims	Section 12.15
D&O Insurance	Section 7.1(b)
Disclosure Letter	Section 13.1
Dissenting Shares	Section 2.7(a)
Earn-out Consideration	Section 2.5(a)
Earn-out Dispute Notice	Section 2.5(c)
Earn-out Period Revenue	Section 2.5(a)
Effective Time	Section 1.3
Encumbrance	Section 13.1
Environmental Laws	Section 13.1
ERISA	Section 4.15(a)
Escrow Agent	Section 2.4(c)
Escrow Termination Date	Section 2.4(c)
Escrowed Funds	Section 2.1(vii)
Estimated Closing Balance Sheet	Section 3.1
Estimated Closing Working Capital	Section 3.1
Estimated Closing Working Capital Deficiency	Section 3.1
Estimated Closing Working Capital Surplus	Section 3.1
Estimated Pre-Closing Company Taxes	Section 3.4
Estimated Shareholder State Tax Withholding	Section 2.1(viii)
Facilities	Section 4.10(b)
Family Group	Section 13.1
FDA	Section 4.12(d)
FDCA	Section 4.12(d)
Final Pre-Closing Company Taxes	Section 3.5
Final Pre-Closing Company Taxes Deficiency	Section 3.5
Final Pre-Closing Company Taxes Surplus	Section 3.5
Financial Statements	Section 4.5
Fraud	Section 13.1
GAAP	Section 13.1
Governmental Authority	Section 13.1
Hazardous Substances	Section 13.1
Health Care Approval	Section 13.1
Health Care Laws	Section 13.1
HSR Act	Section 6.2(b)(i)
Indemnified Party	Section 10.4(a)
Indemnitor	Section 10.4(a)
Insurance Benefits	Section 10.6(a)
Intellectual Property	Section 13.1
Intellectual Property Claims	Section 10.2(g)(iii)
Intellectual Property Representation	Section 10.2(g)(iii)
IRS	Section 4.15(a)

TERM:	SECTION:
JAMS	Section 12.15(c)
Keegan Bonus Agreement	Section 13.1
Knowledge of the Company	Section 13.1
Law	Section 13.1
Leases	Section 4.10(b)
Losses	Section 10.2
Lost Instrument Affidavit	Section 2.6(d)
Marks	Section 13.1
Material Adverse Effect	Section 13.1
Merger	Section 1.1
Merger Consideration	Section 2.1(ix)
Most Recent Balance Sheet	Section 4.5
Most Recent Balance Sheet Date	Section 4.5
Most Recent Financial Statements	Section 4.5
Neutral Accounting Firm	Section 13.1
Non-Signatory Action	Section 12.15(e)
ordinary course of business	Section 13.1
Outstanding Shares	Section 2.1(x)
Outstanding Stock Equivalent Units	Section 2.1(xi)
Outside Date	Section 11.1(a)
Party	Preface
Parties	Preface
Patents	Section 13.1
Permits	Section 4.9
Permitted Encumbrances	Section 13.1
Person	Section 13.1
Pre-Closing Company Taxes	Section 3.4
Pre-Closing Returns	Section 7.2(a)
Pre-Closing Straddle Period Taxes	Section 7.2(d)
Pre-Closing Taxes	Section 13.1
Per Share Adjusted Merger Consideration	Section 2.1(xii)
Prior Period Returns	Section 7.2(h)
Pro Rata Share	Section 2.1(xiii)
Profit Sharing and 401(k) Plan	Section 6.10
Proportionate Share	Section 2.1(xiv)
Real Property Lease Amendments	Section 13.1
Redistribution	Section 4.11(b)
Representative	Section 13.1
Requisite Shareholder Consent	Section 6.8
Retention Bonus Plan	Section 13.1
Second Request	Section 6.2(b)(i)
SEU Holders	Section 2.1(xv)
SEU Payments	Section 2.1(xvi)
SEU Plan	Section 2.1(xvii)
SEU Withholdings	Section 12.2

TERM:	SECTION:
Shareholder State Tax Withholding	Section 2.1(xviii)
Shareholders	Section 2.1(xix)
SMRH	Section 12.21
Software	Section 13.1
Stock Equivalent Units	Section 2.1(xx)
Stock Option	Section 13.1
Straddle Period	Section 7.2(d)
Survival Period	Section 10.1
Surviving Corporation	Section 1.1
Systems	Section 13.1
Target Working Capital	Section 13.1
Tax	Section 13.1
Tax Purchase Price	Section 7.5(d)
Tax Purchase Price Allocation	Section 7.5(d)
Tax Return	Section 13.1
Total Pending Claims	Section 2.5(f)
Transaction Costs	Section 13.1
Transaction Representative	Section 12.1(a)
Transaction Representative Expenses	Section 12.1(f)
Transaction Representative Funds	Section 2.4(d)
Transfer Taxes	Section 7.2(f)
Unadjusted Merger Consideration	Section 2.1(xxi)
Unpaid Bonus Payments	Section 7.3
Unsatisfied Claim	Section 2.5(f)
Valuation Firm	Section 13.1
Working Capital	Section 3.1
Year-End Financial Statements	Section 4.5

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed and delivered as of the day and year first above written.

ONE LAMBDA, INC.

By:	/s/ George M. Ayoub
	Name:	George M. Ayoub
	Title:	President and Chief Executive Officer

THERMO FISHER SCIENTIFIC INC.

By:	/s/ Seth H. Hoogasian
	Name:	Seth H. Hoogasian
	Title:	Sr. VP, General Counsel and Secretary

DKC ACQUISITION CORP.

By:	/s/ Seth H. Hoogasian
	Name:	Seth H. Hoogasian
	Title:	Director, President and Secretary

/s/ Emiko Terasaki, M.D.
Emiko Terasaki, M.D. as Transaction
Representative

Signature Page to Agreement and Plan of Merger

EXHIBIT A

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER is dated as of [            , 2012] (the “Agreement of Merger”), by and among One Lambda, Inc., a California corporation (“Surviving Company”), and DKC Acquisition Corp., a California corporation (the “Company”).

RECITALS:

A. Thermo Fisher Scientific Inc. (“Parent”), the Company and the Surviving Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 15, 2012, providing for certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby. This Agreement and the Merger Agreement are intended to be construed together to effectuate their purpose.

B. The Boards of Directors of Parent, the Company and the Surviving Company have approved a merger pursuant to which the Surviving Company shall be acquired by the Parent through a merger of the Company with and into the Surviving Company, with the Surviving Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

C. The Boards of Directors of Parent, Merger Sub and the Company and the shareholders of the Company and Merger Sub have approved this Agreement and the Merger.

AGREEMENT:

The parties hereby agree as follows:

1. Certain Definitions.

(a) “California Law” means the General Corporation Law of the State of California.

(b) “Surviving Company Common Stock” means the 10,000 authorized shares of common stock of Surviving Company, no par value.

2. Surviving Company. The Company shall be merged with and into Surviving Company, and Surviving Company shall be the surviving company.

3. Effective Time. The date and time when the Merger shall become effective (the “Effective Time”) shall be the time when this Agreement of Merger and the attached Officers’ Certificates are filed with the Secretary of State of the State of California.

4. Conversion of Stock. At and as of the Effective Time, without any action on the part of the holders thereof:

(a) Cancellation of Treasury Stock. Each share of Surviving Company Common Stock that is owned by Surviving Company (as treasury stock) or any wholly-owned subsidiary of Surviving Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each issued and outstanding share of common stock of the Company shall be converted into one fully paid and nonassessable share of common stock of Surviving Company.

(c) Conversion of Surviving Company Common Stock; Dissenting Shares.

(i) Each issued and outstanding share of Surviving Company Common Stock (other than shares to be cancelled in accordance with Section 4(a) and other than Dissenting Shares (as defined below)) shall be converted automatically into the right to receive an amount of cash equal to $[            ] for each share of Surviving Company Common Stock.

(ii) Dissenting Shares. Notwithstanding Section 4(c)(i), shares of Surviving Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who (a) has not voted such shares of Surviving Company Common Stock, or executed a written consent, in favor of the Merger, (b) is entitled to demand and properly demands appraisal of such shares pursuant to Section 1301 of California Law (“Section 1301”), and complies in all respects with the provisions of Section 1301, and (c) has not effectively withdrawn or lost the right to demand relief as a dissenting shareholder under California Law as of the Effective Time (the “Dissenting Shares”), shall not be converted into the right to receive cash as provided in Section 4(c)(i), but instead such holder of Dissenting Shares shall only be entitled to payment of the fair value of such shares in accordance with the provisions of Section 1301. At the Effective Time, all Dissenting Shares shall automatically be cancelled and shall cease to exist or be outstanding, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except such rights as are granted under Section 1301. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 1301, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1301, then the rights of such holder under Section 1301 shall cease to exist and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the cash to which such holder would otherwise be entitled to receive as provided in Section 4(c)(i).

5. Company Is Disappearing Corporation. At the Effective Time, the separate existence of the Company shall cease, and Surviving Company shall succeed, without other transfer, to all of the rights and properties of the Company and shall be subject to all the debts and liabilities thereof in the same manner as if Surviving Company had itself incurred them. All rights of creditors and all liens upon the property of each corporation shall be preserved unimpaired, provided that such liens upon property of each corporation shall be limited to the property affected thereby immediately prior to the Effective Time. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Company, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Company.

6. Effect of Merger.

(a) At the Effective Time, the articles of incorporation of Surviving Company shall be amended and restated in the form attached as Exhibit A hereto.

(b) The directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company.

7. Termination.

(a) This Agreement of Merger may be terminated at any time prior to the Effective Time by mutual agreement of the Surviving Company and the Company; provided, however, that this Agreement of Merger may only be terminated prior to the Effective Time.

(b) In the event of the termination of this Agreement of Merger as provided above, this Agreement of Merger shall forthwith become void and there shall be no liability on the part of the Company or Surviving Company or their respective officers or directors solely as a result of the termination of this Agreement of Merger.

8. Counterparts. This Agreement of Merger may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. This Agreement may be executed by facsimile transmission or Portable Document Format (PDF), which shall be deemed an original.

9. Amendment. This Agreement of Merger may be amended by the parties hereto any time before or after approval hereof by the shareholders of the Company, but, after such approval, (a) no amendments shall be made which by law require the further approval of such shareholders without obtaining such approval, and (b) this Agreement of Merger may only be amended prior to the Effective Time. This Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties have executed this Agreement of Merger as of the date first above written.

SURVIVING COMPANY:

ONE LAMBDA, INC., a California corporation

By:
Name:
Title:

COMPANY:

DKC ACQUISITION CORP. a California corporation

By:
Name:
Title:

[Signature Page to Agreement of Merger]

Exhibit A

Amended and Restated Articles of Incorporation

[Exhibit A]

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

DKC ACQUISITION CORP.

I.

The name of this corporation (the “Corporation”) is: One Lambda, Inc.

II.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

The name in this state of the Corporation’s initial agent for service of process is

Capitol Corporate Services, Inc.

IV.

The Corporation is authorized to issue only one class of stock designated “Common Stock”. The total number of shares of Common Stock which this Corporation is authorized to issue is 10,000.

V.

The Corporation is to have perpetual existence.

VI.

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

VII.

The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Code), through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Code subject only to applicable limits on such excess indemnification set forth in Section 204 of the Code. The Corporation is further authorized to provide insurance for agents as set forth in Section 317 of the Code.

Any repeal or modification of the foregoing provisions of this Article VII by the

[Exhibit A]

shareholders of the Corporation shall not adversely affect any right or protection of an agent of the Corporation existing at the time of such repeal or modification.

VIII.

The Corporation shall indemnify each director and officer of the Corporation, and may indemnify each employee and agent of the Corporation, and such person’s heirs, executors and administrators, and all other persons whom the Corporation is authorized to indemnify under the provisions of the General Corporation Law of California, to the maximum extent permitted by law (a) against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the Corporation), or in connection with any appeal therein, or otherwise, and (b) against all expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the Corporation, or otherwise; and no provision of this Article VIII is intended to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred by the General Corporation Law of California upon the Corporation to furnish, or upon any court to award, such indemnification, or indemnification as otherwise authorized pursuant to the General Corporation Law of California or any other law now or hereafter in effect.

The rights conferred upon indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal

The Board of Directors of the Corporation may, in its discretion, authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the foregoing paragraph of this Article VIII.

IX.

To the fullest extent permitted by California law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

[Exhibit A]

or (iii) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of California is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of California, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

[Remainder of page intentionally left blank]

[Exhibit A]

OFFICERS’ CERTIFICATE

OF

ONE LAMBDA, INC.

George Ayoub, President and Chief Executive Officer, and Emiko Terasaki, M.D., Secretary, of One Lambda, Inc., a corporation duly organized and existing under the laws of the State of California (the “Corporation”), do hereby certify:

1. That they are the duly elected, acting and qualified President and the Secretary, respectively, of the Corporation.

2. The total authorized capital stock of the Corporation consists of 100,000 shares of Common Stock. There are 98,000 shares of Common Stock issued and outstanding and entitled to vote on the Agreement of Merger in the form attached and there are no shares of Nonvoting Common Stock issued and outstanding.

3. The Agreement of Merger in the form attached was duly approved by the board of directors of the Corporation in accordance with the Corporations Code of the State of California.

4. Approval of the principal terms of the Agreement of Merger by the holders of at least a majority of the outstanding shares of Voting Common Stock voting together as a class was required. The principal terms of the Agreement of Merger in the form attached were approved by the Corporation by the vote of a number of shares of the Corporation’s outstanding Voting Common Stock that equaled or exceeded the vote required.

[Officers’ Certificate of One Lambda, Inc.]

Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of their own knowledge. Executed in [    CITY    ], California, on [        DATE    ].

Name: George Ayoub
Title: President and Chief Executive Officer

Name: Emiko Terasaki, M.D.
Title: Secretary

[Signature Page to Officers’ Certificate of One Lambda, Inc.]

OFFICERS’ CERTIFICATE

OF

DKC ACQUISITION CORP.

[            ], President, and [            ], Secretary, of DKC Acquisition Corp., a corporation duly organized and existing under the laws of the State of California (the “Corporation”), do hereby certify:

1. That they are the duly elected, acting and qualified President and Secretary, respectively, of the Corporation.

2. The total authorized capital stock of the Corporation consists of 10,000 shares of common stock of the Corporation (the “Common Stock”). There are 10 shares of Common Stock issued and outstanding and entitled to vote on the Agreement of Merger in the form attached.

3. The Agreement of Merger in the form attached was duly approved by the board of directors of the Corporation in accordance with the Corporations Code of the State of California.

4. Approval of the Agreement of Merger by the holders of at least a majority of the outstanding shares of Common Stock voting together as a class was required. 100% of the outstanding shares of the Common Stock entitled to vote on the Agreement of Merger voted to approve the Agreement of Merger, which exceeded the vote required.

5. No vote of the shareholders of the Corporation’s parent was required pursuant to Section 1201(b) of the California Corporations Code.

[Officers’ Certificate of DKC Acquisition Corp.]

Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of their own knowledge. Executed in [                    ], California, on [                    ], 2012.

Name: Title: President

Name: Title: Secretary

[Signature Page to Officers’ Certificate of DKC Acquisition Corp.]

EXHIBIT B

Notice and Payment Instruction Letter

For Shares of Capital Stock of

One Lambda, Inc.

Surrendered for Cash Payment Pursuant to the Acquisition of

One Lambda, Inc.

by

Thermo Fisher Scientific Inc.

The Paying Agent for the Acquisition is:

[Insert name of Paying Agent]

DELIVERY INSTRUCTIONS

By Mail, Courier or Overnight Delivery:

[Insert Paying Agent Address]

For Information please call [Insert Paying

Agent Phone Number]

THE INSTRUCTIONS ACCOMPANYING THIS PAYMENT INSTRUCTION LETTER SHOULD BE READ CAREFULLY BEFORE THIS PAYMENT INSTRUCTION LETTER IS COMPLETED.

IF SHARES ARE REGISTERED IN DIFFERENT NAMES, A SEPARATE PAYMENT INSTRUCTION LETTER MUST BE SUBMITTED FOR EACH DIFFERENT HOLDER. SEE INSTRUCTION 4.

DESCRIPTION OF SHARES SURRENDERED

Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank, exactly as name(s) appear on the Company’s stock ledger)	Shares Held
	Class or Series	Number of Shares
Common Stock

WIRE TRANSFER INSTRUCTIONS

NOTE: A wire transfer fee of $[        ] will be deducted from the proceeds otherwise payable to you.

If you wish to have cash consideration to be issued to you in the Merger (as defined herein) sent by wire transfer, please complete the remainder of this Letter of Transmittal and provide wire instructions below or include such instructions herewith. For international wires, please provide the SWIFT code (BIC) in the ABA Number field, and the complete IBAN in the Account Number field, if available.

Bank Name

Bank Routing Number (ABA Number)

Account Name*

Account Number

Bank Contact/Telephone Number

Beneficiary Account Name

Beneficiary Account Number

*Please provide the name on the account not the type of account

(If wire is to be issued to an account in a name other than that set forth above, See Instructions 3, 4, 5 and 7)

SPECIAL PAYMENT INSTRUCTIONS (See Instructions 3, 4, 5 and 7)	SPECIAL DELIVERY INSTRUCTIONS (See Instructions 3 and 7)

Fill in ONLY if check is to be issued in a name other than that set forth above.*	Fill in ONLY if check is to be issued in the name set forth above but delivered to an address other than that set forth above.

Issue and deliver check to:	Deliver check to:

Name	Name
(Please Print)	(Please Print)
Address	Address
**TIN#

(Tax Identification or Social Security Number)

*Requires signature guarantee. See Instruction No. 3 to this Payment Instruction Letter.

** Fill in Taxpayer Identification Number of Payee above. See Instruction 11 to this Payment Instruction Letter.

*Requires signature guarantee. See Instruction No. 3 to this Payment Instruction Letter.

(See Instruction 11)

LOST CERTIFICATES

☐ If you have lost your certificate(s) representing Shares, please check this Box. (If you have lost your certificate(s), the Buyer (as defined herein) will require such further information and assurances concerning lost certificates and such affidavits of loss, indemnity bonds and guarantees as it may deem advisable.)

PLEASE READ CAREFULLY THE ACCOMPANYING INSTRUCTIONS

Ladies and Gentlemen:

In connection with the merger (the “Merger”) of DKC Acquisition Corp. (the “Merger Sub”), a wholly owned subsidiary of Thermo Fisher Scientific Inc. (the “Buyer”), with and into One Lambda, Inc. (the “Company”), pursuant to an Agreement and Plan of Merger, dated as of July 15, 2012 (as subsequently modified, amended and supplemented, the “Merger Agreement”), by and among the Buyer, the Merger Sub, the Company and Emiko Terasaki, M.D., as the Transaction Representative, the undersigned acknowledges that the above described shares (the “Shares”) converted into the right to receive an initial cash payment as described in the Merger Agreement, and potential additional future cash payments. The undersigned hereby surrenders all certificates with respect to such Shares (the “Certificates”) and hereby instructs that all of the Shares be exchanged for the undersigned’s Pro Rata Share of the Adjusted Merger Consideration (as defined in the Merger Agreement) to which the undersigned is entitled to be paid under Section 2.4(a) of the Merger Agreement and, if applicable, future cash payments (subject to applicable withholding contemplated by the Merger Agreement), payable pursuant to the Merger, all as set forth in the Merger Agreement. Any such future cash payments shall be without interest, except under the circumstances described in Section 2.5 of the Merger Agreement.

By execution and delivery of this Payment Instruction Letter and the Certificate(s) to the Paying Agent (as hereinafter defined) and accepting the Merger consideration, the undersigned hereby (i) forever waives all dissenter’s rights under applicable California law, (ii) withdraws all written objections to the Merger and/or demands for appraisal, if any, with respect to the shares of Company common stock (the “Shares”) owned by the undersigned and (iii) releases each of the Buyer, the Merger Sub and the Company from any and all claims and liabilities related to the Merger consideration paid or payable by the Buyer pursuant to the Merger.

The undersigned represents that the undersigned has full authority to surrender the Shares, free and clear of all liens, claims and encumbrances and has no further equity interest or rights in the Company. The undersigned will, upon request, execute and deliver any additional documents reasonably deemed appropriate or necessary by the Paying Agent in connection with the surrender of the Shares. All authority conferred or agreed to be conferred in this Payment Instruction Letter shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned. The surrender of Shares hereby is irrevocable.

The undersigned understands that surrender is not made in acceptable form until the receipt by [            ] (the “Paying Agent”) of the Certificate(s) and this Payment Instruction Letter, or a facsimile hereof, duly completed and signed, together with all accompanying evidences of authority in form satisfactory to the Buyer (which may delegate power in whole or in part to the Paying Agent). All questions as to validity, form and eligibility of any surrender of Shares hereby will be determined by the Buyer (which may delegate power in whole or in part to the Paying Agent) and such determination shall be final and binding.

The undersigned understands that payment for surrendered Shares will be made as promptly as practicable upon the later of (i) the Closing (as defined in the Merger Agreement) and (ii) such date subsequent to the Closing as this Payment Instruction Letter accompanied by the Certificates (or a Lost Instrument Affidavit in respect of such Certificate(s)) is delivered to the Paying Agent.

Please issue the check to which the undersigned is entitled in the name set forth above and deliver such check to the address set forth above, unless otherwise indicated under the Special Payment Instructions or Special Delivery Instructions above.

PLEASE READ THIS PAYMENT INSTRUCTION LETTER AND THE ACCOMPANYING INSTRUCTIONS CAREFULLY IN THEIR ENTIRETY. THIS PAYMENT INSTRUCTION LETTER (OR A COPY HEREOF) AND ALL OTHER DOCUMENTS AND INSTRUMENTS REQUIRED HEREBY SHOULD BE MAILED OR DELIVERED TO THE PAYING AGENT AS SET FORTH ABOVE. EXCEPT AS PROVIDED ABOVE, NO INTEREST WILL ACCRUE ON ANY CASH PAYMENT DUE OR ON UNPAID DIVIDENDS OR DISTRIBUTIONS.

IMPORTANT

STOCKHOLDER SIGN HERE

(Signature(s) of Owner(s))

Must be signed by registered holder(s) in the exact name(s) in which the shares are held or by person(s) authorized to become registered holder(s) by documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 4. (For information concerning signature guarantees see Instruction 3.)

Dated: , 20

Name(s)

(Please Print)

Capacity

(See Instruction 4)

Address

(Including Zip Code)

Area Code and Telephone No. (Business)

Area Code and Telephone No. (Residence)

Tax Identification or Social Security No.

(Complete the Form W-9 and California Franchise Tax Board Form 590 provided herewith)

SIGNATURE GUARANTEE
(See Instruction 3, if required)

Authorized Signature

Name (Please Print)

Title
(Please Print)

Name of Firm

Address
(Include Zip Code)

Area Code and Telephone No.

Dated:

INSTRUCTIONS

1. Delivery of Payment Instruction Letter. This Payment Instruction Letter or a facsimile hereof, filled in and signed by the record holder(s) of the certificate(s) representing Shares listed on the first page of this Payment Instruction Letter (unless the listed certificate(s) have been transferred or assigned prior to the Merger, see Instruction 3 below), together with the Certificate(s) and Form W-9 and California Franchise Tax Board Form 590, must be received by the Paying Agent, in satisfactory form, in order to make an effective surrender of the Shares. Delivery of the Payment Instruction Letter, the Certificate(s) and Form W-9 and California Franchise Tax Board Form 590, as applicable shall be effected, and title to the Shares shall pass, only upon proper delivery of the Payment Instruction Letter together with the Certificate(s) and Form W-9 California Franchise Tax Board Form 590 to the Paying Agent.

2. Terms of Conversion of the Shares. As of the Effective Time (as defined in the Merger Agreement), each Share was converted into the right to receive, without interest (except as provided in Section 2.5 of the Merger Agreement), and subject to applicable withholding, such holder’s Pro Rata Share of the Adjusted Merger Consideration as set forth in the Merger Agreement.

3. Guarantee of Signature. Signature guarantees are unnecessary unless the registered holder completes the Special Payment Instructions or Special Delivery Instructions. If such instructions are completed, the signature on the Payment Instruction Letter must be guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”).

4. Signatures on Payment Instruction Letter and Endorsements. If this Payment Instruction Letter is signed by the registered holder(s) of the Shares surrendered hereby, the signature(s) must correspond with the exact name(s) in which the shares are held.

If any of the Shares surrendered hereby are held of record by two or more joint owners, all such owners must sign this Payment Instruction Letter.

If any of the Shares surrendered hereby are registered in different names on several entries in the Company’s stock ledger, it will be necessary to complete, sign and submit as many separate Payment Instruction Letters as there are different registrations in the Company’s stock ledger.

If this Payment Instruction Letter is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

5. Stock Transfer Taxes. If any check in payment for surrendered Shares is to be issued to any person(s) other than the registered holder(s) of the surrendered Shares, it shall be a condition of the issuance and delivery of such check that the amount of any stock transfer taxes (whether imposed on the registered holder(s) or such person(s)) payable on account of the transfer (or transfers) of the surrendered Shares shall be delivered to the Paying Agent or satisfactory evidence of the payment of such taxes or nonapplicability thereof shall be submitted to the Paying Agent before such check will be issued.

6. Validity of Surrender, Irregularities. All questions as to validity, form and eligibility of any surrender of Shares hereby will be determined by the Buyer (which may delegate power in whole or in part to the Paying Agent), and such determination shall be final and binding. The Buyer reserves the right to waive any irregularities or defects in the surrender of any Shares, and its interpretations of the terms and conditions of the Merger Agreement and of this Payment Instruction Letter (including these instructions) with respect to such irregularities or defects shall be final and binding. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

7. Special Payment and Delivery Instructions. Indicate the name and address to which payment for the Shares is to be sent if different from the name and/or address of the person(s) signing this Payment Instruction Letter.

8. Lost or Destroyed Certificate(s) If the undersigned’s Certificate(s) representing shares of Company stock has been either lost or destroyed, check the appropriate box at the beginning of the enclosed Payment Instruction Letter, complete the Payment Instruction Letter and deliver it to the Paying Agent at one of the addresses set forth at the beginning of the enclosed Payment Instruction Letter. The Paying Agent will then forward to the undersigned documentation necessary to be completed in order to surrender such lost or destroyed Certificate(s) and receive the Adjusted Merger Consideration in exchange therefor.

9. Requests for Information or Additional Copies

Information and additional copies of this Notice and Payment Instruction Letter may be obtained from the Paying Agent by writing to the address on the front of this Payment Instruction Letter or by calling the Paying Agent at [                    ].

10. Inadequate Space

If the space provided on this Payment Instruction Letter is inadequate, additional information should be listed on a separate signed schedule affixed hereto.

11. Payment Instruction Letter Required

You will not receive any cash for your Shares unless and until you deliver this Payment Instruction Letter or a facsimile hereof, duly completed and signed, to the Paying Agent, and any required accompanying evidences of authority in form satisfactory to the Buyer. No interest will be paid on amounts due for the Shares, except as provided above.

12. Form W-9 and California Franchise Tax Board Form 590.

Each stockholder surrendering Shares for payment is required to provide the Paying Agent with a correct Taxpayer Identification Number (“TIN”) and certain other information on an IRS Form W-9 and California Franchise Tax Board Form 590, as described below. Payments of cash made for shares surrendered with this Payment Instruction Letter will be reported to the Internal Revenue Service as required by the statutes currently in effect.

IMPORTANT TAX INFORMATION

United States federal income tax law generally requires that if your shares are accepted for payment, you or your assignee (in either case, the “Payee”), must provide the Paying Agent (the “Payor”) with the Payee’s correct Taxpayer Identification Number (“TIN”), which, in the case of a Payee who is an individual, is the Payee’s social security number. If the Payor is not provided with the correct TIN or an adequate basis for an exemption, the Payee may be subject to a $50 penalty imposed by the Internal Revenue Service (“IRS”) and backup withholding in an amount equal to 28% of the gross proceeds received pursuant to the Merger. Backup withholding is not an additional tax. Rather, the tax liability of a person subject to backup withholding will be reduced by the amount withheld. If withholding results in an overpayment of taxes, a refund may be obtained by timely furnishing the required information to the IRS.

To prevent backup withholding, each Payee must provide such Payee’s correct TIN by completing the enclosed Form W-9, certifying that (i) the TIN provided is correct, (ii) (a) the Payee is exempt from backup withholding, (b) the Payee has not been notified by the Internal Revenue Service that such Payee is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified the Payee that such Payee is no longer subject to backup withholding, and (iii) the Payee is a U.S. Person (including a U.S. resident alien).

If the Payee does not have a TIN, such Payee should consult the instructions on the enclosed Form W-9 (the “W-9 Specific Instructions”) for instructions on applying for a TIN and apply for a TIN immediately. If the Payee does not provide such Payee’s TIN to the Payor by the time of payment, backup withholding will apply.

If the Shares are held in more than one name or are not in the name of the actual owner, consult the W-9 Specific Instructions for information on which TIN to report.

In addition to an IRS Form W-9, each Payee must provide a completed and signed California Franchise Tax Board Form 590 in order to avoid any California backup tax withholding or withholding on domestic nonresidents of California that may otherwise apply. Such California tax withholding is imposed at a rate of 7%.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

Exhibit C

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [                    ], 2012 by and among U.S. Bank, National Association (the “Escrow Agent”), One Lambda, Inc., a California corporation (the “Company”), Thermo Fisher Scientific Inc., a Delaware corporation (“Buyer”), and Emiko Terasaki, M.D., in her capacity as the Transaction Representative (the “Transaction Representative”). Capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

A. The Company, Buyer and DKC Acquisition Corp., a California corporation (“Buyer Sub”), are parties to an Agreement and Plan of Merger, dated as of July 15, 2012 (the “Merger Agreement”), a copy of which (without the schedules and exhibits thereto) is attached hereto as Exhibit A.

B. Pursuant to the terms and conditions set forth in the Merger Agreement, Buyer Sub will merge with and into the Company and the Company will continue as the surviving entity and a wholly owned subsidiary of Buyer (the “Merger”).

C. The Merger Agreement contemplates the execution and delivery of this Agreement and the initial deposit of Sixty-Seven Million Five Hundred Thousand Dollars ($67,500,000) by Buyer into escrow with the Escrow Agent at or prior to the Closing pursuant to this Agreement in order to provide security for the payment obligations of the Shareholders and SEU Holders under the Merger Agreement, including (i) any indemnification claims which Buyer may have against the Shareholders and SEU Holders under Article 10 of the Merger Agreement and (ii) any net adjustments to the Merger Consideration in favor of Buyer pursuant to Section 3.6 of the Merger Agreement.

D. The Shareholders and the SEU Holders have appointed the Transaction Representative to act on their behalf with respect to certain matters in connection with the Merger and the Merger Agreement, including, without limitation, this Agreement.

E. The “Proportionate Share” of a Shareholder or SEU Holder is the percentage set forth opposite such Shareholder’s or SEU Holder’s name on Exhibit B attached hereto. The “Pro Rata Share” of a SEU Holder is the percentage set forth opposite such SEU Holder’s name on Exhibit C.

AGREEMENT

NOW, THEREFORE, pursuant to the Merger Agreement and in consideration of the foregoing, and intending to be legally bound and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Appointment of the Escrow Agent. Buyer and the Transaction Representative hereby appoint U.S. Bank, National Association as the Escrow Agent to receive, hold, administer and deliver the Escrow Fund (as defined below) in accordance with the terms and conditions of this Agreement, and the Escrow Agent hereby accepts such appointment, all subject to and upon the terms and conditions set forth herein.

2. Establishment of Escrow Fund; Rights to Escrow Fund.

(a) Simultaneously with the execution of this Agreement, Buyer has deposited with the Escrow Agent Sixty-Seven Million Five Hundred Thousand Dollars ($67,500,000) in cash (the “Initial Escrow Amount”). Buyer shall deposit additional amounts in escrow in accordance with the provisions of Sections 2.5(b) and 2.5(d) of the Merger Agreement (the “Additional Escrow Deposits”). Any and all earnings, dividends, interest and other income on the Escrow Amount and the Additional Escrow Deposits which from time to time may be held by the Escrow Agent pursuant to the terms hereof are hereinafter referred to as the “Escrow Earnings.” The Escrow Amount, the Additional Escrow Deposits and the Escrow Earnings (collectively, the “Escrow Fund”) shall be held by the Escrow Agent in accordance with the terms and conditions set forth herein. It is the parties’ intention that the Escrow Agent shall dispose of the Escrow Fund only in accordance with the express provisions of this Agreement.

(b) Except as otherwise expressly set forth herein, none of Buyer, the Transaction Representative, the Shareholders or the SEU Holders shall have any right, title or interest in or possession of any of the Escrow Fund. Without limiting the generality of the foregoing: (i) no such Person shall have the ability to pledge, convey, hypothecate or grant a security interest in any portion of the Escrow Fund unless and until such portion of the Escrow Fund shall have been disbursed to such Person in accordance with the provisions of this Agreement and (ii) until the Escrow Fund shall have been disbursed in accordance with the provisions of this Agreement, the Escrow Agent shall be in sole possession of the Escrow Fund and will not act or be deemed to act as custodian for any party hereto for purposes of perfecting a security interest therein. Accordingly, no Person shall have any right to have or to hold any of the Escrow Fund as collateral for any obligation and shall not be able to obtain a security interest in any assets (tangible or intangible) contained in or relating to any of the Escrow Fund. In addition, the SEU Holders have no interest in the Escrow Fund or amounts distributed to the Company or Buyer for further distribution to SEU Holders, it being the agreement and intention of the parties that the SEU Holders shall be solely unsecured general creditors of the Company.

3. Investment of the Escrow Fund by the Escrow Agent. The Escrow Agent shall invest and reinvest the Escrow Fund as Buyer and the Transaction Representative shall jointly direct in a written notice to the Escrow Agent which is executed by Buyer and the Transaction Representative (each such joint notice, a “Joint Written Direction”); provided, however, that all such investments and reinvestments shall be made in one or more of the following:

(a) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America, in either case, maturing within one (1) year from the date of purchase;

(b) certificates of deposit issued by any United States bank, bank and trust company, or national banking association (including the Escrow Agent and its affiliates) with capital in excess of One Hundred Million Dollars ($100,000,000), which certificates of deposit are insured by the United States Federal Deposit Insurance Corporation (“FDIC”) or a similar governmental agency and mature within one hundred and eighty (180) days;

(c) money market mutual funds rated in one of the two highest rating categories assigned by Standard & Poor’s Corporation or Moody’s Investors Service, Inc. for obligations of such nature; and/or

(d) FDIC-insured money market accounts of U.S. Bank, National Association.

The initial investment of the Escrow Fund shall be as indicated in Exhibit D hereto and shall so remain unless the Escrow Agent is otherwise instructed by a Joint Written Direction. Absent a Joint Written Direction, the Escrow Agent will automatically invest in the investments set forth under clause (d) above. Any investment hereunder shall be made in the name of the Escrow Agent. Earnings, interest and income on investments shall be added to the Escrow Fund. Any loss or expense incurred as a result of any investment shall be paid from the Escrow Fund. Notwithstanding anything to the contrary contained herein, the Escrow Agent may, without giving advance notice to Buyer or the Transaction Representative, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any release of all or any portion of the Escrow Fund permitted or required hereunder. The Escrow Agent shall have no liability for any loss sustained as a result of any investment in an investment indicated in clauses (a) through (d) above, on Exhibit D, in any Joint Written Direction, as a result of any liquidation of any investment prior to its maturity or for the failure of the parties hereto to give the Escrow Agent instructions to invest or reinvest the Escrow Fund. The Escrow Agent shall provide periodic statements to Buyer and the Transaction Representative reflecting all transactions executed on behalf of the Escrow Fund. In addition, upon written request by, and at no additional cost to, Buyer and/or the Transaction Representative, the Escrow Agent shall promptly provide Buyer and the Transaction Representative a statement of transaction details upon completion of any securities transaction in the Escrow Fund.

4. Release of the Escrow Fund. The Escrow Agent shall hold the Escrow Fund until it releases the Escrow Fund as provided in this Section 4, as follows:

(a) In order for Buyer to make a claim on the Escrow Fund, Buyer shall deliver to the Escrow Agent and the Transaction Representative a written notice describing in reasonable detail, to the extent then known, (i) the facts giving rise to the claim for indemnification under the Merger Agreement, (ii) the amount or the method of computation of the amount of such claim, and (iii) a reference to the provision of the Merger Agreement or any other agreement, document or instrument executed thereunder or in connection therewith upon which such claim is based. A written notice delivered in accordance with the foregoing is referred to herein as an “Escrow Claim.” If the Transaction Representative has not, within thirty (30) days following Buyer’s delivery of the Escrow Claim, notified Buyer and the Escrow Agent in writing that the Transaction Representative disputes the Escrow Claim, in whole or in part, then the Escrow Agent shall, at the end of the five (5) Business Day period following such thirty (30) day period, remit to Buyer from the Escrow Fund the amount set forth in the Escrow

Claim. If the Transaction Representative has, within thirty (30) days following Buyer’s delivery of the Escrow Claim, given written notice (each a “Dispute Notice”) to Buyer and the Escrow Agent that it disputes the Escrow Claim, in whole or in part, then (a) the Escrow Agent shall not pay out any portion of the Escrow Fund in dispute until otherwise notified in a Joint Written Direction or pursuant to Section 4(d)(i) below and (B) any amounts not in dispute shall be remitted to Buyer by the Escrow Agent from the Escrow Fund as soon as possible (and in any event within five (5) Business Days) after the receipt by the Escrow Agent of the Dispute Notice.

(b) Within three (3) Business Days after the final determination of all adjustments to the Merger Consideration pursuant to Section 3.6 of the Merger Agreement which results in a net amount payable to Buyer, the Escrow Agent shall release from escrow and deliver to Buyer the amount (i) mutually agreed upon by Buyer and the Transaction Representative in a Joint Written Direction or (ii) finally determined by the Accounting Arbitrator, as the case may be. In the case of a final determination by the Accounting Arbitrator, and Buyer shall deliver to the Escrow Agent the written determination of the Accounting Arbitrator and shall provide a copy thereof to the Transaction Representative

(c) Release of Escrow upon Escrow Termination Date.

(1) Within five (5) Business Days after [            ] (the “Escrow Termination Date”), the Escrow Agent shall release from escrow and deliver to each Shareholder, by wire transfer of immediately available funds, an amount equal to (i) such Shareholder’s Proportionate Share of the then remaining balance, if any, of the Escrow Fund less (ii) such Shareholder’s Proportionate Share of the amount reserved for payment of any then-pending Escrow Claims equal to the aggregate amounts set forth in all such then-pending Escrow Claims.

(2) Within five (5) Business Days after the Escrow Termination Date, the Escrow Agent shall release from escrow and deliver to the Company (for further distribution to the SEU Holders as provided in Section 4(e)), by wire transfer of immediately available funds, an amount equal to (i) all of the SEU Holders’ Proportionate Shares of the then remaining balance, if any, of the Escrow Fund less (ii) all of the SEU Holders’ Proportionate Shares of the amount reserved for payment of any then-pending Escrow Claims equal to the aggregate amounts set forth in all such then-pending Escrow Claims.

(3) Following the Escrow Termination Date, upon final resolution of any pending Escrow Claim in accordance with this Section 4, Buyer and the Transaction Representative shall promptly deliver a Joint Written Direction to the Escrow Agent, and upon receipt of such Joint Written Direction, the Escrow Agent shall promptly release to, or as directed by, Buyer or the Transaction Representative, as set forth in the Joint Written Direction, that portion of the Escrow Fund reserved for payment of such Escrow Claim; provided, however, that with respect to Escrow Claims resolved in favor of the Shareholders and the SEU Holders, the Escrow Agent shall release such portion of the Escrow Fund only to the extent that there remain sufficient amounts in the Escrow Fund to satisfy any remaining Escrow Claims. Following the Escrow Termination Date and the final resolution of all Escrow Claims in accordance with this Section 4 (including payments, if any, to be made to Buyer), the Escrow Agent shall (i) release to each Shareholder such Shareholder’s Proportionate Share of the balance, if any, of the Escrow Fund and (ii) release to the Company (for further distribution to the SEU Holders as provided in Section 4(e)), an amount equal to all of the SEU Holders’ Proportionate Shares of the balance, if any of the Escrow Fund.

(d) Notwithstanding anything to the contrary in this Agreement:

(i) if at any time the Escrow Agent receives either a final non-appealable order of a court of competent jurisdiction or a final non-appealable order of the Appellate Arbitrators (as attached to a Joint Written Direction that states that such order constitutes either of the foregoing, a “Final Order”), which order, in either case, resolves any portion of an Escrow Claim in favor of Buyer, then the Escrow Agent shall promptly deliver to Buyer, by wire transfer of immediately available funds, all or any portion, as the case may be, of the Escrow Fund in compliance with such Final Order upon receipt by the Escrow Agent of a copy of such Final Order;

(ii) if at any time the Escrow Agent receives a Final Order which resolves any portion of an Escrow Claim in favor of the Shareholders and/or the SEU Holders, then such portion of the Escrow Claim shall no longer be deemed pending and, if the Escrow Agent has received such Final Order on or following the Escrow Termination Date, the Escrow Agent shall promptly (i) deliver to each Shareholder, by wire transfer of immediately available funds, such Shareholder’s Proportionate Share of the amount equal to the amount reserved for payment of that portion of the Escrow Claim and (ii) deliver to the Company (for further distribution to the SEU Holders as provided in Section 4(e)), by wire transfer of immediately available funds, all of the SEU Holders’ Proportionate Share of the amount equal to the amount reserved for payment of that portion of the Escrow Claim; provided, however, that with respect to Escrow Claims resolved in favor of the Shareholders and the SEU Holders, the Escrow Agent shall release such portion of the Escrow Fund only to the extent that there remain sufficient amounts in the Escrow Fund to satisfy any remaining Escrow Claims;

(iii) if within fifteen (15) days before the fifth (5th) anniversary of the Closing there is any amount remaining in the Escrow Fund, each Shareholder and SEU Holder shall have the right to request from Buyer that such Shareholder’s or SEU Holder’s Proportionate Share of such remaining amount be released in exchange for such Shareholder or SEU Holder substituting collateral satisfactory to Buyer in its sole and absolute discretion. Upon receipt of a Joint Written Direction confirming that Buyer has approved such substitute collateral, the Escrow Agent shall promptly deliver to such Shareholder or the Company (for further distribution to such SEU Holder as provided in Section 4(e)), as the case may be, by wire transfer of immediately available funds, an amount equal to such Shareholder’s or SEU Holder’s Proportionate Share of such remaining amount; and

(iv) if the Escrow Agent receives a Joint Written Direction for the disbursement of funds from the Escrow Fund, the Escrow Agent shall promptly disburse all or any portion of the Escrow Fund in accordance with such Joint Written Direction.

(e) Upon its receipt of any amounts under this Section 4, the Company shall, and Buyer shall cause the Company to, deduct and withhold therefrom the amounts required by Section 16(d) and promptly pay to each SEU Holder such SEU Holder’s Pro Rata Share of the balance thereof.

5. Compensation of the Escrow Agent. Buyer and the Transaction Representative shall each pay the Escrow Agent one half (1/2) of the amounts set forth on Exhibit E attached hereto as payment for the services of the Escrow Agent to be rendered hereunder and to reimburse the Escrow Agent’s fees and expenses.

6. Obligations and Liabilities of the Escrow Agent. The Escrow Agent undertakes to perform only such duties and obligations as are expressly set forth herein and no other duties or obligations shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement. The Escrow Agent shall have no obligation to recognize, and shall not have any liability and responsibility arising under, any agreement to which the Escrow Agent is not a party, even though reference thereto may be made herein (including the Merger Agreement, except that the Escrow Agent shall be required to refer to the Merger Agreement for certain capitalized terms used in this Agreement but not defined herein). With respect to the Escrow Agent’s responsibility, Buyer and the Transaction Representative further agree that:

(a) The Escrow Agent shall have no liability or obligation with respect to the Escrow Fund, except arising out of, relating to or in connection with the Escrow Agent’s willful misconduct, bad faith or negligence. The Escrow Agent’s sole responsibility shall be for the safekeeping, investment and disbursement of the Escrow Fund in accordance with the terms of this Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Fund, any account in which the Escrow Fund is deposited, this Agreement or the Merger Agreement, or to prosecute or defend any such legal action or proceeding.

(b) The Escrow Agent is authorized to comply with Final Orders with respect to the Escrow Fund. If any portion of the Escrow Fund is at any time attached, garnished or levied upon under any court order or order of the Arbitrator or Appellate Arbitrator, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any such order, or in case any such order shall be made or entered affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized to rely upon and comply with any such order which it is reasonably advised by its legal counsel, whether internal or external, is a Final Order.

(c) The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments which may be due to it or the Escrow Fund. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith, except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s willful misconduct, bad faith or negligence was the cause of any loss to Buyer or to the Transaction Representative. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise by a Joint Written Direction or by a Final Order. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

7. Successor Escrow Agent.

(a) The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering not less than thirty (30) days’ advance notice of its resignation to Buyer and the Transaction Representative specifying a date when such resignation shall take effect and delivering the Escrow Fund to a successor Escrow Agent jointly designated by Buyer and the Transaction Representative in writing. The Escrow Agent’s resignation shall not be effective until: (i) such appointment of the successor Escrow Agent has been made, (ii) the Escrow Fund has been delivered to the successor Escrow Agent, and (iii) the successor Escrow Agent’s acceptance of this Agreement and receipt for the Escrow Fund from the successor Escrow Agent and copies thereof shall have been sent to Buyer and the Transaction Representative. The Escrow Agent may petition a court of competent jurisdiction for the appointment of a successor Escrow Agent if one is not designated by Buyer and the Transaction Representative within sixty (60) days of receipt of such resignation from the Escrow Agent.

(b) Any Person into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any Person to which all or substantially all the escrow business of the Escrow Agent’s corporate trust services business (including the administration of the Escrow Fund) may be transferred, shall be the Escrow Agent under this Agreement without further act.

8. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, against written receipt or upon written notice of rejection, (b) if sent by registered or certified mail, return receipt requested, postage prepaid, when received or rejected, and (c) if delivered by a nationally recognized overnight courier service, prepaid, when received or rejected and shall be addressed as follows:

If to the Transaction Representative:

Emiko Terasaki, M.D.

134 S Anita Ave

Los Angeles, CA 90049

and a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

1901 Avenue of Stars, Suite 1600

Los Angeles, CA 90067

Attention: Jon W. Newby, Esq.

Telephone: (310) 228-3737

and

Kopple & Klinger, LLP

10866 Wilshire Blvd., Suite 1500

Los Angeles, CA 90024-4357

Attention: Robert C. Kopple, Esq.

Facsimile: (310) 475-2459

If to Buyer, to:

Thermo Fisher Scientific Inc.

81 Wyman Street

Waltham, MA 02454-9046

Attention: General Counsel

Facsimile: (781) 622-1283

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Hal J. Leibowitz, Esq.

If to the Escrow Agent to:

U.S. Bank, National Association

633 W. 5th Street, 24th Floor

Los Angeles, CA 90071

Attention: Brad Scarbrough

Telephone: (213) 615-6047

Any notice address set forth above may be changed upon written notice to the other parties hereto. If any Escrow Claim, Dispute Notice or notice of any other kind is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that such document was received by such other person on the same date on which it was received by the Escrow Agent.

9. Severability. Any provision of this Agreement which may be determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is expressly understood, however, that the parties hereto intend each and every provision of this Agreement to be valid and enforceable and hereby knowingly waive all rights to object to any provision of this Agreement.

10. Assignment. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and shall not be enforceable by or inure to the benefit of any third party. No party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that the Escrow Agent may assign this Agreement pursuant to and in accordance with Section 7(b) without the prior written consent of the other parties hereto.

11. Amendments. This Agreement may only be modified or terminated by a writing signed by all of the parties hereto, and no waiver hereunder shall be effective unless in writing signed by the party hereto to be charged. This Agreement shall terminate automatically without any action by the parties hereto upon delivery of all of the Escrow Fund as provided in Section 4.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered in counterpart signature pages and delivered via facsimile transmission or email with scan or facsimile attachment, and any such counterpart executed and delivered via facsimile or email transmission shall be deemed an original for all intents and purposes. The Escrow Agent shall be provided with an original, non-facsimile, fully-executed document for its records.

13. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware for contracts entered into and to be performed solely within such state without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. No party hereto shall be liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure or other causes reasonably beyond its control.

14. Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the federal or state courts located in the State of California shall have the sole and exclusive jurisdiction over any such proceeding; provided, however, that as between Buyer and the Transaction Representative, the provisions of Section 12.15 of the Merger Agreement shall control. Any of these courts shall be proper venue for any such lawsuit or other proceeding and the parties hereto irrevocably waive any objection on the grounds of venue, forum non-conveniens or any similar grounds. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts by mail or in any other manner permitted by applicable Law.

15. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the holding, investment and disbursement of the Escrow Fund and sets forth in their entirety the obligations, duties and rights of the Escrow Agent with respect to the Escrow Fund and otherwise hereunder.

16. Tax Matters.

(a) The parties hereto agree that, for tax reporting purposes, all Escrow Earnings, if any, attributable to the Escrow Fund or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocated to Buyer. Buyer and the Transaction Representative, on her own behalf and on behalf of the Company, the Shareholders and the SEU Holders, hereby agree not to report any other item of interest income or expense (including original issue discount or imputed interest) with respect to the Escrow Fund or any distribution thereof, except pursuant to a final determination pursuant to Section 1313(a) of the United States Internal Revenue Code of 1986, as amended.

(b) Each party hereto hereby represents that its correct Taxpayer Identification Number assigned by the United States Internal Revenue Service or any other taxing authority will be as set forth in the documentation delivered by such party to the Escrow Agent pursuant to Section 19.

(c) The Escrow Agent shall report and withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution.

(d) With respect to any portion of the Escrow Funds released to the Company, the Company shall, and Buyer shall cause the Company to, promptly deduct and withhold therefrom such amounts that are required under applicable law to be deducted or withheld by the Company or any other person as employer or withholding agent in connection therewith (collectively, the “SEU Withholdings”). The Company shall, and Buyer shall cause the Company to, pay the SEU Withholdings to the applicable taxing authorities. The SEU Withholdings shall be treated for all purposes of this Agreement as having been paid to each SEU Holder in respect of whom such deduction or withholding was made.

(e) Buyer and the Transaction Representative shall make available to the Escrow Agent any additional information necessary for it to comply with this Section 16.

17. Security Procedures. In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement, as indicated in Exhibit F attached hereto), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons set forth in Section 9, and the Escrow Agent may rely upon the confirmation of any person or persons purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a notice actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Section 9, then, in the case of Buyer, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of the executive officers (collectively, “Executive Officers”) of Buyer, which shall include the title of General Counsel, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of any person purporting to be any such Executive Officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Buyer or the Transaction Representative to identify: (a) the beneficiary, (b) the beneficiary’s bank or (c) any intermediary bank. The Escrow Agent may apply any portion of the Escrow Fund for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties hereto acknowledge that these security procedures are commercially reasonable.

18. U.S.A. Patriot Act Information. Buyer and the Transaction Representative shall provide to the Escrow Agent such information regarding Buyer and the Transaction Representative, respectively, as the Escrow Agent may reasonably require to permit the Escrow Agent to comply with its obligations under the federal USA PATRIOT Act (Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001). The Escrow Agent shall not credit any amount of interest or investment proceeds earned on the Escrow Fund, or make any payment of all or a portion of the Escrow Fund, to any person unless and until such person has provided to the Escrow Agent such documents as the Escrow Agent may require to permit the Escrow Agent to comply with its obligations under such Act.

19. Tax Reporting Documentation. Within thirty (30) days after the execution of this Agreement: (a) Buyer shall provide to the Escrow Agent Buyer’s certified tax identification number on Form W-9 (or Form W-8 if Buyer is a non-U.S. person) and such other forms and documents as the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) and (b) the Transaction Representative shall provide to the Escrow Agent Tax Reporting Documentation for each Shareholder and SEU Holder. The parties hereto understand that, if such Tax Reporting Documentation is not so delivered to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Escrow Agreement as of the date first written above.

“TRANSACTION REPRESENTATIVE”

Emiko Terasaki, M.D., in her capacity as the Transaction Representative

“COMPANY”

ONE LAMBDA, INC., a California corporation

By:
Name:
Title:

“BUYER”

THERMO FISHER SCIENTIFIC INC., a Delaware corporation

By:
Name:
Title:

“ESCROW AGENT”

U.S. BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to the Escrow Agreement]

Exhibit A

Merger Agreement

Please see the attached agreement.

Exhibit A

Exhibit B

Proportionate Shares

[To come.]

Exhibit B

Exhibit C

Pro Rata Shares

[To come.]

Exhibit C

Exhibit D

Initial Investment of the Escrow Fund

AUTOMATIC MONEY MARKET INVESTMENTS

INVESTMENT AUTHORIZATION LETTER AND

ACCOUNT DESCRIPTION AND TERMS

In the absence of specific written direction to the contrary, the agent for the account(s) identified herein is hereby directed to invest and reinvest proceeds and other available moneys in the following fund as permitted by the operative documents on your behalf:

U.S. Bank Money Market Deposit Account

This account includes any and all existing and future sub-accounts, unless specific written instructions are given to exclude such accounts from this authorization. This is a FDIC insured deposit account.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/360). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers. U.S. Bank’s trust department performs all account deposits and withdrawals. Deposit accounts are FDIC Insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.

The U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit and invest with U.S. Bank.

Exhibit D

Exhibit E

Escrow Agent’s Fees

Acceptance Fee The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the closing. This is a one-time fee, payable at closing.	$3,000.00

Escrow Agent Administration Fee Annual Administration fee for performance of the routine duties of the escrow agent associated with the management of the escrow account. Administration fees are payable in advance.	$1,000.00

Direct Out of Pocket Expenses

Reimbursement of expenses associated with the performance of our duties, including but not limited to publications, legal counsel after the initial close, travel expenses and filing fees (if any).

At Cost

Account approval is subject to review and qualification. Fees may be subject to change at our discretion and upon written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to you directly. The fees quoted above are discounted with the understanding that funds held in escrow will be invested in a U.S. Bank Money Market Deposit Account or other proprietary investments of U.S. Bank or its affiliates. Payment of fees constitutes acceptance of the terms and conditions set forth. We reserve the right to refer any and all transaction documents for legal review before execution.

Extraordinary fees are payable to the Trustee or Agent for duties or responsibilities not expected to be incurred at the outset of the transaction, not routine or customary, and not incurred in the ordinary course of business. Payment of extraordinary fees is appropriate where particular inquiries, events or developments are unexpected, even if the possibility of such things could have been identified at the inception of the transaction.

Exhibit E

Exhibit F

Wire Transfer Instructions

For Buyer:

[To come.]

For Company:

[To come.]

For the Shareholders and SEU Holders:

[To come.]

Exhibit F

EXHIBIT D-1

EXECUTION

PURCHASE AND SALE AGREEMENT

(Independence Property)

This Purchase and Sale Agreement (this “Agreement”) is made as of the Effective Date (defined below), by and between LAMBDA PROPERTIES, LLC, a California limited liability company (“Seller”) and ONE LAMBDA, INC., a California corporation (“Buyer”).

R E C I T A L S

Seller is the owner of the Property (as defined below) and Seller desires to sell, and Buyer desires to purchase the Property upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1: SCHEDULE; DEFINITIONS; PURCHASE PRICE

1.1 Schedule. The following basic terms are made a part of this Agreement:

Purchase Price:	$4,725,000.00 plus or minus prorations and other adjustments as provided herein

Effective Date:	The latest date of execution of this Agreement by Seller and Buyer, as indicated on the signature page.

Escrow Agent:	Fidelity National Title Company

Closing Date:	The Closing Date as defined in the Merger Agreement.

Notice Addresses:	See Appendix 10.11 attached hereto.

1.2 Definitions. Certain terms, capitalized but not defined in the body of this Agreement or otherwise designated in Section 1.1 hereof, shall have the meanings ascribed to them on Appendix 2.2 attached hereto or as set forth below:

“Accepted Service Contracts” shall have the meaning set forth in Section 2.5.

“Affiliate” shall mean: (a) an entity that directly or indirectly controls, is controlled by or is under common control with the party in question; or (b) an entity at least a majority of whose economic interest is owned by the party in question; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

“Endorsements” shall mean, to the extent such endorsements are available under the laws of the state in which the Property is located, (i) extended coverage, (ii) owner’s comprehensive, (ii) access, (iv) creditors’ rights, (v) survey (accuracy of survey), (vi) location (survey legal matches title legal), (vii) separate tax lot, (viii) plat act/subdivision or legal lot, (ix) zoning 3.1 (with parking and loading docks), (x) contiguity (if applicable), (xi) restrictions (if applicable), (xii) utility facility endorsement, and (xiii) such other endorsements as Buyer may require based upon its review of the Title Commitment and Survey.

“Environmental Laws” shall mean, without limitation, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal, state, county, municipal and other local laws governing or relating to Hazardous Materials or the environment together with their implementing regulations, ordinances and guidelines.

“Hazardous Materials” shall mean, without limitation, polychlorinated biphenyls, urea formaldehyde, radon gas, lead paint, radioactive matter, medical waste, asbestos, petroleum products, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material, waste, pollutant or contaminant listed or defined as hazardous, infectious or toxic under any Environmental Law.

“Improvements” shall mean, all buildings, improvements, fixtures, structures, parking areas and landscaping located on the Land.

“Intangible Property” shall mean, all right, title and interest of Seller in and to all intangible personal property owned by Seller and now or hereafter used in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property, to the extent assignable, including, without limitation, any and all trade names and trademarks associated with the Real Property; the plans and specifications for the Improvements, including as-built plans; unexpired warranties, guarantees, indemnities and claims against third parties; contract rights related to the construction, operation, repair, renovation, ownership or management of the Real Property that are expressly assumed by Buyer pursuant to this Agreement; pending permit or approval applications as well as existing permits, approvals and licenses (to the extent assignable); insurance proceeds and condemnation awards to the extent provided in Sections 4.2 or 4.3 of this Agreement; and books and records relating to the Property.

“Intangible Property Contracts” shall mean, any contract or similar arrangement pursuant to which any Intangible Property exists.

“Land” shall mean, the land described in Exhibit A attached hereto (the legal description of the land set forth in the Survey defined below for the Property shall control to the extent of any inconsistency) and all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to the Land, including any and all mineral rights, development rights, water rights and the like; and all right, title, and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land.

“Leases” shall mean, all leases, subleases or other occupancy agreements pursuant to which any person has the right to occupy space in the Improvements (including leases made after the date hereof as permitted by this Agreement), other than those entered into by Tenant with any third party, if any.

“Merger Agreement” shall mean, that certain Agreement and Plan of Merger by and among Tenant, Thermo Fisher Scientific Inc., DKC Acquisition Corp. and Emiko Terasaki, M.D. dated on or about the date hereof.

“Permitted Exceptions” is defined in Section 5.2(b)(iv).

“Personal Property” shall mean, all right, title and interest of Seller in and to all tangible personal property owned by Seller and now or hereafter used in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property, including, without limitation, all equipment, machinery, heating, ventilating and air conditioning units, furniture, art work, furnishings, trade fixtures, office equipment and supplies, and, whether stored on or off-site, all tools and maintenance equipment, supplies, and construction and finish materials not yet incorporated in the Improvements but held for repairs and replacements.

“Property” shall mean, the Real Property, the Leases, the Rents, the Personal Property, the Intangible Property and the Accepted Service Contracts.

“Real Property” shall mean, the Land and the Improvements.

“Rents” shall mean all income from the Real Property, including without limitation, all fixed or base rent, percentage rent, additional rent or other amounts payable by tenants under Leases with respect to operating expenses, taxes or other charges under the Leases.

“Service Contracts” shall mean, all service contracts and other contracts, agreements or instruments, other than those entered into by Tenant, relating to the ownership, use, maintenance, management, security or operation of the Property, including equipment leases or any other lease in which Seller is lessee, but excluding the Leases.

“Survey” shall mean, a current survey of the Real Property prepared by a surveyor licensed in the jurisdiction in which the Real Property is located and reasonably acceptable to Buyer, certified to Buyer and the Title Company as having been prepared in accordance with the ALTA/ACSM 1998 Minimum Standard Detail Requirements, containing Table A Items 2, 3, 4, 5, 6 , 7(a), 7(c), 8, 10, 11 and 13 and meeting the accuracy requirements of an, as applicable, “urban” or “suburban” survey.

“Tenant” shall mean, One Lambda, Inc., a California corporation.

“Tenant Disclosures” shall mean, collectively, those documents in respect to the Property made available or provided to Thermo Fisher Scientific Inc. and/or DKC Acquisition Corp. in the manner provided in Section 12.09(d) of the Merger Agreement, and those matters listed in the Tenant’s Disclosure Letter to the Merger Agreement (as the same may be modified in accordance with the terms of the Merger Agreement).

“Title Commitment” shall mean, a commitment for an ALTA Form B (1992) owner’s title insurance policy for the Real Property in the full amount of the Purchase Price covering title to the Real Property on or after the date of this Agreement, showing Seller as the owner of the Property.

“Title Company” shall mean Fidelity National Title Company.

“Title Policy” shall mean, an ALTA Owner’s Policy (1992) of title insurance, with extended coverage, issued by the Title Company as of the date and time of the recording of the Deed for the Property, in the amount of the Purchase Price, containing the Endorsements, insuring Buyer as the owner of fee simple title to the Property, subject only to the Permitted Exceptions.

ARTICLE 2: INSPECTION

2.1 Due Diligence; Indemnity. Buyer shall have the right to examine, inspect, and investigate the Property.

Upon reasonable advance notice to Seller and subject to the rights of tenants under Leases, Buyer and its agents, employees and representatives, contractors, architects and other parties designated by Buyer (“Buyer’s Representative”) shall, during the term of this Agreement, have reasonable access to the Property and all books and records for the Property that are in Seller’s or its property manager’s possession or control for the purpose of conducting analyses, surveys, architectural, engineering, geotechnical and environmental inspections and tests (including reasonable intrusive inspection and sampling), and any other inspections, studies, or tests reasonably required by Buyer. Buyer shall have the right to conduct a “walk-through” of the Property before Closing, subject to the rights of tenants under Leases. Seller shall have the right to accompany Buyer during its inspection and investigation of the Property. In the course of its investigations, Buyer may make inquiries to third parties, including, without limitation, tenants, lenders, contractors, property managers, parties to Service Contracts and municipal, local and other government officials and representatives.

Buyer shall keep the Property free and clear of any liens arising out of such entry and inspection and will indemnify, defend, and hold Seller harmless from all such liens and any claims asserted by third parties against Seller (other than those arising out of Seller’s negligence or willful misconduct) to recover for personal injury or property damage as a result of Buyer’s Representative’s entry onto the Property. If any inspection or test damages the Property, Buyer will restore the Property to its condition immediately prior to any such inspection or test. Buyer’s obligations under this Section 2.1 shall survive the termination of this Agreement.

2.2 Seller’s Delivery of Specified Documents. In order to assist Buyer with its inspection and review of the Property, Seller has previously delivered or made available to Buyer copies of the items set forth on Appendix 2.2 to this Agreement with respect to each Property, in each case to the extent applicable to the Property and in Seller’s or its property manager’s possession or control, but specifically excluding all such items obtained by, and in the possession or control of, Tenant not in the actual possession of Seller (collectively, the “Property Information”). During the term of this Agreement, to the extent not previously provided or made available to Buyer, Seller shall provide Buyer with any document described above as and when it comes into Seller’s or its property manager’s possession or is produced by Seller or its property manager after the initial delivery of the Property Information. Without limiting the foregoing, Seller shall make all other documents, files and information concerning the Property in Seller’s possession available for Buyer’s inspection at the Property or such other location as shall be mutually agreed by the parties.

2.3 Title and Survey. Buyer shall have the right, at its option and at its cost and expense, to cause to be prepared with respect to the Property (i) the Title Commitment, (ii) true, complete and legible copies of all documents referenced in the Title Commitment, (iii) the Survey and (iv) UCC searches performed by a search company reasonably acceptable to Buyer, with respect to Seller and the Property, from the Secretary of State of the state in which the Property is located and from the Secretary of State of the state in which Seller is organized, and from the County Recorder for the county in which the Property is located.

2.4 Required Title Clearance Matters. Seller shall be obligated at Closing to fully discharge all liens of a definite and ascertainable amount that are not specifically assumed or accepted by Buyer in writing, including without limitation any debt secured by a deed of trust encumbering the Property, as well as those exceptions or encumbrances to title which arise after the date of the Title Commitment, other than any such liens, exceptions or encumbrances created by, through or under the Tenant (collectively, the “Required Title Clearance Matters”). If Seller fails or refuses to cause the Required Title Clearance Matters to be discharged prior to Closing, Buyer shall have the right to deduct from the Purchase Price any amounts required to discharge or remove to Buyer’s satisfaction all Required Title Clearance Matters. If after the date of the Title Commitment, the Title Company revises the Title Commitment or the surveyor revises the Survey to add or modify exceptions which arise after the date of the Title Commitment, other than any such exceptions created by, through or under the Tenant, each such matter shall be deemed to be a Required Title Clearance Matter. In addition to Required Title Clearance Matters, Seller shall be obligated to use commercially reasonable efforts to discharge or remove from title, or, in the event such matters were created by, through or under Tenant, to cause Tenant to discharge or remove from title, prior to Closing all matters which would in Buyer’s reasonable discretion, either (a) unreasonably interfere with the conduct of the Buyer’s intended business operations at the Property or (b) have a material adverse impact on the value of the Property, but specifically excluding the Leases (collectively, the “Material Title Objections”). Buyer shall notify Seller in writing of any Material Title Objections as soon as is reasonably practicable following Buyer’s receipt of the Title Commitment. In the event Seller fails to cause the Material Title Objections to be discharged prior to Closing, Buyer shall have the right to terminate this Agreement at any time prior to Closing upon the delivery of written notice to Seller (a “Material Title Termination Notice”), in which event (i) this Agreement shall be null and void and neither party shall have any further obligation to the other, except as expressly set forth herein, and (ii) at the closing of the transaction contemplated by the Merger Agreement, Seller shall be obligated to execute and deliver, and cause the Tenant to execute and deliver, one (1) fully-executed original Landlord Estoppel and Lease Amendment in the form attached hereto as Appendix 2.4. The terms of this Section 2.4 shall expressly survive the termination of this Agreement.

2.5 Service Contracts. Unless otherwise elected by Buyer, Buyer shall assume the Service Contracts (the “Accepted Service Contracts”) at Closing. Buyer will assume the obligations arising from and after the Closing Date under the Accepted Service Contracts that are not in default as of the Closing Date. Seller shall terminate at Closing any Service Contracts that are not so assumed by Buyer.

2.6 CCRs. If the Property is subject to a declaration of covenants, conditions and restrictions or similar instrument (“CCRs”) governing or affecting the use, operation, maintenance, management or improvement of such Property, then as a condition to Buyer’s obligation to close, at Closing, Seller: (i) shall use commercially reasonable efforts to obtain and deliver into the escrow estoppel certificates, in form and substance reasonably satisfactory to Buyer, from the declarant, association, committee, agent and/or other person or entity having governing or approval rights under the CCRs, and (ii) shall execute and deliver into the escrow a recordable assignment, in form and substance satisfactory to Buyer, assigning to Buyer any and all developer, declarant or other related rights or interests of Seller (or any Affiliate of Seller) in or under the CCRs.

2.7 Approval. Buyer’s obligations hereunder are expressly subject to Buyer’s approval of the Property in all respects, including, without limitation, title, economic feasibility, financing, zoning, the local government comprehensive plan, redevelopment potential, structural components of any improvements, governmental restrictions and requirements, availability of utilities, physical condition, subsoil conditions, environmental matters and such other matters as may be of concern to Buyer. Buyer shall have until the Closing Date in which to determine whether the Property is acceptable to Buyer, in its sole discretion, in all respects. If Buyer finds the Property to be unacceptable and elects not to proceed with the transaction contemplated hereby, Buyer shall have right to terminate this Agreement for any or no reason as determined by Buyer in its sole discretion by written notice to such effect given to Seller and Escrow Holder at any time prior to the Closing Date.

ARTICLE 3: AS-IS CONDITION OF PROPERTY

3.1 Condition of Property. Notwithstanding anything to the contrary contained herein, Buyer acknowledges and agrees (i) that Buyer shall accept the Property in “AS IS, WHERE IS” condition with all faults and defects, whether patent or latent, and shall rely solely on its own inspections and due diligence to evaluate all aspects of the Property and its suitability without any representations and warranties of any kind or nature concerning the Property or any aspect thereof, either express or implied, from or on behalf of Seller or any of its employees, agents or independent contractors, except as otherwise expressly provided in this Agreement, (ii) that neither Seller nor any of its employees, agents or independent contractors has made any representation or warranty of any kind or nature concerning the Property, any aspect thereof or its suitability, either express or implied, including, without limitation, any representation or warranty regarding title to the Property, the geological, environmental, architectural, engineering or other physical aspects or condition of the Property, the rents, income, expenses, market or other financial aspects or condition of the Property, the compliance with the Property with any applicable law, code, rule or regulation, the zoning of the Property, the accuracy or completeness of any documents, information or other data concerning the Property or any aspect thereof furnished or to be furnished to Buyer by or on behalf of Seller or any of its employees, agents or independent contractors or in any other manner concerning the Property or any aspect thereof, except as otherwise expressly provided in this Agreement (iii) that the Property Information is solely for Buyer’s specific and limited use in connection with its inspections and other due diligence and evaluations concerning the Property, (iv) that any the Property Information prepared by any third party is being furnished to Buyer as an accommodation only without warranty as to the accuracy or completeness thereof, except as otherwise expressly provided in this Agreement, and (iii) that Seller shall not have any obligations whatsoever perform any tests, prepare any reports, make any repairs or take any other action or incur any expense with respect to the Property, except as otherwise expressly provided in this Agreement.

3.2 BUYER’S DILIGENCE; AS IS PURCHASE. BUYER AGREES THAT BUYER WILL ACCEPT THE PROPERTY, IN ITS THEN CONDITION AS-IS AND WITH ALL ITS FAULTS, INCLUDING WITHOUT LIMITATION, ANY FAULTS AND CONDITIONS SPECIFICALLY REFERENCED IN THIS AGREEMENT, SUBJECT TO THE EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES MADE BY SELLER ELSEWHERE, HEREIN. NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THOSE COVENANTS, REPRESENTATIONS, AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (1) THE VALUE OF THE PROPERTY; (2) THE INCOME TO BE DERIVED FROM THE PROPERTY; (3) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, INCLUDING ANY DEVELOPMENT OF THE PROPERTY; (4) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (5) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING WITHOUT LIMITATION, WATER, SOIL AND GEOLOGY, OR THE FACT THAT ALL OR A PORTION OF THE PROPERTY MAY BE LOCATED ON OR NEAR AN EARTHQUAKE FAULT LINE OR LOCATED IN AN ALQUIST-PRIOLO SPECIAL STUDY ZONE; (6) THE MANNER, CONDITION OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, OR THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY OR ANY UNDERSHORING OR DRAINAGE OF THE PROPERTY; (7) THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY, INCLUDING ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER; (8) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY, OR THE TYPE, AVAILABILITY OR COST OF ANY ENTITLEMENTS REQUIRED TO DEVELOP THE PROPERTY; (9) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING, WITHOUT LIMITATION, ANY PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; (10) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES,

REGULATION, ORDERS OR REQUIREMENTS, INCLUDING BUT NOT LIMITED TO, THE ENDANGERED SPECIES ACT, TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990 OR ANY OTHER LAW, RULE OR REGULATION GOVERNING ACCESS BY DISABLED PERSONS, CALIFORNIA HEALTH & SAFETY CODE, THE FEDERAL WATER POLLUTION CONTROL ACT, THE FEDERAL RESOURCE CONSERVATION AND RECOVERY ACT, THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976, THE CLEAN WATER ACT, THE SAFE DRINKING WATER ACT, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, THE TOXIC SUBSTANCE CONTROL ACT, AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING; (11) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PROPERTY; (12) THE CONTENT, COMPLETENESS OR ACCURACY OF THE PROPERTY INFORMATION, INCLUDING ANY INFORMATION, COST TO COMPLETE ESTIMATE OR OTHER MATERIALS PREPARED BY THIRD PARTIES FOR SELLER OR ITS AFFILIATES OR PREDECESSORS IN INTEREST OR THE TENANT; OR (13) WITH RESPECT TO ANY OTHER MATTER CONCERNING THE PROPERTY EXCEPT AS MAY BE OTHERWISE EXPRESSLY STATED HEREIN, INCLUDING ANY AND ALL SUCH MATTERS REFERENCED, DISCUSSED OR DISCLOSED IN ANY DOCUMENTS DELIVERED BY SELLER TO BUYER, IN ANY PUBLIC RECORDS OF ANY GOVERNMENTAL AGENCY OR ENTITY OR UTILITY COMPANY, OR IN ANY OTHER DOCUMENTS AVAILABLE TO BUYER, INCLUDING, WITHOUT LIMITATION, THE TENANT’S DISCLOSURES.

BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND REVIEW INFORMATION AND DOCUMENTATION AFFECTING THE PROPERTY, EXCEPT AS MAY OTHERWISE BE EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND REVIEW OF SUCH INFORMATION AND DOCUMENTATION, AND NOT ON ANY INFORMATION OR DOCUMENTATION PROVIDED OR TO BE PROVIDED BY SELLER WHICH WAS GENERATED OR CREATED BY ANY PERSON OR ENTITY OTHER THAN SELLER. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION AND DOCUMENTATION MADE AVAILABLE TO BUYER OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WHICH WAS GENERATED OR CREATED BY ANY PERSON OR ENTITY OTHER THAN SELLER WAS OBTAINED FROM A VARIETY OF THIRD-PARTY SOURCES AND PREPARERS OF INFORMATION AND DOCUMENTATION AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION OR DOCUMENTATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION OR DOCUMENTATION EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN. EXCEPT AS MAY OTHERWISE BE PROVIDED IN THIS AGREEMENT, SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF FURNISHED BY ANY OF THE

FOREGOING ENTITIES AND INDIVIDUALS OR ANY OTHER INDIVIDUAL OR ENTITY. EXCEPT AS MAY OTHERWISE BE EXPRESSLY STATED HEREIN, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS-IS” CONDITION AND BASIS WITH ALL FAULTS, AND THAT SELLER HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS.

3.3 RELEASE. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND EXCEPT TO THE EXTENT THAT A THIRD PARTY MAKES ANY CLAIM AGAINST BUYER ARISING FROM OR RELATED TO THE PROPERTY OR THE CONDITION THEREOF AND BUYER HAS A LEGAL RIGHT TO IMPLEAD SELLER WITH RESPECT TO SUCH CLAIM, BUYER ON BEHALF OF ITSELF AND ANYONE CLAIMING BY, THROUGH OR UNDER BUYER, FULLY AND IRREVOCABLY RELEASES SELLER, AND EACH OF ITS EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS, SERVANTS, ATTORNEYS, SUCCESSORS AND ASSIGNS, AND ALL PERSONS, FIRMS, CORPORATIONS AND ORGANIZATIONS ACTING ON ITS BEHALF, FROM ANY AND ALL CLAIMS THAT IT MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST SELLER, OR ANY OF ITS EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS, SERVANTS, ATTORNEYS, SUCCESSORS AND ASSIGNS, AND ALL PERSONS, FIRMS, CORPORATIONS AND ORGANIZATIONS ACTING ON THEIR BEHALF, FROM ANY AND ALL COSTS, LOSSES, LIABILITIES, DAMAGES, EXPENSES, DEMANDS, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING FROM OR RELATED TO THE PROPERTY OR THE CONDITION THEREOF, INCLUDING, WITHOUT LIMITATION, ANY PATENT OR LATENT CONSTRUCTION DEFECTS OR INADEQUACIES IN THE CONDITION OF THE PROPERTY, INCLUDING COST OF REPAIR OR CORRECTION, THE NONCOMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, OR ANY OTHER CONDITIONS, LATENT OR OTHERWISE, GEOTECHNICAL AND SEISMIC, AFFECTING THE PROPERTY OR ANY PORTION THEREOF, WHETHER OR NOT DISCOVERED PRIOR TO BUYER’S INSPECTION OF THE PROPERTY, EXCEPTING ONLY ANY SUCH COSTS, LOSSES, LIABILITIES, DAMAGES, EXPENSES, DEMANDS, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING FROM OR RELATED TO ANY FRAUD BY SELLER UPON BUYER, WHICH ARE EXPRESSLY RESERVED BY BUYER.

THIS RELEASE INCLUDES CLAIMS OF WHICH BUYER IS PRESENTLY UNAWARE OR WHICH BUYER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY BUYER, WOULD MATERIALLY AFFECT BUYER’S RELEASE TO SELLER. BUYER SPECIFICALLY WAIVES THE PROVISION OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

BUYER’S INITIALS:        /s/  GA                    SELLER’S INITIALS:    /s/   PIT

3.4 Survivability. The provisions of this Article 3 shall survive the Closing and delivery and recording of the Deed.

ARTICLE 4: OPERATIONS AND RISK OF LOSS

4.1 Ongoing Operations. From the Effective Date through the Closing Date.

(a) Operation of Property. Seller shall maintain the Property in substantially its current condition and in compliance with all applicable laws and regulations to the extent the same are the responsibility of the landlord under the Leases, and to use commercially reasonable efforts to cause the Tenant to maintain the Property in substantially its current condition and in compliance with all applicable laws and regulations to the extent the same are the responsibility of the Tenant under the Leases. Except as necessary to comply with the preceding sentence, Seller shall not make any material alterations to the Property or any portion thereof or consent to the Tenant making any material alterations to the Property or any portion thereof without Buyer’s prior written consent. Seller will perform its obligations under all Leases, Service Contracts and other agreements that may affect the Property.

(b) New Contracts. Seller shall not, without Buyer’s prior written consent in each instance, amend, terminate, exercise any rights or options under, grant concessions regarding, or enter into any contract or agreement that will be an obligation affecting the Property or binding on Buyer after Closing.

(c) Listings and Other Offers. Seller will not list the Property with any broker or otherwise solicit or make or accept any offers to sell all or any part of the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition of all or any part of the Property, except as set forth in Section 4.1(b) and (g).

(d) Removal and Replacement of Tangible Personal Property. Seller will not remove any Personal Property except as may be required for necessary repair or replacement, and repair and replacement shall be of equal quality and quantity as existed as of the time of its removal.

(e) Maintenance of Insurance. Seller shall carry its existing insurance, if any, through the Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist, and shall use commercially reasonable efforts to cause the Tenant to carry its existing insurance required under the Leases through the Closing Date .

(f) Maintenance of Permits. Seller shall maintain in existence all existing licenses, permits and approvals issued to Seller necessary or reasonably appropriate to the ownership, operation or improvement of the Property.

(g) Leasing. Seller shall not amend, terminate, grant concessions regarding, or enter into any Lease without Buyer’s prior written consent, which consent, Buyer may grant or withhold in its sole discretion.

(h) Other Actions. Neither Seller, nor its employees, agents or contractors, shall take or fail to take any action that causes Seller’s representations or warranties to become untrue or that causes one or more of Buyer’s conditions to Closing based on Seller’s performance of its obligations under this Agreement to be unsatisfied.

4.2 Damage. Risk of loss up to and including the Closing shall be borne by Seller. Seller shall promptly give Buyer written notice of any damage to the Property, describing such damage, stating whether such damage and loss of rents is covered by insurance and the estimated cost of repairing such damage. In the event of any damage to or destruction of the Property or any portion thereof, Seller shall, at the Closing, assign to Buyer (without recourse) Seller’s entire right, title and interest, if any, in and to any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Buyer shall assume responsibility for such repair, and Buyer shall receive a credit at Closing for any deductible, uninsured or coinsured amount under said insurance policies. To the extent Seller has incurred reasonable market based costs in effecting the repairs requested and directed by Buyer (which costs have not been assumed by Buyer), Seller shall be paid a portion of such insurance proceeds in an amount equal to such costs. In the event of any damage to or destruction of the Property or portion thereof which is not covered by existing insurance, Seller hereby agrees that it shall not exercise any termination right it may have as Landlord under the Leases, including without limitation Section 9 thereof, and the cost of repairing such uninsured damage or destruction shall be the amount estimated by an architect or contractor retained pursuant to mutual agreement of the parties.

4.3 Condemnation. In the event any proceedings in eminent domain are contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Property or any portion thereof, Seller shall, at the Closing, assign to Buyer (without recourse) Seller’s entire right, title and interest in and to any condemnation award, and Buyer shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter.

ARTICLE 5: CLOSING

5.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date through an escrow with the Escrow Agent at the offices of the Escrow Agent. Buyer and Seller shall execute supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement, so long as such instructions are not in conflict with this Agreement. The transactions described herein shall be closed by means of concurrent delivery of the documents of title, transfer of interest, delivery of Title Policy and the Purchase Price, customarily referred to as a “New York Style” closing.

5.2 Conditions to the Parties’ Obligations to Close.

(a) Mutual Conditions. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:

(i) The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, without giving effect to any knowledge based qualifications.

(ii) As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made at Closing have been tendered;

(iii) There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party that would materially and adversely affect the operation or value of the Property or the other party’s ability to perform its obligations under this Agreement or that seeks to restrain or prohibit, or obtain damages on a discovery order; and

(iv) The closing of the transaction contemplated by the Merger Agreement shall have occurred, or shall occur simultaneously with the Closing hereunder.

(v) All other conditions set forth in this Agreement to the other party’s obligation to close shall have been satisfied.

(b) Buyer Conditions. As a condition to Buyer’s obligation to close:

(i) there shall be no notice issued after the Effective Date of any material violation or alleged violation of any law, rule, regulation or code, including building code, with respect to the Property, which has not been corrected to the satisfaction of the issuer of the notice; and

(ii) at Closing, Seller shall not be in default under any agreement to be assigned to, or obligation to be assumed by, Buyer under this Agreement; and

(iii) the Leases shall be in full force and effect and no material default or claim by landlord or tenant shall exist or have arisen under any Leases and no tenant shall have initiated or had initiated against it any insolvency, bankruptcy, receivership or other similar proceeding;

(iv) the Title Company shall have bound itself to issue the Title Insurance Policy for the Property to Buyer in the amount of the Purchase Price, subject only to the exceptions of record set forth in the Title Commitment or any update thereof approved by Buyer, including, without limitation, the Leases, other than the Required Title Clearance Matters and any matters constituting Material Title Objections (the “Permitted Exceptions”); and

(v) no change, event, circumstance or development shall have occurred that has a material adverse effect on the condition of the Property between the Effective Date and the Closing Date.

(c) Failure of Condition. So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing set forth in this Agreement has not been satisfied as of the Closing Date, such party may, in its sole discretion, (i) terminate this Agreement with respect to the Property, by delivering written notice to the other party on or before the Closing Date, (ii) elect to extend the time available for the satisfaction of such condition by up to a total of ten (10) business days or (iii) elect on or before the Closing Date to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. If such party elects to proceed pursuant to clause (ii) above, and such condition remains unsatisfied after the end of such extension period, then, at such time, such party may elect to proceed pursuant to either clause (i) or (iii) above. Any failure to timely elect to proceed under clauses (i), (ii) or (iii) above, shall be deemed an election to proceed under clause (i) above.

5.3 Seller’s Deliveries in Escrow. At least one (1) business day prior to the Closing Date, Seller shall deliver in escrow to the Escrow Agent or outside of escrow to Buyer the following, each duly executed and, where appropriate, in recordable form and notarized:

(a) Deed. A grant deed substantially in the form attached hereto as Appendix 5.3(a) (the “Deed”), executed and acknowledged by Seller;

(b) Bill of Sale and Omnibus Agreement. A Bill of Sale and Omnibus Agreement in the form of Appendix 5.3(b) attached hereto (the “Omnibus Agreement”), executed and acknowledged by Seller;

(c) Assignment of Leases. An assignment of leases in the form of Appendix 5.3(c) attached hereto (the “Assignment”), executed and acknowledged by Seller.

(d) Notice to Tenants and Vendors. A notice to each tenant in a form requested by Buyer as well as a notice to each vendor under the Accepted Service Contracts in a form requested by Buyer;

(e) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

(f) FIRPTA. An affidavit of Seller (the “FIRPTA Affidavit”) substantially in the form of Appendix 5.3(f) attached hereto. If Seller shall fail to provide the necessary affidavit and/or documentation of exemption on the Closing Date, Buyer may proceed in accordance with the withholding provisions imposed by Section 1445 of the Internal Revenue Code of 1986, as amended;

(g) Terminations. Terminations, effective no later than Closing, of those Service Contracts, if any, which are not Accepted Service Contracts;

(h) CCRs. The estoppels and assignments concerning the CCRs, if any, as provided in Section 2.6;

(i) Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Escrow Agent, the Title Company and Buyer;

(j) Title Documents. Affidavits reasonably required by the Title Company sufficient to have the general exceptions deleted, together with “gap” indemnities in the form customarily required by such Title Company, together with such other documents and instruments required by the Title Company in order to issue the Title Policy;

(k) Other Deliveries. Such other documents, certificates and instruments reasonably necessary in order to effectuate the transaction described herein, including without limitation, transfer tax declarations, broker lien waivers, bulk sale clearances and any documents or representations necessary to comply with any applicable environmental transfer disclosure laws and any other Closing deliveries required to be made by or on behalf of Seller.

(l) Permits and Approvals. All licenses, permits and approvals related to the ownership, operation and use of the Property issued to Seller, including without limitation, certificate(s) of occupancy (but specifically excluding all licenses, permits and certificates necessary for the use and operation of the Property by the Tenant).

(m) Letter of Credit Security Deposit. Reissued or amended letter of credit for all letter of credit security deposits held under Leases, naming Buyer as beneficiary.

5.4 Buyer’s Deliveries in Escrow. Except as specified below, at least one business day prior to the Closing Date, Buyer shall deliver in escrow to the Escrow Agent or outside of escrow to Seller the following, each duly executed and, where appropriate, in recordable form and notarized:

(a) Purchase Price. The Purchase Price, plus or minus applicable prorations, deposited by Buyer with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account;

(b) Bill of Sale and Omnibus Agreement. The Omnibus Agreement, executed by Buyer;

(c) Assignment of Leases. The Assignment, executed by Buyer.

(d) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

(e) Other Deliveries. Such other documents, certificates and instruments reasonably necessary in order to effectuate the transactions described herein.

5.5 Closing Statements. At least one business day prior to the Closing Date, Seller and Buyer shall deposit with the Escrow Agent executed closing statements for the Property consistent with this Agreement.

5.6 Possession. Seller shall deliver possession of the Property to Buyer at the Closing subject only to the Permitted Exceptions.

5.7 Delivery of Books and Records. Immediately after the Closing, Seller shall deliver to the offices of Buyer or the parties shall arrange for delivery at the Property: the original documents and instruments assigned to Buyer pursuant to the Assignment; copies or originals of all books and records of account, copies of correspondence with tenants and suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all advertising materials, booklets, keys and other items, if any, pertaining to the Property; and, if in Seller’s possession or control, the original “as-built” plans and specifications and all other available plans and specifications. Seller shall cooperate with Buyer after Closing to transfer to Buyer any such information stored electronically. The obligations of Seller under this Section 5.7 shall survive Closing.

ARTICLE 6: PRORATIONS; COSTS

6.1 Prorations. Not less than five (5) business days prior to Closing, Seller shall provide to Buyer such information and verification reasonably necessary to support the prorations under this Article 5. The items in this Section 6.1 shall be prorated between Seller and Buyer as of the close of business on the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to Buyer. Credits to Buyer shall be credited against the Purchase Price to be paid as provided in Section 1.3 and, if such amount is exhausted, shall be paid in cash by Seller to Buyer at the Closing. Post-closing re-prorations and adjustments shall be paid in cash.

(a) Taxes and Assessments. Buyer shall receive a credit for any accrued but unpaid real estate taxes and assessments (“Taxes”) (including without limitation any assessments imposed by private covenant) applicable to any period before the Closing Date, even if such taxes and assessments are not yet due and payable, but only to the extent any such amounts are not otherwise required to be paid by the tenants under any Leases. Buyer shall receive from Seller a credit for any special assessments which are levied or charged against the Property with respect to any infrastructure improvements specifically made to serve the Property, whether or not then due and payable (but excluding any special assessments payable in installments to the extent any such installment is not yet due and payable), but only to the extent any such amounts are not otherwise required to be paid by the tenants under any Leases. Any other special assessments not otherwise required to be paid by the tenants under any Leases shall be prorated only for the year of Closing. The credit received under this Section 6.1(a) shall not be duplicative of any credit received under Section 6.1(c) which is specifically allocable to such items.

(b) Collected Rent. Buyer shall receive from Seller a credit for any rent and other income (and any applicable state or local tax on rent) under Leases collected by Seller before Closing that applies to any period after Closing. Uncollected rent and other uncollected income shall not be prorated at Closing. After Closing, Buyer shall apply all rent and income collected by Buyer from a tenant, first to the costs of such collection, then to such tenant’s current monthly rental and then to arrearages in the reverse order in which they were due, remitting to Seller, any balance properly allocable to Seller’s period of ownership. Buyer shall bill and use commercially reasonable efforts to collect such rent arrearages in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages. Seller shall not have the right to seek collection of any rents or other income applicable to any period before the Closing. Any rent or other income received by Seller after

Closing which are owed to Buyer shall be held in trust and remitted to Buyer promptly after receipt for allocation and disbursement as provided in this Section 6.1(b).

(c) Tenant Deposits. All tenant security deposits (and interest thereon if required by law or contract to be earned thereon) shall be transferred or credited to Buyer at Closing. As of Closing, Buyer shall assume Seller’s obligations related to tenant security deposits, but only to the extent they are properly credited and transferred to Buyer. In the event any discrepancy in the amount of a security deposit between Appendix 6.1(c) or the applicable Lease, proration shall be based upon the higher amount.

(d) Other Revenues and Income. At Closing, Seller shall pay to or at the direction of Buyer any and all revenues and income in connection with the operation at the Property not covered above and collected by or on behalf of Seller before the Closing and applicable to Buyer’s period of ownership, and if such amount cannot be determined at Closing, such payment shall be based upon an estimate. The parties shall use reasonable efforts to make a final determination of such amount and make an appropriate adjusting payment within thirty (30) days after Closing. In addition, each party shall promptly remit or cause to be remitted to the other any such revenues and income collected by such party after Closing and applicable to the other party’s period of ownership.

6.2 Post-Closing Corrections. Either party shall be entitled to a post-Closing adjustment for any incorrect proration or adjustment, provided such adjustment is claimed by such party within one year after Closing. No other expense related to the ownership or operation of the Property shall be charged to or paid or assumed by Buyer under this Agreement, other than those obligations expressly assumed by Buyer.

6.3 Utilities. Except for utilities which are in the name of and billed directly to tenants, Seller shall cause the meters, if any, for utilities to be read the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days before the Closing Date; and such adjustment shall be reprorated when the next utility bills are received. The credit received under this Section 6.3 shall not be duplicative of any credit received under Section 6.1(c) which is specifically allocable to such items.

6.4 Service Contracts. Seller or Buyer, as the case may be, shall receive a credit for regular charges under Accepted Service Contracts paid and applicable to Buyer’s period of ownership or payable and applicable to Seller’s period of ownership, respectively. Seller shall pay at Closing all amounts owing under those Service Contracts that are not Accepted Service Contracts.

6.5 Costs. Buyer shall pay (i) one-half of the Escrow Agent’s escrow fee, closing charges and any cancellation fee, (ii) one-half of the cost of the Title Commitment, the Survey and the Endorsements (including extended coverage), and (iii) the costs associated with Buyer’s due diligence activities. Seller shall pay (i) one-half of the Escrow Agent’s escrow fee, closing charges and any cancellation fee, (ii) the cost of the Title Policy (standard coverage), one-half of the cost of the Title Commitment and the Endorsements (including extended coverage), and if

Closing occurs, one-half of the cost of the Survey, and (iii) all recording fees or other charges incurred in connection with clearing title, including without limitation any prepayment or release fees. Each party shall be responsible for their own attorney’s and other professional fees.

6.6 Sales, Transfer, and Documentary Taxes. All sales, gross receipts, compensating, stamp, excise, documentary, transfer, deed or similar taxes and fees imposed in connection with this transaction under applicable state or county law shall be paid by Seller and such tax imposed by local ordinance shall be paid by the party designated in such ordinances as being responsible for such payment. Seller and Buyer shall execute any applicable city, county and state transfer tax or other declarations.

6.7 Utility Deposits. Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Buyer at the Closing.

6.8 Sales Commissions. Seller and Buyer represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction. Except as expressly set forth above, in the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify, defend and hold harmless the other party from and against any such claim based upon any actual or alleged statement, representation or agreement of the indemnifying party. This provision shall survive any termination of this Agreement.

6.9 Wages. Buyer shall not be liable for any wages, fringe benefits, payroll taxes, unemployment insurance contributions, accrued vacation pay, accrued pay for unused sick leave, accrued severance pay and other compensation accruing before Closing for the Employees. Buyer shall not be liable for any obligations accruing before Closing under any union contract or multi-employer pension plan applicable to any such Employees or arising from the termination of any such Employees at or prior to Closing.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES

7.1 Seller’s Representations and Warranties. As a material inducement to Buyer to execute this Agreement and consummate this transaction, Seller represents and warrants to Buyer that:

(a) Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing and is qualified to do business in the State of California. Seller has the full right, power and authority and has obtained any and all consents required to enter into this Agreement, all of the documents to be delivered by Seller at the Closing and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

(b) Conflicts and Pending Actions or Proceedings. There is no agreement to which Seller is a party or, to Seller’s knowledge, binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s knowledge, threatened against Seller or, except as set forth in the Tenant’s Disclosures, relating to the Property. To Seller’s knowledge, no condemnation, eminent domain or similar proceedings are pending or threatened with regard to the Property. Seller has not received any notice and has no knowledge of any pending or threatened liens, special assessments, impositions or increases in assessed valuations to be made against the Property.

(c) Leases. The documents constituting the Leases that are delivered to Buyer pursuant to Section 2.2 are true, correct and complete copies of all of the Leases affecting the Property, including any and all amendments and guarantees, and all Leases are listed on Appendix 7.1(c). To Seller’s knowledge, no tenant under any Lease has assigned its interest under such Lease or subleased all or any portion of its premises, except as set forth on Appendix 7.1(c) or in the Tenant’s Disclosures. Except for tenants under Leases and others, if any, claiming by, though or under tenants under the Leases, there are no parties holding any right to occupy the Property or any portion thereof. There are no leasing or other fees or commissions due, nor will any become due, in connection with any Lease or any renewal or extension or expansion of any Lease, and no understanding or agreement to which Seller is a party with any other party exists as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants. The Leases are in full force and effect and neither Seller nor, to Seller’s best knowledge, any of the tenants are in default. To Seller’s knowledge, no tenants have asserted nor are there any defenses or offsets to rent accruing after the Closing Date. All of the landlord’s obligations to construct tenant improvements or reimburse the tenants for tenant improvements under the Leases have been paid and performed in full and all concessions (other than any unexpired rent abatement set forth in the Leases) from the landlord under the Leases have been paid and performed in full. The Leases set forth all of the applicable tenant’s rights and obligations with respect to the Property. Seller has not assigned or pledged the Leases or Rents or any interest therein.

(d) Service Contracts. The list of Service Contracts attached hereto as Appendix 7.1(d) is a true, correct and complete list of all contracts affecting the Property. The documents constituting the Service Contracts that are delivered to Buyer as a part of the initial Property Information are true, correct and complete copies of all the Service Contracts affecting the Property. Neither Seller nor, to Seller’s knowledge, any other party is in default under any Service Contract. There are no contracts affecting the Property other than the Service Contracts, this Agreement and those entered into by Tenant.

(e) Permits, Legal Compliance, and Notice of Defects. To Seller’s knowledge, Seller has all licenses, permits and certificates necessary for the use and operation of the Property, including, without limitation, all certificates of occupancy necessary for the occupancy of the Property (but specifically excluding all licenses, permits and certificates to be obtained by the Tenant necessary for the use and operation of the Property by the Tenant), all of which are in full force and effect, and Seller has not taken or failed to take any action that would result in its revocation, and has not received any written notice of an intention to revoke any of them. Seller has received no written notice from any governmental authority or other person of any violation of zoning, building, fire, health, environmental, or other statutes, ordinances, regulations or orders (including those respecting the Americans with Disabilities Act), or any restriction, condition, covenant or consent in regard to the Property or any part thereof which have not been corrected to the satisfaction of the issuer.

(f) Environmental. Seller has no knowledge of any violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property except as disclosed in the initially delivered Property Information and in the Tenant’s Disclosures. Except for Hazardous Materials used in connection with the maintenance and operation of the Property and the business and operations of the Tenant conducted on the Property in accordance with Environmental Laws, and except as disclosed in the Property Information and in the Tenant’s Disclosures, to Seller’s knowledge, (1) neither Seller nor any tenant or other occupant has manufactured, introduced, released or discharged from or onto the Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos), nor used the Property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials except in accordance with Environmental Laws, and (ii) there are no underground storage tanks located on the Property. To Seller’s knowledge, no environmental assessments or studies exist with respect to the Property other than those, if any referred to in the Tenant’s Disclosures.

(g) Disclosure. Other than this Agreement, the documents delivered at Closing pursuant hereto, the Permitted Exceptions, the Accepted Service Contracts and, to the extent applicable, the Intangible Property Contracts, there are no contracts or agreements of any kind relating to the Property to which Seller or its agents is a party and which would be binding on Buyer after closing. Seller has delivered or made available to Buyer true, correct and complete copies of the Property Information to the extent any such item is in Seller’s or its property manager’s possession or control.

(h) ERISA. Seller is not and are not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (ii) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any such employee benefit plan or plans.

(i) Employees. There are no collective bargaining agreements or other similar agreements currently affecting the Property or which could be deemed to affect the Property after the Closing, nor are there any persons employed by Seller or its property manager, if applicable, in connection with the Property.

The phrase “Seller’s knowledge” or any similar phrase means the actual knowledge of Paul I. Terasaki but without any duty to investigate on his part.

7.2 Buyer’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Buyer represents and warrants to Seller that:

(a) Organization and Authority. Buyer has been duly organized and is validly existing as a California corporation. Subject only to obtaining certain internal approvals on or before the Closing Date, Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

7.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 6 are made as of the date of this Agreement and each of Seller and Buyer shall be deemed to have remade all of their respective representations and warranties as of the Closing Date. Such representations and warranties and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing until the expiration of the Survival Period, as such term is defined in the Merger Agreement. Seller and Buyer shall have the right to bring an action for breach of such representations and warranties if they give the other party written notice of the circumstances giving rise to the alleged breach within said Survival Period, and have brought an action thereon within six (6) months of the expiration of said Survival Period.

ARTICLE 8: DEFAULT, TERMINATION AND REMEDIES

8.1 Seller’s Default. If this transaction fails to close as a result of Seller’s default (all conditions to Seller’s obligations having been satisfied or waived), Buyer shall be entitled to such remedies for breach of contract as may be available at law and in equity, including without limitation, the remedy of specific performance. If, after Seller’s default, Buyer elects not to proceed with the Closing, then Seller will, on demand, reimburse Buyer for all expenses incurred by Buyer in connection with this Agreement, including all due diligence expenses. Any default by Tenant under the Merger Agreement shall be deemed to be a default of Seller hereunder.

8.2 Buyer’s Default. If this transaction fails to close due to the default of Buyer (all conditions to Buyer’s obligations having been satisfied or waived), then Seller’s sole remedy in such event shall be to terminate this Agreement, Seller waiving all other rights or remedies in the event of such default by Buyer. Any default by DKC Acquisition Corp. under the Merger Agreement shall be deemed to be a default of Buyer hereunder.

8.3 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees due to the Escrow Agent and any fees due to the Title Company for cancellation of the Title Commitment.

8.4 Termination of Merger Agreement. In the event the Merger Agreement is terminated for any reason, then this Agreement shall simultaneously terminate without the need for further action by either party, in which event this Agreement shall be null and void and neither party shall have any further obligation to the other.

ARTICLE 9: INDEMNIFICATION

9.1 Seller’s Indemnity. Seller shall indemnify, defend and hold Buyer harmless from any liability, claim, demand, loss, expense or damage (collectively, “loss”) that is: (a)

asserted by any person or entity against Buyer arising from any act or omission of Seller, its agents, employees or contractors or otherwise arising out of the ownership or operation of the Property first arising or occurring prior to the Closing (but specifically excluding any such loss arising out of the use or operation of the Property by the Tenant first arising or occurring prior to the Closing); or (b) arising out of the breach or inaccuracy of any of Seller’s representations and warranties set forth herein or (c) arising from any breach by Seller of any obligation related to the Property other than those obligations which by this Agreement, or any closing delivery, specifically becomes the obligation of Buyer.

9.2 Buyer’s Indemnity. Buyer shall indemnify, defend and hold Seller harmless of and from any loss that is: (a) asserted by any person or entity against, Seller arising from any act or omission of Buyer or the Tenant, their respective agents, employees or contractors or otherwise arising out of the ownership or operation of the Property first arising or occurring on or after the Closing; or (b) arising out of the breach or inaccuracy of any of Buyer’s representations or warranties set forth herein or (c) arising from any breach by Buyer of any obligation of Buyer related to the Property which by this Agreement, or any closing delivery, specifically becomes the obligation of Buyer.

9.3 Procedure. The following provisions govern all actions for indemnity under this Article 8 and any other provision of this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitee, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to the indemnitor’s ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

9.4 Survivability. The obligations of the parties under this Article 9 shall survive the Closing until the expiration of the Survival Period. Seller and Buyer shall have the right to bring an action for indemnification hereunder if they give the other party written notice of the circumstances giving rise to the indemnified claim within said Survival Period, and have brought an action thereon within six (6) months of the expiration of said Survival Period.

ARTICLE 10: MISCELLANEOUS

10.1 Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Buyer may assign this Agreement without Seller’s consent to an Affiliate. Buyer shall not be relieved of its obligations under this Agreement in the event of such assignment. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devises of the parties.

10.2 Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

10.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

10.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

10.5 Survival. The provisions of this Agreement that contemplate performance after the Closing, the obligations of the parties not fully performed at the Closing, and all indemnities set forth in this Agreement shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

10.6 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

10.7 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

10.8 Time. Time is of the essence in the performance of this Agreement.

10.9 Confidentiality. Seller shall make no public announcement or other disclosure of this Agreement or any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of Buyer; provided, however, that Seller may make disclosure of this Agreement to its lenders, creditors, officers, employees and agents as necessary to perform its obligations hereunder.

10.10 Enforcement Expenses. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys’ fees and costs, expended or incurred in connection therewith.

10.11 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Appendix 9.11. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by certified or regular U.S. mail, postage prepaid, in which case notice shall be deemed delivered two business days after deposit in such mails, (c) sent by facsimile, in which case notice shall be deemed delivered upon the mechanical confirmation of delivery, or (d) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to Buyer shall be deemed given by Buyer and notices given by counsel to Seller shall be deemed given by Seller.

10.12 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and the documents to be executed at the Closing and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, the documents to be delivered at Closing or any exhibits or amendments thereto.

10.13 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5 p.m. C.S.T.

10.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

10.15 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Buyer.

10.16 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.17 Bulk Sales. If any applicable provisions of law require that any state or local taxation authorities be notified of the transactions contemplated herein, or if clearance is required of such authorities, each in order to permit the transfer of the Property as contemplated herein without liability to Buyer for any state or local taxes required to be paid or collected by Seller prior to the Closing Date, it shall be a condition precedent to the obligations of Buyer hereunder that all such notification and clearance requirements shall have been complied with and the Buyer shall have received the requisite clearances and releases from further liability. Seller shall, within ten (10) days after the Effective Date make all filings necessary to obtain such clearances, and shall contemporaneously provide Buyer with copies of all such filings.

10.18 Mutual Execution. Until this Agreement has been dully executed by both Buyer and Seller and a fully executed copy has been delivered to each of Buyer and Seller (which may occur by facsimile transmission), this Agreement shall not be legally binding against the parties. Execution of this Agreement by Buyer shall constitute an offer to acquire the Property on the terms and conditions set forth herein but, if not executed by Seller within five (5) days after delivery by Buyer, it may be withdrawn by Buyer in its discretion at any time thereafter.

10.19 1031 Exchange. Buyer may consummate the purchase of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Code, provided that: (1) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Buyer’s obligations under this Agreement; (2) Buyer shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (3) Seller shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; (4) Buyer shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had Buyer not consummated its purchase through the Exchange; and (5) Buyer shall indemnify, defend, and hold Seller harmless from or against all claims, losses, costs, damages, liabilities (including reasonable attorneys’ fees) in connection therewith. Seller’s acquiescence to the Exchange shall not affect or diminish in any manner its rights hereunder nor shall Seller be responsible for compliance with or be deemed to have warranted to Buyer that the Exchange in fact complies with § 1031 of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the day and year written below.

SELLER:

LAMBDA PROPERTIES, LLC, a California limited liability company

	By:	/s/ Paul I. Terasaki
Paul I. Terasaki Its Majority Member
Dated: July 15, 2012

BUYER:

ONE LAMBDA, INC., a California corporation

	By:	/s/ George M. Ayoub
George M. Ayoub Its President and Chief Executive Officer
Dated: July 15, 2012

Exhibit A

Legal Description of Real Property

6709 Independence Avenue, Canoga Park, California

THAT CERTAIN PROPERTY SITUATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, DESCRIBED AS FOLLOWS:

PARCEL “C” OF PARCEL MAP NO. 956, IN THE CITY OF LOS ANGELES, AS PER MAP FILED IN BOOK 8, PAGE 93 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

APPENDIX 2.2

Property Information

(To the extent in possession or control of Seller or its property manager, but specifically excluding all such items obtained by, and in the possession or control of, Tenant not in the actual possession of Seller)

1.	Management and/or Leasing Agreements. Copies of any management and/or leasing agreements under which the Property are managed and/or leased.

2.	Service Contracts. A list together with copies of all Service Contracts, as defined in the Agreement.

3.	Proceedings. Copies of any documents or materials relating to any current litigation, investigation, condemnation, or other proceeding pending or threatened against Seller or affecting the Property.

4.	Tangible Personal Property. A current inventory of all tangible personal property and fixtures.

5.	Reports. Any environmental, geotechnical, soil, engineering and drainage reports, assessments, audits and surveys.

6.	As-Built Survey; Title Policy. All existing as-built surveys of the Property; and all existing title policies related to the Property.

7.	Site Plans. All site plans relating to the Property.

8.	As-Built Plans and Specifications. All as-built construction, architectural, mechanical, electrical, plumbing, landscaping and grading plans and specifications relating to the Property.

9.	Permits and Warranties. Copies of all warranties and guaranties, permits, certificates of occupancy, licenses and other approvals.

10.	General. Any other documents or information pertaining to the Property in the possession or control of Seller’ or its property manager.

11.	Leases and Rent Roll. Copies of Leases and a current rent roll of the Leases for each Property, containing the following information for each tenant:

•	Number of the pad or space leased to tenant

•	Date of Lease and any amendments thereto

•	Term of Lease with commencement and expiration dates

•	Annual rental

•	Annual reimbursements for taxes, CAM, merchants’ association, and other expenses, if applicable

•	Unapplied free rent or other concessions

•	Dates through which rental has been paid

•	Rental collected in advance

•	Security deposit and interest accrued thereon, if applicable.

APPENDIX 2.4

LANDLORD ESTOPPEL CERTIFICATE AND LEASE AMENDMENT

The undersigned LAMBDA PROPERTIES, LLC, a California limited liability company (“Landlord”) hereby delivers this Landlord Estoppel Certificate and Lease Amendment (this “Certificate”) as of                     , 2012, certifying to and agreeing with ONE LAMBDA, INC., a California corporation (“Tenant”) as follows:

1. Landlord is the landlord under that certain “Standard Industrial/Commercial Single-Tenant Lease—Net” with Tenant, dated as of June 5, 2001, as amended by Amendment dated as of March 31, 2008 and that certain renewal notice from Tenant to Landlord dated as of February 1, 2011 (as so amended, and as amended herein, the “Lease”), affecting certain real property (the “Property”) located at 6709 Independence Avenue, Canoga Park, California, as more particularly described in the Lease. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease.

2. The Lease is in full force and effect and has not been modified, amended or supplemented in any way, except as set forth above. Landlord is holding a security deposit under the Lease in the amount of $20,250.00.

3. Tenant is not in default under any of the terms, conditions or provisions of the Lease and no event has occurred and no situation exists which would, with the passage of time, or the giving of notice or both, constitute a default by the Tenant under the Lease.

4. The term of the Lease is currently set to expire on March 31, 2014. Notwithstanding anything to the contrary contained in the Lease, Landlord hereby agrees (a) the term of the Lease shall be and hereby is extended to December 31, 2020, and (b) Tenant shall have the right to terminate the Lease prior to the then-scheduled expiration date, which right shall be exercisable by Tenant upon the delivery of at least twelve (12) months’ prior written notice to Landlord any time after September 1, 2014.

5. Landlord hereby grants Tenant the option, which option shall be exercisable by Tenant upon the delivery of at not less than three (3) nor more than twelve (12) months’ prior written notice to Landlord, to extend the term of the Lease for one (1) additional period of sixty (60) months. Annual rent payable during the entire extension term, if exercised, shall be at Market Rental Value as determined prior to the commencement of such extension term in accordance with the terms of the Lease.

6. All sums due and payable by Tenant to Landlord under the Lease have been paid in full through and including the date of this Certificate. Landlord confirms that the current annual rent payable under the Lease is $464,856.00. Notwithstanding anything to the contrary contained in the Lease, the annual rent payable for the remainder of the initial term of the Lease (i.e., through December 31, 2020, unless sooner terminated) is hereby reduced to, and shall remain at, $153,934.00.

7. Pursuant to Article 12 of the Lease, and by execution hereof, Landlord hereby consents to any assignment of the Lease effectuated by the transactions contemplated by that certain Agreement and Plan of Merger by and among Tenant, Thermo Fisher Scientific, Inc., DKC Acquisition Corp. and Emiko Terasaki dated on or about the date hereof (the “Merger Agreement”).

8. Notwithstanding anything to the contrary contained in the Lease, Landlord hereby agrees that Tenant shall have no obligation to remove any Alterations, Lessee Owned Alterations or Utility Installations which are in the Premises as of the date of this Certificate, except to the extent listed on Exhibit A attached hereto.

9. Notwithstanding anything to the contrary contained in the Lease, Landlord hereby agrees that Tenant’s environmental and surrender obligations under Lease shall in no event be deemed to include any obligation in excess of the standards imposed by applicable statutory and regulatory requirements.

10. Notwithstanding anything to the contrary contained in the Lease, Landlord hereby agrees that Tenant’s obligations under Section 7.3(c) of the Lease to surrender the Premises on the Expiration Date or any earlier termination date of the Lease, shall in no event be deemed to require Tenant to surrender the Premises in a better condition than the Premises are in as of the date of this Certificate, reasonable wear and tear excepted.

11. Notwithstanding anything to the contrary contained in the Lease, including without limitation Sections 2.3 and 7.1 thereof, in the event that any Capital Expenditure is required to made by either party pursuant to the terms of the Lease and the useful life of such Capital Expenditure extends beyond the then-scheduled Expiration Date of the Lease, then in such event Landlord shall be obligated to pay the entire cost of such Capital Expenditure and Tenant shall only be obligated to pay, together with monthly rental payments during the remaining term of the Lease, the Charge-Off Amount as defined herein. As used herein, the term “Charge-Off Amount” shall mean an amount equal to the product of (a) the cost of such Capital Expenditure, multiplied by (b) a fraction, the numerator of which is one (1) and the denominator of which is the number of months in the useful life of the Capital Expenditure so made, calculated in accordance with generally accepted accounting principles.

12. In the event the Merger Agreement is terminated for any reason, then the terms of this Certificate, including any amendments to the Lease contained herein, shall simultaneously terminate without the need for further action by either party, in which event this Certificate shall be deemed null and void and of no force or effect, and neither party shall have any obligation to the other in connection herewith.

13. Landlord acknowledges that this Certificate is intended to be relied upon by Tenant and by the parties to the Merger Agreement.

The undersigned hereby EXECUTE this Certificate as of the date first set forth above.

LANDLORD: LAMBDA PROPERTIES, LLC, a California limited liability company

By:
Name:
Title:

JOINDER BY TENANT

Tenant hereby joins in the execution and delivery of this Certificate for the sole purpose of confirming its agreement with any terms hereof that may be deemed to constitute an amendment to the terms of the Lease.

TENANT: ONE LAMBDA, INC., a California corporation

By:
Name:
Title:

EXHIBIT A

REQUIRED REMOVAL ITEMS

NONE

APPENDIX 5.3(a)

Deed

WHEN RECORDED MAIL TO:

MAIL TAX STATEMENTS TO:

(Space Above For Recorder’s Use)

GRANT DEED

The undersigned grantor declares:

Documentary Transfer Tax not shown pursuant

to Section 11932 of the Revenue and

Taxation Code, as amended

County of Los Angeles, California

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, LAMBDA PROPERTIES, LLC, a California limited liability company, hereby GRANTS to ONE LAMBDA, INC., a California corporation, that certain real property in the County of Los Angeles, State of California, which is more particularly described on Exhibit “1” attached hereto, subject only to (1) real property taxes and assessments constituting a lien against said real property not yet due or payable, (2) all covenants, conditions, restrictions, easements, encumbrances and other matters of record against said real property, (3) rights of parties in possession of said real property pursuant to leases or other occupancy agreement, (4) any state of facts an accurate survey of said real property would disclose, and (5) all building, land use and zoning laws, rules and regulation now or hereafter in force or effect affecting said real property or its occupancy, use or operation.

[Signature appears on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Grant Deed to be executed as of the         day of                     , 2012.

LAMBDA PROPERTIES, LLC, a California limited liability company

By:
Name:
Title:

STATE OF CALIFORNIA	)
) ss.
COUNTY OF	)

On                     , 2012, before me,                                         , personally appeared                                                                          , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing statement is true and correct.

Witness my hand and official seal.

Signature:

                                                                                                                                       (Seal)

EXHIBIT “1”

DESCRIPTION OF PROPERTY

6709 Independence Avenue, Canoga Park, California

THAT CERTAIN PROPERTY SITUATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, DESCRIBED AS FOLLOWS:

PARCEL “C” OF PARCEL MAP NO. 956, IN THE CITY OF LOS ANGELES, AS PER MAP FILED IN BOOK 8, PAGE 93 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

Document No.

Recorded                                                  , 2012

STATEMENT	OF TAX DUE AND REQUEST THAT TAX DECLARATION NOT BE MADE A PART OF THE PERMANENT RECORD IN THE OFFICE OF THE COUNTY RECORDER (PURSUANT TO SECTION 11932 OF THE CALIFORNIA REVENUE AND TAXATION CODE)

TO: Recorder County of Los Angeles, California

Request is hereby mode in accordance with the provisions of the Documentary Transfer Tax Act that the amount of the tax due not be shown on the original document which names:

Grantor:	LAMBDA PROPERTIES, LLC, a California limited liability company
Grantee:	ONE LAMBDA, INC., a California corporation

The property described in the accompanying document is located in the County of Alameda, California.

The amount of tax due on the accompanying document is $                .

Computed on full value of property conveyed; OR
Computed on full value, less liens and encumbrances remaining at the time of sale.

Signature of Declarant or Agent:

LAMBDA PROPERTIES, LLC, a California limited liability company

By:
Name:
Title:

Note: After the permanent record is made, this form will be affixed to the conveying document and returned with it.

APPENDIX 5.3(b)

Bill of Sale and Omnibus Agreement

This Bill of Sale and Omnibus Agreement (this “Agreement”) is made as of the          day of                     , 2012 by and between LAMBDA PROPERTIES, LLC, a California limited liability company (“Seller”) and ONE LAMBDA, INC., a California corporation (“Buyer”).

R E C I T A L S

A. This Agreement is executed and delivered pursuant to that certain Purchase and Sale Agreement (as the same may have been amended, the “Purchase and Sale Agreement”) dated as of ____________________, 2012, by and between Seller and Buyer in which Seller agreed to sell and Buyer agreed to purchase, among other things, the real property described in Schedule 1 attached hereto (the “Land”).

B. All capitalized terms that are used but not defined herein shall have the same meanings ascribed to such terms in the Purchase and Sale Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

1. Assignment and Assumption. For good and valuable consideration Seller hereby sells, assigns, conveys and contributes to Buyer, and Buyer hereby accepts:

(b) Personal Property. All right, title and interest of Seller in and to all Personal Property now owned by Seller and used in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property, including, without limitation, all equipment, machinery, heating, ventilating and air conditioning units, furniture, art work, furnishings, trade fixtures, office equipment and supplies, and whether stored on or off-site, all tools and maintenance equipment, supplies and construction and finish materials not yet incorporated in the Improvements but held for repairs and replacements, including, without limitation, the Personal Property identified on Schedule 2 attached hereto;

(c) Intangible Property. All right, title and interest of Seller in and to all Intangible Property now owned by Seller and used in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property, to the extent assignable, and subject to the terms and conditions of each applicable Intangible Property Contract, including, without limitation, any and all trade names and trade marks associated with the Real Property; the plans and specifications for the Improvements relating to the Land, including as-built plans; unexpired warranties, guarantees, indemnities and claims against third parties; contract rights related to the construction, operation, repair, renovation, ownership or management of the Real Property that are expressly assumed by Buyer pursuant to this Agreement; pending permit or approval applications as well as existing permits, approvals and licenses (to the extent assignable); insurance proceeds and condemnation awards to the extent provided in the Purchase and Sale Agreement; and books and records relating to the Real Property related to the Land; and

(d) Accepted Service Contracts. All of Seller’s right, title and interest in and to the Accepted Service Contracts described in Schedule 3 attached hereto, and Buyer hereby assumes the obligations of Seller under such Accepted Service Contracts first arising or accruing from and after Closing Date, subject to the Permitted Exceptions and the terms and conditions or each such Accepted Service Contract.

2. Warranty. Seller represents and warrants to Buyer that it is the owner of the property and interests described above, that such property is free and clear of all liens, charges and encumbrances other than the Permitted Exceptions (as defined in the Purchase and Sale Agreement), and Seller warrants and defends title to the above-described property unto Buyer, its successors and assigns, against any person or entity claiming, or to claim, the same or any part thereof, by, through or under Seller (but not otherwise), subject only to the Permitted Exceptions and the terms and conditions of each such Accepted Service Contract and applicable Intangible Property Contract, if any.

3. Indemnification. Seller shall defend, indemnify and hold harmless Buyer from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Buyer by reason of the failure of Seller to fulfill, perform, discharge, and observe its obligations with respect to the Accepted Service Contracts arising or accruing before the Closing Date. Buyer shall defend, indemnify and hold harmless Seller from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Seller by reason of the failure of Buyer to fulfill, perform, discharge, and observe the obligations assumed by it under this instrument with respect to the Accepted Service Contracts first arising or accruing from and after the Closing Date.

4. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year set forth above.

SELLER: LAMBDA PROPERTIES, LLC, a California limited liability company

By:
Name:
Title:
Dated:

BUYER: ONE LAMBDA, INC., a California corporation

By:
Name:
Title:
Dated:

APPENDIX 5.3(C)

Assignment of Leases

ASSIGNMENT AND ASSUMPTION OF LEASES

This Assignment and Assumption of Leases (this “Assignment”) is made as of the      day of                    , 2012 by and between LAMBDA PROPERTIES, LLC, a California limited liability company (“Seller”) and ONE LAMBDA, INC., a California corporation (“Buyer”).

R E C I T A L S

B. This Assignment is executed and delivered pursuant to that certain Purchase and Sale Agreement (as the same may have been amended, the “Purchase and Sale Agreement”) dated as of                     , 2012, by and between Seller and Buyer in which Seller agreed to sell and Buyer agreed to purchase, among other things, the real property described in Schedule 1 attached hereto (the “Land”).

C. All capitalized terms that are used but not defined herein shall have the same meanings ascribed to such terms in the Purchase and Sale Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

1. Assignment and Assumption. For good and valuable consideration Seller hereby sells, assigns and conveys to Buyer, and Buyer hereby accepts, all of Seller’s right, title and interest in and to the Leases relating to the Real Property as set forth on the Rent Roll attached hereto as Schedule 2, and Buyer hereby assumes all of Seller’s obligations under the Leases set forth on Schedule 2 first arising or accruing from and after Closing Date but as to Seller’s obligations with regard to security deposits and other deposits, only to the extent the security deposits have been transferred or credited to Buyer, subject to the terms and conditions of each such applicable Lease.

2. Warranty. Seller represents and warrants to Buyer that it is the owner of the property and interests described above, that such property is free and clear of all liens, charges and encumbrances other than the Permitted Exceptions (as defined in the Purchase and Sale Agreement), and Seller warrants and defends title to the above-described property unto Buyer, its successors and assigns, against any person or entity claiming, or to claim, the same or any part thereof, by, through or under Seller (but not otherwise), subject only to the Permitted Exceptions as defined in the Purchase and Sale Agreement the terms and conditions of each such applicable Lease.

3. Indemnification. Seller shall defend, indemnify and hold harmless Buyer from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Buyer by reason of the failure of Seller to fulfill, perform, discharge, and observe its obligations with respect to the Leases arising or accruing before the Closing Date. Buyer shall defend, indemnify and hold harmless Seller from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Seller by reason of the failure of Buyer to fulfill, perform, discharge, and observe the obligations assumed by it under this instrument with respect to the Leases first arising or accruing from and after the Closing Date.

4. Counterparts; Facsimile. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Assignment. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

[signature page follows]

IN WITNESS WHEREOF, this Assignment and Assumption of Leases has been duly executed and delivered as of the day and year set forth above.

SELLER: LAMBDA PROPERTIES, LLC, a California limited liability company

By:
Name:
Title:

BUYER: ONE LAMBDA, INC., a California corporation

By:
Name:
Title:

STATE OF CALIFORNIA	)
) SS.
COUNTY OF	)

On                     , 2012, before me,                                         , personally appeared                                                                                  , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing statement is true and correct.

Witness my hand and official seal.

Signature:

(Seal)

STATE OF CALIFORNIA	)
) SS.
COUNTY OF	)

On                     , 2012, before me,                                         , personally appeared                                                                                           , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing statement is true and correct.

Witness my hand and official seal.

Signature:

(Seal)

Appendix 5.3(f)

FIRPTA Affidavit

Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform the Transferee (hereinafter defined) that withholding of tax is not required upon the disposition of a United States real property interest by LAMBDA PROPERTIES, LLC, a California limited liability company (the “Transferor”) to ONE LAMBDA, INC., a California corporation (the “Transferee”), the undersigned, being first duly sworn upon oath, does hereby depose and say, and does hereby certify the following on behalf of the Transferor:

5. The undersigned is the Manager of the Transferor and is familiar with the business of the Transferor;

6. The Transferor is not a foreign person; that is, the Transferor is not a nonresident alien, a foreign corporation, foreign partnership, foreign trust or foreign estate (as all such terms are defined in the Internal Revenue Code of 1986, as amended, and United States Treasury Department Income Tax Regulations in effect as of the date hereof);

7. The Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of California;

8. The Transferor’s United States employer identification number is __________;

9. The Transferor’s office address and principal place of business is 21001 Kittridge Street, Canoga Park, California 91303; and

10. This certificate and affidavit is made to induce the Transferee to consummate the transactions contemplated by the Transferor and Transferee.

The Transferor understands that this affidavit and certification may be disclosed to the United States Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that he has examined this affidavit and certificate, and to the best of the undersigned’s knowledge and belief, it is true, correct and complete. The undersigned further declares that he has authority to sign this affidavit and certificate on behalf of the Transferor.

This affidavit and certificate is executed and delivered as of the          day of                     , 2012.

By:
Name:
Title:

APPENDIX 7.1(c)

List of Leases, including all guaranties, letters of credit,

amendments, side letter agreements

Independence

Standard Industrial/Commercial Single-Tenant Lease – Net dated June 5, 2001 between Lambda Properties, LLC, as lessor, and One Lambda, Inc., as lessee, as amended Amendment thereto dated as of March 31, 2008 and by renewal option letter dated February 1, 2011.

APPENDIX 7.1(d)

List of Service Contracts

None

APPENDIX 10.11

Notice Addresses

(a) Seller:	With a copy to:

Lambda Properties LLC	Robert C. Kopple, Esq. and
Attn: Paul I. Terasaki, Manager	Richard P. Ayles, Esq.
c/o Kopple & Klinger LLP	Kopple & Klinger LLP
10866 Wilshire Blvd., Ste 1500	10866 Wilshire Blvd., Ste 1500
Los Angeles, CA 90024	Los Angeles, CA 90024
Phone: (310) 475-1444	Phone: (310) 475-1444
Fax: (310) 475-2459	Fax: (310) 475-2459

(b) Buyer:	With a copy to:

c/o Thermo Fisher Scientific Inc.	Hal J. Leibowitz, Esq.
81 Wyman Street	WilmerHale LLP
Waltham, MA 02451	60 State Street
Attention: Seth Hoogasian, VP and General Counsel	Boston, MA 02109
Phone: (781) 622-1000
Fax: (781) 622-1283	Phone: (617) 526-6000
Fax: (617) 526-5000

(c) Escrow Agent:

Fidelity National Title Company
Major Accounts Division

Attn: Natalie Priestley, Vice President —Sr. Commercial Escrow Officer
1300 Dove Street, Suite 310
Newport Beach, CA 92660
Phone: (949) 622.4911
Fax: (949) 477.6835
Email: natalie.priestley@fnf.com

(d) Title Company:

Fidelity National Title Company

Major Accounts Division
Attn: David James, Vice President
1300 Dove Street, Suite 310
Newport Beach, CA 92660
Phone: (949) 622.4958
Fax: (949) 477-6813
Email: david.james@fnf.com
Team Email: MADJ@fnf.com

PURCHASE AND SALE AGREEMENT

FROM

LAMBDA PROPERTIES, LLC

TO

ONE LAMBDA, INC.

Page
9.19 Mutual Execution	22

PURCHASE AND SALE AGREEMENT

SCHEDULE OF EXHIBITS AND APPENDICES

Exhibit A	—	Legal Description
Appendix 2.2	—	Property Information
Appendix 2.4	—	Form of Landlord Estoppel and Lease Amendment
Appendix 5.3(a)	—	Deed
Appendix 5.3(b)	—	Omnibus Agreement
Appendix 5.3(c)	—	Assignment
Appendix 5.3(f)	—	FIRPTA
Appendix 7.1(c)	—	List of Leases
Appendix 7.1(d)	—	List of Service Contracts
Appendix 10.11	—	Notice Addresses

EXHIBIT D-2

EXECUTION

PURCHASE AND SALE AGREEMENT

(Kittridge Property)

This Purchase and Sale Agreement (this “Agreement”) is made as of the Effective Date (defined below), by and between LAMBDA PROPERTIES, LLC, a California limited liability company (“Seller”) and ONE LAMBDA, INC., a California corporation (“Buyer”).

R E C I T A L S

Seller is the owner of the Property (as defined below) and Seller desires to sell, and Buyer desires to purchase the Property upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1: SCHEDULE; DEFINITIONS; PURCHASE PRICE

1.1 Schedule. The following basic terms are made a part of this Agreement:

Purchase Price:	$8,047,000.00 plus or minus prorations and other adjustments as provided herein

Effective Date:	The latest date of execution of this Agreement by Seller and Buyer, as indicated on the signature page.

Escrow Agent:	Fidelity National Title Company

Closing Date:	The Closing Date as defined in the Merger Agreement.

Notice Addresses:	See Appendix 10.11 attached hereto.

1.2 Definitions. Certain terms, capitalized but not defined in the body of this Agreement or otherwise designated in Section 1.1 hereof, shall have the meanings ascribed to them on Appendix 2.2 attached hereto or as set forth below:

“Accepted Service Contracts” shall have the meaning set forth in Section 2.5.

“Affiliate” shall mean: (a) an entity that directly or indirectly controls, is controlled by or is under common control with the party in question; or (b) an entity at least a majority of whose economic interest is owned by the party in question; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

“Endorsements” shall mean, to the extent such endorsements are available under the laws of the state in which the Property is located, (i) extended coverage, (ii) owner’s comprehensive, (ii) access, (iv) creditors’ rights, (v) survey (accuracy of survey), (vi) location (survey legal matches title legal), (vii) separate tax lot, (viii) plat act/subdivision or legal lot, (ix) zoning 3.1 (with parking and loading docks), (x) contiguity (if applicable), (xi) restrictions (if applicable), (xii) utility facility endorsement, and (xiii) such other endorsements as Buyer may require based upon its review of the Title Commitment and Survey.

“Environmental Laws” shall mean, without limitation, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal, state, county, municipal and other local laws governing or relating to Hazardous Materials or the environment together with their implementing regulations, ordinances and guidelines.

“Hazardous Materials” shall mean, without limitation, polychlorinated biphenyls, urea formaldehyde, radon gas, lead paint, radioactive matter, medical waste, asbestos, petroleum products, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material, waste, pollutant or contaminant listed or defined as hazardous, infectious or toxic under any Environmental Law.

“Improvements” shall mean, all buildings, improvements, fixtures, structures, parking areas and landscaping located on the Land.

“Intangible Property” shall mean, all right, title and interest of Seller in and to all intangible personal property owned by Seller and now or hereafter used in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property, to the extent assignable, including, without limitation, any and all trade names and trademarks associated with the Real Property; the plans and specifications for the Improvements, including as-built plans; unexpired warranties, guarantees, indemnities and claims against third parties; contract rights related to the construction, operation, repair, renovation, ownership or management of the Real Property that are expressly assumed by Buyer pursuant to this Agreement; pending permit or approval applications as well as existing permits, approvals and licenses (to the extent assignable); insurance proceeds and condemnation awards to the extent provided in Sections 4.2 or 4.3 of this Agreement; and books and records relating to the Property.

“Intangible Property Contracts” shall mean, any contract or similar arrangement pursuant to which any Intangible Property exists.

“Land” shall mean, the land described in Exhibit A attached hereto (the legal description of the land set forth in the Survey defined below for the Property shall control to the extent of any inconsistency) and all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to the Land, including any and all mineral rights, development rights, water rights and the like; and all right, title, and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land.

“Leases” shall mean, all leases, subleases or other occupancy agreements pursuant to which any person has the right to occupy space in the Improvements (including leases made after the date hereof as permitted by this Agreement), other than those entered into by Tenant with any third party, if any.

“Merger Agreement” shall mean, that certain Agreement and Plan of Merger by and among Tenant, Thermo Fisher Scientific Inc., DKC Acquisition Corp. and Emiko Terasaki, M.D. dated on or about the date hereof.

“Permitted Exceptions” is defined in Section 5.2(b)(iv).

“Personal Property” shall mean, all right, title and interest of Seller in and to all tangible personal property owned by Seller and now or hereafter used in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property, including, without limitation, all equipment, machinery, heating, ventilating and air conditioning units, furniture, art work, furnishings, trade fixtures, office equipment and supplies, and, whether stored on or off-site, all tools and maintenance equipment, supplies, and construction and finish materials not yet incorporated in the Improvements but held for repairs and replacements.

“Property” shall mean, the Real Property, the Leases, the Rents, the Personal Property, the Intangible Property and the Accepted Service Contracts.

“Real Property” shall mean, the Land and the Improvements.

“Rents” shall mean all income from the Real Property, including without limitation, all fixed or base rent, percentage rent, additional rent or other amounts payable by tenants under Leases with respect to operating expenses, taxes or other charges under the Leases.

“Service Contracts” shall mean, all service contracts and other contracts, agreements or instruments, other than those entered into by Tenant, relating to the ownership, use, maintenance, management, security or operation of the Property, including equipment leases or any other lease in which Seller is lessee, but excluding the Leases.

“Survey” shall mean, a current survey of the Real Property prepared by a surveyor licensed in the jurisdiction in which the Real Property is located and reasonably acceptable to Buyer, certified to Buyer and the Title Company as having been prepared in accordance with the ALTA/ACSM 1998 Minimum Standard Detail Requirements, containing Table A Items 2, 3, 4, 5, 6 , 7(a), 7(c), 8, 10, 11 and 13 and meeting the accuracy requirements of an, as applicable, “urban” or “suburban” survey.

“Tenant” shall mean, One Lambda, Inc., a California corporation.

“Tenant Disclosures” shall mean, collectively, those documents in respect to the Property made available or provided to Thermo Fisher Scientific Inc. and/or DKC Acquisition Corp. in the manner provided in Section 12.09(d) of the Merger Agreement, and those matters listed in the Tenant’s Disclosure Letter to the Merger Agreement (as the same may be modified in accordance with the terms of the Merger Agreement).

“Title Commitment” shall mean, a commitment for an ALTA Form B (1992) owner’s title insurance policy for the Real Property in the full amount of the Purchase Price covering title to the Real Property on or after the date of this Agreement, showing Seller as the owner of the Property.

“Title Company” shall mean Fidelity National Title Company.

“Title Policy” shall mean, an ALTA Owner’s Policy (1992) of title insurance, with extended coverage, issued by the Title Company as of the date and time of the recording of the Deed for the Property, in the amount of the Purchase Price, containing the Endorsements, insuring Buyer as the owner of fee simple title to the Property, subject only to the Permitted Exceptions.

ARTICLE 2: INSPECTION

2.1 Due Diligence; Indemnity. Buyer shall have the right to examine, inspect, and investigate the Property.

Upon reasonable advance notice to Seller and subject to the rights of tenants under Leases, Buyer and its agents, employees and representatives, contractors, architects and other parties designated by Buyer (“Buyer’s Representative”) shall, during the term of this Agreement, have reasonable access to the Property and all books and records for the Property that are in Seller’s or its property manager’s possession or control for the purpose of conducting analyses, surveys, architectural, engineering, geotechnical and environmental inspections and tests (including reasonable intrusive inspection and sampling), and any other inspections, studies, or tests reasonably required by Buyer. Buyer shall have the right to conduct a “walk-through” of the Property before Closing, subject to the rights of tenants under Leases. Seller shall have the right to accompany Buyer during its inspection and investigation of the Property. In the course of its investigations, Buyer may make inquiries to third parties, including, without limitation, tenants, lenders, contractors, property managers, parties to Service Contracts and municipal, local and other government officials and representatives.

Buyer shall keep the Property free and clear of any liens arising out of such entry and inspection and will indemnify, defend, and hold Seller harmless from all such liens and any claims asserted by third parties against Seller (other than those arising out of Seller’s negligence or willful misconduct) to recover for personal injury or property damage as a result of Buyer’s Representative’s entry onto the Property. If any inspection or test damages the Property, Buyer will restore the Property to its condition immediately prior to any such inspection or test. Buyer’s obligations under this Section 2.1 shall survive the termination of this Agreement.

2.2 Seller’s Delivery of Specified Documents. In order to assist Buyer with its inspection and review of the Property, Seller has previously delivered or made available to Buyer copies of the items set forth on Appendix 2.2 to this Agreement with respect to each Property, in each case to the extent applicable to the Property and in Seller’s or its property manager’s possession or control, but specifically excluding all such items obtained by, and in the possession or control of, Tenant not in the actual possession of Seller (collectively, the “Property Information”). During the term of this Agreement, to the extent not previously provided or made available to Buyer, Seller shall provide Buyer with any document described above as and when it comes into Seller’s or its property manager’s possession or is produced by Seller or its property manager after the initial delivery of the Property Information. Without limiting the foregoing, Seller shall make all other documents, files and information concerning the Property in Seller’s possession available for Buyer’s inspection at the Property or such other location as shall be mutually agreed by the parties.

2.3 Title and Survey. Buyer shall have the right, at its option and at its cost and expense, to cause to be prepared with respect to the Property (i) the Title Commitment, (ii) true, complete and legible copies of all documents referenced in the Title Commitment, (iii) the Survey and (iv) UCC searches performed by a search company reasonably acceptable to Buyer, with respect to Seller and the Property, from the Secretary of State of the state in which the Property is located and from the Secretary of State of the state in which Seller is organized, and from the County Recorder for the county in which the Property is located.

2.4 Required Title Clearance Matters. Seller shall be obligated at Closing to fully discharge all liens of a definite and ascertainable amount that are not specifically assumed or accepted by Buyer in writing, including without limitation any debt secured by a deed of trust encumbering the Property, as well as those exceptions or encumbrances to title which arise after the date of the Title Commitment, other than any such liens, exceptions or encumbrances created by, through or under the Tenant (collectively, the “Required Title Clearance Matters”). If Seller fails or refuses to cause the Required Title Clearance Matters to be discharged prior to Closing, Buyer shall have the right to deduct from the Purchase Price any amounts required to discharge or remove to Buyer’s satisfaction all Required Title Clearance Matters. If after the date of the Title Commitment, the Title Company revises the Title Commitment or the surveyor revises the Survey to add or modify exceptions which arise after the date of the Title Commitment, other than any such exceptions created by, through or under the Tenant, each such matter shall be deemed to be a Required Title Clearance Matter. In addition to Required Title Clearance Matters, Seller shall be obligated to use commercially reasonable efforts to discharge or remove from title, or, in the event such matters were created by, through or under Tenant, to cause Tenant to discharge or remove from title, prior to Closing all matters which would in Buyer’s reasonable discretion, either (a) unreasonably interfere with the conduct of the Buyer’s intended business operations at the Property or (b) have a material adverse impact on the value of the Property, but specifically excluding the Leases (collectively, the “Material Title Objections”). Buyer shall notify Seller in writing of any Material Title Objections as soon as is reasonably practicable following Buyer’s receipt of the Title Commitment. In the event Seller fails to cause the Material Title Objections to be discharged prior to Closing, Buyer shall have the right to terminate this Agreement at any time prior to Closing upon the delivery of written notice to Seller (a “Material Title Termination Notice”), in which event (i) this Agreement shall be null and void and neither party shall have any further obligation to the other, except as expressly set forth herein, and (ii) at the closing of the transaction contemplated by the Merger Agreement, Seller shall be obligated to execute and deliver, and cause the Tenant to execute and deliver, one (1) fully-executed original Landlord Estoppel and Lease Amendment in the form attached hereto as Appendix 2.4. The terms of this Section 2.4 shall expressly survive the termination of this Agreement.

2.5 Service Contracts. Unless otherwise elected by Buyer, Buyer shall assume the Service Contracts (the “Accepted Service Contracts”) at Closing. Buyer will assume the obligations arising from and after the Closing Date under the Accepted Service Contracts that are not in default as of the Closing Date. Seller shall terminate at Closing any Service Contracts that are not so assumed by Buyer.

2.6 CCRs. If the Property is subject to a declaration of covenants, conditions and restrictions or similar instrument (“CCRs”) governing or affecting the use, operation, maintenance, management or improvement of such Property, then as a condition to Buyer’s obligation to close, at Closing, Seller: (i) shall use commercially reasonable efforts to obtain and deliver into the escrow estoppel certificates, in form and substance reasonably satisfactory to Buyer, from the declarant, association, committee, agent and/or other person or entity having governing or approval rights under the CCRs, and (ii) shall execute and deliver into the escrow a recordable assignment, in form and substance satisfactory to Buyer, assigning to Buyer any and all developer, declarant or other related rights or interests of Seller (or any Affiliate of Seller) in or under the CCRs.

2.7 Approval. Buyer’s obligations hereunder are expressly subject to Buyer’s approval of the Property in all respects, including, without limitation, title, economic feasibility, financing, zoning, the local government comprehensive plan, redevelopment potential, structural components of any improvements, governmental restrictions and requirements, availability of utilities, physical condition, subsoil conditions, environmental matters and such other matters as may be of concern to Buyer. Buyer shall have until the Closing Date in which to determine whether the Property is acceptable to Buyer, in its sole discretion, in all respects. If Buyer finds the Property to be unacceptable and elects not to proceed with the transaction contemplated hereby, Buyer shall have right to terminate this Agreement for any or no reason as determined by Buyer in its sole discretion by written notice to such effect given to Seller and Escrow Holder at any time prior to the Closing Date.

ARTICLE 3: AS-IS CONDITION OF PROPERTY

3.1 Condition of Property. Notwithstanding anything to the contrary contained herein, Buyer acknowledges and agrees (i) that Buyer shall accept the Property in “AS IS, WHERE IS” condition with all faults and defects, whether patent or latent, and shall rely solely on its own inspections and due diligence to evaluate all aspects of the Property and its suitability without any representations and warranties of any kind or nature concerning the Property or any aspect thereof, either express or implied, from or on behalf of Seller or any of its employees, agents or independent contractors, except as otherwise expressly provided in this Agreement, (ii) that neither Seller nor any of its employees, agents or independent contractors has made any representation or warranty of any kind or nature concerning the Property, any aspect thereof or its suitability, either express or implied, including, without limitation, any representation or warranty regarding title to the Property, the geological, environmental, architectural, engineering or other physical aspects or condition of the Property, the rents, income, expenses, market or other financial aspects or condition of the Property, the compliance with the Property with any applicable law, code, rule or regulation, the zoning of the Property, the accuracy or completeness of any documents, information or other data concerning the Property or any aspect thereof furnished or to be furnished to Buyer by or on behalf of Seller or any of its employees, agents or independent contractors or in any other manner concerning the Property or any aspect thereof, except as otherwise expressly provided in this Agreement, (iii) that the Property Information is solely for Buyer’s specific and limited use in connection with its inspections and other due diligence and evaluations concerning the Property, (iv) that any the Property Information prepared by any third party is being furnished to Buyer as an accommodation only without warranty as to the accuracy or completeness thereof, except as otherwise expressly provided in this Agreement, and (iii) that Seller shall not have any obligations whatsoever perform any tests, prepare any reports, make any repairs or take any other action or incur any expense with respect to the Property, except as otherwise expressly provided in this Agreement.

3.2 BUYER’S DILIGENCE; AS IS PURCHASE. BUYER AGREES THAT BUYER WILL ACCEPT THE PROPERTY, IN ITS THEN CONDITION AS-IS AND WITH ALL ITS FAULTS, INCLUDING WITHOUT LIMITATION, ANY FAULTS AND CONDITIONS SPECIFICALLY REFERENCED IN THIS AGREEMENT, SUBJECT TO THE EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES MADE BY SELLER ELSEWHERE, HEREIN. NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THOSE COVENANTS, REPRESENTATIONS, AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (1) THE VALUE OF THE PROPERTY; (2) THE INCOME TO BE DERIVED FROM THE PROPERTY; (3) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, INCLUDING ANY DEVELOPMENT OF THE PROPERTY; (4) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (5) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING WITHOUT LIMITATION, WATER, SOIL AND GEOLOGY, OR THE FACT THAT ALL OR A PORTION OF THE PROPERTY MAY BE LOCATED ON OR NEAR AN EARTHQUAKE FAULT LINE OR LOCATED IN AN ALQUIST-PRIOLO SPECIAL STUDY ZONE; (6) THE MANNER, CONDITION OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, OR THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY OR ANY UNDERSHORING OR DRAINAGE OF THE PROPERTY; (7) THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY, INCLUDING ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER; (8) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY, OR THE TYPE, AVAILABILITY OR COST OF ANY ENTITLEMENTS REQUIRED TO DEVELOP THE PROPERTY; (9) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING, WITHOUT LIMITATION, ANY PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; (10) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES,

REGULATION, ORDERS OR REQUIREMENTS, INCLUDING BUT NOT LIMITED TO, THE ENDANGERED SPECIES ACT, TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990 OR ANY OTHER LAW, RULE OR REGULATION GOVERNING ACCESS BY DISABLED PERSONS, CALIFORNIA HEALTH & SAFETY CODE, THE FEDERAL WATER POLLUTION CONTROL ACT, THE FEDERAL RESOURCE CONSERVATION AND RECOVERY ACT, THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976, THE CLEAN WATER ACT, THE SAFE DRINKING WATER ACT, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, THE TOXIC SUBSTANCE CONTROL ACT, AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING; (11) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PROPERTY; (12) THE CONTENT, COMPLETENESS OR ACCURACY OF THE PROPERTY INFORMATION, INCLUDING ANY INFORMATION, COST TO COMPLETE ESTIMATE OR OTHER MATERIALS PREPARED BY THIRD PARTIES FOR SELLER OR ITS AFFILIATES OR PREDECESSORS IN INTEREST OR THE TENANT; OR (13) WITH RESPECT TO ANY OTHER MATTER CONCERNING THE PROPERTY EXCEPT AS MAY BE OTHERWISE EXPRESSLY STATED HEREIN, INCLUDING ANY AND ALL SUCH MATTERS REFERENCED, DISCUSSED OR DISCLOSED IN ANY DOCUMENTS DELIVERED BY SELLER TO BUYER, IN ANY PUBLIC RECORDS OF ANY GOVERNMENTAL AGENCY OR ENTITY OR UTILITY COMPANY, OR IN ANY OTHER DOCUMENTS AVAILABLE TO BUYER, INCLUDING, WITHOUT LIMITATION, THE TENANT’S DISCLOSURES.

BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND REVIEW INFORMATION AND DOCUMENTATION AFFECTING THE PROPERTY, EXCEPT AS MAY OTHERWISE BE EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND REVIEW OF SUCH INFORMATION AND DOCUMENTATION, AND NOT ON ANY INFORMATION OR DOCUMENTATION PROVIDED OR TO BE PROVIDED BY SELLER WHICH WAS GENERATED OR CREATED BY ANY PERSON OR ENTITY OTHER THAN SELLER. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION AND DOCUMENTATION MADE AVAILABLE TO BUYER OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WHICH WAS GENERATED OR CREATED BY ANY PERSON OR ENTITY OTHER THAN SELLER WAS OBTAINED FROM A VARIETY OF THIRD-PARTY SOURCES AND PREPARERS OF INFORMATION AND DOCUMENTATION AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION OR DOCUMENTATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION OR DOCUMENTATION EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN. EXCEPT AS MAY OTHERWISE BE PROVIDED IN THIS AGREEMENT, SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF FURNISHED BY ANY OF THE

FOREGOING ENTITIES AND INDIVIDUALS OR ANY OTHER INDIVIDUAL OR ENTITY. EXCEPT AS MAY OTHERWISE BE EXPRESSLY STATED HEREIN, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS-IS” CONDITION AND BASIS WITH ALL FAULTS, AND THAT SELLER HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS.

3.3 RELEASE. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND EXCEPT TO THE EXTENT THAT A THIRD PARTY MAKES ANY CLAIM AGAINST BUYER ARISING FROM OR RELATED TO THE PROPERTY OR THE CONDITION THEREOF AND BUYER HAS A LEGAL RIGHT TO IMPLEAD SELLER WITH RESPECT TO SUCH CLAIM, BUYER ON behalf of itself AND ANYONE CLAIMING BY, THROUGH OR UNDER BUYER, FULLY AND IRREVOCABLY RELEASES SELLER, AND EACH OF ITS EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS, SERVANTS, ATTORNEYS, SUCCESSORS AND ASSIGNS, AND ALL PERSONS, FIRMS, CORPORATIONS AND ORGANIZATIONS ACTING ON ITS BEHALF, FROM ANY AND ALL CLAIMS THAT IT MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST SELLER, OR ANY OF ITS EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS, SERVANTS, ATTORNEYS, SUCCESSORS AND ASSIGNS, AND ALL PERSONS, FIRMS, CORPORATIONS AND ORGANIZATIONS ACTING ON THEIR BEHALF, FROM ANY AND ALL COSTS, LOSSES, LIABILITIES, DAMAGES, EXPENSES, DEMANDS, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING FROM OR RELATED TO THE PROPERTY OR THE CONDITION THEREOF, INCLUDING, WITHOUT LIMITATION, ANY PATENT OR LATENT CONSTRUCTION DEFECTS OR INADEQUACIES IN THE CONDITION OF THE PROPERTY, INCLUDING COST OF REPAIR OR CORRECTION, THE NONCOMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, OR ANY OTHER CONDITIONS, LATENT OR OTHERWISE, GEOTECHNICAL AND SEISMIC, AFFECTING THE PROPERTY OR ANY PORTION THEREOF, WHETHER OR NOT DISCOVERED PRIOR TO BUYER’S INSPECTION OF THE PROPERTY, EXCEPTING ONLY ANY SUCH COSTS, LOSSES, LIABILITIES, DAMAGES, EXPENSES, DEMANDS, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING FROM OR RELATED TO ANY FRAUD BY SELLER UPON BUYER, WHICH ARE EXPRESSLY RESERVED BY BUYER.

THIS RELEASE INCLUDES CLAIMS OF WHICH BUYER IS PRESENTLY UNAWARE OR WHICH BUYER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY BUYER, WOULD MATERIALLY AFFECT BUYER’S RELEASE TO SELLER. BUYER SPECIFICALLY WAIVES THE PROVISION OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

BUYER’S INITIALS: /s/ GA                    SELLER’S INITIALS:  /s/ PIT

3.4 Survivability. The provisions of this Article 3 shall survive the Closing and delivery and recording of the Deed.

ARTICLE 4: OPERATIONS AND RISK OF LOSS

4.1 Ongoing Operations. From the Effective Date through the Closing Date.

(a) Operation of Property. Seller shall maintain the Property in substantially its current condition and in compliance with all applicable laws and regulations to the extent the same are the responsibility of the landlord under the Leases, and to use commercially reasonable efforts to cause the Tenant to maintain the Property in substantially its current condition and in compliance with all applicable laws and regulations to the extent the same are the responsibility of the Tenant under the Leases. Except as necessary to comply with the preceding sentence, Seller shall not make any material alterations to the Property or any portion thereof or consent to the Tenant making any material alterations to the Property or any portion thereof without Buyer’s prior written consent. Seller will perform its obligations under all Leases, Service Contracts and other agreements that may affect the Property.

(b) New Contracts. Seller shall not, without Buyer’s prior written consent in each instance, amend, terminate, exercise any rights or options under, grant concessions regarding, or enter into any contract or agreement that will be an obligation affecting the Property or binding on Buyer after Closing.

(c) Listings and Other Offers. Seller will not list the Property with any broker or otherwise solicit or make or accept any offers to sell all or any part of the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition of all or any part of the Property, except as set forth in Section 4.1(b) and (g).

(d) Removal and Replacement of Tangible Personal Property. Seller will not remove any Personal Property except as may be required for necessary repair or replacement, and repair and replacement shall be of equal quality and quantity as existed as of the time of its removal.

(e) Maintenance of Insurance. Seller shall carry its existing insurance, if any, through the Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist, and shall use commercially reasonable efforts to cause the Tenant to carry its existing insurance required under the Leases through the Closing Date .

(f) Maintenance of Permits. Seller shall maintain in existence all existing licenses, permits and approvals issued to Seller necessary or reasonably appropriate to the ownership, operation or improvement of the Property.

(g) Leasing. Seller shall not amend, terminate, grant concessions regarding, or enter into any Lease without Buyer’s prior written consent, which consent, Buyer may grant or withhold in its sole discretion.

(h) Other Actions. Neither Seller, nor its employees, agents or contractors, shall take or fail to take any action that causes Seller’s representations or warranties to become untrue or that causes one or more of Buyer’s conditions to Closing based on Seller’s performance of its obligations under this Agreement to be unsatisfied.

4.2 Damage. Risk of loss up to and including the Closing shall be borne by Seller. Seller shall promptly give Buyer written notice of any damage to the Property, describing such damage, stating whether such damage and loss of rents is covered by insurance and the estimated cost of repairing such damage. In the event of any damage to or destruction of the Property or any portion thereof, Seller shall, at the Closing, assign to Buyer (without recourse) Seller’s entire right, title and interest, if any, in and to any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Buyer shall assume responsibility for such repair, and Buyer shall receive a credit at Closing for any deductible, uninsured or coinsured amount under said insurance policies. To the extent Seller has incurred reasonable market based costs in effecting the repairs requested and directed by Buyer (which costs have not been assumed by Buyer), Seller shall be paid a portion of such insurance proceeds in an amount equal to such costs. In the event of any damage to or destruction of the Property or portion thereof which is not covered by existing insurance, Seller hereby agrees that it shall not exercise any termination right it may have as Landlord under the Leases, including without limitation Section 9 thereof, and the cost of repairing such uninsured damage or destruction shall be the amount estimated by an architect or contractor retained pursuant to mutual agreement of the parties.

4.3 Condemnation. In the event any proceedings in eminent domain are contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Property or any portion thereof, Seller shall, at the Closing, assign to Buyer (without recourse) Seller’s entire right, title and interest in and to any condemnation award, and Buyer shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter.

ARTICLE 5: CLOSING

5.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date through an escrow with the Escrow Agent at the offices of the Escrow Agent. Buyer and Seller shall execute supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement, so long as such instructions are not in conflict with this Agreement. The transactions described herein shall be closed by means of concurrent delivery of the documents of title, transfer of interest, delivery of Title Policy and the Purchase Price, customarily referred to as a “New York Style” closing.

5.2 Conditions to the Parties’ Obligations to Close.

(a) Mutual Conditions. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:

(i) The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, without giving effect to any knowledge based qualifications.

(ii) As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made at Closing have been tendered;

(iii) There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party that would materially and adversely affect the operation or value of the Property or the other party’s ability to perform its obligations under this Agreement or that seeks to restrain or prohibit, or obtain damages on a discovery order; and

(iv) The closing of the transaction contemplated by the Merger Agreement shall have occurred, or shall occur simultaneously with the Closing hereunder.

(v) All other conditions set forth in this Agreement to the other party’s obligation to close shall have been satisfied.

(b) Buyer Conditions. As a condition to Buyer’s obligation to close:

(i) there shall be no notice issued after the Effective Date of any material violation or alleged violation of any law, rule, regulation or code, including building code, with respect to the Property, which has not been corrected to the satisfaction of the issuer of the notice; and

(ii) at Closing, Seller shall not be in default under any agreement to be assigned to, or obligation to be assumed by, Buyer under this Agreement; and

(iii) the Leases shall be in full force and effect and no material default or claim by landlord or tenant shall exist or have arisen under any Leases and no tenant shall have initiated or had initiated against it any insolvency, bankruptcy, receivership or other similar proceeding;

(iv) the Title Company shall have bound itself to issue the Title Insurance Policy for the Property to Buyer in the amount of the Purchase Price, subject only to the exceptions of record set forth in the Title Commitment or any update thereof approved by Buyer, including, without limitation, the Leases, other than the Required Title Clearance Matters and any matters constituting Material Title Objections (the “Permitted Exceptions”); and

(v) no change, event, circumstance or development shall have occurred that has a material adverse effect on the condition of the Property between the Effective Date and the Closing Date.

(c) Failure of Condition. So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing set forth in this Agreement has not been satisfied as of the Closing Date, such party may, in its sole discretion, (i) terminate this Agreement with respect to the Property, by delivering written notice to the other party on or before the Closing Date, (ii) elect to extend the time available for the satisfaction of such condition by up to a total of ten (10) business days or (iii) elect on or before the Closing Date to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. If such party elects to proceed pursuant to clause (ii) above, and such condition remains unsatisfied after the end of such extension period, then, at such time, such party may elect to proceed pursuant to either clause (i) or (iii) above. Any failure to timely elect to proceed under clauses (i), (ii) or (iii) above, shall be deemed an election to proceed under clause (i) above.

5.3 Seller’s Deliveries in Escrow. At least one (1) business day prior to the Closing Date, Seller shall deliver in escrow to the Escrow Agent or outside of escrow to Buyer the following, each duly executed and, where appropriate, in recordable form and notarized:

(a) Deed. A grant deed substantially in the form attached hereto as Appendix 5.3(a) (the “Deed”), executed and acknowledged by Seller;

(b) Bill of Sale and Omnibus Agreement. A Bill of Sale and Omnibus Agreement in the form of Appendix 5.3(b) attached hereto (the “Omnibus Agreement”), executed and acknowledged by Seller;

(c) Assignment of Leases. An assignment of leases in the form of Appendix 5.3(c) attached hereto (the “Assignment”), executed and acknowledged by Seller.

(d) Notice to Tenants and Vendors. A notice to each tenant in a form requested by Buyer as well as a notice to each vendor under the Accepted Service Contracts in a form requested by Buyer;

(e) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

(f) FIRPTA. An affidavit of Seller (the “FIRPTA Affidavit”) substantially in the form of Appendix 5.3(f) attached hereto. If Seller shall fail to provide the necessary affidavit and/or documentation of exemption on the Closing Date, Buyer may proceed in accordance with the withholding provisions imposed by Section 1445 of the Internal Revenue Code of 1986, as amended;

(g) Terminations. Terminations, effective no later than Closing, of those Service Contracts, if any, which are not Accepted Service Contracts;

(h) CCRs. The estoppels and assignments concerning the CCRs, if any, as provided in Section 2.6;

(i) Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Escrow Agent, the Title Company and Buyer;

(j) Title Documents. Affidavits reasonably required by the Title Company sufficient to have the general exceptions deleted, together with “gap” indemnities in the form customarily required by such Title Company, together with such other documents and instruments required by the Title Company in order to issue the Title Policy;

(k) Other Deliveries. Such other documents, certificates and instruments reasonably necessary in order to effectuate the transaction described herein, including without limitation, transfer tax declarations, broker lien waivers, bulk sale clearances and any documents or representations necessary to comply with any applicable environmental transfer disclosure laws and any other Closing deliveries required to be made by or on behalf of Seller.

(l) Permits and Approvals. All licenses, permits and approvals related to the ownership, operation and use of the Property issued to Seller, including without limitation, certificate(s) of occupancy (but specifically excluding all licenses, permits and certificates necessary for the use and operation of the Property by the Tenant).

(m) Letter of Credit Security Deposit. Reissued or amended letter of credit for all letter of credit security deposits held under Leases, naming Buyer as beneficiary.

5.4 Buyer’s Deliveries in Escrow. Except as specified below, at least one business day prior to the Closing Date, Buyer shall deliver in escrow to the Escrow Agent or outside of escrow to Seller the following, each duly executed and, where appropriate, in recordable form and notarized:

(a) Purchase Price. The Purchase Price, plus or minus applicable prorations, deposited by Buyer with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account;

(b) Bill of Sale and Omnibus Agreement. The Omnibus Agreement, executed by Buyer;

(c) Assignment of Leases. The Assignment, executed by Buyer.

(d) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

(e) Other Deliveries. Such other documents, certificates and instruments reasonably necessary in order to effectuate the transactions described herein.

5.5 Closing Statements. At least one business day prior to the Closing Date, Seller and Buyer shall deposit with the Escrow Agent executed closing statements for the Property consistent with this Agreement.

5.6 Possession. Seller shall deliver possession of the Property to Buyer at the Closing subject only to the Permitted Exceptions.

5.7 Delivery of Books and Records. Immediately after the Closing, Seller shall deliver to the offices of Buyer or the parties shall arrange for delivery at the Property: the original documents and instruments assigned to Buyer pursuant to the Assignment; copies or originals of all books and records of account, copies of correspondence with tenants and suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all advertising materials, booklets, keys and other items, if any, pertaining to the Property; and, if in Seller’s possession or control, the original “as-built” plans and specifications and all other available plans and specifications. Seller shall cooperate with Buyer after Closing to transfer to Buyer any such information stored electronically. The obligations of Seller under this Section 5.7 shall survive Closing.

ARTICLE 6: PRORATIONS; COSTS

6.1 Prorations. Not less than five (5) business days prior to Closing, Seller shall provide to Buyer such information and verification reasonably necessary to support the prorations under this Article 5. The items in this Section 6.1 shall be prorated between Seller and Buyer as of the close of business on the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to Buyer. Credits to Buyer shall be credited against the Purchase Price to be paid as provided in Section 1.3 and, if such amount is exhausted, shall be paid in cash by Seller to Buyer at the Closing. Post-closing re-prorations and adjustments shall be paid in cash.

(a) Taxes and Assessments. Buyer shall receive a credit for any accrued but unpaid real estate taxes and assessments (“Taxes”) (including without limitation any assessments imposed by private covenant) applicable to any period before the Closing Date, even if such taxes and assessments are not yet due and payable, but only to the extent any such amounts are not otherwise required to be paid by the tenants under any Leases. Buyer shall receive from Seller a credit for any special assessments which are levied or charged against the Property with respect to any infrastructure improvements specifically made to serve the Property, whether or not then due and payable (but excluding any special assessments payable in installments to the extent any such installment is not yet due and payable), but only to the extent any such amounts are not otherwise required to be paid by the tenants under any Leases. Any other special assessments not otherwise required to be paid by the tenants under any Leases shall be prorated only for the year of Closing. The credit received under this Section 6.1(a) shall not be duplicative of any credit received under Section 6.1(c) which is specifically allocable to such items.

(b) Collected Rent. Buyer shall receive from Seller a credit for any rent and other income (and any applicable state or local tax on rent) under Leases collected by Seller before Closing that applies to any period after Closing. Uncollected rent and other uncollected income shall not be prorated at Closing. After Closing, Buyer shall apply all rent and income collected by Buyer from a tenant, first to the costs of such collection, then to such tenant’s current monthly rental and then to arrearages in the reverse order in which they were due, remitting to Seller, any balance properly allocable to Seller’s period of ownership. Buyer shall bill and use commercially reasonable efforts to collect such rent arrearages in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages. Seller shall not have the right to seek collection of any rents or other income applicable to any period before the Closing. Any rent or other income received by Seller after

Closing which are owed to Buyer shall be held in trust and remitted to Buyer promptly after receipt for allocation and disbursement as provided in this Section 6.1(b).

(c) Tenant Deposits. All tenant security deposits (and interest thereon if required by law or contract to be earned thereon) shall be transferred or credited to Buyer at Closing. As of Closing, Buyer shall assume Seller’s obligations related to tenant security deposits, but only to the extent they are properly credited and transferred to Buyer. In the event any discrepancy in the amount of a security deposit between Appendix 6.1(c) or the applicable Lease, proration shall be based upon the higher amount.

(d) Other Revenues and Income. At Closing, Seller shall pay to or at the direction of Buyer any and all revenues and income in connection with the operation at the Property not covered above and collected by or on behalf of Seller before the Closing and applicable to Buyer’s period of ownership, and if such amount cannot be determined at Closing, such payment shall be based upon an estimate. The parties shall use reasonable efforts to make a final determination of such amount and make an appropriate adjusting payment within thirty (30) days after Closing. In addition, each party shall promptly remit or cause to be remitted to the other any such revenues and income collected by such party after Closing and applicable to the other party’s period of ownership.

6.2 Post-Closing Corrections. Either party shall be entitled to a post-Closing adjustment for any incorrect proration or adjustment, provided such adjustment is claimed by such party within one year after Closing. No other expense related to the ownership or operation of the Property shall be charged to or paid or assumed by Buyer under this Agreement, other than those obligations expressly assumed by Buyer.

6.3 Utilities. Except for utilities which are in the name of and billed directly to tenants, Seller shall cause the meters, if any, for utilities to be read the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days before the Closing Date; and such adjustment shall be reprorated when the next utility bills are received. The credit received under this Section 6.3 shall not be duplicative of any credit received under Section 6.1(c) which is specifically allocable to such items.

6.4 Service Contracts. Seller or Buyer, as the case may be, shall receive a credit for regular charges under Accepted Service Contracts paid and applicable to Buyer’s period of ownership or payable and applicable to Seller’s period of ownership, respectively. Seller shall pay at Closing all amounts owing under those Service Contracts that are not Accepted Service Contracts.

6.5 Costs. Buyer shall pay (i) one-half of the Escrow Agent’s escrow fee, closing charges and any cancellation fee, (ii) one-half of the cost of the Title Commitment, the Survey and the Endorsements (including extended coverage), and (iii) the costs associated with Buyer’s due diligence activities. Seller shall pay (i) one-half of the Escrow Agent’s escrow fee, closing charges and any cancellation fee, (ii) the cost of the Title Policy (standard coverage), one-half of the cost of the Title Commitment and the Endorsements (including extended coverage), and if

Closing occurs, one-half of the cost of the Survey, and (iii) all recording fees or other charges incurred in connection with clearing title, including without limitation any prepayment or release fees. Each party shall be responsible for their own attorney’s and other professional fees.

6.6 Sales, Transfer, and Documentary Taxes. All sales, gross receipts, compensating, stamp, excise, documentary, transfer, deed or similar taxes and fees imposed in connection with this transaction under applicable state or county law shall be paid by Seller and such tax imposed by local ordinance shall be paid by the party designated in such ordinances as being responsible for such payment. Seller and Buyer shall execute any applicable city, county and state transfer tax or other declarations.

6.7 Utility Deposits. Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Buyer at the Closing.

6.8 Sales Commissions. Seller and Buyer represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction. Except as expressly set forth above, in the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify, defend and hold harmless the other party from and against any such claim based upon any actual or alleged statement, representation or agreement of the indemnifying party. This provision shall survive any termination of this Agreement.

6.9 Wages. Buyer shall not be liable for any wages, fringe benefits, payroll taxes, unemployment insurance contributions, accrued vacation pay, accrued pay for unused sick leave, accrued severance pay and other compensation accruing before Closing for the Employees. Buyer shall not be liable for any obligations accruing before Closing under any union contract or multi-employer pension plan applicable to any such Employees or arising from the termination of any such Employees at or prior to Closing.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES

7.1 Seller’s Representations and Warranties. As a material inducement to Buyer to execute this Agreement and consummate this transaction, Seller represents and warrants to Buyer that:

(a) Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing and is qualified to do business in the State of California. Seller has the full right, power and authority and has obtained any and all consents required to enter into this Agreement, all of the documents to be delivered by Seller at the Closing and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

(b) Conflicts and Pending Actions or Proceedings. There is no agreement to which Seller is a party or, to Seller’s knowledge, binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s knowledge, threatened against Seller or, except as set forth in the Tenant’s Disclosures, relating to the Property. To Seller’s knowledge, no condemnation, eminent domain or similar proceedings are pending or threatened with regard to the Property. Seller has not received any notice and has no knowledge of any pending or threatened liens, special assessments, impositions or increases in assessed valuations to be made against the Property.

(c) Leases. The documents constituting the Leases that are delivered to Buyer pursuant to Section 2.2 are true, correct and complete copies of all of the Leases affecting the Property, including any and all amendments and guarantees, and all Leases are listed on Appendix 7.1(c). To Seller’s knowledge, no tenant under any Lease has assigned its interest under such Lease or subleased all or any portion of its premises, except as set forth on Appendix 7.1(c) or in the Tenant’s Disclosures. Except for tenants under Leases and others, if any, claiming by, though or under tenants under the Leases, there are no parties holding any right to occupy the Property or any portion thereof. There are no leasing or other fees or commissions due, nor will any become due, in connection with any Lease or any renewal or extension or expansion of any Lease, and no understanding or agreement to which Seller is a party with any other party exists as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants. The Leases are in full force and effect and neither Seller nor, to Seller’s best knowledge, any of the tenants are in default. To Seller’s knowledge, no tenants have asserted nor are there any defenses or offsets to rent accruing after the Closing Date. All of the landlord’s obligations to construct tenant improvements or reimburse the tenants for tenant improvements under the Leases have been paid and performed in full and all concessions (other than any unexpired rent abatement set forth in the Leases) from the landlord under the Leases have been paid and performed in full. The Leases set forth all of the applicable tenant’s rights and obligations with respect to the Property. Seller has not assigned or pledged the Leases or Rents or any interest therein.

(d) Service Contracts. The list of Service Contracts attached hereto as Appendix 7.1(d) is a true, correct and complete list of all contracts affecting the Property. The documents constituting the Service Contracts that are delivered to Buyer as a part of the initial Property Information are true, correct and complete copies of all the Service Contracts affecting the Property. Neither Seller nor, to Seller’s knowledge, any other party is in default under any Service Contract. There are no contracts affecting the Property other than the Service Contracts, this Agreement and those entered into by Tenant.

(e) Permits, Legal Compliance, and Notice of Defects. To Seller’s knowledge, Seller has all licenses, permits and certificates necessary for the use and operation of the Property, including, without limitation, all certificates of occupancy necessary for the occupancy of the Property (but specifically excluding all licenses, permits and certificates to be obtained by the Tenant necessary for the use and operation of the Property by the Tenant), all of which are in full force and effect, and Seller has not taken or failed to take any action that would result in its revocation, and has not received any written notice of an intention to revoke any of them. Seller has received no written notice from any governmental authority or other person of any violation of zoning, building, fire, health, environmental, or other statutes, ordinances, regulations or orders (including those respecting the Americans with Disabilities Act), or any restriction, condition, covenant or consent in regard to the Property or any part thereof which have not been corrected to the satisfaction of the issuer.

(f) Environmental. Seller has no knowledge of any violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property except as disclosed in the initially delivered Property Information and in the Tenant’s Disclosures. Except for Hazardous Materials used in connection with the maintenance and operation of the Property and the business and operations of the Tenant conducted on the Property in accordance with Environmental Laws, and except as disclosed in the Property Information and in the Tenant’s Disclosures, to Seller’s knowledge, (1) neither Seller nor any tenant or other occupant has manufactured, introduced, released or discharged from or onto the Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos), nor used the Property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials except in accordance with Environmental Laws, and (ii) there are no underground storage tanks located on the Property. To Seller’s knowledge, no environmental assessments or studies exist with respect to the Property other than those, if any referred to in the Tenant’s Disclosures.

(g) Disclosure. Other than this Agreement, the documents delivered at Closing pursuant hereto, the Permitted Exceptions, the Accepted Service Contracts and, to the extent applicable, the Intangible Property Contracts, there are no contracts or agreements of any kind relating to the Property to which Seller or its agents is a party and which would be binding on Buyer after closing. Seller has delivered or made available to Buyer true, correct and complete copies of the Property Information to the extent any such item is in Seller’s or its property manager’s possession or control.

(h) ERISA. Seller is not and are not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (ii) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any such employee benefit plan or plans.

(i) Employees. There are no collective bargaining agreements or other similar agreements currently affecting the Property or which could be deemed to affect the Property after the Closing, nor are there any persons employed by Seller or its property manager, if applicable, in connection with the Property.

The phrase “Seller’s knowledge” or any similar phrase means the actual knowledge of Paul I. Terasaki but without any duty to investigate on his part.

7.2 Buyer’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Buyer represents and warrants to Seller that:

(a) Organization and Authority. Buyer has been duly organized and is validly existing as a California corporation. Subject only to obtaining certain internal approvals on or before the Closing Date, Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

7.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 6 are made as of the date of this Agreement and each of Seller and Buyer shall be deemed to have remade all of their respective representations and warranties as of the Closing Date. Such representations and warranties and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing until the expiration of the Survival Period, as such term is defined in the Merger Agreement. Seller and Buyer shall have the right to bring an action for breach of such representations and warranties if they give the other party written notice of the circumstances giving rise to the alleged breach within said Survival Period, and have brought an action thereon within six (6) months of the expiration of said Survival Period.

ARTICLE 8: DEFAULT, TERMINATION AND REMEDIES

8.1 Seller’s Default. If this transaction fails to close as a result of Seller’s default (all conditions to Seller’s obligations having been satisfied or waived), Buyer shall be entitled to such remedies for breach of contract as may be available at law and in equity, including without limitation, the remedy of specific performance. If, after Seller’s default, Buyer elects not to proceed with the Closing, then Seller will, on demand, reimburse Buyer for all expenses incurred by Buyer in connection with this Agreement, including all due diligence expenses. Any default by Tenant under the Merger Agreement shall be deemed to be a default of Seller hereunder.

8.2 Buyer’s Default. If this transaction fails to close due to the default of Buyer (all conditions to Buyer’s obligations having been satisfied or waived), then Seller’s sole remedy in such event shall be to terminate this Agreement, Seller waiving all other rights or remedies in the event of such default by Buyer. Any default by DKC Acquisition Corp. under the Merger Agreement shall be deemed to be a default of Buyer hereunder.

8.3 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees due to the Escrow Agent and any fees due to the Title Company for cancellation of the Title Commitment.

8.4 Termination of Merger Agreement. In the event the Merger Agreement is terminated for any reason, then this Agreement shall simultaneously terminate without the need for further action by either party, in which event this Agreement shall be null and void and neither party shall have any further obligation to the other.

ARTICLE 9: INDEMNIFICATION

9.1 Seller’s Indemnity. Seller shall indemnify, defend and hold Buyer harmless from any liability, claim, demand, loss, expense or damage (collectively, “loss”) that is: (a)

asserted by any person or entity against Buyer arising from any act or omission of Seller, its agents, employees or contractors or otherwise arising out of the ownership or operation of the Property first arising or occurring prior to the Closing (but specifically excluding any such loss arising out of the use or operation of the Property by the Tenant first arising or occurring prior to the Closing); or (b) arising out of the breach or inaccuracy of any of Seller’s representations and warranties set forth herein or (c) arising from any breach by Seller of any obligation related to the Property other than those obligations which by this Agreement, or any closing delivery, specifically becomes the obligation of Buyer.

9.2 Buyer’s Indemnity. Buyer shall indemnify, defend and hold Seller harmless of and from any loss that is: (a) asserted by any person or entity against, Seller arising from any act or omission of Buyer or the Tenant, their respective agents, employees or contractors or otherwise arising out of the ownership or operation of the Property first arising or occurring on or after the Closing; or (b) arising out of the breach or inaccuracy of any of Buyer’s representations or warranties set forth herein or (c) arising from any breach by Buyer of any obligation of Buyer related to the Property which by this Agreement, or any closing delivery, specifically becomes the obligation of Buyer.

9.3 Procedure. The following provisions govern all actions for indemnity under this Article 8 and any other provision of this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitee, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to the indemnitor’s ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

9.4 Survivability. The obligations of the parties under this Article 9 shall survive the Closing until the expiration of the Survival Period. Seller and Buyer shall have the right to bring an action for indemnification hereunder if they give the other party written notice of the circumstances giving rise to the indemnified claim within said Survival Period, and have brought an action thereon within six (6) months of the expiration of said Survival Period.

ARTICLE 10: MISCELLANEOUS

10.1 Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Buyer may assign this Agreement without Seller’s consent to an Affiliate. Buyer shall not be relieved of its obligations under this Agreement in the event of such assignment. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devises of the parties.

10.2 Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

10.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

10.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

10.5 Survival. The provisions of this Agreement that contemplate performance after the Closing, the obligations of the parties not fully performed at the Closing, and all indemnities set forth in this Agreement shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

10.6 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

10.7 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

10.8 Time. Time is of the essence in the performance of this Agreement.

10.9 Confidentiality. Seller shall make no public announcement or other disclosure of this Agreement or any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of Buyer; provided, however, that Seller may make disclosure of this Agreement to its lenders, creditors, officers, employees and agents as necessary to perform its obligations hereunder.

10.10 Enforcement Expenses. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys’ fees and costs, expended or incurred in connection therewith.

10.11 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Appendix 9.11. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by certified or regular U.S. mail, postage prepaid, in which case notice shall be deemed delivered two business days after deposit in such mails, (c) sent by facsimile, in which case notice shall be deemed delivered upon the mechanical confirmation of delivery, or (d) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to Buyer shall be deemed given by Buyer and notices given by counsel to Seller shall be deemed given by Seller.

10.12 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and the documents to be executed at the Closing and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, the documents to be delivered at Closing or any exhibits or amendments thereto.

10.13 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5 p.m. C.S.T.

10.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

10.15 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Buyer.

10.16 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.17 Bulk Sales. If any applicable provisions of law require that any state or local taxation authorities be notified of the transactions contemplated herein, or if clearance is required of such authorities, each in order to permit the transfer of the Property as contemplated herein without liability to Buyer for any state or local taxes required to be paid or collected by Seller prior to the Closing Date, it shall be a condition precedent to the obligations of Buyer hereunder that all such notification and clearance requirements shall have been complied with and the Buyer shall have received the requisite clearances and releases from further liability. Seller shall, within ten (10) days after the Effective Date make all filings necessary to obtain such clearances, and shall contemporaneously provide Buyer with copies of all such filings.

10.18 Mutual Execution. Until this Agreement has been dully executed by both Buyer and Seller and a fully executed copy has been delivered to each of Buyer and Seller (which may occur by facsimile transmission), this Agreement shall not be legally binding against the parties. Execution of this Agreement by Buyer shall constitute an offer to acquire the Property on the terms and conditions set forth herein but, if not executed by Seller within five (5) days after delivery by Buyer, it may be withdrawn by Buyer in its discretion at any time thereafter.

10.19 1031 Exchange. Buyer may consummate the purchase of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Code, provided that: (1) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Buyer’s obligations under this Agreement; (2) Buyer shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (3) Seller shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; (4) Buyer shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had Buyer not consummated its purchase through the Exchange; and (5) Buyer shall indemnify, defend, and hold Seller harmless from or against all claims, losses, costs, damages, liabilities (including reasonable attorneys’ fees) in connection therewith. Seller’s acquiescence to the Exchange shall not affect or diminish in any manner its rights hereunder nor shall Seller be responsible for compliance with or be deemed to have warranted to Buyer that the Exchange in fact complies with § 1031 of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the day and year written below.

SELLER:

LAMBDA PROPERTIES, LLC,
a California limited liability company

By:	/s/ Paul I. Terasaki
Paul I. Terasaki
Its Majority Member

Dated: July 15, 2012

BUYER:

ONE LAMBDA, INC.,
a California corporation

By:	/s/ George M. Ayoub
George M. Ayoub
Its President and Chief Executive Officer

Dated: July 15, 2012

Exhibit A

Legal Description of Real Property

21001 Kittridge Street, Canoga Park, California

THAT CERTAIN PROPERTY SITUATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, DESCRIBED AS FOLLOWS:

PARCEL A:

PARCEL “D” OF PARCEL MAP L.A. NO. 803, IN THE CITY OF LOS ANGELES, AS PER MAP FILED IN BOOK 6 PAGE 58 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPTION AND RESERVING TO VARIEL INDUSTRIAL PARK, A CORPORATION, ALL OIL, GAS AND HYDROCARBON SUBSTANCES BELOW A DEPTH OF 500 FEET FROM THE SURFACE THEREOF WITHOUT RIGHT OF SURFACE ENTRY BY DEED RECORDED MAY 23, 1967, AS DOCUMENT NO. 484, IN BOOK D-3650, PAGE 139, OFFICIAL RECORDS.

PARCEL B:

PARCEL “D” OF PARCEL MAP LOS ANGELES, NO. 956, IN THE CITY OF LOS ANGELES, AS PER MAP FILED IN BOOK 8 PAGE 93 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

APN NO.: 2148-029-035 and 2148-029-019

APPENDIX 2.2

Property Information

(To the extent in possession or control of Seller or its property manager, but specifically excluding all such items obtained by, and in the possession or control of, Tenant not in the actual possession of Seller)

1.	Management and/or Leasing Agreements. Copies of any management and/or leasing agreements under which the Property are managed and/or leased.

2.	Service Contracts. A list together with copies of all Service Contracts, as defined in the Agreement.

3.	Proceedings. Copies of any documents or materials relating to any current litigation, investigation, condemnation, or other proceeding pending or threatened against Seller or affecting the Property.

4.	Tangible Personal Property. A current inventory of all tangible personal property and fixtures.

5.	Reports. Any environmental, geotechnical, soil, engineering and drainage reports, assessments, audits and surveys.

6.	As-Built Survey; Title Policy. All existing as-built surveys of the Property; and all existing title policies related to the Property.

7.	Site Plans. All site plans relating to the Property.

8.	As-Built Plans and Specifications. All as-built construction, architectural, mechanical, electrical, plumbing, landscaping and grading plans and specifications relating to the Property.

9.	Permits and Warranties. Copies of all warranties and guaranties, permits, certificates of occupancy, licenses and other approvals.

10.	General. Any other documents or information pertaining to the Property in the possession or control of Seller’ or its property manager.

11.	Leases and Rent Roll. Copies of Leases and a current rent roll of the Leases for each Property, containing the following information for each tenant:

•	Number of the pad or space leased to tenant

•	Date of Lease and any amendments thereto

•	Term of Lease with commencement and expiration dates

•	Annual rental

•	Annual reimbursements for taxes, CAM, merchants’ association, and other expenses, if applicable

•	Unapplied free rent or other concessions

•	Dates through which rental has been paid

•	Rental collected in advance

•	Security deposit and interest accrued thereon, if applicable.

APPENDIX 2.4

LANDLORD ESTOPPEL CERTIFICATE AND LEASE AMENDMENT

The undersigned LAMBDA PROPERTIES, LLC, a California limited liability company (“Landlord”) hereby delivers this Landlord Estoppel Certificate and Lease Amendment (this “Certificate”) as of                    , 2012, certifying to and agreeing with ONE LAMBDA, INC., a California corporation (“Tenant”) as follows:

1. Landlord is the landlord under that certain “Standard Industrial/Commercial Single-Tenant Lease—Net” with Tenant, dated as of February 19, 1998, as amended by Amendment dated as of March 31, 2008 and that certain renewal notice from Tenant to Landlord dated as of February 1, 2011 (as so amended, and as amended herein, the “Lease”), affecting certain real property (the “Property”) located at 21001 Kittridge Street, Canoga Park, California, as more particularly described in the Lease. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease.

2. The Lease is in full force and effect and has not been modified, amended or supplemented in any way, except as set forth above. Landlord is holding a security deposit under the Lease in the amount of $47,700.00.

3. Tenant is not in default under any of the terms, conditions or provisions of the Lease and no event has occurred and no situation exists which would, with the passage of time, or the giving of notice or both, constitute a default by the Tenant under the Lease.

4. The term of the Lease is currently set to expire on March 31, 2014. Notwithstanding anything to the contrary contained in the Lease, Landlord hereby agrees (a) the term of the Lease shall be and hereby is extended to December 31, 2020, and (b) Tenant shall have the right to terminate the Lease prior to the then-scheduled expiration date, which right shall be exercisable by Tenant upon the delivery of at least twelve (12) months’ prior written notice to Landlord any time after September 1, 2014.

5. Landlord hereby grants Tenant the option, which option shall be exercisable by Tenant upon the delivery of at not less than three (3) nor more than twelve (12) months’ prior written notice to Landlord, to extend the term of the Lease for one (1) additional period of sixty (60) months. Annual rent payable during the entire extension term, if exercised, shall be at Market Rental Value as determined prior to the commencement of such extension term in accordance with the terms of the Lease.

6. All sums due and payable by Tenant to Landlord under the Lease have been paid in full through and including the date of this Certificate. Landlord confirms that the current annual rent payable under the Lease is $912,276.00. Notwithstanding anything to the contrary contained in the Lease, the annual rent payable for the remainder of the initial term of the Lease (i.e., through December 31, 2020, unless sooner terminated) is hereby reduced to, and shall remain at, $508,800.00.

7. Pursuant to Article 12 of the Lease, and by execution hereof, Landlord hereby consents to any assignment of the Lease effectuated by the transactions contemplated by that certain Agreement and Plan of Merger by and among Tenant, Thermo Fisher Scientific, Inc., DKC Acquisition Corp. and Emiko Terasaki dated on or about the date hereof (the “Merger Agreement”).

8. Notwithstanding anything to the contrary contained in the Lease, Landlord hereby agrees that Tenant shall have no obligation to remove any Alterations, Lessee Owned Alterations or Utility Installations which are in the Premises as of the date of this Certificate, except to the extent listed on Exhibit A attached hereto.

9. Notwithstanding anything to the contrary contained in the Lease, Landlord hereby agrees that Tenant’s environmental and surrender obligations under Lease shall in no event be deemed to include any obligation in excess of the standards imposed by applicable statutory and regulatory requirements.

10. Notwithstanding anything to the contrary contained in the Lease, Landlord hereby agrees that Tenant’s obligations under Section 7.3(c) of the Lease to surrender the Premises on the Expiration Date or any earlier termination date of the Lease, shall in no event be deemed to require Tenant to surrender the Premises in a better condition than the Premises are in as of the date of this Certificate, reasonable wear and tear excepted.

11. Notwithstanding anything to the contrary contained in the Lease, including without limitation Sections 2.3 and 7.1 thereof, in the event that any Capital Expenditure is required to made by either party pursuant to the terms of the Lease and the useful life of such Capital Expenditure extends beyond the then-scheduled Expiration Date of the Lease, then in such event Landlord shall be obligated to pay the entire cost of such Capital Expenditure and Tenant shall only be obligated to pay, together with monthly rental payments during the remaining term of the Lease, the Charge-Off Amount as defined herein. As used herein, the term “Charge-Off Amount” shall mean an amount equal to the product of (a) the cost of such Capital Expenditure, multiplied by (b) a fraction, the numerator of which is one (1) and the denominator of which is the number of months in the useful life of the Capital Expenditure so made, calculated in accordance with generally accepted accounting principles.

12. In the event the Merger Agreement is terminated for any reason, then the terms of this Certificate, including any amendments to the Lease contained herein, shall simultaneously terminate without the need for further action by either party, in which event this Certificate shall be deemed null and void and of no force or effect, and neither party shall have any obligation to the other in connection herewith.

13. Landlord acknowledges that this Certificate is intended to be relied upon by Tenant and by the parties to the Merger Agreement.

The undersigned hereby EXECUTE this Certificate as of the date first set forth above.

LANDLORD:

LAMBDA PROPERTIES, LLC, a California
limited liability company

By:
Name:
Title:

JOINDER BY TENANT

Tenant hereby joins in the execution and delivery of this Certificate for the sole purpose of confirming its agreement with any terms hereof that may be deemed to constitute an amendment to the terms of the Lease.

TENANT:

ONE LAMBDA, INC., a California
corporation

By:
Name:
Title:

EXHIBIT A

REQUIRED REMOVAL ITEMS

None

APPENDIX 5.3(a)

Deed

WHEN RECORDED MAIL TO:

MAIL TAX STATEMENTS TO:

(Space Above For Recorder’s Use)

GRANT DEED

The undersigned grantor declares:

Documentary Transfer Tax not shown pursuant

to Section 11932 of the Revenue and

Taxation Code, as amended

County of Los Angeles, California

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, LAMBDA PROPERTIES, LLC, a California limited liability company, hereby GRANTS to ONE LAMBDA, INC., a California corporation, that certain real property in the County of Los Angeles, State of California, which is more particularly described on Exhibit “1” attached hereto, subject only to (1) real property taxes and assessments constituting a lien against said real property not yet due or payable, (2) all covenants, conditions, restrictions, easements, encumbrances and other matters of record against said real property, (3) rights of parties in possession of said real property pursuant to leases or other occupancy agreements, (4) any state of facts an accurate survey of said real property would disclose, and (5) all building, land use and zoning laws, rules and regulation now or hereafter in force or effect affecting said real property or its occupancy, use or operation.

[Signature appears on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Grant Deed to be executed as of the          day of                     , 2012.

LAMBDA PROPERTIES, LLC, a California
limited liability company

By:
Name:
Title:

STATE OF CALIFORNIA	)
) ss.
COUNTY OF	)

On                    , 2012, before me,                                              , personally appeared                                                              , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the

State of California that the foregoing statement is true and correct.

Witness my hand and official seal.

Signature:

(Seal)

EXHIBIT “1”

DESCRIPTION OF PROPERTY

21001 Kittridge Street, Canoga Park, California

THAT CERTAIN PROPERTY SITUATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, DESCRIBED AS FOLLOWS:

PARCEL A:

PARCEL “D” OF PARCEL MAP L.A. NO. 803, IN THE CITY OF LOS ANGELES, AS PER MAP FILED IN BOOK 6 PAGE 58 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPTION AND RESERVING TO VARIEL INDUSTRIAL PARK, A CORPORATION, ALL OIL, GAS AND HYDROCARBON SUBSTANCES BELOW A DEPTH OF 500 FEET FROM THE SURFACE THEREOF WITHOUT RIGHT OF SURFACE ENTRY BY DEED RECORDED MAY 23, 1967, AS DOCUMENT NO. 484, IN BOOK D-3650, PAGE 139, OFFICIAL RECORDS.

PARCEL B:

PARCEL “D” OF PARCEL MAP LOS ANGELES, NO. 956, IN THE CITY OF LOS ANGELES, AS PER MAP FILED IN BOOK 8 PAGE 93 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

APN NO.: 2148-029-035 and 2148-029-019

Document No.

Recorded                    , 2012

STATEMENT	OF TAX DUE AND REQUEST THAT TAX DECLARATION NOT BE MADE A PART OF THE PERMANENT RECORD IN THE OFFICE OF THE COUNTY RECORDER (PURSUANT TO SECTION 11932 OF THE CALIFORNIA REVENUE AND TAXATION CODE)

TO:     Recorder County of Los Angeles, California

Request is hereby mode in accordance with the provisions of the Documentary Transfer Tax Act that the amount of the tax due not be shown on the original document which names:

Grantor:	LAMBDA PROPERTIES, LLC, a California limited liability company

Grantee:	ONE LAMBDA, INC., a California corporation

The property described in the accompanying document is located in the County of Alameda, California.

The amount of tax due on the accompanying document is $            .

Computed on full value of property conveyed; OR

Computed on full value, less liens and encumbrances remaining at the time of sale.

Signature of Declarant or Agent:

LAMBDA PROPERTIES, LLC, a California
limited liability company

By:
Name:
Title:

Note: After	the permanent record is made, this form will be affixed to the conveying document and returned with it.

APPENDIX 5.3(b)

Bill of Sale and Omnibus Agreement

This Bill of Sale and Omnibus Agreement (this “Agreement”) is made as of the              day of                     , 2012 by and between LAMBDA PROPERTIES, LLC, a California limited liability company (“Seller”) and ONE LAMBDA, INC., a California corporation (“Buyer”).

R E C I T A L S

A. This Agreement is executed and delivered pursuant to that certain Purchase and Sale Agreement (as the same may have been amended, the “Purchase and Sale Agreement”) dated as of                     , 2012, by and between Seller and Buyer in which Seller agreed to sell and Buyer agreed to purchase, among other things, the real property described in Schedule 1 attached hereto (the “Land”).

B. All capitalized terms that are used but not defined herein shall have the same meanings ascribed to such terms in the Purchase and Sale Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

1. Assignment and Assumption. For good and valuable consideration Seller hereby sells, assigns, conveys and contributes to Buyer, and Buyer hereby accepts:

(b) Personal Property. All right, title and interest of Seller in and to all Personal Property now owned by Seller and used in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property, including, without limitation, all equipment, machinery, heating, ventilating and air conditioning units, furniture, art work, furnishings, trade fixtures, office equipment and supplies, and whether stored on or off-site, all tools and maintenance equipment, supplies and construction and finish materials not yet incorporated in the Improvements but held for repairs and replacements, including, without limitation, the Personal Property identified on Schedule 2 attached hereto;

(c) Intangible Property. All right, title and interest of Seller in and to all Intangible Property now owned by Seller and used in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property, to the extent assignable, and subject to the terms and conditions of each applicable Intangible Property Contract, including, without limitation, any and all trade names and trade marks associated with the Real Property; the plans and specifications for the Improvements relating to the Land, including as-built plans; unexpired warranties, guarantees, indemnities and claims against third parties; contract rights related to the construction, operation, repair, renovation, ownership or management of the Real Property that are expressly assumed by Buyer pursuant to this Agreement; pending permit or approval applications as well as existing permits, approvals and licenses (to the extent assignable); insurance proceeds and condemnation awards to the extent provided in the Purchase and Sale Agreement; and books and records relating to the Real Property related to the Land; and

(d) Accepted Service Contracts. All of Seller’s right, title and interest in and to the Accepted Service Contracts described in Schedule 3 attached hereto, and Buyer hereby assumes the obligations of Seller under such Accepted Service Contracts first arising or accruing from and after Closing Date, subject to the Permitted Exceptions and the terms and conditions or each such Accepted Service Contract.

2. Warranty. Seller represents and warrants to Buyer that it is the owner of the property and interests described above, that such property is free and clear of all liens, charges and encumbrances other than the Permitted Exceptions (as defined in the Purchase and Sale Agreement), and Seller warrants and defends title to the above-described property unto Buyer, its successors and assigns, against any person or entity claiming, or to claim, the same or any part thereof, by, through or under Seller (but not otherwise), subject only to the Permitted Exceptions and the terms and conditions of each such Accepted Service Contract and applicable Intangible Property Contract, if any.

3. Indemnification. Seller shall defend, indemnify and hold harmless Buyer from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Buyer by reason of the failure of Seller to fulfill, perform, discharge, and observe its obligations with respect to the Accepted Service Contracts arising or accruing before the Closing Date. Buyer shall defend, indemnify and hold harmless Seller from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Seller by reason of the failure of Buyer to fulfill, perform, discharge, and observe the obligations assumed by it under this instrument with respect to the Accepted Service Contracts first arising or accruing from and after the Closing Date.

4. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year set forth above.

SELLER:

LAMBDA PROPERTIES, LLC, a California limited liability company,

By:
Name:
Title:

Dated:

BUYER:

ONE LAMBDA, INC., a California corporation

By:
Name:
Title:

Dated:

APPENDIX 5.3(C)

Assignment of Leases

ASSIGNMENT AND ASSUMPTION OF LEASES

This Assignment and Assumption of Leases (this “Assignment”) is made as of the          day of                     , 2012 by and between LAMBDA PROPERTIES, LLC, a California limited liability company (“Seller”) and ONE LAMBDA, INC., a California corporation (“Buyer”).

R E C I T A L S

B. This Assignment is executed and delivered pursuant to that certain Purchase and Sale Agreement (as the same may have been amended, the “Purchase and Sale Agreement”) dated as of                     , 2012, by and between Seller and Buyer in which Seller agreed to sell and Buyer agreed to purchase, among other things, the real property described in Schedule 1 attached hereto (the “Land”).

C. All capitalized terms that are used but not defined herein shall have the same meanings ascribed to such terms in the Purchase and Sale Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

1. Assignment and Assumption. For good and valuable consideration Seller hereby sells, assigns and conveys to Buyer, and Buyer hereby accepts, all of Seller’s right, title and interest in and to the Leases relating to the Real Property as set forth on the Rent Roll attached hereto as Schedule 2, and Buyer hereby assumes all of Seller’s obligations under the Leases set forth on Schedule 2 first arising or accruing from and after Closing Date but as to Seller’s obligations with regard to security deposits and other deposits, only to the extent the security deposits have been transferred or credited to Buyer, subject to the terms and conditions of each such applicable Lease.

2. Warranty. Seller represents and warrants to Buyer that it is the owner of the property and interests described above, that such property is free and clear of all liens, charges and encumbrances other than the Permitted Exceptions (as defined in the Purchase and Sale Agreement), and Seller warrants and defends title to the above-described property unto Buyer, its successors and assigns, against any person or entity claiming, or to claim, the same or any part thereof, by, through or under Seller (but not otherwise), subject only to the Permitted Exceptions as defined in the Purchase and Sale Agreement the terms and conditions of each such applicable Lease.

3. Indemnification. Seller shall defend, indemnify and hold harmless Buyer from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Buyer by reason of the failure of Seller to fulfill, perform, discharge, and observe its obligations with respect to the Leases arising or accruing before the Closing Date. Buyer shall defend, indemnify and hold harmless Seller from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Seller by reason of the failure of Buyer to fulfill, perform, discharge, and observe the obligations assumed by it under this instrument with respect to the Leases first arising or accruing from and after the Closing Date.

4. Counterparts; Facsimile. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Assignment. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

[signature page follows]

IN WITNESS WHEREOF, this Assignment and Assumption of Leases has been duly executed and delivered as of the day and year set forth above.

SELLER:

LAMBDA PROPERTIES, LLC, a California limited liability company

By:
Name:
Title

BUYER:

ONE LAMBDA, INC., a California corporation

By:
Name:
Title:

STATE OF CALIFORNIA	)
) SS.
COUNTY OF	)

On                     , 2012, before me,                         , personally appeared                                     , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing statement is true and correct.

Witness my hand and official seal.

Signature:

(Seal)

STATE OF CALIFORNIA	)
) SS.
COUNTY OF	)

On                 , 2012, before me,                             , personally appeared                                     , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing statement is true and correct.

Witness my hand and official seal.

Signature:

(Seal)

Appendix 5.3(f)

FIRPTA Affidavit

Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform the Transferee (hereinafter defined) that withholding of tax is not required upon the disposition of a United States real property interest by LAMBDA PROPERTIES, LLC, a California limited liability company (the “Transferor”) to ONE LAMBDA, INC., a California corporation (the “Transferee”), the undersigned, being first duly sworn upon oath, does hereby depose and say, and does hereby certify the following on behalf of the Transferor:

5. The undersigned is the Manager of the Transferor and is familiar with the business of the Transferor;

6. The Transferor is not a foreign person; that is, the Transferor is not a nonresident alien, a foreign corporation, foreign partnership, foreign trust or foreign estate (as all such terms are defined in the Internal Revenue Code of 1986, as amended, and United States Treasury Department Income Tax Regulations in effect as of the date hereof);

7. The Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of California;

8. The Transferor’s United States employer identification number is                 ;

9. The Transferor’s office address and principal place of business is 21001 Kittridge Street, Canoga Park, California 91303; and

10. This certificate and affidavit is made to induce the Transferee to consummate the transactions contemplated by the Transferor and Transferee.

The Transferor understands that this affidavit and certification may be disclosed to the United States Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that he has examined this affidavit and certificate, and to the best of the undersigned’s knowledge and belief, it is true, correct and complete. The undersigned further declares that he has authority to sign this affidavit and certificate on behalf of the Transferor.

This affidavit and certificate is executed and delivered as of the          day of                         , 2012.

By:
Name:
Title:

APPENDIX 7.1(c)

List of Leases, including all guaranties, letters of credit,

amendments, side letter agreements

Kittridge

Standard Industrial/Commercial Single-Tenant Lease – Net dated February 19, 1998 between Lambda Properties, LLC, as lessor, and One Lambda, Inc., as lessee, as amended Amendment thereto dated as of March 31, 2008 and by renewal option letter dated February 1, 2011.

APPENDIX 7.1(d)

List of Service Contracts

None

APPENDIX 10.11

Notice Addresses

(a) Seller:	With a copy to:

Lambda Properties LLC	Robert C. Kopple, Esq. and
Attn: Paul I. Terasaki, Manager	Richard P. Ayles, Esq.
c/o Kopple & Klinger LLP	Kopple & Klinger LLP
10866 Wilshire Blvd., Ste 1500	10866 Wilshire Blvd., Ste 1500
Los Angeles, CA 90024	Los Angeles, CA 90024
Phone: (310) 475-1444	Phone: (310) 475-1444
Fax: (310) 475-2459	Fax: (310) 475-2459

(b) Buyer:
With a copy to:
c/o Thermo Fisher Scientific Inc.	Hal J. Leibowitz, Esq.
81 Wyman Street	WilmerHale LLP
Waltham, MA 02451	60 State Street
Attention: Seth Hoogasian, VP and General Counsel	Boston, MA 02109
Phone: (781) 622-1000	Phone: (617) 526-6000
Fax: (781) 622-1283	Fax: (617) 526-5000

(c) Escrow Agent:

Fidelity National Title Company
Major Accounts Division

Attn: Natalie Priestley, Vice President
—Sr. Commercial Escrow Officer
1300 Dove Street, Suite 310
Newport Beach, CA 92660
Phone: (949) 622.4911
Fax: (949) 477.6835
Email: natalie.priestley@fnf.com

(d) Title Company:

Fidelity National Title Company
Major Accounts Division
Attn: David James, Vice President
1300 Dove Street, Suite 310
Newport Beach, CA 92660
Phone: (949) 622.4958
Fax: (949) 477-6813
Email: david.james@fnf.com
Team Email: MADJ@fnf.com

PURCHASE AND SALE AGREEMENT

FROM

LAMBDA PROPERTIES, LLC

TO

ONE LAMBDA, INC.

4.7 Delivery of Books and Records	11
ARTICLE 5: PRORATIONS; COSTS	11
5.1 Prorations	11
5.2 Post-Closing Corrections	13
5.3 Utilities	13
5.4 Service Contracts	13
5.5 Costs	13
5.6 Sales, Transfer, and Documentary Taxes	14
5.7 Utility Deposits	14
5.8 Sales Commissions	14
5.9 Wages	14
ARTICLE 6: REPRESENTATIONS AND WARRANTIES	14
6.1 Seller’s Representations and Warranties	14
6.2 Buyer’s Representations and Warranties	17
6.3 Survival of Representations and Warranties	17
ARTICLE 7: DEFAULT, TERMINATION AND REMEDIES	17
7.1 Seller’s Default	17
7.2 Buyer’s Default	17
7.3 Other Expenses	18
7.4 Termination of Merger Agreement	18
ARTICLE 8: INDEMNIFICATION	18
8.1 Seller’s Indemnity	18
8.2 Buyer’s Indemnity	18
8.3 Procedure	18
8.4 Survivability	19
ARTICLE 9: MISCELLANEOUS	19
9.1 Parties Bound	19
9.2 Headings	19
9.3 Invalidity and Waiver	19
9.4 Governing Law	19
9.5 Survival	19
9.6 No Third Party Beneficiary	19
9.7 Entirety and Amendments	19
9.8 Time	20
9.9 Confidentiality	20
9.10 Enforcement Expenses	20
9.11 Notices	20
9.12 Construction	20
9.13 Calculation of Time Periods	20
9.14 Information and Audit Cooperation	21
9.15 Execution in Counterparts	21
9.16 Further Assurances	21
9.17 Waiver of Jury Trial	21
9.18 Bulk Sales	21
9.19 Mutual Execution	22

PURCHASE AND SALE AGREEMENT

SCHEDULE OF EXHIBITS AND APPENDICES

Exhibit A	—	Legal Description

Appendix 2.2	—	Property Information

Appendix 2.4	—	Form of Landlord Estoppel and Lease Amendment

Appendix 5.3(a)	—	Deed

Appendix 5.3(b)	—	Omnibus Agreement

Appendix 5.3(c)	—	Assignment

Appendix 5.3(f)	—	FIRPTA

Appendix 7.1(c)	—	List of Leases

Appendix 7.1(d)	—	List of Service Contracts

Appendix 10.11	—	Notice Addresses

EXHIBIT D-3

EXECUTION

PURCHASE AND SALE AGREEMENT

(Oxnard Property)

This Purchase and Sale Agreement (this “Agreement”) is made as of the Effective Date (defined below), by and between LAMBDA PROPERTIES II, LLC, a California limited liability company (“Seller”) and ONE LAMBDA, INC., a California corporation (“Buyer”).

R E C I T A L S

Seller is the owner of the Property (as defined below) and Seller desires to sell, and Buyer desires to purchase the Property upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1: SCHEDULE; DEFINITIONS; PURCHASE PRICE

1.1 Schedule. The following basic terms are made a part of this Agreement:

Purchase Price:	$9,228,000.00 plus or minus prorations and other adjustments as provided herein

Effective Date:	The latest date of execution of this Agreement by Seller and Buyer, as indicated on the signature page.

Escrow Agent:	Fidelity National Title Company

Closing Date:	The Closing Date as defined in the Merger Agreement.

Notice Addresses:	See Appendix 10.11 attached hereto.

1.2 Definitions. Certain terms, capitalized but not defined in the body of this Agreement or otherwise designated in Section 1.1 hereof, shall have the meanings ascribed to them on Appendix 2.2 attached hereto or as set forth below:

“Accepted Service Contracts” shall have the meaning set forth in Section 2.5.

“Affiliate” shall mean: (a) an entity that directly or indirectly controls, is controlled by or is under common control with the party in question; or (b) an entity at least a majority of whose economic interest is owned by the party in question; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

“Endorsements” shall mean, to the extent such endorsements are available under the laws of the state in which the Property is located, (i) extended coverage, (ii) owner’s comprehensive, (ii) access, (iv) creditors’ rights, (v) survey (accuracy of survey), (vi) location (survey legal matches title legal), (vii) separate tax lot, (viii) plat act/subdivision or legal lot, (ix) zoning 3.1 (with parking and loading docks), (x) contiguity (if applicable), (xi) restrictions (if applicable), (xii) utility facility endorsement, and (xiii) such other endorsements as Buyer may require based upon its review of the Title Commitment and Survey.

“Environmental Laws” shall mean, without limitation, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal, state, county, municipal and other local laws governing or relating to Hazardous Materials or the environment together with their implementing regulations, ordinances and guidelines.

“Hazardous Materials” shall mean, without limitation, polychlorinated biphenyls, urea formaldehyde, radon gas, lead paint, radioactive matter, medical waste, asbestos, petroleum products, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material, waste, pollutant or contaminant listed or defined as hazardous, infectious or toxic under any Environmental Law.

“Improvements” shall mean, all buildings, improvements, fixtures, structures, parking areas and landscaping located on the Land.

“Intangible Property” shall mean, all right, title and interest of Seller in and to all intangible personal property owned by Seller and now or hereafter used in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property, to the extent assignable, including, without limitation, any and all trade names and trademarks associated with the Real Property; the plans and specifications for the Improvements, including as-built plans; unexpired warranties, guarantees, indemnities and claims against third parties; contract rights related to the construction, operation, repair, renovation, ownership or management of the Real Property that are expressly assumed by Buyer pursuant to this Agreement; pending permit or approval applications as well as existing permits, approvals and licenses (to the extent assignable); insurance proceeds and condemnation awards to the extent provided in Sections 4.2 or 4.3 of this Agreement; and books and records relating to the Property.

“Intangible Property Contracts” shall mean, any contract or similar arrangement pursuant to which any Intangible Property exists.

“Land” shall mean, the land described in Exhibit A attached hereto (the legal description of the land set forth in the Survey defined below for the Property shall control to the extent of any inconsistency) and all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to the Land, including any and all mineral rights, development rights, water rights and the like; and all right, title, and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land.

“Leases” shall mean, all leases, subleases or other occupancy agreements pursuant to which any person has the right to occupy space in the Improvements (including leases made after the date hereof as permitted by this Agreement), other than those entered into by Tenant with any third party, if any.

“Merger Agreement” shall mean, that certain Agreement and Plan of Merger by and among Tenant, Thermo Fisher Scientific Inc., DKC Acquisition Corp. and Emiko Terasaki, M.D. dated on or about the date hereof.

“Permitted Exceptions” is defined in Section 5.2(b)(iv).

“Personal Property” shall mean, all right, title and interest of Seller in and to all tangible personal property owned by Seller and now or hereafter used in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property, including, without limitation, all equipment, machinery, heating, ventilating and air conditioning units, furniture, art work, furnishings, trade fixtures, office equipment and supplies, and, whether stored on or off-site, all tools and maintenance equipment, supplies, and construction and finish materials not yet incorporated in the Improvements but held for repairs and replacements.

“Property” shall mean, the Real Property, the Leases, the Rents, the Personal Property, the Intangible Property and the Accepted Service Contracts.

“Real Property” shall mean, the Land and the Improvements.

“Rents” shall mean all income from the Real Property, including without limitation, all fixed or base rent, percentage rent, additional rent or other amounts payable by tenants under Leases with respect to operating expenses, taxes or other charges under the Leases.

“Service Contracts” shall mean, all service contracts and other contracts, agreements or instruments, other than those entered into by Tenant, relating to the ownership, use, maintenance, management, security or operation of the Property, including equipment leases or any other lease in which Seller is lessee, but excluding the Leases.

“Survey” shall mean, a current survey of the Real Property prepared by a surveyor licensed in the jurisdiction in which the Real Property is located and reasonably acceptable to Buyer, certified to Buyer and the Title Company as having been prepared in accordance with the ALTA/ACSM 1998 Minimum Standard Detail Requirements, containing Table A Items 2, 3, 4, 5, 6 , 7(a), 7(c), 8, 10, 11 and 13 and meeting the accuracy requirements of an, as applicable, “urban” or “suburban” survey.

“Tenant” shall mean, One Lambda, Inc., a California corporation.

“Tenant Disclosures” shall mean, collectively, those documents in respect to the Property made available or provided to Thermo Fisher Scientific Inc. and/or DKC Acquisition Corp. in the manner provided in Section 12.09(d) of the Merger Agreement, and those matters listed in the Tenant’s Disclosure Letter to the Merger Agreement (as the same may be modified in accordance with the terms of the Merger Agreement).

“Title Commitment” shall mean, a commitment for an ALTA Form B (1992) owner’s title insurance policy for the Real Property in the full amount of the Purchase Price covering title to the Real Property on or after the date of this Agreement, showing Seller as the owner of the Property.

“Title Company” shall mean Fidelity National Title Company.

“Title Policy” shall mean, an ALTA Owner’s Policy (1992) of title insurance, with extended coverage, issued by the Title Company as of the date and time of the recording of the Deed for the Property, in the amount of the Purchase Price, containing the Endorsements, insuring Buyer as the owner of fee simple title to the Property, subject only to the Permitted Exceptions.

ARTICLE 2: INSPECTION

2.1 Due Diligence; Indemnity. Buyer shall have the right to examine, inspect, and investigate the Property.

Upon reasonable advance notice to Seller and subject to the rights of tenants under Leases, Buyer and its agents, employees and representatives, contractors, architects and other parties designated by Buyer (“Buyer’s Representative”) shall, during the term of this Agreement, have reasonable access to the Property and all books and records for the Property that are in Seller’s or its property manager’s possession or control for the purpose of conducting analyses, surveys, architectural, engineering, geotechnical and environmental inspections and tests (including reasonable intrusive inspection and sampling), and any other inspections, studies, or tests reasonably required by Buyer. Buyer shall have the right to conduct a “walk-through” of the Property before Closing, subject to the rights of tenants under Leases. Seller shall have the right to accompany Buyer during its inspection and investigation of the Property. In the course of its investigations, Buyer may make inquiries to third parties, including, without limitation, tenants, lenders, contractors, property managers, parties to Service Contracts and municipal, local and other government officials and representatives.

Buyer shall keep the Property free and clear of any liens arising out of such entry and inspection and will indemnify, defend, and hold Seller harmless from all such liens and any claims asserted by third parties against Seller (other than those arising out of Seller’s negligence or willful misconduct) to recover for personal injury or property damage as a result of Buyer’s Representative’s entry onto the Property. If any inspection or test damages the Property, Buyer will restore the Property to its condition immediately prior to any such inspection or test. Buyer’s obligations under this Section 2.1 shall survive the termination of this Agreement.

2.2 Seller’s Delivery of Specified Documents. In order to assist Buyer with its inspection and review of the Property, Seller has previously delivered or made available to Buyer copies of the items set forth on Appendix 2.2 to this Agreement with respect to each Property, in each case to the extent applicable to the Property and in Seller’s or its property manager’s possession or control, but specifically excluding all such items obtained by, and in the possession or control of, Tenant not in the actual possession of Seller (collectively, the “Property Information”). During the term of this Agreement, to the extent not previously provided or made available to Buyer, Seller shall provide Buyer with any document described above as and when it comes into Seller’s or its property manager’s possession or is produced by Seller or its property manager after the initial delivery of the Property Information. Without limiting the foregoing, Seller shall make all other documents, files and information concerning the Property in Seller’s possession available for Buyer’s inspection at the Property or such other location as shall be mutually agreed by the parties.

2.3 Title and Survey. Buyer shall have the right, at its option and at its cost and expense, to cause to be prepared with respect to the Property (i) the Title Commitment, (ii) true, complete and legible copies of all documents referenced in the Title Commitment, (iii) the Survey and (iv) UCC searches performed by a search company reasonably acceptable to Buyer, with respect to Seller and the Property, from the Secretary of State of the state in which the Property is located and from the Secretary of State of the state in which Seller is organized, and from the County Recorder for the county in which the Property is located.

2.4 Required Title Clearance Matters. Seller shall be obligated at Closing to fully discharge all liens of a definite and ascertainable amount that are not specifically assumed or accepted by Buyer in writing, including without limitation any debt secured by a deed of trust encumbering the Property, as well as those exceptions or encumbrances to title which arise after the date of the Title Commitment, other than any such liens, exceptions or encumbrances created by, through or under the Tenant (collectively, the “Required Title Clearance Matters”). If Seller fails or refuses to cause the Required Title Clearance Matters to be discharged prior to Closing, Buyer shall have the right to deduct from the Purchase Price any amounts required to discharge or remove to Buyer’s satisfaction all Required Title Clearance Matters. If after the date of the Title Commitment, the Title Company revises the Title Commitment or the surveyor revises the Survey to add or modify exceptions which arise after the date of the Title Commitment, other than any such exceptions created by, through or under the Tenant, each such matter shall be deemed to be a Required Title Clearance Matter. In addition to Required Title Clearance Matters, Seller shall be obligated to use commercially reasonable efforts to discharge or remove from title, or, in the event such matters were created by, through or under Tenant, to cause Tenant to discharge or remove from title, prior to Closing all matters which would in Buyer’s reasonable discretion, either (a) unreasonably interfere with the conduct of the Buyer’s intended business operations at the Property or (b) have a material adverse impact on the value of the Property, but specifically excluding the Leases (collectively, the “Material Title Objections”). Buyer shall notify Seller in writing of any Material Title Objections as soon as is reasonably practicable following Buyer’s receipt of the Title Commitment. In the event Seller fails to cause the Material Title Objections to be discharged prior to Closing, Buyer shall have the right to terminate this Agreement at any time prior to Closing upon the delivery of written notice to Seller (a “Material Title Termination Notice”), in which event (i) this Agreement shall be null and void and neither party shall have any further obligation to the other, except as expressly set forth herein, and (ii) at the closing of the transaction contemplated by the Merger Agreement, Seller shall be obligated to execute and deliver, and cause the Tenant to execute and deliver, one (1) fully-executed original Landlord Estoppel and Lease Amendment in the form attached hereto as Appendix 2.4. The terms of this Section 2.4 shall expressly survive the termination of this Agreement.

2.5 Service Contracts. Unless otherwise elected by Buyer, Buyer shall assume the Service Contracts (the “Accepted Service Contracts”) at Closing. Buyer will assume the obligations arising from and after the Closing Date under the Accepted Service Contracts that are not in default as of the Closing Date. Seller shall terminate at Closing any Service Contracts that are not so assumed by Buyer.

2.6 CCRs. If the Property is subject to a declaration of covenants, conditions and restrictions or similar instrument (“CCRs”) governing or affecting the use, operation, maintenance, management or improvement of such Property, then as a condition to Buyer’s obligation to close, at Closing, Seller: (i) shall use commercially reasonable efforts to obtain and deliver into the escrow estoppel certificates, in form and substance reasonably satisfactory to Buyer, from the declarant, association, committee, agent and/or other person or entity having governing or approval rights under the CCRs, and (ii) shall execute and deliver into the escrow a recordable assignment, in form and substance satisfactory to Buyer, assigning to Buyer any and all developer, declarant or other related rights or interests of Seller (or any Affiliate of Seller) in or under the CCRs.

2.7 Approval. Buyer’s obligations hereunder are expressly subject to Buyer’s approval of the Property in all respects, including, without limitation, title, economic feasibility, financing, zoning, the local government comprehensive plan, redevelopment potential, structural components of any improvements, governmental restrictions and requirements, availability of utilities, physical condition, subsoil conditions, environmental matters and such other matters as may be of concern to Buyer. Buyer shall have until the Closing Date in which to determine whether the Property is acceptable to Buyer, in its sole discretion, in all respects. If Buyer finds the Property to be unacceptable and elects not to proceed with the transaction contemplated hereby, Buyer shall have right to terminate this Agreement for any or no reason as determined by Buyer in its sole discretion by written notice to such effect given to Seller and Escrow Holder at any time prior to the Closing Date.

ARTICLE 3: AS-IS CONDITION OF PROPERTY

3.1 Condition of Property. Notwithstanding anything to the contrary contained herein, Buyer acknowledges and agrees (i) that Buyer shall accept the Property in “AS IS, WHERE IS” condition with all faults and defects, whether patent or latent, and shall rely solely on its own inspections and due diligence to evaluate all aspects of the Property and its suitability without any representations and warranties of any kind or nature concerning the Property or any aspect thereof, either express or implied, from or on behalf of Seller or any of its employees, agents or independent contractors, except as otherwise expressly provided in this Agreement, (ii) that neither Seller nor any of its employees, agents or independent contractors has made any representation or warranty of any kind or nature concerning the Property, any aspect thereof or its suitability, either express or implied, including, without limitation, any representation or warranty regarding title to the Property, the geological, environmental, architectural, engineering or other physical aspects or condition of the Property, the rents, income, expenses, market or other financial aspects or condition of the Property, the compliance with the Property with any applicable law, code, rule or regulation, the zoning of the Property, the accuracy or completeness of any documents, information or other data concerning the Property or any aspect thereof furnished or to be furnished to Buyer by or on behalf of Seller or any of its employees, agents or independent contractors or in any other manner concerning the Property or any aspect thereof, except as otherwise expressly provided in this Agreement (iii) that the Property Information is solely for Buyer’s specific and limited use in connection with its inspections and other due diligence and evaluations concerning the Property, (iv) that any the Property Information prepared by any third party is being furnished to Buyer as an accommodation only without warranty as to the accuracy or completeness thereof, except as otherwise expressly provided in this Agreement, and (iii) that Seller shall not have any obligations whatsoever perform any tests, prepare any reports, make any repairs or take any other action or incur any expense with respect to the Property, except as otherwise expressly provided in this Agreement.

3.2 BUYER’S DILIGENCE; AS IS PURCHASE. BUYER AGREES THAT BUYER WILL ACCEPT THE PROPERTY, IN ITS THEN CONDITION AS-IS AND WITH ALL ITS FAULTS, INCLUDING WITHOUT LIMITATION, ANY FAULTS AND CONDITIONS SPECIFICALLY REFERENCED IN THIS AGREEMENT, SUBJECT TO THE EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES MADE BY SELLER ELSEWHERE, HEREIN. NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THOSE COVENANTS, REPRESENTATIONS, AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (1) THE VALUE OF THE PROPERTY; (2) THE INCOME TO BE DERIVED FROM THE PROPERTY; (3) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, INCLUDING ANY DEVELOPMENT OF THE PROPERTY; (4) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (5) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING WITHOUT LIMITATION, WATER, SOIL AND GEOLOGY, OR THE FACT THAT ALL OR A PORTION OF THE PROPERTY MAY BE LOCATED ON OR NEAR AN EARTHQUAKE FAULT LINE OR LOCATED IN AN ALQUIST-PRIOLO SPECIAL STUDY ZONE; (6) THE MANNER, CONDITION OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, OR THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY OR ANY UNDERSHORING OR DRAINAGE OF THE PROPERTY; (7) THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY, INCLUDING ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER; (8) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY, OR THE TYPE, AVAILABILITY OR COST OF ANY ENTITLEMENTS REQUIRED TO DEVELOP THE PROPERTY; (9) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING, WITHOUT LIMITATION, ANY PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; (10) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES,

REGULATION, ORDERS OR REQUIREMENTS, INCLUDING BUT NOT LIMITED TO, THE ENDANGERED SPECIES ACT, TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990 OR ANY OTHER LAW, RULE OR REGULATION GOVERNING ACCESS BY DISABLED PERSONS, CALIFORNIA HEALTH & SAFETY CODE, THE FEDERAL WATER POLLUTION CONTROL ACT, THE FEDERAL RESOURCE CONSERVATION AND RECOVERY ACT, THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976, THE CLEAN WATER ACT, THE SAFE DRINKING WATER ACT, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, THE TOXIC SUBSTANCE CONTROL ACT, AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING; (11) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PROPERTY; (12) THE CONTENT, COMPLETENESS OR ACCURACY OF THE PROPERTY INFORMATION, INCLUDING ANY INFORMATION, COST TO COMPLETE ESTIMATE OR OTHER MATERIALS PREPARED BY THIRD PARTIES FOR SELLER OR ITS AFFILIATES OR PREDECESSORS IN INTEREST OR THE TENANT; OR (13) WITH RESPECT TO ANY OTHER MATTER CONCERNING THE PROPERTY EXCEPT AS MAY BE OTHERWISE EXPRESSLY STATED HEREIN, INCLUDING ANY AND ALL SUCH MATTERS REFERENCED, DISCUSSED OR DISCLOSED IN ANY DOCUMENTS DELIVERED BY SELLER TO BUYER, IN ANY PUBLIC RECORDS OF ANY GOVERNMENTAL AGENCY OR ENTITY OR UTILITY COMPANY, OR IN ANY OTHER DOCUMENTS AVAILABLE TO BUYER, INCLUDING, WITHOUT LIMITATION, THE TENANT’S DISCLOSURES.

BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND REVIEW INFORMATION AND DOCUMENTATION AFFECTING THE PROPERTY, EXCEPT AS MAY OTHERWISE BE EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND REVIEW OF SUCH INFORMATION AND DOCUMENTATION, AND NOT ON ANY INFORMATION OR DOCUMENTATION PROVIDED OR TO BE PROVIDED BY SELLER WHICH WAS GENERATED OR CREATED BY ANY PERSON OR ENTITY OTHER THAN SELLER. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION AND DOCUMENTATION MADE AVAILABLE TO BUYER OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WHICH WAS GENERATED OR CREATED BY ANY PERSON OR ENTITY OTHER THAN SELLER WAS OBTAINED FROM A VARIETY OF THIRD-PARTY SOURCES AND PREPARERS OF INFORMATION AND DOCUMENTATION AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION OR DOCUMENTATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION OR DOCUMENTATION EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN. EXCEPT AS MAY OTHERWISE BE PROVIDED IN THIS AGREEMENT, SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF FURNISHED BY ANY OF THE

FOREGOING ENTITIES AND INDIVIDUALS OR ANY OTHER INDIVIDUAL OR ENTITY. EXCEPT AS MAY OTHERWISE BE EXPRESSLY STATED HEREIN, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS-IS” CONDITION AND BASIS WITH ALL FAULTS, AND THAT SELLER HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS.

3.3 RELEASE. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND EXCEPT TO THE EXTENT THAT A THIRD PARTY MAKES ANY CLAIM AGAINST BUYER ARISING FROM OR RELATED TO THE PROPERTY OR THE CONDITION THEREOF AND BUYER HAS A LEGAL RIGHT TO IMPLEAD SELLER WITH RESPECT TO SUCH CLAIM, BUYER ON BEHALF OF ITSELF AND ANYONE CLAIMING BY, THROUGH OR UNDER BUYER, FULLY AND IRREVOCABLY RELEASES SELLER, AND EACH OF ITS EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS, SERVANTS, ATTORNEYS, SUCCESSORS AND ASSIGNS, AND ALL PERSONS, FIRMS, CORPORATIONS AND ORGANIZATIONS ACTING ON ITS BEHALF, FROM ANY AND ALL CLAIMS THAT IT MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST SELLER, OR ANY OF ITS EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS, SERVANTS, ATTORNEYS, SUCCESSORS AND ASSIGNS, AND ALL PERSONS, FIRMS, CORPORATIONS AND ORGANIZATIONS ACTING ON THEIR BEHALF, FROM ANY AND ALL COSTS, LOSSES, LIABILITIES, DAMAGES, EXPENSES, DEMANDS, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING FROM OR RELATED TO THE PROPERTY OR THE CONDITION THEREOF, INCLUDING, WITHOUT LIMITATION, ANY PATENT OR LATENT CONSTRUCTION DEFECTS OR INADEQUACIES IN THE CONDITION OF THE PROPERTY, INCLUDING COST OF REPAIR OR CORRECTION, THE NONCOMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, OR ANY OTHER CONDITIONS, LATENT OR OTHERWISE, GEOTECHNICAL AND SEISMIC, AFFECTING THE PROPERTY OR ANY PORTION THEREOF, WHETHER OR NOT DISCOVERED PRIOR TO BUYER’S INSPECTION OF THE PROPERTY, EXCEPTING ONLY ANY SUCH COSTS, LOSSES, LIABILITIES, DAMAGES, EXPENSES, DEMANDS, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING FROM OR RELATED TO ANY FRAUD BY SELLER UPON BUYER, WHICH ARE EXPRESSLY RESERVED BY BUYER.

THIS RELEASE INCLUDES CLAIMS OF WHICH BUYER IS PRESENTLY UNAWARE OR WHICH BUYER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY BUYER, WOULD MATERIALLY AFFECT BUYER’S RELEASE TO SELLER. BUYER SPECIFICALLY WAIVES THE PROVISION OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

BUYER’S INITIALS: /s/ GA	SELLER’S INITIALS: /s/ PIT

3.4 Survivability. The provisions of this Article 3 shall survive the Closing and delivery and recording of the Deed.

ARTICLE 4: OPERATIONS AND RISK OF LOSS

4.1 Ongoing Operations. From the Effective Date through the Closing Date.

(a) Operation of Property. Seller shall maintain the Property in substantially its current condition and in compliance with all applicable laws and regulations to the extent the same are the responsibility of the landlord under the Leases, and to use commercially reasonable efforts to cause the Tenant to maintain the Property in substantially its current condition and in compliance with all applicable laws and regulations to the extent the same are the responsibility of the Tenant under the Leases. Except as necessary to comply with the preceding sentence, Seller shall not make any material alterations to the Property or any portion thereof or consent to the Tenant making any material alterations to the Property or any portion thereof without Buyer’s prior written consent. Seller will perform its obligations under all Leases, Service Contracts and other agreements that may affect the Property.

(b) New Contracts. Seller shall not, without Buyer’s prior written consent in each instance, amend, terminate, exercise any rights or options under, grant concessions regarding, or enter into any contract or agreement that will be an obligation affecting the Property or binding on Buyer after Closing.

(c) Listings and Other Offers. Seller will not list the Property with any broker or otherwise solicit or make or accept any offers to sell all or any part of the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition of all or any part of the Property, except as set forth in Section 4.1(b) and (g).

(d) Removal and Replacement of Tangible Personal Property. Seller will not remove any Personal Property except as may be required for necessary repair or replacement, and repair and replacement shall be of equal quality and quantity as existed as of the time of its removal.

(e) Maintenance of Insurance. Seller shall carry its existing insurance, if any, through the Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist, and shall use commercially reasonable efforts to cause the Tenant to carry its existing insurance required under the Leases through the Closing Date .

(f) Maintenance of Permits. Seller shall maintain in existence all existing licenses, permits and approvals issued to Seller necessary or reasonably appropriate to the ownership, operation or improvement of the Property.

(g) Leasing. Seller shall not amend, terminate, grant concessions regarding, or enter into any Lease without Buyer’s prior written consent, which consent, Buyer may grant or withhold in its sole discretion.

(h) Other Actions. Neither Seller, nor its employees, agents or contractors, shall take or fail to take any action that causes Seller’s representations or warranties to become untrue or that causes one or more of Buyer’s conditions to Closing based on Seller’s performance of its obligations under this Agreement to be unsatisfied.

4.2 Damage. Risk of loss up to and including the Closing shall be borne by Seller. Seller shall promptly give Buyer written notice of any damage to the Property, describing such damage, stating whether such damage and loss of rents is covered by insurance and the estimated cost of repairing such damage. In the event of any damage to or destruction of the Property or any portion thereof which is covered by existing insurance, Seller shall, at the Closing, assign to Buyer (without recourse) Seller’s entire right, title and interest, if any, in and to any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller from such existing insurance as a result of such damage or destruction and Buyer shall assume responsibility for such repair. To the extent Seller has incurred reasonable market based costs in effecting the repairs requested and directed by Buyer (which costs have not been assumed by Buyer), Seller shall be paid a portion of such insurance proceeds in an amount equal to such costs. In the event of any damage to or destruction of the Property or portion thereof which is not covered by existing insurance, Seller hereby agrees that (a) it shall not exercise any termination right it may have as Landlord under the Leases, including without limitation Section 9 thereof, and (b) promptly following any such uninsured casualty, Seller shall exercise its right as Landlord under said Section 9 of the Leases to require Tenant to pay the cost of repairing or restoring such damage or destruction, and, if the total cost of such damage or destruction is less than $250,000, to require Tenant to perform such repairs and restoration.

4.3 Condemnation. In the event any proceedings in eminent domain are contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Property or any portion thereof, Seller shall, at the Closing, assign to Buyer (without recourse) Seller’s entire right, title and interest in and to any condemnation award, and Buyer shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter.

ARTICLE 5: CLOSING

5.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date through an escrow with the Escrow Agent at the offices of the Escrow Agent. Buyer and Seller shall execute supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement, so long as such instructions are not in conflict with this Agreement. The transactions described herein shall be closed by means of concurrent delivery of the documents of title, transfer of interest, delivery of Title Policy and the Purchase Price, customarily referred to as a “New York Style” closing.

5.2 Conditions to the Parties’ Obligations to Close.

(a) Mutual Conditions. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:

(i) The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, without giving effect to any knowledge based qualifications.

(ii) As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made at Closing have been tendered;

(iii) There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party that would materially and adversely affect the operation or value of the Property or the other party’s ability to perform its obligations under this Agreement or that seeks to restrain or prohibit, or obtain damages on a discovery order; and

(iv) The closing of the transaction contemplated by the Merger Agreement shall have occurred, or shall occur simultaneously with the Closing hereunder.

(v) All other conditions set forth in this Agreement to the other party’s obligation to close shall have been satisfied.

(b) Buyer Conditions. As a condition to Buyer’s obligation to close:

(i) there shall be no notice issued after the Effective Date of any material violation or alleged violation of any law, rule, regulation or code, including building code, with respect to the Property, which has not been corrected to the satisfaction of the issuer of the notice; and

(ii) at Closing, Seller shall not be in default under any agreement to be assigned to, or obligation to be assumed by, Buyer under this Agreement; and

(iii) the Leases shall be in full force and effect and no material default or claim by landlord or tenant shall exist or have arisen under any Leases and no tenant shall have initiated or had initiated against it any insolvency, bankruptcy, receivership or other similar proceeding;

(iv) the Title Company shall have bound itself to issue the Title Insurance Policy for the Property to Buyer in the amount of the Purchase Price, subject only to the exceptions of record set forth in the Title Commitment or any update thereof approved by Buyer, including, without limitation, the Leases, other than the Required Title Clearance Matters and any matters constituting Material Title Objections (the “Permitted Exceptions”); and

(v) no change, event, circumstance or development shall have occurred that has a material adverse effect on the condition of the Property between the Effective Date and the Closing Date.

(c) Failure of Condition. So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing set forth in this Agreement has not been satisfied as of the Closing Date, such party may, in its sole discretion, (i) terminate this Agreement with respect to the Property, by delivering written notice to the other party on or before the Closing Date, (ii) elect to extend the time available for the satisfaction of such condition by up to a total of ten (10) business days or (iii) elect on or before the Closing Date to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. If such party elects to proceed pursuant to clause (ii) above, and such condition remains unsatisfied after the end of such extension period, then, at such time, such party may elect to proceed pursuant to either clause (i) or (iii) above. Any failure to timely elect to proceed under clauses (i), (ii) or (iii) above, shall be deemed an election to proceed under clause (i) above.

5.3 Seller’s Deliveries in Escrow. At least one (1) business day prior to the Closing Date, Seller shall deliver in escrow to the Escrow Agent or outside of escrow to Buyer the following, each duly executed and, where appropriate, in recordable form and notarized:

(a) Deed. A grant deed substantially in the form attached hereto as Appendix 5.3(a) (the “Deed”), executed and acknowledged by Seller;

(b) Bill of Sale and Omnibus Agreement. A Bill of Sale and Omnibus Agreement in the form of Appendix 5.3(b) attached hereto (the “Omnibus Agreement”), executed and acknowledged by Seller;

(c) Assignment of Leases. An assignment of leases in the form of Appendix 5.3(c) attached hereto (the “Assignment”), executed and acknowledged by Seller.

(d) Notice to Tenants and Vendors. A notice to each tenant in a form requested by Buyer as well as a notice to each vendor under the Accepted Service Contracts in a form requested by Buyer;

(e) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

(f) FIRPTA. An affidavit of Seller (the “FIRPTA Affidavit”) substantially in the form of Appendix 5.3(f) attached hereto. If Seller shall fail to provide the necessary affidavit and/or documentation of exemption on the Closing Date, Buyer may proceed in accordance with the withholding provisions imposed by Section 1445 of the Internal Revenue Code of 1986, as amended;

(g) Terminations. Terminations, effective no later than Closing, of those Service Contracts, if any, which are not Accepted Service Contracts;

(h) CCRs. The estoppels and assignments concerning the CCRs, if any, as provided in Section 2.6;

(i) Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Escrow Agent, the Title Company and Buyer;

(j) Title Documents. Affidavits reasonably required by the Title Company sufficient to have the general exceptions deleted, together with “gap” indemnities in the form customarily required by such Title Company, together with such other documents and instruments required by the Title Company in order to issue the Title Policy;

(k) Other Deliveries. Such other documents, certificates and instruments reasonably necessary in order to effectuate the transaction described herein, including without limitation, transfer tax declarations, broker lien waivers, bulk sale clearances and any documents or representations necessary to comply with any applicable environmental transfer disclosure laws and any other Closing deliveries required to be made by or on behalf of Seller.

(l) Permits and Approvals. All licenses, permits and approvals related to the ownership, operation and use of the Property issued to Seller, including without limitation, certificate(s) of occupancy (but specifically excluding all licenses, permits and certificates necessary for the use and operation of the Property by the Tenant).

(m) Letter of Credit Security Deposit. Reissued or amended letter of credit for all letter of credit security deposits held under Leases, naming Buyer as beneficiary.

5.4 Buyer’s Deliveries in Escrow. Except as specified below, at least one business day prior to the Closing Date, Buyer shall deliver in escrow to the Escrow Agent or outside of escrow to Seller the following, each duly executed and, where appropriate, in recordable form and notarized:

(a) Purchase Price. The Purchase Price, plus or minus applicable prorations, deposited by Buyer with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account;

(b) Bill of Sale and Omnibus Agreement. The Omnibus Agreement, executed by Buyer;

(c) Assignment of Leases. The Assignment, executed by Buyer.

(d) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

(e) Other Deliveries. Such other documents, certificates and instruments reasonably necessary in order to effectuate the transactions described herein.

5.5 Closing Statements. At least one business day prior to the Closing Date, Seller and Buyer shall deposit with the Escrow Agent executed closing statements for the Property consistent with this Agreement.

5.6 Possession. Seller shall deliver possession of the Property to Buyer at the Closing subject only to the Permitted Exceptions.

5.7 Delivery of Books and Records. Immediately after the Closing, Seller shall deliver to the offices of Buyer or the parties shall arrange for delivery at the Property: the original documents and instruments assigned to Buyer pursuant to the Assignment; copies or originals of all books and records of account, copies of correspondence with tenants and suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all advertising materials, booklets, keys and other items, if any, pertaining to the Property; and, if in Seller’s possession or control, the original “as-built” plans and specifications and all other available plans and specifications. Seller shall cooperate with Buyer after Closing to transfer to Buyer any such information stored electronically. The obligations of Seller under this Section 5.7 shall survive Closing.

ARTICLE 6: PRORATIONS; COSTS

6.1 Prorations. Not less than five (5) business days prior to Closing, Seller shall provide to Buyer such information and verification reasonably necessary to support the prorations under this Article 5. The items in this Section 6.1 shall be prorated between Seller and Buyer as of the close of business on the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to Buyer. Credits to Buyer shall be credited against the Purchase Price to be paid as provided in Section 1.3 and, if such amount is exhausted, shall be paid in cash by Seller to Buyer at the Closing. Post-closing re-prorations and adjustments shall be paid in cash.

(a) Taxes and Assessments. Buyer shall receive a credit for any accrued but unpaid real estate taxes and assessments (“Taxes”) (including without limitation any assessments imposed by private covenant) applicable to any period before the Closing Date, even if such taxes and assessments are not yet due and payable, but only to the extent any such amounts are not otherwise required to be paid by the tenants under any Leases. Buyer shall receive from Seller a credit for any special assessments which are levied or charged against the Property with respect to any infrastructure improvements specifically made to serve the Property, whether or not then due and payable (but excluding any special assessments payable in installments to the extent any such installment is not yet due and payable), but only to the extent any such amounts are not otherwise required to be paid by the tenants under any Leases. Any other special assessments not otherwise required to be paid by the tenants under any Leases shall be prorated only for the year of Closing. The credit received under this Section 6.1(a) shall not be duplicative of any credit received under Section 6.1(c) which is specifically allocable to such items.

(b) Collected Rent. Buyer shall receive from Seller a credit for any rent and other income (and any applicable state or local tax on rent) under Leases collected by Seller before Closing that applies to any period after Closing. Uncollected rent and other uncollected income shall not be prorated at Closing. After Closing, Buyer shall apply all rent and income collected by Buyer from a tenant, first to the costs of such collection, then to such tenant’s current monthly rental and then to arrearages in the reverse order in which they were due, remitting to Seller, any balance properly allocable to Seller’s period of ownership. Buyer shall bill and use commercially reasonable efforts to collect such rent arrearages in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages. Seller shall not have the right to seek collection of any rents or other income applicable to any period before the Closing. Any rent or other income received by Seller after

Closing which are owed to Buyer shall be held in trust and remitted to Buyer promptly after receipt for allocation and disbursement as provided in this Section 6.1(b).

(c) Tenant Deposits. All tenant security deposits (and interest thereon if required by law or contract to be earned thereon) shall be transferred or credited to Buyer at Closing. As of Closing, Buyer shall assume Seller’s obligations related to tenant security deposits, but only to the extent they are properly credited and transferred to Buyer. In the event any discrepancy in the amount of a security deposit between Appendix 6.1(c) or the applicable Lease, proration shall be based upon the higher amount.

(d) Other Revenues and Income. At Closing, Seller shall pay to or at the direction of Buyer any and all revenues and income in connection with the operation at the Property not covered above and collected by or on behalf of Seller before the Closing and applicable to Buyer’s period of ownership, and if such amount cannot be determined at Closing, such payment shall be based upon an estimate. The parties shall use reasonable efforts to make a final determination of such amount and make an appropriate adjusting payment within thirty (30) days after Closing. In addition, each party shall promptly remit or cause to be remitted to the other any such revenues and income collected by such party after Closing and applicable to the other party’s period of ownership.

6.2 Post-Closing Corrections. Either party shall be entitled to a post-Closing adjustment for any incorrect proration or adjustment, provided such adjustment is claimed by such party within one year after Closing. No other expense related to the ownership or operation of the Property shall be charged to or paid or assumed by Buyer under this Agreement, other than those obligations expressly assumed by Buyer.

6.3 Utilities. Except for utilities which are in the name of and billed directly to tenants, Seller shall cause the meters, if any, for utilities to be read the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days before the Closing Date; and such adjustment shall be reprorated when the next utility bills are received. The credit received under this Section 6.3 shall not be duplicative of any credit received under Section 6.1(c) which is specifically allocable to such items.

6.4 Service Contracts. Seller or Buyer, as the case may be, shall receive a credit for regular charges under Accepted Service Contracts paid and applicable to Buyer’s period of ownership or payable and applicable to Seller’s period of ownership, respectively. Seller shall pay at Closing all amounts owing under those Service Contracts that are not Accepted Service Contracts.

6.5 Costs. Buyer shall pay (i) one-half of the Escrow Agent’s escrow fee, closing charges and any cancellation fee, (ii) one-half of the cost of the Title Commitment, the Survey and the Endorsements (including extended coverage), and (iii) the costs associated with Buyer’s due diligence activities. Seller shall pay (i) one-half of the Escrow Agent’s escrow fee, closing charges and any cancellation fee, (ii) the cost of the Title Policy (standard coverage), one-half of the cost of the Title Commitment and the Endorsements (including extended coverage), and if

Closing occurs, one-half of the cost of the Survey, and (iii) all recording fees or other charges incurred in connection with clearing title, including without limitation any prepayment or release fees. Each party shall be responsible for their own attorney’s and other professional fees.

6.6 Sales, Transfer, and Documentary Taxes. All sales, gross receipts, compensating, stamp, excise, documentary, transfer, deed or similar taxes and fees imposed in connection with this transaction under applicable state or county law shall be paid by Seller and such tax imposed by local ordinance shall be paid by the party designated in such ordinances as being responsible for such payment. Seller and Buyer shall execute any applicable city, county and state transfer tax or other declarations.

6.7 Utility Deposits. Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Buyer at the Closing.

6.8 Sales Commissions. Seller and Buyer represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction. Except as expressly set forth above, in the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify, defend and hold harmless the other party from and against any such claim based upon any actual or alleged statement, representation or agreement of the indemnifying party. This provision shall survive any termination of this Agreement.

6.9 Wages. Buyer shall not be liable for any wages, fringe benefits, payroll taxes, unemployment insurance contributions, accrued vacation pay, accrued pay for unused sick leave, accrued severance pay and other compensation accruing before Closing for the Employees. Buyer shall not be liable for any obligations accruing before Closing under any union contract or multi-employer pension plan applicable to any such Employees or arising from the termination of any such Employees at or prior to Closing.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES

7.1 Seller’s Representations and Warranties. As a material inducement to Buyer to execute this Agreement and consummate this transaction, Seller represents and warrants to Buyer that:

(a) Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing and is qualified to do business in the State of California. Seller has the full right, power and authority and has obtained any and all consents required to enter into this Agreement, all of the documents to be delivered by Seller at the Closing and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

(b) Conflicts and Pending Actions or Proceedings. There is no agreement to which Seller is a party or, to Seller’s knowledge, binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s knowledge, threatened against Seller or, except as set forth in the Tenant’s Disclosures, relating to the Property. To Seller’s knowledge, no condemnation, eminent domain or similar proceedings are pending or threatened with regard to the Property. Seller has not received any notice and has no knowledge of any pending or threatened liens, special assessments, impositions or increases in assessed valuations to be made against the Property.

(c) Leases. The documents constituting the Leases that are delivered to Buyer pursuant to Section 2.2 are true, correct and complete copies of all of the Leases affecting the Property, including any and all amendments and guarantees, and all Leases are listed on Appendix 7.1(c). To Seller’s knowledge, no tenant under any Lease has assigned its interest under such Lease or subleased all or any portion of its premises, except as set forth on Appendix 7.1(c) or in the Tenant’s Disclosures. Except for tenants under Leases and others, if any, claiming by, though or under tenants under the Leases, there are no parties holding any right to occupy the Property or any portion thereof. There are no leasing or other fees or commissions due, nor will any become due, in connection with any Lease or any renewal or extension or expansion of any Lease, and no understanding or agreement to which Seller is a party with any other party exists as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants. The Leases are in full force and effect and neither Seller nor, to Seller’s best knowledge, any of the tenants are in default. To Seller’s knowledge, no tenants have asserted nor are there any defenses or offsets to rent accruing after the Closing Date. All of the landlord’s obligations to construct tenant improvements or reimburse the tenants for tenant improvements under the Leases have been paid and performed in full and all concessions (other than any unexpired rent abatement set forth in the Leases) from the landlord under the Leases have been paid and performed in full. The Leases set forth all of the applicable tenant’s rights and obligations with respect to the Property. Seller has not assigned or pledged the Leases or Rents or any interest therein.

(d) Service Contracts. The list of Service Contracts attached hereto as Appendix 7.1(d) is a true, correct and complete list of all contracts affecting the Property. The documents constituting the Service Contracts that are delivered to Buyer as a part of the initial Property Information are true, correct and complete copies of all the Service Contracts affecting the Property. Neither Seller nor, to Seller’s knowledge, any other party is in default under any Service Contract. There are no contracts affecting the Property other than the Service Contracts, this Agreement and those entered into by Tenant.

(e) Permits, Legal Compliance, and Notice of Defects. To Seller’s knowledge, Seller has all licenses, permits and certificates necessary for the use and operation of the Property, including, without limitation, all certificates of occupancy necessary for the occupancy of the Property (but specifically excluding all licenses, permits and certificates to be obtained by the Tenant necessary for the use and operation of the Property by the Tenant), all of which are in full force and effect, and Seller has not taken or failed to take any action that would result in its revocation, and has not received any written notice of an intention to revoke any of them. Seller has received no written notice from any governmental authority or other person of any violation of zoning, building, fire, health, environmental, or other statutes, ordinances, regulations or orders (including those respecting the Americans with Disabilities Act), or any restriction, condition, covenant or consent in regard to the Property or any part thereof which have not been corrected to the satisfaction of the issuer.

(f) Environmental. Seller has no knowledge of any violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property except as disclosed in the initially delivered Property Information and in the Tenant’s Disclosures. Except for Hazardous Materials used in connection with the maintenance and operation of the Property and the business and operations of the Tenant conducted on the Property in accordance with Environmental Laws, and except as disclosed in the Property Information and in the Tenant’s Disclosures, to Seller’s knowledge, (1) neither Seller nor any tenant or other occupant has manufactured, introduced, released or discharged from or onto the Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos), nor used the Property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials except in accordance with Environmental Laws, and (ii) there are no underground storage tanks located on the Property. To Seller’s knowledge, no environmental assessments or studies exist with respect to the Property other than those, if any referred to in the Tenant’s Disclosures.

(g) Disclosure. Other than this Agreement, the documents delivered at Closing pursuant hereto, the Permitted Exceptions, the Accepted Service Contracts and, to the extent applicable, the Intangible Property Contracts, there are no contracts or agreements of any kind relating to the Property to which Seller or its agents is a party and which would be binding on Buyer after closing. Seller has delivered or made available to Buyer true, correct and complete copies of the Property Information to the extent any such item is in Seller’s or its property manager’s possession or control.

(h) ERISA. Seller is not and are not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (ii) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any such employee benefit plan or plans.

(i) Employees. There are no collective bargaining agreements or other similar agreements currently affecting the Property or which could be deemed to affect the Property after the Closing, nor are there any persons employed by Seller or its property manager, if applicable, in connection with the Property.

The phrase “Seller’s knowledge” or any similar phrase means the actual knowledge of Paul I. Terasaki but without any duty to investigate on his part.

7.2 Buyer’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Buyer represents and warrants to Seller that:

(a) Organization and Authority. Buyer has been duly organized and is validly existing as a California corporation. Subject only to obtaining certain internal approvals on or before the Closing Date, Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

7.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 6 are made as of the date of this Agreement and each of Seller and Buyer shall be deemed to have remade all of their respective representations and warranties as of the Closing Date. Such representations and warranties and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing until the expiration of the Survival Period, as such term is defined in the Merger Agreement. Seller and Buyer shall have the right to bring an action for breach of such representations and warranties if they give the other party written notice of the circumstances giving rise to the alleged breach within said Survival Period, and have brought an action thereon within six (6) months of the expiration of said Survival Period.

ARTICLE 8: DEFAULT, TERMINATION AND REMEDIES

8.1 Seller’s Default. If this transaction fails to close as a result of Seller’s default (all conditions to Seller’s obligations having been satisfied or waived), Buyer shall be entitled to such remedies for breach of contract as may be available at law and in equity, including without limitation, the remedy of specific performance. If, after Seller’s default, Buyer elects not to proceed with the Closing, then Seller will, on demand, reimburse Buyer for all expenses incurred by Buyer in connection with this Agreement, including all due diligence expenses. Any default by Tenant under the Merger Agreement shall be deemed to be a default of Seller hereunder.

8.2 Buyer’s Default. If this transaction fails to close due to the default of Buyer (all conditions to Buyer’s obligations having been satisfied or waived), then Seller’s sole remedy in such event shall be to terminate this Agreement, Seller waiving all other rights or remedies in the event of such default by Buyer. Any default by DKC Acquisition Corp. under the Merger Agreement shall be deemed to be a default of Buyer hereunder.

8.3 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees due to the Escrow Agent and any fees due to the Title Company for cancellation of the Title Commitment.

8.4 Termination of Merger Agreement. In the event the Merger Agreement is terminated for any reason, then this Agreement shall simultaneously terminate without the need for further action by either party, in which event this Agreement shall be null and void and neither party shall have any further obligation to the other.

ARTICLE 9: INDEMNIFICATION

9.1 Seller’s Indemnity. Seller shall indemnify, defend and hold Buyer harmless from any liability, claim, demand, loss, expense or damage (collectively, “loss”) that is: (a)

asserted by any person or entity against Buyer arising from any act or omission of Seller, its agents, employees or contractors or otherwise arising out of the ownership or operation of the Property first arising or occurring prior to the Closing (but specifically excluding any such loss arising out of the use or operation of the Property by the Tenant first arising or occurring prior to the Closing); or (b) arising out of the breach or inaccuracy of any of Seller’s representations and warranties set forth herein or (c) arising from any breach by Seller of any obligation related to the Property other than those obligations which by this Agreement, or any closing delivery, specifically becomes the obligation of Buyer.

9.2 Buyer’s Indemnity. Buyer shall indemnify, defend and hold Seller harmless of and from any loss that is: (a) asserted by any person or entity against, Seller arising from any act or omission of Buyer or the Tenant, their respective agents, employees or contractors or otherwise arising out of the ownership or operation of the Property first arising or occurring on or after the Closing; or (b) arising out of the breach or inaccuracy of any of Buyer’s representations or warranties set forth herein or (c) arising from any breach by Buyer of any obligation of Buyer related to the Property which by this Agreement, or any closing delivery, specifically becomes the obligation of Buyer.

9.3 Procedure. The following provisions govern all actions for indemnity under this Article 8 and any other provision of this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitee, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to the indemnitor’s ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

9.4 Survivability. The obligations of the parties under this Article 9 shall survive the Closing until the expiration of the Survival Period. Seller and Buyer shall have the right to bring an action for indemnification hereunder if they give the other party written notice of the circumstances giving rise to the indemnified claim within said Survival Period, and have brought an action thereon within six (6) months of the expiration of said Survival Period.

ARTICLE 10: MISCELLANEOUS

10.1 Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Buyer may assign this Agreement without Seller’s consent to an Affiliate. Buyer shall not be relieved of its obligations under this Agreement in the event of such assignment. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devises of the parties.

10.2 Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

10.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

10.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

10.5 Survival. The provisions of this Agreement that contemplate performance after the Closing, the obligations of the parties not fully performed at the Closing, and all indemnities set forth in this Agreement shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

10.6 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

10.7 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

10.8 Time. Time is of the essence in the performance of this Agreement.

10.9 Confidentiality. Seller shall make no public announcement or other disclosure of this Agreement or any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of Buyer; provided, however, that Seller may make disclosure of this Agreement to its lenders, creditors, officers, employees and agents as necessary to perform its obligations hereunder.

10.10 Enforcement Expenses. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys’ fees and costs, expended or incurred in connection therewith.

10.11 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Appendix 9.11. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by certified or regular U.S. mail, postage prepaid, in which case notice shall be deemed delivered two business days after deposit in such mails, (c) sent by facsimile, in which case notice shall be deemed delivered upon the mechanical confirmation of delivery, or (d) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to Buyer shall be deemed given by Buyer and notices given by counsel to Seller shall be deemed given by Seller.

10.12 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and the documents to be executed at the Closing and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, the documents to be delivered at Closing or any exhibits or amendments thereto.

10.13 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5 p.m. C.S.T.

10.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

10.15 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Buyer.

10.16 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.17 Bulk Sales. If any applicable provisions of law require that any state or local taxation authorities be notified of the transactions contemplated herein, or if clearance is required of such authorities, each in order to permit the transfer of the Property as contemplated herein without liability to Buyer for any state or local taxes required to be paid or collected by Seller prior to the Closing Date, it shall be a condition precedent to the obligations of Buyer hereunder that all such notification and clearance requirements shall have been complied with and the Buyer shall have received the requisite clearances and releases from further liability. Seller shall, within ten (10) days after the Effective Date make all filings necessary to obtain such clearances, and shall contemporaneously provide Buyer with copies of all such filings.

10.18 Mutual Execution. Until this Agreement has been dully executed by both Buyer and Seller and a fully executed copy has been delivered to each of Buyer and Seller (which may occur by facsimile transmission), this Agreement shall not be legally binding against the parties. Execution of this Agreement by Buyer shall constitute an offer to acquire the Property on the terms and conditions set forth herein but, if not executed by Seller within five (5) days after delivery by Buyer, it may be withdrawn by Buyer in its discretion at any time thereafter.

10.19 1031 Exchange. Buyer may consummate the purchase of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Code, provided that: (1) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Buyer’s obligations under this Agreement; (2) Buyer shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (3) Seller shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; (4) Buyer shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had Buyer not consummated its purchase through the Exchange; and (5) Buyer shall indemnify, defend, and hold Seller harmless from or against all claims, losses, costs, damages, liabilities (including reasonable attorneys’ fees) in connection therewith. Seller’s acquiescence to the Exchange shall not affect or diminish in any manner its rights hereunder nor shall Seller be responsible for compliance with or be deemed to have warranted to Buyer that the Exchange in fact complies with § 1031 of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the day and year written below.

SELLER:

LAMBDA PROPERTIES II, LLC,
a California limited liability company

By:	/s/ Paul I. Terasaki
Paul I. Terasaki
Its Majority Member

Dated: July 15, 2012

BUYER:

ONE LAMBDA, INC.,
a California corporation

By:	/s/ George M. Ayoub
George M. Ayoub
Its President and Chief Executive Officer

Dated: July 15, 2012

Exhibit A

Legal Description of Real Property

21200 Oxnard Street, Woodland Hills, California

PARCEL “C”, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS SHOWN ON PARCEL MAP NO. 3752, RECORDED IN BOOK 88, PAGES 76 THROUGH 80 INCLUSIVE OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT THEREFROM ALL OIL, MINERAL, GAS AND OTHER HYDROCARBON SUBSTANCES BELOW A DEPTH OF 500 FEET UNDER THE ABOVE DESCRIBED PROPERTY, WITHOUT THE RIGHT OF SURFACE ENTRY, AS RESERVED BY WARNER PROPERTIES I, A JOINT VENTURE, IN DEED RECORDED January 27, 1978, AS INSTRUMENT NO. 78-107847.

APPENDIX 2.2

Property Information

(To the extent in possession or control of Seller or its property manager, but specifically excluding all such items obtained by, and in the possession or control of, Tenant not in the actual possession of Seller)

1.	Management and/or Leasing Agreements. Copies of any management and/or leasing agreements under which the Property are managed and/or leased.

2.	Service Contracts. A list together with copies of all Service Contracts, as defined in the Agreement.

3.	Proceedings. Copies of any documents or materials relating to any current litigation, investigation, condemnation, or other proceeding pending or threatened against Seller or affecting the Property.

4.	Tangible Personal Property. A current inventory of all tangible personal property and fixtures.

5.	Reports. Any environmental, geotechnical, soil, engineering and drainage reports, assessments, audits and surveys.

6.	As-Built Survey; Title Policy. All existing as-built surveys of the Property; and all existing title policies related to the Property.

7.	Site Plans. All site plans relating to the Property.

8.	As-Built Plans and Specifications. All as-built construction, architectural, mechanical, electrical, plumbing, landscaping and grading plans and specifications relating to the Property.

9.	Permits and Warranties. Copies of all warranties and guaranties, permits, certificates of occupancy, licenses and other approvals.

10.	General. Any other documents or information pertaining to the Property in the possession or control of Seller’ or its property manager.

11.	Leases and Rent Roll. Copies of Leases and a current rent roll of the Leases for each Property, containing the following information for each tenant:

•	Number of the pad or space leased to tenant

•	Date of Lease and any amendments thereto

•	Term of Lease with commencement and expiration dates

•	Annual rental

•	Annual reimbursements for taxes, CAM, merchants’ association, and other expenses, if applicable

•	Unapplied free rent or other concessions

•	Dates through which rental has been paid

•	Rental collected in advance

•	Security deposit and interest accrued thereon, if applicable.

APPENDIX 2.4

LANDLORD ESTOPPEL CERTIFICATE AND LEASE AMENDMENT

The undersigned LAMBDA PROPERTIES II, LLC, a California limited liability company (“Landlord”) hereby delivers this Landlord Estoppel Certificate and Lease Amendment (this “Certificate”) as of                    , 2012, certifying to and agreeing with ONE LAMBDA, INC., a California corporation (“Tenant”) as follows:

1. Landlord is the landlord under that certain “Standard Industrial/Commercial Single-Tenant Lease—Net” with Tenant, dated as of September 23, 2010 (as the same may have been amended, including without limitation as set forth herein, the “Lease”), affecting certain real property (the “Property”) located at 21200 Oxnard Street, Woodland Hills, California, as more particularly described in the Lease. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease.

2. The Lease is in full force and effect and has not been modified, amended or supplemented in any way. Landlord is not holding a security deposit under the Lease.

3. Tenant is not in default under any of the terms, conditions or provisions of the Lease and no event has occurred and no situation exists which would, with the passage of time, or the giving of notice or both, constitute a default by the Tenant under the Lease.

4. The term of the Lease is currently set to expire on December 31, 2020. Notwithstanding anything to the contrary contained in the Lease, Landlord hereby agrees that (a) Tenant shall have the right to terminate the Lease prior to the then-scheduled expiration date, which right shall be exercisable by Tenant upon the delivery of at least twelve (12) months’ prior written notice to Landlord any time after September 1, 2014, and (b) Tenant’s right to extend the Lease term shall be exercisable by Tenant upon the delivery of not less than three (3) nor more than twelve (12) months’ prior written notice to Landlord.

5. All sums due and payable by Tenant to Landlord under the Lease have been paid in full through and including the date of this Certificate. Landlord confirms that the current annual rent payable under the Lease is $504,960.00. Notwithstanding anything to the contrary contained in the Lease, the annual rent payable for the remainder of the initial term of the Lease (i.e., through December 31, 2020, unless sooner terminated) shall remain at $504,960.00. Annual rent payable during the entire extension term, if exercised, shall be at Market Rental Value as determined prior to the commencement of such extension term in accordance with the terms of the Lease.

6. Pursuant to Article 12 of the Lease, and by execution hereof, Landlord hereby consents to any assignment of the Lease effectuated by the transactions contemplated by that certain Agreement and Plan of Merger by and among Tenant, Thermo Fisher Scientific, Inc., DKC Acquisition Corp. and Emiko Terasaki dated on or about the date hereof (the “Merger Agreement”).

7. Notwithstanding anything to the contrary contained in the Lease, Landlord hereby agrees that Tenant shall have no obligation to remove any Alterations, Lessee Owned Alterations or Utility Installations which are in the Premises as of the date of this Certificate, except to the extent listed on Exhibit A attached hereto.

8. Notwithstanding anything to the contrary contained in the Lease, Landlord hereby agrees that Tenant’s environmental and surrender obligations under Lease shall in no event be deemed to include any obligation in excess of the standards imposed by applicable statutory and regulatory requirements.

9. Notwithstanding anything to the contrary contained in the Lease, Landlord hereby agrees that Tenant’s obligations under Section 7.3(c) of the Lease to surrender the Premises on the Expiration Date or any earlier termination date of the Lease, shall in no event be deemed to require Tenant to surrender the Premises in a better condition than the Premises are in as of the date of this Certificate, reasonable wear and tear excepted.

10. Notwithstanding anything to the contrary contained in the Lease, including without limitation Sections 2.3 and 7.1 thereof, in the event that any Capital Expenditure is required to made by either party pursuant to the terms of the Lease and the useful life of such Capital Expenditure extends beyond the then-scheduled Expiration Date of the Lease, then in such event Landlord shall be obligated to pay the entire cost of such Capital Expenditure and Tenant shall only be obligated to pay, together with monthly rental payments during the remaining term of the Lease, the Charge-Off Amount as defined herein. As used herein, the term “Charge-Off Amount” shall mean an amount equal to the product of (a) the cost of such Capital Expenditure, multiplied by (b) a fraction, the numerator of which is one (1) and the denominator of which is the number of months in the useful life of the Capital Expenditure so made, calculated in accordance with generally accepted accounting principles.

11. In the event the Merger Agreement is terminated for any reason, then the terms of this Certificate, including any amendments to the Lease contained herein, shall simultaneously terminate without the need for further action by either party, in which event this Certificate shall be deemed null and void and of no force or effect, and neither party shall have any obligation to the other in connection herewith.

12. Landlord acknowledges that this Certificate is intended to be relied upon by Tenant and by the parties to the Merger Agreement.

The undersigned hereby EXECUTE this Certificate as of the date first set forth above.

LANDLORD:

LAMBDA PROPERTIES II, LLC, a
California limited liability company

By:
Name:
Title:

JOINDER BY TENANT

Tenant hereby joins in the execution and delivery of this Certificate for the sole purpose of confirming its agreement with any terms hereof that may be deemed to constitute an amendment to the terms of the Lease.

TENANT:

ONE LAMBDA, INC., a California
corporation

By:
Name:
Title:

EXHIBIT A

REQUIRED REMOVAL ITEMS

NONE

APPENDIX 5.3(a)

Deed

WHEN RECORDED MAIL TO:

MAIL TAX STATEMENTS TO:

(Space Above For Recorder’s Use)

GRANT DEED

The undersigned grantor declares:

Documentary Transfer Tax not shown pursuant

to Section 11932 of the Revenue and

Taxation Code, as amended

County of Los Angeles, California

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, LAMBDA PROPERTIES II, LLC, a California limited liability company, hereby GRANTS to ONE LAMBDA, INC., a California corporation, that certain real property in the County of Los Angeles, State of California, which is more particularly described on Exhibit “1” attached hereto, subject only to (1) real property taxes and assessments constituting a lien against said real property not yet due or payable, (2) all covenants, conditions, restrictions, easements, encumbrances and other matters of record against said real property, (3) rights of parties in possession of said real property pursuant to leases or other occupancy agreement, (4) any state of facts an accurate survey of said real property would disclose, and (5) all building, land use and zoning laws, rules and regulation now or hereafter in force or effect affecting said real property or its occupancy, use or operation.

[Signature appears on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Grant Deed to be executed as of the          day of             , 2012.

LAMBDA PROPERTIES II, LLC, a California limited liability company

By:
Name:
Title:

STATE OF CALIFORNIA	)
) ss.
COUNTY OF	)

On                     , 2012, before me,                                         , personally appeared                                                                              , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing statement is true and correct.

Witness my hand and official seal.

Signature:

(Seal)

EXHIBIT “1”

DESCRIPTION OF PROPERTY

21200 Oxnard Street, Woodland Hills, California

PARCEL 1

PARCEL “C”, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS SHOWN ON PARCEL MAP NO. 3752, RECORDED IN BOOK 88, PAGES 76 THROUGH 80 INCLUSIVE OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT THEREFROM ALL OIL, MINERAL, GAS AND OTHER HYDROCARBON SUBSTANCES BELOW A DEPTH OF 500 FEET UNDER THE ABOVE DESCRIBED PROPERTY, WITHOUT THE RIGHT OF SURFACE ENTRY, AS RESERVED BY WARNER PROPERTIES I, A JOINT VENTURE, IN DEED RECORDED January 27, 1978, AS INSTRUMENT NO. 78-107847.

PARCEL 2

AN EASEMENT FOR INGRESS AND EGRESS OVER THAT PORTION OF PARCEL “E”, PARCEL MAP L.A. BO. 3752, THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP FILE IN BOOK 88, PAGES 76 THROUGH 80 INCLUSIVE OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE NORTHERLY LINE OF SAID PARCEL “E”, DISTANT EASTERLY THEREON, 6.60 FEET FROM THE NORTHWESTERLY CORNER THEREOF; THENCE WESTERLY ALONG SAID NORTHERLY LINE, 6.60 FEET; THENCE SOUTHERLY ALONG THE WESTERLY LINE OF SAID PARCEL “E” 43.00 FEET: THENCE NORTHEASTERLY 43.87 FEET TO THE POINT OF BEGINNING.

APN: 2149-002-008

Document No.

Recorded                     , 2012

STATEMENT	OF TAX DUE AND REQUEST THAT TAX DECLARATION NOT BE MADE A PART OF THE PERMANENT RECORD IN THE OFFICE OF THE COUNTY RECORDER (PURSUANT TO SECTION 11932 OF THE CALIFORNIA REVENUE AND TAXATION CODE)

TO:	Recorder County of Los Angeles, California

Request is hereby mode in accordance with the provisions of the Documentary Transfer Tax Act that the amount of the tax due not be shown on the original document which names:

Grantor:	LAMBDA PROPERTIES II, LLC, a California limited liability company

Grantee:	ONE LAMBDA, INC., a California corporation

The property described in the accompanying document is located in the County of Alameda, California.

The amount of tax due on the accompanying document is $            .

Computed on full value of property conveyed; OR

Computed on full value, less liens and encumbrances remaining at the time of sale.

Signature of Declarant or Agent:

LAMBDA PROPERTIES II, LLC, a California limited liability company

By:
Name:
Title:

Note:	After the permanent record is made, this form will be affixed to the conveying document and returned with it.

APPENDIX 5.3(b)

Bill of Sale and Omnibus Agreement

This Bill of Sale and Omnibus Agreement (this “Agreement”) is made as of the          day of                     , 2012 by and between LAMBDA PROPERTIES II, LLC, a California limited liability company (“Seller”) and ONE LAMBDA, INC., a California corporation (“Buyer”).

R E C I T A L S

A. This Agreement is executed and delivered pursuant to that certain Purchase and Sale Agreement (as the same may have been amended, the “Purchase and Sale Agreement”) dated as of                     , 2012, by and between Seller and Buyer in which Seller agreed to sell and Buyer agreed to purchase, among other things, the real property described in Schedule 1 attached hereto (the “Land”).

B. All capitalized terms that are used but not defined herein shall have the same meanings ascribed to such terms in the Purchase and Sale Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

1. Assignment and Assumption. For good and valuable consideration Seller hereby sells, assigns, conveys and contributes to Buyer, and Buyer hereby accepts:

(b) Personal Property. All right, title and interest of Seller in and to all Personal Property now owned by Seller and used in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property, including, without limitation, all equipment, machinery, heating, ventilating and air conditioning units, furniture, art work, furnishings, trade fixtures, office equipment and supplies, and whether stored on or off-site, all tools and maintenance equipment, supplies and construction and finish materials not yet incorporated in the Improvements but held for repairs and replacements, including, without limitation, the Personal Property identified on Schedule 2 attached hereto;

(c) Intangible Property. All right, title and interest of Seller in and to all Intangible Property now owned by Seller and used in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property, to the extent assignable, and subject to the terms and conditions of each applicable Intangible Property Contract, including, without limitation, any and all trade names and trade marks associated with the Real Property; the plans and specifications for the Improvements relating to the Land, including as-built plans; unexpired warranties, guarantees, indemnities and claims against third parties; contract rights related to the construction, operation, repair, renovation, ownership or management of the Real Property that are expressly assumed by Buyer pursuant to this Agreement; pending permit or approval applications as well as existing permits, approvals and licenses (to the extent assignable); insurance proceeds and condemnation awards to the extent provided in the Purchase and Sale Agreement; and books and records relating to the Real Property related to the Land; and

(d) Accepted Service Contracts. All of Seller’s right, title and interest in and to the Accepted Service Contracts described in Schedule 3 attached hereto, and Buyer hereby assumes the obligations of Seller under such Accepted Service Contracts first arising or accruing from and after Closing Date, subject to the Permitted Exceptions and the terms and conditions or each such Accepted Service Contract.

2. Warranty. Seller represents and warrants to Buyer that it is the owner of the property and interests described above, that such property is free and clear of all liens, charges and encumbrances other than the Permitted Exceptions (as defined in the Purchase and Sale Agreement), and Seller warrants and defends title to the above-described property unto Buyer, its successors and assigns, against any person or entity claiming, or to claim, the same or any part thereof, by, through or under Seller (but not otherwise), subject only to the Permitted Exceptions and the terms and conditions of each such Accepted Service Contract and applicable Intangible Property Contract, if any.

3. Indemnification. Seller shall defend, indemnify and hold harmless Buyer from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Buyer by reason of the failure of Seller to fulfill, perform, discharge, and observe its obligations with respect to the Accepted Service Contracts arising or accruing before the Closing Date. Buyer shall defend, indemnify and hold harmless Seller from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Seller by reason of the failure of Buyer to fulfill, perform, discharge, and observe the obligations assumed by it under this instrument with respect to the Accepted Service Contracts first arising or accruing from and after the Closing Date.

4. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year set forth above.

SELLER: LAMBDA PROPERTIES II, LLC, a California limited liability company

By:
Name:
Title:

Dated:

BUYER: ONE LAMBDA, INC., a California corporation

By:
Name:
Title:

Dated:

APPENDIX 5.3(C)

Assignment of Leases

ASSIGNMENT AND ASSUMPTION OF LEASES

This Assignment and Assumption of Leases (this “Assignment”) is made as of the          day of                     , 2012 by and between LAMBDA PROPERTIES II, LLC, a California limited liability company (“Seller”) and ONE LAMBDA, INC., a California corporation (“Buyer”).

R E C I T A L S

B. This Assignment is executed and delivered pursuant to that certain Purchase and Sale Agreement (as the same may have been amended, the “Purchase and Sale Agreement”) dated as of                 , 2012, by and between Seller and Buyer in which Seller agreed to sell and Buyer agreed to purchase, among other things, the real property described in Schedule 1 attached hereto (the “Land”).

C. All capitalized terms that are used but not defined herein shall have the same meanings ascribed to such terms in the Purchase and Sale Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

1. Assignment and Assumption. For good and valuable consideration Seller hereby sells, assigns and conveys to Buyer, and Buyer hereby accepts, all of Seller’s right, title and interest in and to the Leases relating to the Real Property as set forth on the Rent Roll attached hereto as Schedule 2, and Buyer hereby assumes all of Seller’s obligations under the Leases set forth on Schedule 2 first arising or accruing from and after Closing Date but as to Seller’s obligations with regard to security deposits and other deposits, only to the extent the security deposits have been transferred or credited to Buyer, subject to the terms and conditions of each such applicable Lease.

2. Warranty. Seller represents and warrants to Buyer that it is the owner of the property and interests described above, that such property is free and clear of all liens, charges and encumbrances other than the Permitted Exceptions (as defined in the Purchase and Sale Agreement), and Seller warrants and defends title to the above-described property unto Buyer, its successors and assigns, against any person or entity claiming, or to claim, the same or any part thereof, by, through or under Seller (but not otherwise), subject only to the Permitted Exceptions as defined in the Purchase and Sale Agreement the terms and conditions of each such applicable Lease.

3. Indemnification. Seller shall defend, indemnify and hold harmless Buyer from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Buyer by reason of the failure of Seller to fulfill, perform, discharge, and observe its obligations with respect to the Leases arising or accruing before the Closing Date. Buyer shall defend, indemnify and hold harmless Seller from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Seller by reason of the failure of Buyer to fulfill, perform, discharge, and observe the obligations assumed by it under this instrument with respect to the Leases first arising or accruing from and after the Closing Date.

4. Counterparts; Facsimile. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Assignment. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

[signature page follows]

IN WITNESS WHEREOF, this Assignment and Assumption of Leases has been duly executed and delivered as of the day and year set forth above.

SELLER: LAMBDA PROPERTIES II, LLC, a California limited liability company

By:
Name:
Title:

BUYER: ONE LAMBDA, INC., a California corporation

By:
Name:
Title:

STATE OF CALIFORNIA	)
) SS.
COUNTY OF	)

On                     , 2012, before me,                                         , personally appeared                                                                      , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing statement is true and correct.

Witness my hand and official seal.

Signature:

(Seal)

STATE OF CALIFORNIA	)
) SS.
COUNTY OF	)

On                     , 2012, before me,                                         , personally appeared                                                              , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing statement is true and correct.

Witness my hand and official seal.

Signature:

(Seal)

Appendix 5.3(f)

FIRPTA Affidavit

Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform the Transferee (hereinafter defined) that withholding of tax is not required upon the disposition of a United States real property interest by LAMBDA PROPERTIES II, LLC, a California limited liability company (the “Transferor”) to ONE LAMBDA, INC., a California corporation (the “Transferee”), the undersigned, being first duly sworn upon oath, does hereby depose and say, and does hereby certify the following on behalf of the Transferor:

5. The undersigned is the Manager of the Transferor and is familiar with the business of the Transferor;

6. The Transferor is not a foreign person; that is, the Transferor is not a nonresident alien, a foreign corporation, foreign partnership, foreign trust or foreign estate (as all such terms are defined in the Internal Revenue Code of 1986, as amended, and United States Treasury Department Income Tax Regulations in effect as of the date hereof);

7. The Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of California;

8. The Transferor’s United States employer identification number is __________;

9. The Transferor’s office address and principal place of business is 21001 Kittridge Street, Canoga Park, California 91303; and

10. This certificate and affidavit is made to induce the Transferee to consummate the transactions contemplated by the Transferor and Transferee.

The Transferor understands that this affidavit and certification may be disclosed to the United States Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that he has examined this affidavit and certificate, and to the best of the undersigned’s knowledge and belief, it is true, correct and complete. The undersigned further declares that he has authority to sign this affidavit and certificate on behalf of the Transferor.

This affidavit and certificate is executed and delivered as of the          day of                     , 2012.

By:
Name:
Title:

APPENDIX 7.1(c)

List of Leases, including all guaranties, letters of credit,

amendments, side letter agreements

Oxnard

Standard Industrial/Commercial Single-Tenant Lease – Net dated September 23, 2010 between Lambda Properties II, LLC, as lessor, and One Lambda, Inc., as lessee

APPENDIX 7.1(d)

List of Service Contracts

None

APPENDIX 10.11

Notice Addresses

(a) Seller:	With a copy to:

Lambda Properties II, LLC	Robert C. Kopple, Esq. and
Attn: Paul I. Terasaki, Manager	Richard P. Ayles, Esq.
c/o Kopple & Klinger LLP	Kopple & Klinger LLP
10866 Wilshire Blvd., Ste 1500	10866 Wilshire Blvd., Ste 1500
Los Angeles, CA 90024	Los Angeles, CA 90024
Phone: (310) 475-1444	Phone: (310) 475-1444
Fax: (310) 475-2459	Fax: (310) 475-2459

(b) Buyer:
With a copy to:
c/o Thermo Fisher Scientific Inc.	Hal J. Leibowitz, Esq.
81 Wyman Street	WilmerHale LLP
Waltham, MA 02451	60 State Street
Attention: Seth Hoogasian, VP and General Counsel	Boston, MA 02109
Phone: (781) 622-1000	Phone: (617) 526-6000
Fax: (781) 622-1283	Fax: (617) 526-5000

(c) Escrow Agent:

Fidelity National Title Company
Major Accounts Division

Attn: Natalie Priestley, Vice President
—Sr. Commercial Escrow Officer
1300 Dove Street, Suite 310
Newport Beach, CA 92660
Phone: (949) 622.4911
Fax: (949) 477.6835
Email: natalie.priestley@fnf.com

(d) Title Company:

Fidelity National Title Company
Major Accounts Division

Attn: David James, Vice President
1300 Dove Street, Suite 310
Newport Beach, CA 92660
Phone: (949) 622.4958
Fax: (949) 477-6813
Email: david.james@fnf.com
Team Email: MADJ@fnf.com

PURCHASE AND SALE AGREEMENT

FROM

LAMBDA PROPERTIES II, LLC

TO

ONE LAMBDA, INC.

4.7 Delivery of Books and Records	11
ARTICLE 5: PRORATIONS; COSTS	11
5.1 Prorations	11
5.2 Post-Closing Corrections	13
5.3 Utilities	13
5.4 Service Contracts	13
5.5 Costs	13
5.6 Sales, Transfer, and Documentary Taxes	14
5.7 Utility Deposits	14
5.8 Sales Commissions	14
5.9 Wages	14
ARTICLE 6: REPRESENTATIONS AND WARRANTIES	14
6.1 Seller’s Representations and Warranties	14
6.2 Buyer’s Representations and Warranties	17
6.3 Survival of Representations and Warranties	17
ARTICLE 7: DEFAULT, TERMINATION AND REMEDIES	17
7.1 Seller’s Default	17
7.2 Buyer’s Default	17
7.3 Other Expenses	18
7.4 Termination of Merger Agreement	18
ARTICLE 8: INDEMNIFICATION	18
8.1 Seller’s Indemnity	18
8.2 Buyer’s Indemnity	18
8.3 Procedure	18
8.4 Survivability	19
ARTICLE 9: MISCELLANEOUS	19
9.1 Parties Bound	19
9.2 Headings	19
9.3 Invalidity and Waiver	19
9.4 Governing Law	19
9.5 Survival	19
9.6 No Third Party Beneficiary	19
9.7 Entirety and Amendments	19
9.8 Time	20
9.9 Confidentiality	20
9.10 Enforcement Expenses	20
9.11 Notices	20
9.12 Construction	20
9.13 Calculation of Time Periods	20
9.14 Information and Audit Cooperation	21
9.15 Execution in Counterparts	21
9.16 Further Assurances	21
9.17 Waiver of Jury Trial	21
9.18 Bulk Sales	21
9.19 Mutual Execution	22

PURCHASE AND SALE AGREEMENT

SCHEDULE OF EXHIBITS AND APPENDICES

Exhibit A	—	Legal Description

Appendix 2.2	—	Property Information

Appendix 2.4	—	Form of Landlord Estoppel and Lease Amendment

Appendix 5.3(a)	—	Deed

Appendix 5.3(b)	—	Omnibus Agreement

Appendix 5.3(c)	—	Assignment

Appendix 5.3(f)	—	FIRPTA

Appendix 7.1(c)	—	List of Leases

Appendix 7.1(d)	—	List of Service Contracts

Appendix 10.11	—	Notice Addresses